Filed Pursuant to Rule 424(b)(3)
File No. 333-151827
PROSPECTUS SUPPLEMENT (DISCLOSURE REPORT NO. 5)
(TO PROSPECTUS DATED OCTOBER 13, 2008)
LendingClub Corporation
Member Payment Dependent Notes
This prospectus supplement supplements and amends the prospectus dated October 13, 2008. The Prospectus and this prospectus supplement relate to up to $600,000,000 in principal amount of Member Payment Dependent Notes issued by LendingClub Corporation.
On June 17, 2009, we filed with the Securities and Exchange Commission our Annual Report on Form 10-K for the fiscal year ended March 31, 2009. A copy of such Annual Report on Form 10-K is attached to and made part of this prospectus supplement.
You should read this prospectus supplement together with the prospectus and any prior prospectus supplements. This prospectus supplement is qualified by reference to the prospectus and any prior prospectus supplements, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus or any prior prospectus supplements. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including all amendments and supplements thereto.
This offering is highly speculative and the Notes involve a high degree of risk. Investing in the Notes should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 12 of the Prospectus dated October 13, 2008, as updated by the risk factors discussed in Item 1A of Part I of the Annual Report on Form 10-K attached hereto.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is June 17, 2009.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-K
(Mark One)

☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended March 31, 2009
or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from                      to
Commission File Number: 333-151827
LendingClub Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	51-0605731 (I.R.S. Employer Identification No.)

440 North Wolfe Road Sunnyvale, California (Address of principal executive offices)	94085 (Zip Code)
(408) 524-1540
(Registrant’s telephone number, including area code)
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which Registered

None	None
Securities registered pursuant to Section 12(g) of the Act:
None
Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐ No ☑
Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes ☐ No ☑
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑ No ☐
Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 229.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☐ No ☐
Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§ 229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☑
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☑
As of May 1, 2009, there were 8,220,685 shares of the registrant’s common stock outstanding.

LENDINGCLUB CORPORATION

Cautionary Note Regarding Forward-Looking Statements
This Annual Report on Form 10-K contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this Annual Report on Form 10-K regarding LendingClub borrower members, credit scoring, FICO scores, our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:
•	the status of borrower members, the ability of borrower members to repay member loans and the plans of borrower members;
•	expected rates of return and interest rates;
•	the attractiveness of our lending platform;
•	our financial performance;
•	the impact of our new structure on our financial condition and results of operations;
•	the availability and functionality of the trading platform;
•	our ability to retain and hire competent employees and appropriately staff our operations;
•	regulatory developments;
•	our intellectual property; and
•	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing.
We may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. We have included important factors in the “Risk Factors” section that could cause actual results or events to differ materially from these forward-looking statements. You should carefully review those factors and also the risks outlined in other documents we have filed with the Securities and Exchange Commission, or SEC, including the prospectus for the Member Payment Dependent Notes, or the prospectus, as filed with the SEC and as supplemented from time to time. In this Annual Report on Form 10-K, we refer to the Member Payment Dependent Notes that we issue to lender members as the “Notes,” and we refer to the corresponding member loans made to borrower members as “corresponding member loans” or “CM Loans.” Forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.
You should read this Annual Report on Form 10-K completely and with the understanding that actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

PART I
Item 1. Business
ABOUT THE LOAN PLATFORM
Overview
LendingClub is an internet-based social lending platform that enables its borrower members to borrow money and its lender members to purchase Member Payment Dependent Notes, the proceeds of which fund loans made to individual borrower members. Our motto is “Better Rates. Together.” We operate in the space known as “social lending.” As of March 31, 2009, we had 111,749 registered members and had facilitated the issuance of $33.0 million in member loans. As of March 31, 2009, our lender members had funded approximately $18.0 million of this $33.0 million total, and we funded the remaining amount ourselves. All member loans originated through the LendingClub platform are unsecured and have three-year terms. Although we initially permitted member loans to have principal amounts as low as $500, all member loans currently originated through the LendingClub platform have original principal amounts between $1,000 and $25,000. As of March 31, 2009, the average aggregate LendingClub loan to a single borrower member was approximately $8,483.
We aim to operate our platform at low cost to offer interest rates to our borrower members lower than the rates they could obtain through credit cards or traditional banks and to offer interest rates to lender members on Notes that lender members find attractive. Our lending platform operates online only. Our registration, processing and payment systems are automated and electronic. We encourage the use of electronic payments as the preferred means to disburse member loan proceeds and remit cash payments on outstanding member loans. We have no physical branches, no deposit-taking and interest payment activities and extremely limited loan underwriting activities.
We generate revenue by charging borrower members loan origination fees and by charging lender members ongoing servicing charges relating to the Notes they have purchased. We also earn interest on member loans to the extent that we fund those member loans ourselves. During the year ended March 31, 2009, our member loan origination volume was $18.2 million. Our lender members funded approximately $10.2 million of this $18.2 million total, and we had funded the remaining amount ourselves.
We have positioned ourselves in the social lending market as a platform for higher quality borrowers. To borrow on our platform, borrower members must have:
•	a minimum FICO score of 660;
•	a debt-to-income ratio (excluding mortgage) below 25%; and
•	a credit report showing no current delinquencies, recent bankruptcies, collections or open tax liens and reflecting:
•	at least four accounts ever opened;
•	at least three accounts currently open;
•	no more than 10 credit inquiries in the past six months;
•	utilization of credit limit not exceeding 100%; and
•	a minimum credit history of 12 months.
A borrower member’s debt-to-income ratio is calculated by LendingClub based on (i) the debt (excluding mortgage) reported by a consumer reporting agency; and (ii) the income reported by the borrower member. As described below, the income reported by the borrower member is not verified unless we display an icon in the loan listing indicating otherwise. See “Item 1. Business — About the Loan Platform — How the LendingClub Platform Operates — Minimum Credit Criteria and Underwriting” below, where the concepts of FICO, debt-to-income ratio, delinquency, recent bankruptcy, collections, open tax liens, open accounts, credit inquiries, utilization of credit limit and credit history are discussed in detail. LendingClub preserves the anonymity of our borrower and lender members, in that lender members and borrower members do not know, and are not permitted to obtain, each other’s actual names and addresses. LendingClub members conduct transactions using LendingClub screen names. During our member registration process, we verify the identity of members by comparing supplied information against the records of a consumer reporting agency. We also currently require verification of bank accounts. See “Item 1. Business — About the Loan Platform — How the LendingClub Platform Operates — New Member Registration” below, where our registration procedures are discussed.

We offer member loans through our platform to borrower members throughout the United States, except that we do not currently offer member loans in Idaho, Indiana, Iowa, Maine, Nebraska, North Carolina, North Dakota and Tennessee. As of March 31, 2009, we are not dependent on any single party for a material amount of our revenue.
Borrower members who use our platform must identify their intended use of member loan proceeds in their initial loan request. As of March 31, 2009, among funded member loans, borrower members identified their intended use of loan proceeds as follows:
•	refinancing high-interest credit card debt (approximately 66%);
•	financing their home-based or small businesses (approximately 18%); and
•	one-time events, such as weddings, home improvements or medical expenses (approximately 16%).
We do not verify or monitor a borrower member’s actual use of funds following the funding of a member loan.
We attract members to our website, www.lendingclub.com, through a variety of sources. We drive traffic through referrals from other parties (which include online communities, social networks and marketers), through search engine results and through online and offline advertising. We are not dependent on any one source of traffic to our website. As of March 31, 2009, our website was receiving approximately 140,000 unique visitors per month.
The Online Social Lending Industry
Online social lending is a new approach to consumer finance. Social lending uses an internet-based network to connect borrower and lender members. The provider of the lending platform, in our case LendingClub, generally provides transactional services for the online network, including screening borrowers for borrowing eligibility and facilitating payments. A social lending platform allows borrower and lender members to connect with each other using a combination of financial and social criteria. Online social lending also entails significantly lower operating costs compared to traditional banking and commercial finance institutions because there are no physical branches and related infrastructure, no deposit-taking and interest payment activities and extremely limited loan underwriting activities. We believe that the interest rates offered to our borrower members through the LendingClub platform are better than the rates those borrower members would pay on outstanding credit card balances or an unsecured loan from a bank, if they were able to obtain such a loan.
As an early participant in the development of online social lending, LendingClub views consumer finance delivered through an online social platform as an important new market opportunity. Key drivers of social lending include the following:
•	the possibility of lower interest rates for borrower members;
•	the possibility of attractive interest rates for lender members;
•	the possibility for all members to help each other by participating in the platform to their mutual benefit;
•	tightening consumer credit markets, particularly among traditional banking institutions; and
•	growing acceptance of the internet as an efficient and convenient forum for consumer transactions.
How the LendingClub Platform Operates
New Member Registration
The first step in using our platform is new member registration. New members first register as general LendingClub members. During registration, members establish online member screen names. New members must agree to the terms and conditions of the LendingClub website, including agreeing to conduct transactions and receive disclosures and other communications electronically.

Next, new members have the opportunity to register as borrower members or lender members. Members may also choose to register as both borrower members and lender members. All LendingClub borrower members:
•	must be U.S. citizens or permanent residents;
•	must be at least 18 years old;
•	must have valid email accounts;
•	must have U.S. social security numbers; and
•	must have an account at a financial institution with a routing transit number.
During borrower and lender registration, we verify the identity of members by comparing supplied names, social security numbers, addresses and telephone numbers against the names, social security numbers, addresses and telephone numbers in the records of a consumer reporting agency, as well as other anti-fraud and identity verification databases. We also currently require each new member to supply information about the member’s bank account including routing numbers, after which we transfer a few cents from the bank account into the member’s newly created LendingClub sub-account to verify that the bank account belongs to the member. Members must then sign in to LendingClub and verify their bank accounts based on the amounts transferred.
During lender registration, potential lender members must agree to a credit profile authorization statement for identification purposes and a tax withholding statement, and must enter into a note purchase agreement with LendingClub, which will govern all purchases of Notes the lender member makes through our platform. See “Item 1. Business — About the Loan Platform — Note Purchase Agreement” for a detailed description of the note purchase agreement. Lender members must also meet minimum financial suitability requirements. See “Item 1. Business — About the Loan Platform — Financial Suitability Requirements.”
Likewise, during borrower registration, potential borrower members must agree to a credit profile authorization statement and bank account authorization.
Borrower members must also enter into a borrower membership agreement with LendingClub. The borrower membership agreement addresses the registration and loan request processes. In this agreement, the borrower member authorizes us to obtain a consumer report, to use the consumer report for specific purposes and to share certain information about the borrower member with lender members. The borrower member also grants us a limited power of attorney to complete on the borrower member’s behalf, one or more promissory notes in the amounts and on the terms made to the borrower member by WebBank. WebBank is an FDIC-insured, state-chartered industrial bank organized under the laws of the state of Utah that serves as the lender for all member loans originated through our platform.
Borrower members also enter into a loan agreement with WebBank. In the loan agreement, the borrower member authorizes WebBank to obtain and use a consumer report on the borrower member. The loan agreement addresses the application process and the role of lender member’s commitments to purchase Notes corresponding to the borrower loan. The agreement explains that LendingClub may, but is not obligated to, agree to fund all or a portion of a loan to the borrower member. If a loan is extended to the borrower member, the borrower member agrees to be bound by the terms of a promissory note, the form of which is attached as an exhibit to the agreement. The agreement also addresses fees and terms related to a loan and default. The borrower member authorizes WebBank to debit the borrower member’s designated account by Automated Clearing House, or ACH, transfer for each payment due under the promissory note. The loan agreement also describes the parties’ rights in regard to arbitration. The borrower member agrees that WebBank may assign its right, title and interest in the loan agreement and the borrower member’s promissory notes to LendingClub.
Borrower Loan Requests
Borrower members submit loan requests online through the LendingClub website. Loan requests must be between $1,000 and $25,000. Each loan request is an application to WebBank, which lends to qualified LendingClub borrower members and allows our platform to be available to borrower members on a uniform basis throughout the United States, except that we do not currently facilitate member loans in Idaho, Indiana, Iowa, Maine, Nebraska, North Carolina, North Dakota and Tennessee. Currently, we allow borrower members to have up to two LendingClub member loans outstanding at any one time, if the borrower member continues to meet our credit criteria. In addition, to apply for a second LendingClub member loan, the borrower member must have already made timely payments on the first member loan for at least six months. If a borrower member applies for a second LendingClub member loan, we do not make any notation in the loan listing to indicate the borrower member’s first member loan, except that the borrower member’s total indebtedness, as reported in the credit report, will reflect the level of debt incurred from the previous loan.

Borrower members supply a variety of unverified information that is included in the borrower member loan listings on our website and in the posting reports and sales reports we file with the SEC. This information includes a borrower member’s stated social affiliations (such as educational affiliations), home ownership status, job title, employer and tenure. This information also includes a borrower member’s income, which generally is unverified. If we verify the borrower member’s income, we will display an icon in the loan listing indicating that we have done so. Lender members have no ability to verify borrower member information. See “Item 1. Business — About the Loan Platform — How the LendingClub Platform Operates — Loan Postings and Borrower Member Information Available on the LendingClub Website.”
Minimum Credit Criteria and Underwriting
After we receive a loan request, we evaluate whether the prospective borrower member meets the member loan credit criteria agreed upon with WebBank. The credit policy agreed upon with WebBank provides the underwriting criteria for all loans originated through our platform, and the credit policy may not be changed without the consent of WebBank. Under the credit policy, prospective borrower members must have:
•	a minimum FICO score of 660 (as reported by a consumer reporting agency);
•
a debt-to-income ratio (excluding mortgage) below 25%, as calculated by LendingClub based on (i) the debt (excluding mortgage) reported by a consumer reporting agency; and (ii) the income reported by the borrower member, which is not verified unless we display an icon in the loan listing indicating otherwise; and

•	a credit profile (as reported by a consumer reporting agency) without any current delinquencies, recent bankruptcy, collections or open tax liens and reflecting:
•	at least four accounts ever opened;
•	at least three accounts currently open;
•	no more than 10 credit inquiries in the past six months;
•	utilization of credit limit not exceeding 100%; and
•	a minimum credit history of 12 months.
For purposes of the credit policy:
•
“debt-to-income ratio” means the borrower’s aggregate monthly payment in respect of debt obligations appearing on the borrower’s credit report, other than those secured by real estate, divided by the borrower’s monthly income, as reported by the borrower;

•
“current delinquency” means a payment obligation of the borrower appearing on the borrower’s credit report that is 30 or more days late at the time the borrower applies for a member loan on the LendingClub platform;

•	“recent bankruptcy” means a bankruptcy, as indicated by a credit report, that occurred less than seven years before the date the borrower applies for a member loan on the LendingClub platform;
•
“collection” means that a collections agency has reported an outstanding debt obligation of the borrower to the consumer reporting agency and that the collection amount remains open at the date the borrower applies for a member loan on the LendingClub platform;

•	“open tax lien” means a lien recorded by a tax authority appearing on the borrower’s credit report that has not been released by the applicable tax authorities;
•	“open account” means any credit account that the borrower can currently utilize reported in the borrower’s credit report;
•
“credit inquiry” means an instance recorded in the borrower’s credit report in which a lender has requested a copy of the borrower’s credit report in response to the borrower’s request for a new credit facility or an extension of an existing one;

•
“utilization of credit limit” means the ratio obtained by dividing the outstanding indebtedness of a borrower by the total indebtedness authorized under all of the borrower’s open credit lines, as reported on the borrower’s credit report. It is possible for utilization of credit limit to exceed 100% in the event a borrower borrows to the limit of all open credit lines and interest accrues and is capitalized before the borrower makes any repayments; and

•	“credit history” means the time elapsed since the borrower first opened a credit account, as reported on the borrower’s credit report.
A FICO score is a numeric rating that ranges between 300 and 850 that rates a person’s credit risk based on past credit history and current credit situation. FICO scoring was developed by Fair Isaac Corporation. FICO scores reflect a mathematical formula that is based on information in a borrower’s credit report, compared to information on other consumers. Consumers with higher scores typically represent a lower risk of defaulting on their loans. There are three different FICO scores, each with a separate name, which correspond to each of the three main U.S. consumer reporting agencies. Equifax uses the “BEACON score”; Experian uses the “Experian/Fair Isaac Risk Model”; and TransUnion uses the “EMPIRICA score.” The score from each consumer reporting agency considers only the credit data available to that agency. Fair Isaac Corporation develops all three FICO scores and makes the scores as consistent as possible across the three consumer reporting agencies. Nevertheless, the three agencies sometimes have different information about a particular borrower member, and that means the three FICO scores for that borrower member will vary by agency. We currently obtain consumer credit information from a single consumer reporting agency, although we may use other consumer reporting agencies in the future.

As made available by Fair Isaac Corporation as of May 1, 2009 on its website, myfico.com, from a source document dated 2007, consumers in the United States are distributed among FICO scores as follows:

Percentage of United
FICO	States Consumers

300-499	2%
500-549	5%
550-599	8%
600-649	12%
650-699	15%
700-749	18%
750-799	27%
800-850	13%
The FICO scoring model takes into account the information in a consumer’s credit report, with different kinds of information carrying differing weights. The FICO scoring model takes into account five categories of data:
•	historical timeliness of bill payments, with most recent activity given the most emphasis (35% of the FICO score);
•	total outstanding debt and the total amount of credit the consumer has available, with consumers who consistently borrow to their credit limits having their scores reduced (30% of the FICO score);
•	length of credit history, with consumers with long credit histories with the same lenders having their scores increased (15% of the FICO score);
•	mix of credit, with consumers with a variety of revolving credit (such as credit cards) and installment credit (such as car loans) having their scores increased (10% of the FICO score); and
•	new credit applications within the last year, with consumers who have higher numbers of credit applications generally having their scores reduced (10% of the FICO score).
FICO scores do not consider:
•	age;
•	race;
•	sex;
•	job or length of employment, including military status;
•	income;
•	education;
•	marital status;
•	whether the consumer has been turned down for credit;
•	length of time at current address;
•	whether the consumer owns a home or rents; and
•	information not contained in the consumer’s credit report.
After obtaining authorization from the borrower member, by arrangement with WebBank we obtain a credit report from a consumer reporting agency to determine if the borrower member meets the criteria explained in detail above: a minimum FICO score of 660; a debt-to-income ratio (excluding mortgage) below 25%, as calculated by LendingClub based on (i) the debt (excluding mortgage) reported by a consumer reporting agency, and (ii) the income reported by the borrower member, which is not verified unless we display an icon in the loan listing indicating otherwise; and a credit profile (as reported by a consumer reporting agency) without any current delinquencies, recent bankruptcy, collections or open tax liens and reflecting at least four accounts ever opened, at least three accounts currently open, no more than 10 credit inquiries in the past six months, utilization of credit limit not exceeding 100% and a minimum credit history of 12 months.

From the relaunch of our platform on October 13, 2008 until March 31, 2009, only 9.66% of individuals seeking member loans on our site (1,479 out of a total of 15,316) have met the credit criteria required to post their loan requests on our website.
During the loan application process, we also automatically screen borrower members using U.S. Department of the Treasury Office of Foreign Asset Control (“OFAC”) lists, as well as our fraud detection systems. See “Item 1. Business — About LendingClub — Business — Technology — Fraud Detection.”
After submission of the application, we inform potential borrowers whether they qualify to post a loan request on our platform. Potential borrowers then must enter into a borrower membership agreement with LendingClub and a loan agreement with WebBank. These agreements set forth the terms and conditions of the member loans and allow a borrower member to withdraw from a loan request at any time before the member loan is funded. See “Item 1. Business — About the Loan Platform — How the LendingClub Platform Operates — New Member Registration.”
For borrower members who qualify, pursuant to the credit policy we assign one of 35 loan grades, from A1 through G5, to each loan request, based on the borrower member’s FICO score, requested loan amount, currently open accounts, number of credit inquiries in the past six months, utilization of credit limit and length of credit history. Applying these grading criteria, the following factors lead to a loan request being more likely to be designated grade A1: higher credit score; lower requested loan amount; fewer credit inquiries; fewer open accounts, given a minimum of six open accounts; utilization of credit limit between 5% and 85%; and greater length of credit history.
Specifically, we use the following six-step grading process to assign sub-grades.
First, using the FICO credit score, we assign each loan into an initial base sub-grade. Base sub-grades are assigned as follows:

Sub-Grade	FICO

A1	770-850
A2	747-769
A3	734-746
A4	723-733
A5	714-733
B1	707-713
B2	700-706
B3	693-699
B4	686-692
B5	679-685
C1	675-678
C2	671-674
C3	668-670
C4	664-667
C5	660-663
Second, we modify the sub-grade according to the borrower member’s currently open accounts (as reported by a consumer reporting agency). Sub-grade modifications based on currently open accounts (as reported by a consumer reporting agency) are as follows:

Sub-Grade
Open Accounts	Modifier

0-2	Decline
3	(4)
4	(2)
5	(1)
6-21	0
22	(2)
23	(3)
24	(4)
25	(8)
26 or more	(12)

Third, we modify the sub-grade based on the borrower member’s number of credit inquiries in the last six months (as reported by a consumer reporting agency). Sub-grade modifications based on the number of credit inquiries in the last six months (as reported by a consumer reporting agency) are as follows:

Sub-Grade
Number of Credit Inquiries in Last Six Months	Modifier

0-3	0
4	(1)
5	(2)
6	(4)
7	(6)
8	(10)
9	(14)
10	(20)
11 or more	Decline
Fourth, we modify the sub-grade based on the borrower member’s utilization of his or her credit limit. Sub-grade modifications based on utilization of credit limit are as follows:

Sub-Grade
Utilization of Credit Limits	Modifier

Less than 5.00%	(1)
5.00%-84.99%	0
85.00%-89.99%	(1)
90.00%-94.99%	(2)
95.00%-97.99%	(4)
98.00%-99.99%	(8)
100.00% or greater	Decline
Fifth, we modify the sub-grade based on length of the borrower member’s credit history. Sub-grade modifications based on length of credit history are as follows:

Sub-Grade
Length of Credit History	Modifier

Less than 12 months	Decline
12-18 months	(16)
19-24 months	(12)
25-30 months	(8)
31-36 months	(6)
37-42 months	(4)
43-48 months	(3)
49-54 months	(2)
55-60 months	(1)
More than 60 months	0

Sixth and finally, we modify the sub-grade based on the ratio of the requested loan amount to the LendingClub pre-determined “guidance limit.” Guidance limits are as follows:

Guidance
Loan Grade	Limit

A	$15,000
B	$12,500
C	$10,000
D	$7,000
E	$4,000
F	$3,000
G	$2,000
Sub-grade modifications based on guidance limits are as follows:

Sub-Grade
Loan Amount/Guidance Limit	Modifier

0%-24%	0
25%-49%	(1)
50%-74%	(2)
75%-99%	(3)
100%-124%	(4)
125%-149%	(5)
150%-174%	(6)
175%-199%	(8)
200%-224%	(10)
225%-249%	(12)
250%-274%	(14)
275%-299%	(16)
300%+	(18)
By adding the modifiers to the initial sub-grade, we arrive at the final sub-grade.
For example, assume a borrower member requests a $5,000 loan, and the borrower member has a FICO score of 700, 10 open accounts, four credit inquiries in the last six months, 50% utilization of credit limit and more than 60 months of credit history. We would first assign this borrower a B2 sub-grade because the borrower’s FICO is 700. Next, we would make no sub-grade modification for open accounts, because 10 open accounts is greater than 5 and less than 22. We would then lower the borrower member’s initial B2 base sub-grade one level based on four credit inquiries in the last six months, because four credit inquiries in the last six months results in a one level reduction in sub-grade. We would make no sub-grade modification for 50% utilization of credit limit, since it is greater than 5% but less than 85%, and we would make no sub-grade modification for length of credit history, because the borrower member has more than 60 months of credit history. Because the requested loan amount, $5,000, is between 25-49% of the guidance limit of $12,500 for B loan grades, we would further lower the sub-grade one level due to the difference between the loan amount and the guidance limit; $5,000 is 40% of $12,500. This loan request would therefore ultimately be lowered two sub-grades from B2 to B4. Grades D, E, F and G can only be assigned to a member loan as a result of downward sub-grade adjustments based on the requested loan amount and the credit report metrics described above: currently open accounts, number of credit inquiries in the past six months, utilization of credit limit and length of credit history.
Borrower Financial Information is Generally Unverified
As discussed above, borrower member information presented in loan listings is generally unverified. In contrast to the information provided by a consumer reporting agency and the requested loan amount, as described above regarding our loan grading criteria, lender members should not rely on unverified information provided by borrower members.

Additionally, we generally do not verify a borrower member’s ability to afford a member loan the borrower member has requested. For example, we do not review paystubs, IRS Forms W-2, federal or state income tax returns, bank and savings account balances, retirement account balances, letters from employers, home ownership or rental records, car ownership records or any records related to past bankruptcy and legal proceedings.
From time to time, however, we verify a borrower’s employment and income by requiring the borrower to submit paystubs, IRS Forms W-2 or other tax records between the initial posting of a loan request and any funding of a member loan. As of March 31, 2009, we were attempting to verify income and employment for approximately 34% of loan requests that proceed past the initial credit check stage and are posted on the website although, for the reasons described below, we ultimately have verified employment and income for only approximately 15% of borrower members who received loans from our inception through March 31, 2009. We perform these employment and income verifications only during the time between when a borrower member posts a loan request and the time the loan request is funded. We do not perform any income or employment verifications prior to the posting or following member loan funding. When we perform these verifications, we contact borrower members by email or telephone to request additional information. An icon appears in borrower loan listings to indicate when we have verified the borrower member’s income.
As of March 31, 2009, we perform targeted income verification primarily in the following situations:
•
if we believe there may be uncertainty about the borrower member’s employment or future income. For example, the borrower member fails to state an employment or source of income; the stability of the borrower member’s future income or employment status appears to be in question (based, for example, on self-reported loan description); or a borrower member has control over the accuracy of the information, such as being a principal of the company providing the employment or income information;

•	if we detect conflicting or unusual information in the loan request;
•	if the loan amount is high;
•	if the borrower member is highly leveraged;
•	if we suspect the borrower member may have obligations not included in the borrower member’s pre-loan or post-loan debt level, such as wage garnishment collection accounts; or
•	if we suspect fraud.
We also conduct random testing. From time to time, we also randomly select listings to verify information for the purpose of testing our policies and for statistical analysis.
If the borrower member fails to provide satisfactory information in response to an income or employment verification inquiry, we may remove the borrower member’s loan listing or request additional information from the borrower member.
From the period from our inception to March 31, 2009 of the borrower members undergoing income and employment verification:
•	approximately 45% have provided us with satisfactory responses;
•	approximately 6% have provided information that failed to verify their stated information, and we removed those borrower members’ loan postings; and
•	approximately 49% failed to respond to our request or responded stating that they did not wish to provide information, and we removed those borrower members’ loan postings.
We conduct income and employment verification entirely in our discretion as an additional credit and fraud screening mechanism. We believe that our ability to verify a borrower member’s income may be useful in certain circumstances in screening our platform against exaggerated income and employment representations from borrower members. Lender members, however, should not rely on a borrower member’s stated employment or income, except when such income or employment has been verified as indicated on the loan details page, or on LendingClub’s ability to perform income and employment verifications. We cannot assure lender members that we will continue performing income and employment verifications. See “Item 1A. Risk Factors — Information supplied by borrower members may be inaccurate or intentionally false.”
Our participation in funding loans on the platform from time to time has had, and will continue to have, no effect on our income and employment verification process, the selection of loan requests verified or the frequency of income and employment verification.

Interest Rates
After a loan request’s loan grade has been determined under the credit policy pursuant to our agreement with WebBank, an interest rate is assigned to the loan request. Interest rates currently range between 7.37% and 20.11%. The interest rates are assigned to borrower loan grades in three steps. First, the LendingClub base rates are determined. Second, an assumed default rate is determined that attempts to project loan default rates. Third, the assumed default rate is used to calculate an upward adjustment to the base rates, which we call the “Adjustment for Risk and Volatility.”
The base rates are set by the interest rate working group. This group generally meets on a weekly basis and includes our Chief Executive Officer; Chief Operations Officer; Director, Platform Management; Senior Vice President, Legal and Collections; and Director, Product Strategy. The working group’s objective in setting the LendingClub base rates is to allocate the interest rate spread that exists between the cost of credit for borrower members and the return on bank deposits we understand are available to lender members. We have selected this spread as an appropriate starting place for our base rates for the following reasons:
•
For borrower members, we believe the interest rate for unsecured consumer credit published by the Federal Reserve reflects the average interest rate at which our borrower members could generally obtain other financing. We believe that the difference between that interest rate and the base rate is a relevant measure of the savings that may be achieved by our borrower members.

•
For lender members, we believe the interest rate on certificates of deposit reflects a widely available risk-free alternative investment for our lender members. We believe the difference between that interest rate and the base rate is a relevant measure of the value that may be delivered to our lender members.

By setting the initial allocation of the base rate near the middle of the spread between these two interest rates, we believe roughly equal value may be provided to both our borrower members and our lender members. To make this initial base rate calculation, the working group calculates the average between the interest rate for unsecured consumer credit published by the Federal Reserve, “commercial banks; all accounts,” in Federal Reserve Statistical Release G19, and the interest rate for 6-month certificates of deposit, “secondary market; monthly,” published by the Federal Reserve in Federal Reserve Statistical Release H15.
Next, the working group modifies this initial allocation, based on the following factors:
•	general economic environment, taking into account economic slowdowns or expansions;
•	the balance of supply and demand on the LendingClub platform, taking into account whether borrowing requests exceed lender member commitments or vice versa; and
•	competitive factors, taking into account the rates set by other social lending platforms and the rates set by major financial institutions.
The working group adjusts the LendingClub base rates from time to time based on this methodology. In applying the adjustment to the base rate, the working group has established different base rates for grades A1-A3, grades A4-A5 and grades B1-G5.
When the working group set our current base rate on November 7, 2008, effective November 24, 2008, the interest rate for unsecured consumer credit published by the Federal Reserve, “commercial banks; all accounts,” in Federal Reserve Statistical Release G19 was 13.64%, and the average interest rate on 6-month certificates of deposit, “secondary market; monthly,” published by the Federal Reserve in Federal Reserve Statistical Release H15 was 2.85%. The average of these two interest rates was 8.24% (calculated as (13.64% + 2.85%)/2 = 8.24%). Applying the adjustments described above, the working group determined an adjustment of -1.19% for grades A1-A3, -0.19% for grades A4-A5 and 0.81% grades B1-G5. Therefore, the working group set the LendingClub base rate at 7.05% for grades A1-A3, 8.05% for grades A4-A5 and 9.05% for grades B1-G5.
After the working group sets the LendingClub base rates, we determine assumed default rates. The assumed default rate reflects LendingClub’s attempt to project the default rate for member loans of the loan grade. The 35 sub-grades, from A1 to G5, were obtained by dividing the difference between the assumed default rate of sub-grade A1 and the assumed default rate of sub-grade G5 into 35 equal intervals and assigning a sub-grade to each interval.
Lastly, the working group adjusts the base rates upward to reflect an adjustment correlated to the assumed default rate, which we call the “Adjustment for Risk and Volatility.” Currently, the working group has set this adjustment as an interest rate equal to twice the assumed default rate. Accordingly, to determine the final interest rates that apply on the LendingClub platform, the working group adds twice the assumed default rate to the base rates.

Set forth below is a chart describing the interest rates currently assigned to member loans for each of the LendingClub loan grades:

	Assumed	LendingClub	Adjustment for
Sub-Grade	Default Rate	Base Rate	Risk & Volatility	Interest Rate

A1	0.16%	7.05%	0.32%	7.37%
A2	0.32%	7.05%	0.63%	7.68%
A3	0.47%	7.05%	0.95%	8.00%
A4	0.63%	8.05%	1.27%	9.32%
A5	0.79%	8.05%	1.58%	9.63%
B1	0.95%	9.05%	1.90%	10.95%
B2	1.11%	9.05%	2.21%	11.26%
B3	1.26%	9.05%	2.53%	11.58%
B4	1.42%	9.05%	2.84%	11.89%
B5	1.58%	9.05%	3.16%	12.21%
C1	1.74%	9.05%	3.48%	12.53%
C2	1.90%	9.05%	3.79%	12.84%
C3	2.05%	9.05%	4.11%	13.16%
C4	2.21%	9.05%	4.42%	13.47%
C5	2.37%	9.05%	4.74%	13.79%
D1	2.53%	9.05%	5.06%	14.11%
D2	2.69%	9.05%	5.37%	14.42%
D3	2.84%	9.05%	5.69%	14.74%
D4	3.00%	9.05%	6.00%	15.05%
D5	3.16%	9.05%	6.32%	15.37%
E1	3.32%	9.05%	6.63%	15.68%
E2	3.48%	9.05%	6.95%	16.00%
E3	3.63%	9.05%	7.27%	16.32%
E4	3.79%	9.05%	7.58%	16.63%
E5	3.95%	9.05%	7.90%	16.95%
F1	4.11%	9.05%	8.21%	17.26%
F2	4.26%	9.05%	8.53%	17.58%
F3	4.42%	9.05%	8.85%	17.90%
F4	4.58%	9.05%	9.16%	18.21%
F5	4.74%	9.05%	9.48%	18.53%
G1	4.90%	9.05%	9.79%	18.84%
G2	5.05%	9.05%	10.11%	19.16%
G3	5.21%	9.05%	10.42%	19.47%
G4	5.37%	9.05%	10.74%	19.79%
G5	5.53%	9.05%	11.06%	20.11%
The interest rate working group has adjusted the LendingClub base rate from time to time in the past and will continue to do so. When the working group makes adjustment to our base rate, we will supplement the prospectus.
Illustration of Service Charge and Annual Returns For Fully Performing Loans of Each Sub-Grade and For Sub-Grades Based on the Assumed Default Rate
The following table illustrates hypothetical annual return information with respect to the Notes, grouped by LendingClub sub-grade. The information in this table is not based on actual results for lender members and is presented only to illustrate the effects by sub-grade on hypothetical annual Note returns of LendingClub’s 1.00% service charge and an assumed default rate. By column, the table presents:
•	loan sub-grades;
•	the annual stated interest rate;
•	the hypothetical assumed default rate, as discussed above (see “Item 1. Business — About the Loan Platform — How the LendingClub Platform Operates — Interest Rates”);

•	the reduction in the annual return of the hypothetical assumed default rate result due to LendingClub’s 1.00% service charge on both interest and principal payments; and
•	the hypothetical annual returns on Notes assuming the assumed default rate were to occur, net of LendingClub’s service charge.
For information about historical loan payment information and actual loss experience, see “Item 1. Business — About the Loan Platform — Historical Information about Our Borrower Members and Outstanding Loans.”

			Reduction in Return
			(Assuming Assumed	Returns Assuming
		Assumed Default	Default Rate) Due to	Assumed Default Rate
		Rate (as discussed	LendingClub’s 1.00%	After LendingClub’s
Loan Grade	Interest Rate	above)	Service Charge	1.00% Service Charge

A1	7.37%	0.16%	0.678%	6.53%
A2	7.68%	0.32%	0.679%	6.68%
A3	8.00%	0.47%	0.679%	6.85%
A4	9.32%	0.63%	0.684%	8.00%
A5	9.63%	0.79%	0.685%	8.16%
B1	10.95%	0.95%	0.689%	9.31%
B2	11.26%	1.11%	0.690%	9.46%
B3	11.58%	1.26%	0.691%	9.63%
B4	11.89%	1.42%	0.691%	9.78%
B5	12.21%	1.58%	0.692%	9.94%
C1	12.53%	1.74%	0.693%	10.09%
C2	12.84%	1.90%	0.693%	10.25%
C3	13.16%	2.05%	0.694%	10.41%
C4	13.47%	2.21%	0.694%	10.57%
C5	13.79%	2.37%	0.695%	10.72%
D1	14.11%	2.53%	0.696%	10.88%
D2	14.42%	2.69%	0.696%	11.03%
D3	14.74%	2.84%	0.697%	11.20%
D4	15.05%	3.00%	0.698%	11.36%
D5	15.37%	3.16%	0.698%	11.51%
E1	15.68%	3.32%	0.699%	11.67%
E2	16.00%	3.48%	0.700%	11.82%
E3	16.32%	3.63%	0.700%	11.99%
E4	16.63%	3.79%	0.701%	12.14%
E5	16.95%	3.95%	0.702%	12.30%
F1	17.26%	4.11%	0.702%	12.45%
F2	17.58%	4.26%	0.703%	12.62%
F3	17.90%	4.42%	0.704%	12.77%
F4	18.21%	4.58%	0.704%	12.93%
F5	18.53%	4.74%	0.705%	13.08%
G1	18.84%	4.90%	0.706%	13.24%
G2	19.16%	5.05%	0.706%	13.40%
G3	19.47%	5.21%	0.707%	13.56%
G4	19.79%	5.37%	0.708%	13.71%
G5	20.11%	5.53%	0.708%	13.87%

Illustration of Service Charge if Prepayment Occurs
The LendingClub platform allows a borrower member to prepay a member loan at any time without penalty, and all prepayments are subject to our 1.00% charge. Prepayments will reduce or eliminate the interest payments you expect to receive on a Note.
Thus, assume for example that a lender member purchases a $100.00 Note corresponding to a member loan bearing interest at 8.00%. If the member loan is paid in full according to its terms over its full three year term, the lender member will receive aggregate Note principal payments of $99.00, or $100.00 minus the 1.00% service charge, and aggregate Note interest payments of $12.62, or $12.75 minus the 1.00% service charge.
Assume, however, that the member loan corresponding to the Note is fully prepaid:
•
If the member loan is prepaid one month after issuance, the lender member will receive a Note principal payment of $99.00, or $100.00 minus the 1.00% service charge, and aggregate Note interest payments of $0.66, or $0.67 minus the 1.00% service charge.

•
If the member loan is prepaid following the first 6 months of payment, the lender member will receive aggregate Note principal payments of $99.00, or $100.00 minus the 1.00% service charge, and aggregate Note interest payments of $3.71, or $3.75 minus the 1.00% service charge.

•
If the member loan is prepaid following the first 12 months of payment, the lender member will receive aggregate Note principal payments of $99.00, or $100.00 minus the 1.00% service charge, and aggregate Note interest payments of $6.81, or $6.88 minus the 1.00% service charge.

•
If the member loan is prepaid following the first 24 months of payment, the lender member will receive aggregate Note principal payments of $99.00, or $100.00 minus the 1.00% service charge, and aggregate Note interest payments of $11.08, or $11.19 minus the 1.00% service charge.

For information about historical loan prepayment information, see “Item 1. Business — About the Loan Platform — Historical Information about Our Borrower Members and Outstanding Loans.”
Standard Terms of the Member Loans
All LendingClub member loans are unsecured obligations of individual borrowers with a fixed interest rate and three-year maturity. Member loans have an amortizing, monthly repayment schedule and may be repaid in whole or in part at any time without prepayment penalty. In the case of a partial prepayment, we automatically recalculate the amortization schedule over the remainder of the three-year term, and the borrower member’s required monthly payment is correspondingly reduced.
Loan Postings and Borrower Member Information Available on the LendingClub Website
Once a loan request is complete and we have assigned a loan grade and interest rate to the requested loan, the request is subsequently posted on our website and then becomes available for viewing by lender members. Lender members are also then able to commit to buy Notes that will be dependent for their payments on that member loan. Loan requests appear under LendingClub screen names, not actual names. Lender members are able to view:
•	the requested loan amount;
•	loan grade (determined using the process described above), interest rate and annual percentage rate for the member loan;
•
anonymized data from the borrower member’s credit report, including FICO score range, level of debt, current delinquencies, recent bankruptcies, collections, open tax liens, open accounts, credit inquiries, utilization of credit limit and length of credit history;

•	the borrower member’s self-reported income and whether that income has been verified by LendingClub;
•	the borrower member’s self-reported, unverified social affiliations;
•	total funding that has been committed to date to Notes that will be dependent on the loan;
•	the number of lender members committed to funding Notes that will be dependent on the member loan; and
•	the borrower member’s self-reported intended use of funds.
Borrower members who use our platform must identify their intended use of their loans. As of March 31, 2009, among funded member loans, borrower members identified their intended use of loan proceeds as follows:
•	refinancing high-interest loans and credit card debt (approximately 66%);
•	significant expenses such as home improvements or medical expenses (approximately 16%); and
•	financing their home-based or small businesses (approximately 18%).

Potential borrowers typically state the use of funds in a short sentence or clause, such as “Consolidate my credit card debt and be rid of it.” We historically have not verified, and do not plan in the future to verify or monitor, a borrower member’s actual use of funds.
Borrower members may also list social affiliations. One basic affiliation listed for every borrower member is the borrower member’s home state, which is based on the borrower member’s verified address. Borrower members may also choose to list an affiliation with a company, educational institution or association. We do not verify these additional stated affiliations, and borrower members are not required to list them.
Lender members are also able to view the following information provided by borrower members, which we do not verify:
•	home ownership status;
•	job title;
•	employer;
•	length of employment with current employer;
•	gross income; and
•
debt-to-income ratio (excluding mortgage), as calculated by LendingClub based on (i) the debt (excluding mortgage) reported by a consumer reporting agency; and (ii) the income reported by the borrower member, which is not verified unless we display an icon in the loan listing indicating otherwise.

We also post the following credit history information from the consumer reporting agency report, and label the information as being provided by a credit bureau:
•	a numerical range of between 2 and 80 points within which the borrower member’s FICO score falls, as set forth in the discussion of loan grade above;
•	the borrower member’s earliest credit line;
•	the borrower member’s number of open credit lines;
•	the borrower member’s total number of credit lines;
•	the borrower member’s revolving credit balance;
•	the borrower member’s revolving line utilization;
•	the number of credit inquiries received by the consumer reporting agency with regard to the borrower member within the last six months;
•	the number of reported delinquencies in the past two years; and
•	the length of time (in months) since the borrower member’s last reported delinquency.
Although borrower members and lender members are anonymous to each other, lender members may post questions on the loan listing and borrower members have the opportunity, but are not required, to post public responses. We do not verify these responses.
Loan posting and borrower member information available on the LendingClub website will be statements made in connection with the purchase and sale of securities, and therefore subject to Rule 10b-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Loan posting and borrower member information filed in prospectus supplements will be subject to the liability provisions of the Securities Act of 1933, as amended (the “Securities Act”). In this document, we advise potential investors in the Notes as to the limitations on the reliability of borrower member-supplied information. A lender member’s recourse in the event this information is false will be extremely limited.
Loan requests remain open for 14 days, during which time funding commitments to purchase Notes that will be dependent on the loans may be made by lender members unless funding commitments for Notes aggregating the loan request amount are received earlier, in which case the member loan is funded as soon as practicable.
How to Purchase Notes
After a loan request has been posted on the LendingClub website, individual lender members who have registered with LendingClub and who reside in states in which the Notes are available for sale may commit to purchase Notes dependent on the member loan requested by the borrower member.

Lender members navigate our website as follows. Lender members may browse all active loan listings. They may also use search criteria to narrow the list of loan listings they are viewing. The available search criteria include loan grade, borrower member credit score range, number of recent delinquencies and loan funding status, as well as a free-search field. The free-search field returns results based on the word entered as the search. As lender members browse the loan listings, they can click on any of the listings to view additional detail. The loan detail page includes general information about the borrower member and the loan request that is viewable by non-members, and more detail (including credit data) viewable only by signed-in lender members. Once signed-in, lender members may select any of the displayed loan listings and add them to their “order,” which is akin to a shopping basket. Lender members may add as many member loans as they want to their order, provided that the aggregate amount of their order does not exceed the funds available in their LendingClub customer accounts. Once a lender member has finished building an order, the lender member may click the “check out” button, review the “order” one more time and then click the confirmation button to commit funds to the order. Funds committed represent binding commitments to purchase Notes issued by us that are dependent on the chosen member loans for payment. From that point on, the funds committed by the lender member are no longer available in the lender member’s LendingClub account and may no longer be withdrawn or committed to other loans (unless and until loans included in the order are not funded, in which case the corresponding funds become available to the lender member again).
A single borrower member’s loan request is typically funded by Notes purchased by many different lender members. For example, during the period from October 13, 2008 to March 31, 2009, the average aggregate loan size was approximately $9,205 and the average funding commitment per lender per loan was approximately $194. Notes are available in a minimum denomination of $25, and in $25 increments thereafter. In the event that a borrower member’s loan request does not attract Note purchase commitments sufficient to provide full funding for the member loan, the borrower member ceases to be under an obligation to accept the loan, although borrowers may still choose to accept partial funding of their loan requests or may request that their loan requests be re-listed on the LendingClub platform. For the year ended March 31, 2009, among borrower members whose loan requests were only partially committed:
•	approximately 71% chose to accept partial funding;
•	approximately 20% chose to re-list their loan requests; and
•	approximately 9% chose to decline partial funding and not relist their loan requests.
LendingMatch
In making loan purchase commitments, as of March 31, 2009, roughly 40% of lender members used LendingClub’s “LendingMatch” system, a proprietary search engine that creates a sample listing of Notes responsive to search criteria based on the lender member’s target weighted average interest rate for the lender member’s portfolio. Lender members may experiment with LendingMatch search results on our website without committing to purchase Notes.
The following steps are involved in a lender member’s use of LendingMatch:
•	The lender member indicates the aggregate principal amount of Notes that the lender member wishes to purchase, which we refer to as a “portfolio.”
•
The lender member may then click LendingMatch search buttons corresponding to LendingClub risk levels. These risk levels are calculated by applying a proprietary formula. The calculation that LendingMatch performs assumes an initial search result from the loan requests currently available on the platform.

•
By clicking the search buttons, the lender member can submit queries for LendingMatch to present potential Notes that match the lender member’s search criteria. LendingMatch then displays a sample portfolio for the lender member.

•
The sample portfolio presented by LendingMatch contains a list of Notes, displaying information about requested principal amounts, interest rates and the maturity dates of each member loan on which the Notes are dependent. Self-reported social connections, if any, are also displayed. By changing the input criteria, a lender member can repeat the request for a sample portfolio and view a new portfolio.

•	Once presented with a sample portfolio, a lender member can choose to make modifications to the sample portfolio by removing Notes, adding new Notes or changing the amount of each Note purchased.
•
The lender member then submits the desired portfolio, gets a confirmation page and selects “confirm” in order to buy the portfolio or “go back” to make further modifications or cancel the portfolio altogether.

•
If a loan request forming part of the portfolio is cancelled, either by LendingClub or by the borrower member, and the member loan will not be available, lender members will be offered the opportunity to substitute a new loan request for the cancelled request. In this event, LendingMatch will present lender members with the option to replace the cancelled loan request with another loan request of the same risk grade or a less risky risk grade. Thus, a B5 loan would be replaced with the option to designate funding for another B5 loan and, if no B5 loan were available, a B4 loan, and if no B4 loan were available, a B3 loan, and so forth.

Lenders may also browse loan requests or sort them using various search criteria including interest rate, FICO score range, debt-to-income ratio (calculated as described above), delinquencies in the last two years and percentage of the loan request already funded by Note commitments.
Loan Funding and Treatment of Lender Member Balances
A lender member’s commitment to purchase a Note dependent on a member loan is a binding commitment, subject only to receipt of aggregate Note purchase commitments equal to the total loan request amount or, if the total loan request amount is not fully met by lender member Note purchase commitments or LendingClub, a borrower member’s decision to accept partial funding. In order to make Note purchase commitments, lender members must have sufficient funds in their LendingClub accounts. This is accomplished by having each lender member authorize an electronic transfer using the Automated Clearing House, or ACH, network from the lender member’s designated and verified bank account to the account currently maintained by LendingClub at Wells Fargo Bank, N.A. in trust for our lender members (“ITF account”). The ITF account is a pooled account titled in our name “in trust for” LendingClub lender members. The ITF account is a non-interest bearing demand deposit account.
Funds in the ITF account will always be maintained at an FDIC member financial institution. Individual LendingClub members have no direct relationship with Wells Fargo Bank, N.A. We are the trustee for the ITF account. In addition to outlining the rights of lender members, the declaration of trust provides that we disclaim any economic interest in the assets in the ITF account and also provides that each lender member disclaims any right, title or interest in the assets of any other lender member in the ITF account. No LendingClub monies are ever commingled with the assets of lender members in the ITF account.
Under the ITF account, we maintain sub-accounts for each of our lender members on our platform to track and report funds committed by lender members to purchase Notes dependent on member loans, as well as payments received from borrower members. These record-keeping sub-accounts are purely administrative and reflect balances and transactions concerning the funds in the ITF account.
The ITF account is FDIC-insured on a “pass through” basis to the individual lender members, subject to applicable limits. This means that each individual lender member’s balance is protected by FDIC insurance, up to the aggregate amounts established by the FDIC. Other funds the lender member has on deposit with Wells Fargo Bank, N.A., for example, may count against the FDIC insurance limits.
Funds of a lender member may stay in the ITF account indefinitely. Such funds may include:
•	funds in the lender member’s sub-account never committed to purchase Notes;
•	funds committed to the purchase of Notes for which the underlying member loan did not close; or
•	payments received from LendingClub related to Notes previously purchased.
Upon request by the lender member, we will transfer lender member funds in the ITF account to the lender member’s designated and verified bank account by ACH transfer, provided such funds are not already committed to the future purchase of Notes.
Purchases of Notes and Loan Closings
Once a lender member has decided to purchase one or more Notes that are dependent on member loans and prefunded the lender member’s LendingClub account with sufficient cash, we proceed with the purchase and sale of the Notes to the lender member and facilitate the closing of the corresponding member loans. At a Note closing, when we issue a Note to a lender member and register the Note on our books and records, we transfer the principal amount of such Note from such lender member’s sub-account under the ITF account to a funding account maintained by WebBank. This transfer represents the payment by the lender member of the purchase price for the Note. These proceeds are designated for the funding of the particular member loan selected by the lender member. WebBank is the lender for all member loans to borrower members, which allows our platform to be available on a uniform basis to borrower members throughout the United States, except that we do not currently offer member loans in Idaho, Indiana, Iowa, Maine, Nebraska, North Carolina, North Dakota and Tennessee. We are obligated to maintain sufficient funds in the funding account maintained by WebBank to satisfy the daily projected member loan closings. WebBank disburses the loan proceeds to the borrower member who is receiving the member loan. An individual member loan generally closes the first business day after we receive Note funding commitments in an aggregate amount equal to the total amount of the loan request, or when the borrower member agrees to take a lesser amount equal to the amount of Note commitments received up to that time.
The borrower member executes an electronic loan agreement in favor of WebBank. At the closing of the borrower member’s loan, we execute an electronic promissory note on the borrower member’s behalf for the final loan amount under a power of attorney on behalf of the borrower member. WebBank then electronically indorses the promissory note to LendingClub and assigns the borrower member’s loan agreement to LendingClub without recourse to WebBank. Borrowers also electronically execute a borrower membership agreement in which they grant us the power of attorney to execute their promissory note and agree to have us service their member loan, among other things.

The promissory note and the loan agreement contain customary agreements and covenants requiring the borrower members to repay their member loans and acknowledging LendingClub’s role as servicer for all the member loans. Borrowers authorize WebBank to disburse the loan proceeds by ACH transfer.
Lender members know only the screen names, and do not know the actual names, of borrower members. The actual names and mailing addresses of the borrower members are known only to us and WebBank. We maintain custody of the electronically-executed promissory notes in electronic form on our platform.
Borrowers pay us an origination fee upon successful closing of the member loan. WebBank deducts the origination fee from the loan amount prior to disbursing the net amount to the borrower member and remits the fee to us. This fee is determined by the loan grade of the loan and currently ranges from 0.75% to 3.50% of the aggregate principal amount, as set forth in the chart below:

LendingClub
Origination
Loan Grade	Fee

A	0.75%
B	2.50%
C	3.00%
D	3.50%
E	3.50%
F	3.50%
G	3.50%
Identity Fraud Reimbursement
We reimburse lender members for the unpaid principal balance of a Note that is dependent on a member loan obtained through identity fraud. We generally recognize the occurrence of identity fraud upon receipt of a police report regarding the identity fraud. This reimbursement for identity fraud only provides an assurance that our borrower identity verification is accurate; in no way is it a guarantee of a borrower’s self-reported information (beyond the borrower’s identity) or a borrower member’s creditworthiness. We expect the incidence of identity fraud on our platform to be low because of our identity verification process. As of March 31, 2009, we had experienced ten cases of confirmed identity fraud. In nine of these cases, we received a police report from the victim of the identity fraud, evidencing that identity fraud had occurred. In the remaining case, the identity appeared to be completely faked. We reimbursed the lender members who had funded these ten member loans for the outstanding principal amount of those member loans.
Post-Closing Loan Servicing and Collection
Following the purchase of Notes and the closing of the corresponding member loans, we begin servicing the member loans.
We assess lender members a service charge in respect of their Notes. Our service charge is equal to an amount corresponding to 1.00% of the following amounts received by LendingClub from borrower members in respect of each corresponding member loan (in each case excluding any payments due to LendingClub on account of portions of the corresponding member loan, if any, funded by LendingClub itself):
•	principal;
•	interest; and
•	late fees.
Our procedures generally involve the automatic debiting of borrower bank accounts by ACH transfer, with payment by check only allowed in exchange for a 5% increase in the borrower member’s applicable interest rate. For example, if a member loan had an interest rate of 10%, payments by check would increase the interest rate to 15%. Member loan payments are transferred to a clearing account in our name where they remain for four days or until the amounts clear, whichever is shorter. Thereafter, we make payments on the Notes by transferring the appropriate funds to the ITF account and allocating amounts received on specific member loans to the appropriate lender member’s sub-account. We transfer amounts due to us for servicing and borrower loans we hold from the clearing account to another operating account of ours. A lender member may transfer uncommitted funds out of the lender member’s LendingClub sub-account in the ITF account by ACH to the lender member’s designated bank account at any time, subject to normal execution times for such transfers (generally 2-3 days).

We disclose on our website to the relevant lender members and report to consumer reporting agencies regarding borrower members’ payment performance on LendingClub member loans. We have also made arrangements for collection procedures in the event of borrower member default. When a member loan is past due and payment has not been received, we contact the borrower member to request payment. After a 15-day grace period, we may, in our discretion, assess a late payment fee. The amount of the late payment fee is the greater of 5.00% of the unpaid installment amount, or $15, or such lesser amount as may be provided by applicable law. This fee may be charged only once per late payment. Amounts equal to any late payment fees we receive are paid to holders of the Notes dependent on the relevant member loans, net of our service charge. We often choose not to assess a late payment fee when a borrower promises to return a delinquent loan to current status and fulfills that promise. See “Item 1. Business — About the Loan Platform — Historical Information about Our Borrower Members and Outstanding Loans.” We may also work with the borrower member to structure a new payment plan in respect of the member loan without the consent of any holder of the Notes corresponding to that member loan. Under the indenture for the Notes, we are required to use commercially reasonable efforts to service and collect member loans, in good faith, accurately and in accordance with industry standards customary for servicing loans such as the member loans.
Each time a payment request is denied due to insufficient funds in the borrower’s account or for any other reason, we may assess an unsuccessful payment fee to the borrower in an amount of $15 per unsuccessful payment, or such lesser amount as may be provided by applicable law. We retain 100% of this unsuccessful payment fee to cover our costs incurred because of the denial of the payment.
If a member loan becomes 31 days overdue, we identify the loan on our website as “Late (31-120),” and we either refer the member loan to an outside collection agent, currently AR Assist, LLC, or to our in-house collections department. Currently, we generally use our in-house collections department as a first step when a borrower member misses a member loan payment. In the event that our initial in-house attempts to contact a borrower member are unsuccessful, we generally refer the delinquent account to the outside collection agent. Amounts equal to any recoveries we receive from the collection process are payable to lender members on a pro rata basis, subject to our deduction of our 1.00% service charge and an additional collection fee. The lender member is only charged the additional collection fee if the collection agency or LendingClub are able to collect a payment. These fees, which are a percentage of the amount recovered, are listed below:
•	30% if the member loan is less than 60 days past due and no more than 90 days from the date of origination;
•	35% in all other cases, except litigation; and
•	30%, or hourly attorneys’ fees, in the event of litigation, plus costs.
Lender members are able to monitor the status of collections as the status of a member loan switches from “Late (15-30 days)” to “Late (31-120 days)” to “current” for example, but cannot participate in or otherwise intervene in the collection process.
If a borrower member dies while a member loan is in repayment, we require the executor or administrator of the estate to send a death certificate to us. We then file a claim against the borrower member’s estate to attempt to recover the outstanding loan balance. Depending on the size of the estate, we may not be able to recover the outstanding amount of the loan. If the estate does not include sufficient assets to repay the outstanding member loan in full, we will treat the unsatisfied portion of that member loan as defaulted with zero value. In addition, if a borrower member dies near the end of the term of a member loan, it is unlikely that any further payments will be made on the Notes corresponding to such member loan, because the time required for the probate of the estate may extend beyond the initial maturity date and the final maturity date of the Notes.
Our normal collection process changes in the event of a borrower member bankruptcy filing. When we receive notice of the bankruptcy filing, as required by law, we cease all automatic monthly payments on the member loan. We also defer any other collection activity. The status of the member loan, which the relevant lender members may view, switches to “bankruptcy.” We next determine what we believe to be an appropriate approach to the member’s bankruptcy. If the proceeding is a Chapter 7 bankruptcy filing, seeking liquidation, we attempt to determine if the proceeding is a “no asset” proceeding, based on instructions we receive from the bankruptcy court. If the proceeding is a “no asset” proceeding, we take no further action and assume that no recovery will be made on the member loan.

In all other cases, LendingClub will file a proof of claim involving the borrower member. The decision to pursue additional relief beyond the proof of claim in any specific matter involving a LendingClub borrower member will be entirely within our discretion and will depend upon certain factors including:
•	if the borrower member used the proceeds of a LendingClub member loan in a way other than that which was described the borrower member’s loan application;
•	if the bankruptcy is a Chapter 13 proceeding, whether the proceeding was filed in good faith and if the proposed plan reflects a “best effort” on the borrower member’s behalf; and
•	our view of the costs and benefits to LendingClub of any proposed action.
Participation in the Funding of Loans by LendingClub and Its Affiliates
From time to time, qualified loan requests on our platform are not fully committed to by our lender members. To address these situations, LendingClub has itself funded portions of certain member loan requests, using the proceeds of credit facilities or other borrowings from outside financing sources. As of March 31, 2009, we had funded approximately $15.0 million of loan requests. Although we have no obligation to do so, we may fund portions of loan requests in the future.
Our affiliates, including our executive officers, directors and stockholders, also have funded portions of loans requests from time to time in the past, and may do so in the future. As of March 31, 2009, our affiliates had funded $1,302,150 of loan requests.
Trading Platform
Lender members may not transfer their Notes except through the resale trading platform operated by FOLIOfn Investments, Inc. (“FOLIOfn”), a registered broker-dealer. This trading platform is an internet-based trading platform on which LendingClub lender members who establish a brokerage relationship with the registered broker-dealer operating the trading platform may offer their Notes for sale. In this section, we refer to lender members who have established such brokerage relationships as “subscribers.” Only transactions involving resales of previously issued Notes will be effected through the trading platform; the trading platform will not handle any aspect of transactions involving the initial offer and sale of Notes by LendingClub. Subscribers may post orders to sell their Notes on the trading platform at prices established by the subscriber. Other subscribers will have the opportunity to view these prices, along with historical information from the original loan posting for the member loan corresponding to the Note, an updated credit score range of the borrower member and the payment history for the Note.
Currently, the only fees payable by subscribers in respect of the trading platform are the fees charged by the registered broker-dealer to subscribers who sell Notes. This fee is currently equal to 1.00% of the resale price of the Note sold.
All Notes traded through the trading platform will continue to be subject to LendingClub’s ongoing fees, including the ongoing 1.00% service charge.
LendingClub is not a registered national securities exchange, securities information processor, clearing agency, broker, dealer or investment adviser. All securities services relating to the trading platform are provided by FOLIOfn. Neither LendingClub nor FOLIOfn will make any recommendations with respect to transactions on the trading platform. There is no assurance that lender members will be able to establish a brokerage relationship with the registered broker-dealer. Furthermore, LendingClub cannot assure subscribers that they will be able to sell Notes they offer for resale through the trading platform at the offered price or any other price nor can LendingClub offer any assurance that the trading platform will continue to be available to subscribers. The trading platform may not be available to residents of all states.
Customer Support
We provide customer support to our borrower members and lender members. For most LendingClub members, their experience is entirely web-based. We include detailed frequently asked questions (“FAQs”) on our website. We also post detailed fee information and the full text of our member legal agreements.
We make additional customer support available to members by email and phone. Our customer support team is located at our headquarters in Sunnyvale, California.

Historical Information about Our Borrower Members and Outstanding Loans
As of March 31, 2009, LendingClub had facilitated 3,891 member loans with an average original principal amount of $8,483 and an aggregate original principal amount of $33,006,525, out of which $20,993,707 of outstanding principal balance had been through at least one billing cycle. Out of these loans, 238 member loans with an aggregate original principal amount of $1,998,300, or 6.05%, had prepaid, while out of the remaining outstanding principal balance, 90.46% were current, 0.96% were 16 to 30 days late, 3.45% were more than 30 days late, and 5.13% were defaulted. A member loan is considered as having defaulted when at least one payment is more than 120 days late.
The 5.13% of defaulted loans as of March 31, 2009 were comprised of 162 member loans, equaling a total defaulted amount of $1,287,487. Of these defaulted loans, 44 were loans in which the borrower member filed for a Chapter 7 bankruptcy seeking liquidation, equaling $403,831 in defaulted amounts.
During the quarter ended March 31, 2009, of the 3,337 member loans which were not delinquent prior to the start of the quarter, 117 member loans became delinquent for some amount of time during the quarter, excluding those that entered the 0 — 15 day grace period. Of those loans which became delinquent for more than 15 days during the quarter, we charged late fees totaling $2,562 on 74 loans and received late fees of $393 on those same 74 loans.
The following table presents aggregated information about borrower members and their loans for the period from May 24, 2007 to March 31, 2009, grouped by the LendingClub loan grade assigned by LendingClub:

				Average Total
	Number of	Average Interest	Average Annual	Funding
Grade	Borrowers	Rate	Percentage Rate	Committed
A1	33	7.3009%	7.7761%	$3,323
A2	83	7.5822%	8.0306%	$4,216
A3	140	7.9515%	8.4413%	$5,859
A4	156	8.7711%	9.2603%	$6,283
A5	182	9.1787%	9.6805%	$7,980
B1	126	9.6815%	10.5659%	$7,547
B2	158	10.0089%	10.8978%	$9,077
B3	156	10.3602%	11.2819%	$8,725
B4	179	10.8275%	11.8673%	$9,065
B5	210	11.1887%	12.2623%	$8,309
C1	229	11.4240%	12.7777%	$8,111
C2	186	11.7533%	13.1355%	$9,610
C3	190	12.0488%	13.4108%	$8,936
C4	200	12.4078%	13.8348%	$8,530
C5	177	12.7997%	14.2317%	$8,445
D1	152	13.0582%	14.8642%	$9,394
D2	150	13.4755%	15.2863%	$8,894
D3	137	13.5657%	15.2264%	$8,817
D4	154	13.8772%	15.5895%	$8,514
D5	107	14.0332%	15.6132%	$7,511
E1	102	14.5196%	16.2270%	$9,075
E2	116	14.6251%	16.3214%	$8,669
E3	90	14.9693%	16.5617%	$8,502
E4	91	15.1360%	16.7143%	$9,490
E5	71	15.6277%	17.2077%	$9,200
F1	52	15.7515%	17.2401%	$9,579
F2	41	15.9945%	17.4206%	$11,284
F3	38	16.4915%	18.1146%	$10,823
F4	30	16.6687%	18.1785%	$11,208
F5	24	16.9565%	18.5089%	$10,956
G1	23	17.3403%	18.8897%	$9,722
G2	18	17.6319%	19.0523%	$8,217
G3	20	17.9966%	19.4905%	$10,695
G4	32	18.0478%	19.4070%	$13,138
G5	38	18.5767%	20.0747%	$9,537

The following table presents aggregated information for the period from May 24, 2007 to March 31, 2009, self-reported by borrower members at the time of their loan applications, grouped by the LendingClub loan grade assigned by LendingClub. LendingClub has not independently verified this information:

	Percentage of Borrowers	Average Job
	Stating They Own Their	Tenure in	Average Annual	Average Debt-to-
Grade	Own Homes (1)	Months (1)	Gross Income (1)	Income Ratio (2)
A1	60.61%	73	$60,396	5.18%
A2	59.04%	66	$76,356	5.91%
A3	45.71%	71	$60,477	7.70%
A4	49.36%	81	$59,947	8.80%
A5	48.90%	57	$66,629	10.17%
B1	42.06%	64	$67,115	9.13%
B2	50.00%	80	$75,222	9.94%
B3	46.15%	63	$64,988	11.10%
B4	43.58%	54	$64,556	12.24%
B5	40.95%	60	$59,702	11.39%
C1	45.85%	66	$60,974	11.83%
C2	46.24%	62	$64,221	12.64%
C3	41.58%	61	$66,713	13.61%
C4	42.50%	74	$65,841	13.93%
C5	41.24%	55	$79,465	12.81%
D1	40.13%	64	$61,515	13.51%
D2	35.33%	67	$62,025	14.10%
D3	45.99%	70	$58,321	13.82%
D4	35.71%	58	$55,740	13.58%
D5	42.06%	53	$59,846	13.83%
E1	43.14%	53	$63,774	14.69%
E2	37.07%	53	$57,746	14.41%
E3	45.56%	67	$57,970	14.56%
E4	48.35%	69	$63,536	15.39%
E5	38.03%	40	$61,439	15.65%
F1	46.15%	64	$65,600	16.04%
F2	36.59%	66	$75,031	17.81%
F3	44.74%	83	$78,928	19.73%
F4	40.00%	70	$60,966	18.59%
F5	45.83%	76	$77,075	15.81%
G1	47.83%	32	$51,760	22.44%
G2	55.56%	69	$92,122	19.45%
G3	50.00%	70	$53,341	19.55%
G4	59.38%	60	$86,184	17.75%
G5	68.42%	73	$95,780	20.94%

(1)	Self reported.

(2)	Average debt-to-income ratio, excluding mortgage debt, calculated by LendingClub based on (i) the debt reported by a consumer reporting agency, and (ii) the income reported by the borrower member.

The following table presents aggregated information for the period from May 24, 2007 to March 31, 2009, reported by a consumer reporting agency about LendingClub borrower members at the time of their loan applications, grouped by the LendingClub loan grade assigned by LendingClub. As used in this table, “Delinquencies in the Last Two Years” means the number of 30+ days past-due incidences of delinquency in the borrower member’s credit file for the past two years. See “Item 1. Business — About the Loan Platform — How the LendingClub Platform Operates — Minimum Credit Criteria and Underwriting” for a more detailed discussion of delinquencies. LendingClub has not independently verified this information. All figures other than loan grade are agency reported:

						Average
						Number
						of
		Average	Average	Average	Average	Inquiries	Average	Average
	Average	Open	Total	Revolving	Revolving	in the Last	Delinquencies	Months
	FICO	Credit	Credit	Credit	Line	Six	in the Last	Since Last
Grade	Score	Lines	Lines	Balances	Utilizations	Months	Two Years	Delinquency
A1	780	8	20	$13,445	12.69%	0	0	34
A2	778	9	21	$9,217	12.32%	1	0	39
A3	768	9	20	$10,819	15.75%	1	0	48
A4	754	9	21	$11,413	22.37%	1	0	35
A5	746	9	20	$14,267	26.70%	1	0	34
B1	735	9	20	$13,603	31.40%	2	0	35
B2	731	9	20	$15,209	31.43%	1	0	43
B3	724	9	20	$18,094	38.04%	1	0	39
B4	719	9	20	$17,651	37.36%	2	0	41
B5	711	9	19	$15,753	43.31%	2	0	40
C1	702	9	20	$16,080	48.55%	1	0	41
C2	701	10	21	$18,430	49.56%	2	0	39
C3	695	9	21	$19,110	52.77%	2	0	40
C4	692	10	21	$16,671	52.62%	2	0	35
C5	686	9	20	$13,966	52.10%	2	0	32
D1	683	9	20	$19,500	57.04%	2	0	33
D2	682	9	20	$15,829	59.29%	2	0	36
D3	676	10	20	$16,937	59.79%	2	0	36
D4	671	9	19	$13,305	62.53%	2	0	32
D5	671	9	19	$20,838	59.32%	2	0	29
E1	669	10	21	$18,634	62.06%	2	0	32
E2	665	10	19	$18,354	62.76%	2	0	36
E3	661	9	19	$17,641	67.48%	3	1	28
E4	662	10	20	$15,769	64.35%	4	0	39
E5	662	10	20	$17,900	67.40%	3	0	24
F1	667	10	23	$23,032	64.56%	3	0	33
F2	664	11	22	$29,684	65.94%	3	0	32
F3	665	12	25	$23,707	63.89%	3	0	37
F4	659	11	21	$20,036	66.48%	3	0	28
F5	656	11	24	$24,608	72.36%	3	0	29
G1	661	10	21	$13,434	68.90%	3	1	29
G2	658	14	28	$30,301	63.78%	3	0	23
G3	655	13	22	$20,823	65.82%	3	0	34
G4	649	12	27	$28,601	69.70%	3	0	32
G5	653	15	32	$46,786	72.73%	4	1	26

The following table presents additional aggregated information for the period from May 24, 2007 to March 31, 2009, about delinquencies, default and borrower prepayments, grouped by the LendingClub loan grade assigned by LendingClub. The interest rate, default and delinquency information presented in the table includes data only for member loans that had been issued for more than 45 days as of March 31, 2009, and therefore have been through at least one billing cycle. With respect to late member loans, the following table shows the entire amount of the principal remaining due (not just that particular payment). The second and fourth columns show the late member loan amounts as a percentage of member loans issued for more than 45 days. Member loans are placed on nonaccrual status and considered as defaulted when they become 120 days late. The data presented in the table below comes from a set of member loans that have been outstanding, on average, for approximately 15 months.
Because of our limited operating history, the data in the following table regarding loss experience may not be representative of the loss experience that will develop over time as additional member loans are originated through the LendingClub platform and the member loans already originated through our platform have longer payment histories. In addition, because of our limited operating history, the data in the following table regarding prepayments may not be representative of the prepayments we expect over time as additional member loans are originated through the LendingClub platform and the member loans already originated through our platform have longer payment histories.

		15 – 30					Total
	15 – 30	Days		30+			Number	Number
	Days Late	Late	30+ Days	Days	Default	Default	of	of Loans		Prepaid
Grade	($)	(%)	Late ($)	Late (%)	($)	(%)	Loans	Prepaid	Prepaid ($)	(%)
A1	$—	0.00%	$—	0.00%	$—	0.00%	33	3	$3,975	3.63%
A2	$—	0.00%	$—	0.00%	$—	0.00%	83	14	$57,800	16.52%
A3	$4,316	0.65%	$10,331	1.55%	$—	0.00%	140	11	$65,150	7.94%
A4	$2,780	0.34%	$6,116	0.75%	$—	0.00%	156	13	$78,850	8.04%
A5	$—	0.00%	$—	0.00%	$—	0.00%	182	11	$67,400	4.64%
B1	$16,458	1.76%	$7,818	0.84%	$17,284	1.85%	126	16	$121,000	12.72%
B2	$—	0.00%	$25,713	1.79%	$21,666	1.51%	158	12	$125,575	8.76%
B3	$3,884	0.29%	$18,355	1.35%	$39,338	2.89%	156	13	$90,400	6.64%
B4	$19,912	1.38%	$14,046	0.97%	$38,703	2.68%	179	6	$83,000	5.12%
B5	$19,608	1.39%	$54,327	3.84%	$33,663	2.38%	210	18	$156,075	8.95%
C1	$6,451	0.42%	$16,352	1.06%	$25,539	1.66%	229	12	$104,675	5.64%
C2	$13,648	0.94%	$58,674	4.06%	$25,782	1.78%	186	13	$116,250	6.50%
C3	$24,052	1.69%	$26,904	1.89%	$57,148	4.01%	190	8	$102,175	6.02%
C4	$12,322	0.92%	$63,181	4.73%	$62,628	4.69%	200	8	$60,100	3.52%
C5	$6,063	0.52%	$55,511	4.72%	$54,268	4.62%	177	5	$39,025	2.61%
D1	$23,206	2.00%	$51,294	4.43%	$64,841	5.60%	152	9	$89,900	6.30%
D2	$—	0.00%	$10,589	1.03%	$67,509	6.57%	150	6	$50,250	3.77%
D3	$7,853	0.76%	$36,074	3.50%	$76,747	7.44%	137	6	$61,450	5.09%
D4	$—	0.00%	$41,817	3.98%	$108,626	10.35%	154	5	$33,075	2.52%
D5	$10,203	1.42%	$50,760	7.07%	$48,870	6.80%	107	2	$15,000	1.87%
E1	$—	0.00%	$30,271	4.01%	$23,574	3.13%	102	5	$35,275	3.81%
E2	$15,282	1.75%	$22,519	2.59%	$71,306	8.19%	116	4	$34,800	3.46%
E3	$7,239	1.09%	$10,114	1.52%	$6,374	0.96%	90	5	$63,700	8.32%
E4	$4,766	0.69%	$14,786	2.14%	$44,242	6.40%	91	3	$28,725	3.33%
E5	$5,941	1.05%	$28,380	5.02%	$33,374	5.90%	71	9	$97,900	14.99%
F1	$6,961	1.58%	$27,950	6.34%	$67,152	15.24%	52	4	$40,725	8.18%
F2	$—	0.00%	$15,527	3.69%	$62,595	14.86%	41	2	$31,250	6.75%
F3	$5,960	1.60%	$8,513	2.29%	$52,149	14.01%	38	4	$33,900	8.24%
F4	$11,004	3.35%	$17,712	5.40%	$38,401	11.70%	30	1	$9,000	2.68%
F5	$—	0.00%	$31,582	12.35%	$1,564	0.61%	24	1	$8,600	3.27%
G1	$—	0.00%	$4,807	2.23%	$—	0.00%	23	1	$14,400	6.44%
G2	$—	0.00%	$27,933	22.36%	$12,218	9.78%	18	1	$3,250	2.20%
G3	$—	0.00%	$12,133	6.07%	$17,498	8.75%	20	4	$46,300	21.65%
G4	$8,989	2.14%	$32,411	7.71%	$74,722	17.77%	32	2	$22,650	5.39%
G5	$4,555	1.27%	$32,734	9.14%	$39,707	11.09%	38	1	$6,700	1.85%

ABOUT LENDINGCLUB
Our platform provides a number of benefits to our borrower members. We believe the key features of the LendingClub experience are the following:
•	Better interest rates than those available from traditional banks;
•	24-hour online availability to initiate a loan request;
•	Convenient, electronic payment processing; and
•	Amortizing, fixed rate loans, which represent a more responsible way for consumers to borrow than revolving credit facilities.
Business Strengths
We believe that the following business strengths differentiate us from competitors and are key to our success:
•
Focus on high quality borrowers. Our current credit criteria require borrower members to have a FICO score of at least 660; a debt-to-income ratio (excluding mortgage) below 25%, as calculated by LendingClub based on (i) the debt reported by a consumer reporting agency; and (ii) the income reported by the borrower member, which is not verified unless we display an icon in the loan listing indicating otherwise; and a credit file without any current delinquencies, recent bankruptcy, tax liens or non-medical related collections opened within the last 12 months and reflecting at least four accounts ever opened, at least three accounts currently open, no more than 10 credit inquiries in the past six months, utilization of credit limit not exceeding 100% and a minimum credit history of 12 months.

•
Social connections among our members. We believe that the ability of members to discover how they are related through social connections, education, workplace and geography has helped forge a sense of community among our members, which we believe will help lead to low delinquency rates due to a sense of social obligation.

•	Efficient distribution channels. We acquire many of our members through online communities, social networks and marketers in a cost-efficient way.
•
Superior technology. We believe our LendingMatch technology helps lender members easily diversify their Note purchases to correlate with corresponding member loans that the lender members select as the most suitable for them, based on their needs.

Corporate History
We were incorporated in Delaware in October 2006 under the name SocBank Corporation. We changed our name to LendingClub Corporation in November 2006. In May 2007, we began operations as an application on Facebook.com. In August 2007, we expanded our operations with the launch of our public web site, www.lendingclub.com. We have been operating since December 2007 pursuant to an agreement with WebBank, an FDIC-insured, Utah state-chartered industrial bank that serves as the lender for all loans originated through our platform.
Marketing
Our marketing efforts are designed to attract members to our website, to enroll them as members and to close transactions with them. We employ a combination of paid and unpaid sources to market the LendingClub platform. We also invest in public relations to build our brand and visibility. We measure website visitor-to-member conversion and test graphics and layout alternatives to improve website conversion. We also seek to customize our website to our members’ needs whenever possible. We carefully analyze visitor website usage to understand and overcome barriers to conversion. In the year ended March 31, 2009, we spent approximately $1.6 million on marketing.
Technology
Our system hardware is located in a hosting facility located in Santa Clara, California, owned and operated by SAVVIS under an agreement that expires in January 2010, which we intend to renew at that time, although we reserve the opportunity to evaluate competing hosting offers. Under the terms of our agreement with SAVVIS, the agreement generally will be automatically renewed for successive six month terms, unless either party delivers a termination notice. The facility provides around-the-clock security personnel, video surveillance and biometric access screening and is serviced by onsite electrical generators, fire detection and suppression systems. The facility has multiple Tier 1 interconnects to the internet. We also maintain a real time backup system located in Washington, D.C.

We own all of the hardware deployed in support of our platform. We continuously monitor the performance and availability of our platform. We have a scalable infrastructure that utilizes standard techniques such as load-balancing and redundancies.
We have executed a license agreement with BankServ, which allows us to use BankServ software on our platform to help process electronic cash movements, record book entries and calculate cash balances in our members’ LendingClub accounts. We process electronic deposits and payments by originating ACH transactions. BankServ’s software allows us to put these transactions in the correct ACH transaction data formats. We also use BankServ software to make book entries between individual members accounts as a Write-Once-Read-Many (WORM) system. Our agreement with BankServ has an initial term of three years starting from April 2007 and then generally will be automatically renewed for successive one year terms, unless either party delivers a termination notice. Under the agreement, BankServ is required to maintain a copy of its source code in escrow to protect LendingClub against loss of access to this software in the event that BankServ permanently ceases to conduct business. If our agreement with BankServ were to be terminated, we would seek to replace this software with a competing software product.
We have also executed a backup and successor servicing agreement with Portfolio Financial Servicing Company (“PFSC”). Pursuant to this agreement, PFSC will prepare and then stand ready to service the member loans. Following five business days’ prior written notice from us or from the indenture trustee for the Notes, PFSC will begin servicing the member loans. Pursuant to our agreement with PFSC, we have agreed to pay PFSC monthly start-up preparation fees and a one-time preparation fee, and then to pay PFSC a monthly standby fee. Upon PFSC becoming the servicer of the member loans, we will pay PFSC a one-time declaration fee, and PFSC will be entitled to retain up to 5.0% of the amounts it collects as servicer. Our agreement with PFSC has an initial term of three years starting from September 2008 and then generally will be automatically renewed for successive one-year terms, unless either party delivers a termination notice. If our agreement with PFSC were to be terminated, we would seek to replace PFSC with another backup servicer.
Scalability
Our platform is highly scalable, because it does not contain any single point of processing that might restrict or reduce the capacity of the overall system. The platform is designed as a collection of many small symmetrical servers capable of replacing each other with no strict dependency between them. This design allows us to either scale up either by deploying one or a limited small number of our servers and configuring them to take advantage of the machine they run on, or deploying a large number of servers and configuring them to run on lightweight machines. Our online deployment employs a fast load balancer as a reverse proxy for all the machines containing the actual symmetrical servers, which allows us to intercept end-user requests and route them to the least busy server.
Data integrity and security
All data received from end users or from our business counterparties are transported in a secure manner; for example, we only expose data or actions pages of our application in SSL mode. We have received an SSL certificate from VeriSign. For communication with our banking counterparties, we require a dedicated, fully authenticated connection (VPN), in addition to the SSL encryption of the data. Data storage follows specific rules for specific cases. For example, the most sensitive information is stored using one-way encryption, which makes it impossible to read in the clear, while the next level of data security uses regular encryption, which requires a key in order to decrypt the data, and for regular data, a set of access control rules have been created to limit the visibility of the data and to protect the privacy of each user.
LendingClub utilizes state of the art network firewall technology for perimeter level threat protection. The philosophy of least privilege is used throughout the infrastructure. In short, each person has access to only what they must have access to in order to do their job. The following are used as part of LendingClub’s security process: centralized logging with custom real-time alerts (servers and firewalls), host based intrusion detection, individual firewalls in addition to TCP wrappers, system / service level monitoring, active blocking of attacks, disabled root ssh logins, and centralized configuration management. In addition, no two accounts use the same name on any two servers.
Fraud detection
We consider fraud detection to be of utmost importance to the successful operation of our business. We employ a combination of proprietary technologies and commercially available licensed technologies and solutions to prevent and detect fraud. We employ techniques such as knowledge based authentication (KBA), out-of-band authentication and notification, behavioral analytics and digital fingerprinting to prevent identity fraud. We use services from third-party vendors for user identification, credit checks and OFAC compliance. In addition, we use specialized third-party software to augment our identity fraud detection systems. In addition to our identity fraud detection system, we also have a dedicated team which conducts additional investigations of cases flagged for high fraud risk by verifying the income and employment data reported by borrower members. See “Item 1. Business — About the Platform — How the LendingClub Platform Operates — Borrower Financial Information is Generally Unverified.” We also enable our lender members to report suspicious activity to us, which we may then decide to evaluate further.

Engineering
We have made substantial investment in software and website development and we expect to continue or increase the level of this investment as part of our strategy to continually improve the LendingClub platform. In addition to developing new products and maintaining an active online deployment, the engineering department also performs technical competitive analysis as well as systematic product usability testing. As of March 31, 2009, we had an engineering team of eleven permanent employees and three contractors working on designing and implementing the ongoing releases of the LendingClub platform. Our product management team, which directs and organizes our software and website development efforts, includes a system architect, a product manager, a data analyst, a quality assurance manager and a data center director. Our engineering expense totaled $1.9 million for the year ended March 31, 2009.
Competition
The market for social lending is competitive and rapidly evolving. We believe the following are the principal competitive factors in the social lending market:
•	pricing and fees;
•	website attractiveness;
•	member experience, including borrower full funding rates and lender returns;
•	acceptance as a social network;
•	branding; and
•	ease of use.
Our competitors in the social lending space include Pertuity Direct, Virgin Money, and Prosper Marketplace.
We also face competition from major banking institutions, credit unions, credit card issuers and other consumer finance companies.
We may also face future competition from new companies entering our market, which may include large, established companies, such as eBay Inc., Google Inc. and Yahoo! Inc. These companies may have significantly greater financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their consumer lending platforms. These potential competitors may be in a stronger position to respond quickly to new technologies and may be able to undertake more extensive marketing campaigns. These potential competitors may have more extensive potential borrower bases than we do. In addition, these potential competitors may have longer operating histories and greater name recognition than we do. Moreover, if one or more of our competitors were to merge or partner with another of our competitors or a new market entrant, the change in competitive landscape could adversely affect our ability to compete effectively.
Intellectual Property
Our intellectual property rights are important to our business. We rely on a combination of copyright, trade secret, trademark, patent and other rights, as well as confidentiality procedures and contractual provisions to protect our proprietary technology, processes and other intellectual property. We have filed a patent application in respect of our LendingMatch system.
Although the protection afforded by copyright, trade secret, trademark and patent law, written agreements and common law may provide some advantages, we believe that the following factors help us to maintain a competitive advantage:
•	the technological skills of our software and website development personnel;
•	frequent enhancements to our platform; and
•	high levels of member satisfaction.
Our competitors may develop products that are similar to our technology. For example, our legal agreements may be copied directly from our website by others. We enter into confidentiality and other written agreements with our employees, consultants and partners, and through these and other written agreements, we attempt to control access to and distribution of our software, documentation and other proprietary technology and information. Despite our efforts to protect our proprietary rights, third parties may, in an authorized or unauthorized manner, attempt to use, copy or otherwise obtain and market or distribute our intellectual property rights or technology or otherwise develop a product with the same functionality as our solution. Policing all unauthorized use of our intellectual property rights is nearly impossible. Therefore, we cannot be certain that the steps we have taken or will take in the future will prevent misappropriations of our technology or intellectual property rights.

“LendingClub” and “LendingMatch” are registered trademarks in the United States.
We use software licensed to us by third parties to operate certain aspects of our loan platform, including payment processing software licensed from BankServ and software licensed from Hart Software that provides us with access to and delivery of credit report information. If we were to lose the right to use any of the software we license or such software malfunctions, our ability to process payments and operate the platform could suffer until we can transition to another service provider or repair the cause of the malfunctioning software.
Employees
As of March 31, 2009, we employed 28 full-time employees. Of these employees:
•	ten were in sales, marketing and customer service;
•	ten were in engineering; and
•	eight were in general and administration, which includes the employees who conduct our collection activities.
None of our employees are represented by labor unions. We have not experienced any work stoppages and believe that our relations with our employees are good.
Facilities
Our corporate headquarters, including our principal administrative, marketing, technical support and engineering functions, is located in Sunnyvale, California, where we lease workstations and conference rooms under a lease agreement that extends through September 30, 2009. The lease may be extended for successive six month terms at the same rate or on a month-to-month basis thereafter. We believe that our existing facilities are adequate to meet our current needs, that we have the ability to request more space as needed, and that suitable additional alternative spaces will be available in the future on commercially reasonable terms.
Legal Proceedings
We are not currently subject to any material legal proceedings. We are not aware of any litigation matters which have had, or are expected to have, a material adverse effect on us. We have received inquiries from a number of states in respect of the prior sales of loans under our prior operating structure, as described below under “ — Prior Operation of the LendingClub Platform”; neither the SEC nor any state, however, has taken or threatened administrative action or litigation over such loan sales.
Prior Operation of the LendingClub Platform
Our Prior Operating Structure
From the launch of our platform in May 2007 until April 7, 2008, the operation of our platform differed from the structure described elsewhere in this document, and we did not offer Notes. Instead, our platform allowed lender members to purchase assignments of unsecured member loans directly.
Under this structure, lender members received anonymized individual promissory notes with original principal amounts corresponding to their purchase price. Each member loan was automatically divided from inception into separate promissory notes in amounts that matched the purchase commitments from lender members for the particular member loan. At closing, WebBank indorsed the promissory notes to us, and we assigned each promissory note to the applicable lender member, subject to our loan sale and servicing agreement. Our loan sale and servicing agreement provided that we retained the right to service the member loans. Borrower member names appeared as LendingClub screen names on the electronically executed promissory notes. We maintained custody of the promissory notes on behalf of our lender members. We charged lender members a fee of 1.00% of all payments of interest, principal, late fees and recoveries received in respect of the member loans. We disclaimed any obligation to guarantee the promissory notes or support the credit risk of borrower members.

From April 7, 2008 until October 13, 2008, we did not offer lender members the opportunity to make any purchases on our platform. During this time, we also did not accept new lender member registrations or allow new funding commitments from existing lender members. We continued to service all previously funded member loans, and lender members had the ability to access their accounts, monitor their member loans, and withdraw available funds without changes. The borrowing side of our platform was generally unaffected during this period. Borrower members could still apply for member loans, but these member loans were funded and held only by LendingClub. Our decision to temporarily stop accepting lender member commitments, effective from April 7, 2008 until October 13, 2008, slowed the ramp up of our operations and expended liquidity as we funded member loans ourselves during this period.
In addition, our credit criteria and loan grading criteria differed over time from the credit criteria and loan grading criteria described elsewhere in this document. During the period from our inception until October 13, 2008, under our minimum borrower member criteria, our prospective borrower members needed to have:
•	a minimum FICO score of 640 (as reported by a consumer reporting agency);
•
a debt-to-income ratio (excluding mortgage) below 30%, as calculated by LendingClub based on (i) the borrower member’s debt reported by a consumer reporting agency; and (ii) the income reported by the borrower member, which we verified for approximately 25% of loan requests that proceeded past the initial credit check stage and were posted on our website; and

•	a credit profile (as reported by a consumer reporting agency) without any current delinquencies, recent bankruptcy, collections or open tax liens.
Under this former loan grading criteria, for borrower members that qualified, we assigned one of 35 loan grades, from A1 through G5, to each loan request, based on the borrower member’s FICO score, debt-to-income ratio (calculated as described above) and requested loan amount. A higher credit score, lower debt-to-income ratio and lower requested loan amount were factors that led to a loan request being more likely to be designated grade A1.
Effective October 13, 2008, we changed our minimum borrower member criteria to the criteria reflected elsewhere in this document, except that the minimum FICO score remained 640. Effective November 25, 2008, we raised the minimum FICO score to 660.
Securities Law Compliance
From May 2007 through April 7, 2008, we sold approximately $7.4 million of loans to persons unaffiliated with LendingClub through our former operating structure whereby we assigned promissory notes directly to lender members. We did not register the offer and sale of the promissory notes offered and sold through the LendingClub platform under the Securities Act or under the registration or qualification provisions of the state securities laws. In our view, analyzing whether or not the operation of the LendingClub platform involved an offer or sale of a “security” involved a complicated factual and legal analysis and was uncertain. If the sales of promissory notes offered through our platform were viewed as a securities offering, we would have failed to comply with the registration and qualification requirements of federal and state law and our lender members who hold these promissory notes may be entitled to rescission of unpaid principal, plus statutory interest. Generally, the federal statute of limitations for noncompliance with the requirement to register securities under the Securities Act is one year from the violation. The statute of limitations periods under state securities laws for sales of unregistered securities may extend for a longer period of time, and certain state securities laws empower state officials to seek restitution or rescission remedies for purchasers of unregistered securities. We have received inquiries from a number of states in respect of these prior sales of loans; neither the SEC nor any state, however, has taken or threatened administrative action or litigation over such loan sales. Due to the legal uncertainty regarding the sales of promissory notes offered through our platform under our prior operating structure, we decided to restructure our operations to resolve such uncertainty. We began our implementation of this decision on April 7, 2008, when we ceased offering lender members the opportunity to make purchases on our platform, ceased accepting new lender member registrations and ceased allowing new funding commitments from existing lender members. Furthermore, pursuant to this decision, we filed a prospectus, and a registration statement of which it formed a part, with the SEC, in which we described the restructuring of our operations and our new operating structure. The registration statement (File Number 333-151827) (the “Registration Statement”) was declared effective by the SEC on October 10, 2008. For a description of our platform as currently operated, see “Item 1. Business — About the Loan Platform” and “Item 7 — Management’s Discussion and Analysis — Effect of New Lending Platform Structure.”
As of March 31, 2009, the aggregate principal balance of loans purchased through our platform from May 2007 through April 7, 2008 by purchasers not affiliated with LendingClub was $4.47 million. If a significant number of our lender members sought rescission, if we were subject to a class action securities lawsuit or if we were subject to lawsuits or administrative actions by the SEC or states in respect of these loans, our ability to maintain our platform and service the member loans to which the Notes correspond may be adversely affected. Our decision to restructure our operations and cease sales of promissory notes offered through our platform effective April 7, 2008 limited the contingent liability in respect of these loans so that it only related to the period from May 2007 until April 7, 2008 in which sales occurred under our prior operating structure.

We have not recorded an accrued loss contingency under Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies” (“SFAS 5”) in connection with this contingent liability, although we intend to continue to monitor the situation. Accounting for loss contingencies pursuant to SFAS 5 involves the existence of a condition, situation or set of circumstances involving uncertainty as to possible loss that will ultimately be resolved when one or more future event(s) occur or fail to occur. Additionally, accounting for a loss contingency requires management to assess each event as probable, reasonably possible or remote. Probable is defined as the future event or events are likely to occur. Reasonably possible is defined as the chance of the future event or events occurring is more than remote but less than probable, while remote is defined as the chance of the future event or events occurring is slight. An estimated loss in connection with a loss contingency shall be recorded by a charge to current operations if both of the following conditions are met: first, the amount can be reasonably estimated; and second, the information available prior to issuance of the financial statements indicates that it is probable that a liability has been incurred at the date of the financial statements.
The Company has assessed the contingent liability related to prior sales of loans on the platform in accordance with SFAS 5 and has determined that the occurrence of the contingency is reasonably possible. In accordance with SFAS 5, the Company has estimated the range of loss as of March 31, 2009 as between $0 and $5.3 million, which is, as of March 31, 2009, the aggregate principal balance of member loans sold to persons unaffiliated with LendingClub from inception through April 7, 2008. In making this assessment, we considered our view, described above, that analyzing whether or not the operation of the LendingClub platform involved an offer or sale of a “security” involved a complicated factual and legal analysis and was uncertain. In addition, we considered our belief that lender members have received what they expected to receive in the transactions under our prior operating structure. Generally, the performance of the outstanding member loans had, in our view, delivered to lender members the benefits they expected to receive in using our platform.
Government Regulation
Overview
The consumer loan industry is highly regulated. LendingClub, and the member loans made through our platform, are subject to extensive and complex rules and regulations, licensing and examination by various federal, state and local government authorities. These authorities impose obligations and restrictions on our activities and the member loans made through the LendingClub platform. In particular, these rules limit the fees that may be assessed on the member loans, require extensive disclosure to, and consents from, our participants, prohibit discrimination and impose multiple qualification and licensing obligations on LendingClub. Failure to comply with these requirements may result in, among other things, revocation of required licenses or registration, loss of approved status, voiding of the loan contracts, class action lawsuits, administrative enforcement actions and civil and criminal liability. While compliance with such requirements is at times complicated by our novel business model, we believe we are in substantial compliance with these rules and regulations. These rules and regulations are subject to continuous change, however, and a material change could have an adverse effect on our compliance efforts and ability to operate.
Licensing and Consumer Protection Laws
State Licensing Requirements
LendingClub is a licensed lender or loan broker in a number of states and is otherwise authorized to conduct its activities on a uniform basis in all other states and the District of Columbia, with the exceptions of Idaho, Indiana, Iowa, Maine, Nebraska, North Carolina, North Dakota and Tennessee. LendingClub does not currently provide services to borrower members who are residents of Idaho, Indiana, Iowa, Maine, Nebraska, North Carolina, North Dakota and Tennessee. State licensing statutes impose a variety of requirements and restrictions, including:
•	recordkeeping requirements;
•	restrictions on loan origination and servicing practices, including limits on finance charges and fees;
•	disclosure requirements;
•	examination requirements;
•	surety bond and minimum net worth requirements;
•	financial reporting requirements;

•	notification requirements for changes in principal officers, stock ownership or corporate control;
•	restrictions on advertising; and
•	review requirements for loan forms.
The statutes also subject LendingClub to the supervisory and examination authority of state regulators in certain cases. Because of our relationship with WebBank, we are generally able to arrange loans with borrowers located throughout the United States except for the states of Idaho, Indiana, Iowa, Maine, Nebraska, North Carolina, North Dakota and Tennessee.
State Usury Limitations
Applicable federal law and judicial interpretations permit FDIC-insured depository institutions, such as WebBank, to “export” the interest rate permitted under the laws of the state where the bank is located, regardless of the usury limitations imposed by the state law of the borrower’s residence unless the state has chosen to opt out of the exportation regime. WebBank is located in Utah, and Utah law does not limit the amount of interest that may be charged on loans of the type offered through the LendingClub platform. Although some states have opted out of the exportation regime, judicial interpretations support the view that such opt outs only apply to loans “made” in those states. A loan made through the LendingClub platform by WebBank may be subject to state usury limits if the loan is deemed subject to the usury laws of a state that has opted-out of the exportation regime.
State Disclosure Requirements and Other Substantive Lending Regulations
LendingClub also is subject to state laws and regulations that impose requirements related to loan disclosures and terms, credit discrimination, credit reporting, debt collection and unfair or deceptive business practices. Our ongoing compliance program seeks to comply with these requirements.
Truth in Lending Act
The Truth in Lending Act (“TILA”), and Regulation Z, which implements it, require lenders to provide consumers with uniform, understandable information concerning certain terms and conditions of their loan and credit transactions. These rules apply to WebBank as the creditor for member loans originated on the LendingClub platform, but because the transactions are carried out on our hosted website, we facilitate compliance. For closed-end credit transactions of the type provided through our platform, these disclosures include providing the annual percentage rate, the finance charge, the amount financed, the number of payments and the amount of the monthly payment. The creditor must provide the disclosures before the loan is closed. TILA also regulates the advertising of credit and gives borrowers, among other things, certain rights regarding updated disclosures and the treatment of credit balances. Our platform provides borrowers with a TILA disclosure at the time a borrower member posts a loan request on the platform. If the borrower member’s request is not fully funded and the borrower chooses to accept a lesser amount offered, we provide an updated TILA disclosure. We also seek to comply with TILA’s disclosure requirements related to credit advertising.
Equal Credit Opportunity Act
The federal Equal Credit Opportunity Act (“ECOA”) prohibits creditors from discriminating against credit applicants on the basis of race, color, sex, age, religion, national origin, marital status, or the fact that all or part of the applicant’s income derives from any public assistance program or the fact that the applicant has in good faith exercised any right under the federal Consumer Credit Protection Act or any applicable state law. Regulation B, which implements ECOA, restricts creditors from requesting certain types of information from loan applicants and from making statements that would discourage on a prohibited basis a reasonable person from making or pursuing an application. These requirements apply both to a lender such as WebBank as well as to a party such as LendingClub that regularly participates in a credit decision. Lender members may also be subject to the ECOA in their capacity as purchasers of Notes, if they are deemed to regularly participate in credit decisions. In the underwriting of member loans on the platform, both WebBank and LendingClub seek to comply with ECOA’s provisions prohibiting discouragement and discrimination. As further measures, borrowers are instructed not to provide the type of information that creditors are not permitted to request from applicants under the ECOA and the note purchase agreement requires lender members to comply with the ECOA in their selection of member loans they designate for funding. The ECOA also requires creditors to provide consumers with timely notices of adverse action taken on credit applications. WebBank and LendingClub provide prospective borrowers who apply for a loan through the platform but are denied credit with a joint adverse action notice in compliance with the ECOA requirements (see also below regarding “Fair Credit Reporting Act”).

Fair Credit Reporting Act
The federal Fair Credit Reporting Act (“FCRA”) promotes the accuracy, fairness and privacy of information in the files of consumer reporting agencies. FCRA requires a permissible purpose to obtain a consumer credit report, and requires persons to report loan payment information to credit bureaus accurately. FCRA also imposes disclosure requirements on creditors who take adverse action on credit applications based on information contained in a credit report. Effective August 1, 2009, creditors such as LendingClub must also develop and implement an identity theft prevention program for combating identity theft. WebBank and LendingClub have a permissible purpose for obtaining credit reports on potential borrowers and also obtain explicit consent from borrowers to obtain such reports. As the servicer for the member loans, LendingClub accurately reports member loan payment and delinquency information to consumer reporting agencies. LendingClub provides a combined ECOA/FCRA adverse action notice to a rejected borrower on WebBank’s behalf at the time the borrower is rejected that includes the required disclosures. Finally, LendingClub implements an identity theft prevention program.
Fair Debt Collection Practices Act
The federal Fair Debt Collection Practices Act (“FDCPA”) provides guidelines and limitations on the conduct of third-party debt collectors in connection with the collection of consumer debts. The FDCPA limits certain communications with third parties, imposes notice and debt validation requirements, and prohibits threatening, harassing or abusive conduct in the course of debt collection. While the FDCPA applies to third-party debt collectors, debt collection laws of certain states impose similar requirements on creditors who collect their own debts. LendingClub’s agreement with its lender members prohibits lender members from attempting to directly collect on the member loans. Actual collection efforts in violation of this agreement are unlikely given that lender members do not learn the identity of borrower members. LendingClub has contracted with a professional third-party debt collection agent, AR Assist, LLC, to collect delinquent accounts. AR Assist, and its debt-collection affiliate AR Assist Alliance Partners, are required to comply with the FDCPA and all other applicable laws in collecting delinquent accounts of LendingClub borrower members.
Privacy and Data Security Laws
The federal Gramm-Leach-Bliley Act (“GLBA”) limits the disclosure of nonpublic personal information about a consumer to nonaffiliated third parties and requires financial institutions to disclose certain privacy policies and practices with respect to information sharing with affiliated and nonaffiliated entities as well as to safeguard personal customer information. A number of states have similarly enacted privacy and data security laws requiring safeguards to protect the privacy and security of consumers’ personally identifiable information and to require notification to affected customers in the event of a breach. LendingClub has a detailed privacy policy, which complies with GLBA and is accessible from every page of our website. LendingClub maintains participants’ personal information securely, and does not sell, rent or share such information with third parties for marketing purposes. In addition, LendingClub takes a number of measures to safeguard the personal information of its members and protect against unauthorized access.
Servicemembers Civil Relief Act
The federal Servicemembers Civil Relief Act (“SCRA”) allows military members to suspend or postpone certain civil obligations so that the military member can devote his or her full attention to military duties. The SCRA requires LendingClub to adjust the interest rate of borrowers who qualify for and request relief. If a borrower member with an outstanding member loan is called to active military duty and can show that such military service has materially affected the member’s ability to make payments on the loan, LendingClub will reduce the interest rate on the loan to 6% for the duration of the borrower member’s active duty. During this period, the lender members who have purchased Notes dependent on such member loan will not receive the difference between 6% and the loan’s original interest rate. For a borrower member to obtain an interest rate reduction on a member loan due to military service, we require the borrower member to send us a written request and a copy of the borrower member’s mobilization orders. As of May 1, 2009, we have received fewer than 10 such requests. We do not take military service into account in assigning loan grades to borrower member loan requests.

Other Regulations
Electronic Fund Transfer Act and NACHA Rules
The federal Electronic Fund Transfer Act (“EFTA”), and Regulation E, which implements it, provides guidelines and restrictions on the electronic transfer of funds from consumers’ bank accounts. In addition transfers performed by ACH electronic transfers are subject to detailed timing and notification rules and guidelines administered by the National Automated Clearinghouse Association (“NACHA”). Most transfers of funds in connection with the origination and repayment of the member loans are performed by ACH. LendingClub obtains necessary electronic authorization from members for such transfers in compliance with such rules. Transfers of funds through the platform are executed by Wells Fargo Bank, N.A. and conform to the EFTA, its regulations and NACHA guidelines.
Electronic Signatures in Global and National Commerce Act/Uniform Electronic Transactions Act
The federal Electronic Signatures in Global and National Commerce Act (“ESIGN”) and similar state laws, particularly the Uniform Electronic Transactions Act (“UETA”), authorize the creation of legally binding and enforceable agreements utilizing electronic records and signatures. ESIGN and UETA require businesses that want to use electronic records or signatures in consumer transactions to obtain the consumer’s consent to receive information electronically. When a borrower or lender member registers on the platform, LendingClub obtains his or her consent to transact business electronically and maintains electronic records in compliance with ESIGN and UETA requirements.
Bank Secrecy Act
In cooperation with WebBank, LendingClub implements the various anti-money laundering and screening requirements of applicable federal law. With respect to new borrower members, LendingClub applies the customer verification program rules and screens names against the list of Specially Designated Nationals maintained by OFAC pursuant to the USA PATRIOT Act amendments to the Bank Secrecy Act (“BSA”) and its implementing regulation. LendingClub also has an anti-money laundering policy and procedures in place to voluntarily comply with the anti-money laundering requirements of the USA PATRIOT Act and the BSA.
New Laws and Regulations
From time to time, various types of federal and state legislation are proposed and new regulations are introduced that could result in additional regulation of, and restrictions on, the business of consumer lending. We cannot predict whether any such legislation or regulations will be adopted or how this would affect our business or our important relationships with third parties such as WebBank. In addition, the interpretation of existing legislation may change or may prove different than anticipated when applied to our novel business model. For example, if we identify any states in which licensing or registration is required, we intend to proceed with licensing or registration in the affected state. If any state asserts jurisdiction over our business in a manner that we did not expect, we will consider whether to challenge the assertion or proceed with licensing or registration in the affected state. Compliance with such requirements could involve additional costs, which could have a material adverse effect on our business. As a consequence of the extensive regulation of commercial lending in the United States, our business is particularly susceptible to being affected by federal and state legislation and regulations that may increase the cost of doing business.
Foreign Laws and Regulations
LendingClub does not permit non-U.S. residents to register as members on the platform and does not operate outside the United States. It is, therefore, not subject to foreign laws or regulations.
Item 1A. Risk Factors
The Notes involve a high degree of risk. In deciding whether to purchase Notes, you should carefully consider the following risk factors. Any of the following risks could have a material adverse effect on the value of the Notes you purchase and could cause you to lose all or part of your initial purchase price or future principal and interest payments you expect to receive.
RISKS RELATING TO THE NOTES AND THE CORRESPONDING MEMBER LOANS ON WHICH THE NOTES ARE DEPENDENT
You may lose some or all of your initial purchase price for the Notes because the Notes are highly risky and speculative. Only lender members who can bear the loss of their entire purchase price should purchase the Notes.
The Notes are highly risky and speculative because payments on the Notes depend entirely on payments to LendingClub of unsecured consumer finance obligations of individual borrowers and contemporaneous payments on the Notes, which are special, limited obligations of LendingClub. Notes are suitable purchases only for lender members of adequate financial means. If you cannot afford to lose all of the money you plan to invest in Notes, you should not purchase Notes. You should not assume that a Note is appropriate for you just because it corresponds to a loan listed on the LendingClub platform or is presented as a choice by LendingMatch.

Payments on the Notes depend entirely on payments we receive on corresponding member loans. If a borrower member fails to make any payments on the corresponding member loan related to your Note, you will not receive any payments on your Note.
We will only make payments pro rata on the Notes after we receive borrower members’ payments on corresponding member loans, net of our service charge. We will not pay to lender members any unsuccessful payment fees, collection fees we or our third-party collection agency charge or payments due to LendingClub on account of portions of the corresponding member loan, if any, funded by LendingClub itself. If we do not receive payments on the corresponding member loan related to your Note, you will not be entitled to any payments under the terms of the Notes, and you will not receive any payments. The failure of a borrower member to repay a loan is not an event of default under the terms of the Notes.
The Notes are special, limited obligations of LendingClub only and are not secured by any collateral or guaranteed or insured by any third party.
The Notes will not represent an obligation of borrower members or any other party except LendingClub, and are special, limited obligations of LendingClub. The Notes are not secured by any collateral and are not guaranteed or insured by any governmental agency or instrumentality or any third party.
Member loans are not secured by any collateral or guaranteed or insured by any third party, and you must rely on LendingClub and our designated third-party collection agency to pursue collection against any borrower member.
Member loans are unsecured obligations of borrower members. They are not secured by any collateral, not guaranteed or insured by any third party and not backed by any governmental authority in any way. LendingClub and its designated third-party collection agency will, therefore, be limited in their ability to collect member loans.
Moreover, member loans are obligations of borrower members to LendingClub as successor to WebBank, not obligations to holders of Notes. Holders of Notes will have no recourse to borrower members and no ability to pursue borrower members to collect payments under member loans. Holders of Notes may look only to LendingClub for payment of the Notes, and LendingClub’s obligation to pay the Notes is limited as described in this document. Furthermore, if a borrower member fails to make any payments on the member loan corresponding to a Note, the holder of that Note will not receive any payments on that Note. The holder of that Note will not be able to obtain the identity of the borrower member in order to contact the borrower member about the defaulted member loan. In addition, in the unlikely event that we receive payments on the corresponding member loan relating to the Notes after the final maturity date, you will not receive payments on the Notes after final maturity.
Borrower member credit information may be inaccurate or may not accurately reflect the borrower member’s creditworthiness, which may cause you to lose part or all of the purchase price you pay for a Note.
LendingClub obtains borrower member credit information from consumer reporting agencies, such as TransUnion, Experian or Equifax, and assigns loan requests one of 35 LendingClub loan grades, from A1 through G5, based on the reported credit score, other information reported by the consumer reporting agencies and the requested loan amount. See “Item 1. Business — About the Loan Platform — How the LendingClub Platform Operates — Minimum Credit Criteria and Underwriting.” A credit score or loan grade assigned to a borrower member may not reflect that borrower member’s actual creditworthiness because the credit score may be based on outdated, incomplete or inaccurate consumer reporting data, and LendingClub does not verify the information obtained from the borrower member’s credit report. Additionally, there is a risk that, following the date of the credit report that LendingClub obtains and reviews, a borrower member may have:
•	become delinquent in the payment of an outstanding obligation;
•	defaulted on a pre-existing debt obligation;
•	taken on additional personal debt; or
•	sustained other adverse financial events.
Moreover, lender members do not, and will not, have access to financial statements of borrower members, or to other detailed financial information about borrower members.

Information supplied by borrower members may be inaccurate or intentionally false.
Borrower members supply a variety of unverified information that is included in the borrower member loan listings on our website and in the posting reports and sales reports we file with the SEC. We do not verify this information, and it may be inaccurate. For example, we do not verify a borrower member’s stated social affiliations (such as educational affiliations), home ownership status, job title, employer or tenure, and the information borrower members supply may be inaccurate or intentionally false. Borrower members may misrepresent their intentions for the use of loan proceeds. Unless we have indicated otherwise in a loan listing, we do not verify a borrower member’s stated income. For example, we do not verify borrower member paystubs, IRS Forms W-2, federal or state income tax returns, bank and savings account balances, retirement account balances, letters from employers, home ownership or rental records, car ownership records or any records related to past bankruptcy and legal proceedings. In the limited cases in which we have selected borrower members for income and employment verification, from the period from our inception to March 31, 2009, approximately 45% of these borrower members have provided us with satisfactory responses; approximately 6% of these borrower members have provided information that failed to verify their stated information, and we removed those borrower members’ loan postings; and approximately 49% of these borrower members failed to respond to our request or responded stating that they did not wish to provide information, and we removed those borrower members’ loan postings. The identity of borrower members is not revealed to lender members, and lender members also have no ability to obtain or verify borrower member information either before or after they purchase a Note. Potential lender members may only communicate with borrower members through LendingClub website postings, and then only on an anonymous and unverified basis.
If you rely on false, misleading or unverified information supplied by borrower members in deciding to purchase Notes, you may lose part or all of the purchase price you pay for a Note. Loan posting and borrower member information available on the LendingClub website will be statements made in connection with the purchase and sale of securities, and therefore subject to Rule 10b-5 of the Exchange Act. Loan posting and borrower member information filed in prospectus supplements will be subject to the liability provisions of the Securities Act. In this document, we advise potential investors as to the limitations on the reliability of this information, and a lender member’s recourse in the event this information is false will be extremely limited. Consequently, lender members should rely on loan grade, which we determine based on third-party credit report information, and the size of the loan request, and should not rely on unverified information provided by borrower members.
While we take precautions to prevent borrower member fraud, it is possible that fraud may occur and adversely affect your ability to receive the principal and interest payments that you expect to receive on those Notes.
We use identity and fraud checks with a third-party provider to verify each borrower member’s identity and credit history, as described in more detail in “Item 1. Business — About the Loan Platform — How the LendingClub Platform Operates — New Member Registration.” Notwithstanding our efforts, there is a risk that fraud may occur and remain undetected by us. While we will repurchase Notes in limited identity fraud circumstances involving the corresponding member loan, we are not otherwise obligated to repurchase a Note from you for any other reason. If LendingClub repurchases a Note based on identity fraud involving the corresponding member loan, you will only receive an amount equal to the outstanding principal balance of the Note. See “Item 1. Business — About the Loan Platform — How the LendingClub Platform Operates — Identity Fraud Reimbursement.”
We do not have significant historical performance data about borrower member performance on LendingClub member loans. Default rates on the member loans may increase.
We are in the early stages of our development and have a limited operating history. We began operations as an application on Facebook.com in May 2007. In September 2007, we expanded our operations and launched our public website, www.lendingclub.com. Due to our limited operational history, we do not have significant historical performance data regarding borrower member performance on the member loans, and we do not yet know what the long-term loan loss experience will be. The estimated default rates we use in calculating interest rates have not been developed from LendingClub loss histories. Member loans originated through the LendingClub platform may default more often than these estimated default rates. As loan loss experience increases on the LendingClub platform, we may change how interest rates are set, and lender members who have purchased Notes prior to any such changes will not benefit from these changes.

Default rates on the member loans may increase as a result of economic conditions beyond our control and beyond the control of borrower members.
Member loan default rates may be significantly affected by economic downturns or general economic conditions beyond our control and beyond the control of individual borrower members. In particular, default rates on member loans on which the Notes are dependent may increase due to factors such as prevailing interest rates, the rate of unemployment, the level of consumer confidence, residential real estate values, the value of the U.S. dollar, energy prices, changes in consumer spending, the number of personal bankruptcies, disruptions in the credit markets and other factors.
If payments on the corresponding member loans relating to the Notes become more than 30 days overdue, it is likely you will not receive the full principal and interest payments that you expect to receive on the Notes due to collection fees, and you may not recover any of your original purchase price.
If the borrower member fails to make a required payment on a member loan within 30 days of the due date, LendingClub will pursue reasonable collection efforts in respect of the member loan. Referral of a delinquent member loan to a collection agency on the 31st day of its delinquency will be considered reasonable collection efforts. If we refer a loan to a collection agency, we will have no other obligation to attempt to collect on delinquent loans. LendingClub may also handle collection efforts in respect of a delinquent member loan directly. If payment amounts on a delinquent member loan are received from a borrower member more than 30 days after their due date, then we, or, if we have referred the delinquent loan to an outside collection agency, that collection agency, will retain a percentage of any funds recovered from such borrower member as a service fee before any principal or interest becomes payable to you from recovered amounts in respect of Notes related to the corresponding member loan. Collection fees range from 30% to 35% of recovered amounts. See “About the Platform — How the LendingClub Platform Operates — Post-Closing Loan Servicing and Collection.”
LendingClub or the collection agency may not be able to recover some or all of the unpaid balance of a non-performing member loan, and a lender member who has purchased a Note dependent on the non-performing member loan would then receive nothing or a small fraction of the unpaid principal and interest of the Note. You must rely on the collection efforts of LendingClub and the designated collection agency, and you are not permitted to attempt to collect payments on the member loans in any manner.
If you decide to invest through the platform and concentrate your investment in a single Note, your entire return will depend on the performance of a single member loan.
Member loans originated through the LendingClub platform have a wide range of credit grades, and we expect that some borrower members will default on their member loans. If you decide to invest through the platform and concentrate your investment in a single Note, your entire return will depend on the performance of a single member loan. For example, if you plan to purchase $100 of Notes, and choose to invest the entire $100 in a single Note instead of in four $25 Notes corresponding to the member loans of four different borrowers, your entire $100 investment will depend on the performance of a single member loan. Failing to diversify your investment increases the risk of losing your entire investment due to a single borrower member’s default, or a small number of borrower member defaults. Diversification, however, will not eliminate the risk that you may lose some, or all, of the expected principal and interest payments on the Notes.
In the unlikely event that we receive payments on the corresponding member loans relating to the Notes after the final maturity date, you will not receive payments on the Notes after maturity.
Each Note will mature on the initial maturity date, unless any principal or interest payments in respect of the corresponding member loan remain due and payable to LendingClub upon the initial maturity date, in which case the maturity of the Note will be automatically extended to the final maturity date. If there are any amounts under the corresponding member loan still due and owing to LendingClub after the final maturity, LendingClub will have no further obligation to make payments on the Notes of the series even if LendingClub receives payments on the corresponding member loan after the final maturity.
The member loans on which the Notes are dependent do not restrict borrower members from incurring additional unsecured or secured debt, nor do they impose any financial restrictions on borrower members during the term of the member loan, which may impair your ability to receive the full principal and interest payments that you expect to receive on a Note.
If a borrower member incurs additional debt after obtaining a member loan through the LendingClub platform, the additional debt may impair the ability of that borrower member to make payments on the borrower’s member loan and your ability to receive the principal and interest payments that you expect to receive on Notes dependent on those loans. In addition, the additional debt may adversely affect the borrower member’s creditworthiness generally, and could result in the financial distress, insolvency, or bankruptcy of the borrower member. To the extent that the borrower member has or incurs other indebtedness and cannot pay all of its indebtedness, the borrower member may choose to make payments to creditors other than LendingClub.

The member loans are unsecured credit obligations of individual borrower members. To the extent borrower members incur other indebtedness that is secured, such as mortgage, home equity or auto loans, the ability of the secured creditors to exercise remedies against the assets of the borrower member may impair the borrower member’s ability to repay the member loan on which your Note is dependent. Borrower members may also choose to repay obligations under secured indebtedness before repaying member loans originated through the LendingClub platform because the borrower members have no collateral at risk in the case of the member loans. A lender member will not be made aware of any additional debt incurred by a borrower member, or whether such debt is secured.
The member loans do not contain any cross-default or similar provisions. If borrower members default on their debt obligations other than the member loans, the ability to collect on member loans on which the Notes are dependent may be substantially impaired.
The member loans do not contain cross-default provisions. A cross-default provision makes a default under certain debt of a borrower member an automatic default on other debt of that borrower member. Because the member loans do not contain cross-default provisions, a borrower member’s loan will not be placed automatically in default upon that borrower member’s default on any of the borrower member’s other debt obligations, unless there are independent grounds for a default on the member loan. The member loans will not be referred to a third-party collection agency for collection because of a borrower member’s default on debt obligations other than the member loans. If a borrower member defaults on debt obligations owed to a third party and continues to satisfy payment obligations under the member loans, the third party may seize the borrower’s assets or pursue other legal action against the borrower member before the borrower member defaults on the member loans. Payments on Notes may be substantially reduced if the borrower member subsequently defaults on the member loans, and you may be unable to recoup any or all of your expected principal and interest payments on those Notes.
Borrower members may seek the protection of debtor relief under federal bankruptcy or state insolvency laws, which may result in the nonpayment of the Notes.
Borrower members may seek protection under federal bankruptcy law or similar laws. If a borrower member files for bankruptcy (or becomes the subject of an involuntary petition), a stay will go into effect that will automatically put any pending collection actions on hold and prevent further collection action absent bankruptcy court approval. If we receive notice that a borrower member has filed for protection under the federal bankruptcy laws, or has become the subject of an involuntary bankruptcy petition, we will put the borrower member’s loan account into “bankruptcy status.” When we put a member loan into bankruptcy status, we terminate automatic monthly ACH debits and do not undertake collection activity without bankruptcy court approval. Whether any payment will ultimately be made or received on a member loan after a bankruptcy status is declared depends on the borrower member’s particular financial situation. It is possible that the borrower member’s personal liability on the member loan will be discharged in bankruptcy. In most cases involving the bankruptcy of a borrower member, unsecured creditors, including LendingClub as holder of the member loans, will receive only a fraction of any amount outstanding on their member loans, if anything. See “Item 1. Business — About the Loan Platform — How the LendingClub Platform Operates — Post-Closing Loan Servicing and Collection.”
Federal law entitles borrower members who enter active military service to an interest rate cap and certain other rights that may inhibit the ability to collect on loans and reduce the amount of interest paid on the corresponding Notes.
Federal law provides borrower members on active military service with rights that may delay or impair our ability to collect on a borrower member loan corresponding to your Note. The Servicemembers Civil Relief Act requires that the interest rate on preexisting debts, such as member loans, be set at no more than 6% while the qualified servicemember or reservist is on active duty. A holder of a Note that is dependent on such a member loan will not receive the difference between 6% and the original stated interest rate for the member loan during any such period. This law also permits courts to stay proceedings and execution of judgments against servicemembers and reservists on active duty, which may delay recovery on any member loans in default, and, accordingly, payments on Notes that are dependent on these member loans. If there are any amounts under such a member loan still due and owing to LendingClub after the final maturity of the Notes that correspond to the member loan, we will have no further obligation to make payments on the Notes, even if we later receive payments after the final maturity of the Notes. We do not take military service into account in assigning loan grades to borrower member loan requests. See “Item 1. Business — About LendingClub — Government Regulation — Licensing and Consumer Protection Laws — Servicemembers Civil Relief Act.”

The death of a borrower member may substantially impair your ability to recoup the full purchase price of Notes that are dependent on the member loan to that borrower member or to receive the interest payments that you expect to receive on the Notes.
All borrower members are individuals. If a borrower member with outstanding obligations under a member loan dies while the member loan is outstanding, generally, we will seek to work with the executor of the estate of the borrower member to obtain repayment of the member loan. However, the borrower member’s estate may not contain sufficient assets to repay the member loan on which your Note is dependent. In addition, if a borrower member dies near the end of the term of a member loan, it is unlikely that any further payments will be made on the Notes corresponding to such member loan, because the time required for the probate of the estate may extend beyond the initial maturity date and the final maturity date of the Notes.
The LendingClub platform allows a borrower member to prepay a member loan at any time without penalty. Borrower member loan prepayments will extinguish or limit your ability to receive additional interest payments on a Note.
Borrower member loan prepayment occurs when a borrower member decides to pay some or all of the principal amount on a member loan earlier than originally scheduled. A borrower member may decide to prepay all or a portion of the remaining principal amount at any time without penalty. In the event of a prepayment of the entire remaining unpaid principal amount of a member loan on which the Notes are dependent, you will receive your share of such prepayment but further interest will not accrue after the date on which the payment is made. If a borrower member prepays a portion of the remaining unpaid principal balance on a member loan on which the Notes are dependent, the term of the member loan will not change, but interest will cease to accrue on the prepaid portion and future monthly payment amounts, including interest amounts, will be reduced. If a borrower member prepays a member loan in full or in part, you will not receive all of the interest payments that you originally expected to receive on Notes that are dependent on that member loan, and you may not be able to find a similar rate of return on another investment at the time at which the member loan is prepaid. Prepayments are subject to our 1.00% service charge, even if the prepayment occurs immediately after issuance of your Note.
Prevailing interest rates may change during the term of the member loan on which your Note is dependent. If this occurs, you may receive less value from your purchase of the Note in comparison to other ways you may invest your money. Additionally, borrower members may prepay their member loans due to changes in interest rates, and you may not be able to redeploy the amounts you receive from prepayments in a way that offers you the return you expected to receive from the Notes.
The member loans on which the Notes are dependent have a term of three years and bear fixed, not floating, rates of interest. If prevailing interest rates increase, the interest rates on Notes you purchase might be less than the rate of return you could earn if you invested your purchase price in a different investment.
While you may still receive a return on your purchase price for the Notes through the receipt of amounts equal to the interest portion of a borrower member’s payments on the member loan, if prevailing interest rates exceed the rate of interest payable on the member loan, the payments you receive during the term of the Note may not reflect the full opportunity cost to you when you take into account factors such as the time value of money.
There is no prepayment penalty for borrower members who prepay their member loans. If prevailing interest rates on consumer loans decrease, borrower members may choose to prepay their member loans with money they borrow from other sources or other resources, and you may not receive the interest payments on Notes dependent on those member loans that you expect to receive or be able to find an alternative use of your money to realize a similar rate of return at the time at which the Note is prepaid.
Lender member funds in a LendingClub lender member account do not earn interest.
Your LendingClub lender member account represents an interest in a pooled demand deposit account maintained by LendingClub “in trust for” lender members that does not earn interest. For a description of LendingClub member accounts, see “Item 1. Business — About the Loan Platform — How the LendingClub Platform Operates — Loan Funding and Treatment of Lender Member Balances.”
The Notes will not be listed on any securities exchange, will not be transferable except through the Note Trading Platform by FOLIOfn, and must be held only by LendingClub lender members. You should be prepared to hold the Notes you purchase until they mature.
The Notes will not be listed on any securities exchange. All Notes must be held by LendingClub lender members. The Notes will not be transferable except through the Note Trading Platform by FOLIOfn. The trading platform may not be available to residents of all states. There can be no assurance that a market for Notes will develop on the trading platform, that particular Notes will be resold or that the trading platform will continue to operate. Therefore, lender members must be prepared to hold their Notes to maturity. See “Item 1. Business — About the Loan Platform — Trading Platform.”

The U.S. federal income tax consequences of an investment in the Notes are uncertain.
No authority directly addresses the treatment of the Notes or instruments similar to the Notes for U.S. federal income tax purposes. Although the matter is not free from doubt, LendingClub intends to treat the Notes as indebtedness of LendingClub for U.S. federal income tax purposes. As a result of such treatment, the Notes will have original issue discount, or OID, for U.S. federal income tax purposes because payments on the Notes are dependent on payments on the corresponding member loan. Further, a holder of a Note will be required to include the OID in income as ordinary interest income for U.S. federal income tax purposes as it accrues (which may be in advance of interest being paid on the Note), regardless of such holder’s regular method of accounting. This characterization is not binding on the IRS, and the IRS may take contrary positions. Any differing treatment of the Notes could significantly affect the amount, timing and character of income, gain or loss in respect of an investment in the Notes. Accordingly, all prospective purchasers of the Notes are advised to consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase and ownership of the Notes (including any possible differing treatments of the Notes).
RISKS RELATED TO LENDINGCLUB AND THE LENDINGCLUB PLATFORM
We have a limited operating history. As an online company in the early stages of development, we face increased risks, uncertainties, expenses and difficulties.
If we are successful, the number of borrower members and lender members and the volume of member loans originated through the LendingClub platform will increase, which will require us to increase our facilities, personnel and infrastructure to accommodate the greater servicing obligations and demands on the LendingClub platform. The LendingClub platform is dependent upon our website to maintain current listings and transactions in the member loans and Notes. We must constantly add new hardware and update our software and website, expand our customer support services and retain an appropriate number of employees to maintain the operations of the LendingClub platform, as well as to satisfy our servicing obligations on the member loans and make payments on the Notes. If we are unable to increase the capacity of the LendingClub platform and maintain the necessary infrastructure, you may experience delays in receipt of payments on the Notes and periodic downtime of our systems.
If we are unable to increase transaction volumes, our business and results of operations will be affected adversely.
To succeed, we must increase transaction volumes on the LendingClub platform by attracting a large number of borrower members and lender members in a cost-effective manner, many of whom have not previously participated in social lending. We have experienced a high number of inquiries from potential borrower members who do not meet our criteria for submitting a member loan request. We have also experienced from time to time borrower member loan requests for amounts that exceed the aggregate amount of lender member purchase commitments. From time to time, we have relied on our credit facilities with third parties, such as Silicon Valley Bank (“SVB”), Gold Hill Venture Lending 03, LP (“Gold Hill”), and other lenders to borrow funds which we used to fund member loans on the platform ourselves to partially address the shortfall between borrower member loan requests and lender member purchase commitments. All member loans are obligations of borrower members to LendingClub, and we issue Notes to lender members who fund a corresponding member loan, or portion of the member loan, originated through our platform. When we fund member loans ourselves on the platform, we continue to directly hold the member loan, or portion of the member loan, we have funded and do not issue Notes corresponding to such member loans for our own account. We expect these shortfalls to continue for the foreseeable future, and our ability to obtain funds to help address this shortfall may be subject to broader developments in the credit markets, which are currently experiencing unprecedented volatility and disruption. If we are not able to attract qualified borrower members and sufficient lender member purchase commitments, we will not be able to increase our transaction volumes. Additionally, we rely on a variety of methods to drive traffic to our website. If we are unable to use any of our current or future marketing initiatives or the cost of these initiatives were to significantly increase, we may not be able to attract new members in a cost-effective manner and, as a result, our revenue and results of operations would be affected adversely, which may impair our ability to maintain the LendingClub platform.
We may need to raise substantial additional capital to fund our operations, and if we fail to obtain additional funding, we may be unable to continue operations.
At this early stage in our development, we have funded substantially all of our operations with proceeds from venture capital financings, private placements and bank financings. To continue the development of the LendingClub platform, we will require substantial additional funds. For example, for the year ended March 31, 2009, our cash outflow to fund operations was approximately $10.3 million.

To strengthen our financial position, during the year ended March 31, 2009, we had raised $4,707,964 in funding from the issuance of our private placement notes, $1,400,000 in additional funding under our growth capital term loan, and $1,000,000 in additional funding from our financing term loan. On September 29, 2008, we issued and sold 3,802,815 shares of Series A convertible preferred stock for aggregate cash consideration of $4,026,473, net of issuance costs. We also issued 990,212 shares of Series A convertible preferred stock in connection with the conversion of convertible notes, which had an outstanding principal balance of $1,000,000 and accrued interest of $54,575. In the second half of the year ended March 31, 2009, we sold 1,309,857 shares of Series A convertible preferred stock for aggregate cash consideration, net of issuance costs, for $1,360,420 and sold 16,036,346 shares of Series B convertible preferred stock for aggregate cash consideration, net of issuance costs, for $11,897,738.
To meet our financing requirements in the future, we may raise funds through equity offerings, debt financings or strategic alliances. Raising additional funds may involve agreements or covenants that restrict our business activities and options. Additional funding may not be available to us on favorable terms, or at all. If we are unable to obtain additional funds, we may be forced to reduce or terminate our operations.
The market in which we participate is competitive and, if we do not compete effectively, our operating results could be harmed.
The consumer lending market is competitive and rapidly changing. We expect competition to persist and intensify in the future, which could harm our ability to increase volume on the LendingClub platform.
Our principal competitors include major banking institutions, credit unions, credit card issuers and other consumer finance companies, as well as other social lending platforms, including Pertuity Direct, Virgin Money and Prosper Marketplace. Competition could result in reduced volumes, reduced fees or the failure of our social lending platform to achieve or maintain more widespread market acceptance, any of which could harm our business. In addition, in the future we may experience new competition from more established internet companies, such as eBay Inc., Google Inc. or Yahoo! Inc., possessing large, existing customer bases, substantial financial resources and established distribution channels. If any of these companies or any major financial institution decided to enter the social lending business, acquire one of our existing competitors or form a strategic alliance with one of our competitors, our ability to compete effectively could be significantly compromised and our operating results could be harmed.
Most of our current or potential competitors have significantly more financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their platforms and distribution channels. Our potential competitors may also have longer operating histories, more extensive customer bases, greater brand recognition and broader customer relationships than we have. These competitors may be better able to develop new products, to respond quickly to new technologies and to undertake more extensive marketing campaigns. Our industry is driven by constant innovation. If we are unable to compete with such companies and meet the need for innovation, the demand for our platform could stagnate or substantially decline.
If we fail to promote and maintain our brand in a cost-effective manner, we may lose market share and our revenue may decrease.
We believe that developing and maintaining awareness of the LendingClub brand in a cost-effective manner is critical to achieving widespread acceptance of social lending through LendingClub and attracting new members. Successful promotion of our brand will depend largely on the effectiveness of our marketing efforts and the member experience on the LendingClub platform. Historically, our efforts to build our brand have involved significant expense, and it is likely that our future marketing efforts will require us to incur significant additional expenses. These brand promotion activities may not yield increased revenues and, even if they do, any revenue increases may not offset the expenses we incur to promote our brand. If we fail to successfully promote and maintain our brand, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may lose our existing members to our competitors or be unable to attract new members, which would cause our revenue to decrease and may impair our ability to maintain the LendingClub platform.
We have incurred net losses in the past and expect to incur net losses in the future. If we become insolvent or bankrupt, you may lose your investment.
We have incurred net losses in the past and we expect to incur net losses in the future. As of March 31, 2009, our accumulated deficit was $19.9 million and our total stockholders’ deficit was $16.4 million. Our net loss for the year ended March 31, 2009 was $12.1 million. We have not been profitable since our inception, and we may not become profitable. In addition, we expect our operating expenses to increase in the future as we expand our operations. If our operating expenses exceed our expectations, our financial performance could be adversely affected. If our revenue does not grow to offset these increased expenses, we may never become profitable. In future periods, we may not have any revenue growth, or our revenue could decline. Our failure to become profitable could impair the operations of the LendingClub platform by limiting our access to working capital to operate the platform. If we were to become insolvent or bankrupt, an event of default would occur under the terms of the Notes, and you may lose your investment.

Our substantial senior secured indebtedness could adversely affect our financial performance, ability to finance future operations, and our special, limited obligations in respect of the Notes.
We have incurred substantial senior secured indebtedness under bank credit facilities with SVB and Gold Hill and other notes issued to other investors. The operating and financial restrictions in these debt agreements, as well as the required debt service and repayment obligations in these debt agreements, could adversely affect our financial performance. In addition, our ability to borrow additional funds or otherwise finance our future operations will be limited by the existence and terms of the debt agreements. If we are unable to repay our obligations other than the Notes and otherwise finance our future operations, such inability will have an adverse impact on our ability to operate our platform and service the Notes, which could adversely affect the payments you receive on the Notes.
Our credit agreements contain restrictive covenants and other limitations that, if not complied with, could result in a default under the credit agreements and an acceleration of our obligations under the credit agreements. We are not certain whether we would have, or be able to obtain, sufficient funds to make such accelerated payments, and a failure to do so could adversely affect our ability to operate our platform and service the Notes, which could adversely affect the payments you receive on the Notes.
We have secured our debt facilities by pledging significant assets to SVB, Gold Hill and our other investors.
In order to induce SVB, Gold Hill and other investors to enter into credit agreements and other debt agreements with us, we have pledged our assets to SVB, Gold Hill and other investors to secure our repayment obligations under these credit agreements and other debt agreements, except that we have not pledged our intellectual property rights, certain deposit accounts, the corresponding member loan promissory notes or payments we receive in respect of corresponding member loans. If we are unable to repay any amounts owed under these credit agreements with SVB and Gold Hill or other debt agreements, we could lose significant amounts of our assets and be forced to discontinue our business operations. In addition, because our obligations to SVB, Gold Hill and other investors are secured, collectively, with a first priority lien against such assets, we may have difficulty obtaining additional debt financing from another lender or obtaining new debt financing on terms favorable to us, because a new lender may have to be willing to be subordinate to SVB, Gold Hill and other investors.
The Notes will rank effectively junior to our existing secured indebtedness and to any future secured indebtedness to the extent of the collateral for that secured indebtedness. The Notes do not limit or prevent our incurring future indebtedness, whether unsecured or secured by all or a portion of our assets.
Our arrangements for backup servicing are limited. If we fail to maintain operations, you will experience a delay and increased cost in respect of your expected principal and interest payments on the Notes, and we may be unable to collect and process repayments from borrower members.
We have made arrangements for only limited backup servicing. If our platform were to fail or we became insolvent, we would attempt to transfer our member loan servicing obligations to a third party back-up servicer. There can be no assurance that this back-up servicer will be able to adequately perform the servicing of the outstanding member loans. If this back-up servicer assumes the servicing of the member loans, the back-up servicer will impose additional servicing fees, reducing the amounts available for payments on the Notes. Additionally, transferring these servicing obligations to our back-up servicer may result in delays in the processing and recovery of information with respect to amounts owed on the member loans or, if the LendingClub platform becomes inoperable, may prevent us from servicing the member loans and making principal and interest payments on the Notes. If our back-up servicer is not able to service the member loans effectively, lender members’ ability to receive principal and interest payments on their Notes may be substantially impaired.

If we were to become subject to a bankruptcy or similar proceeding, the rights of the holders of the Notes could be uncertain, and payments on the Notes may be limited and suspended or stopped. The Notes are unsecured and holders of the Notes do not have a security interest in the corresponding member loans or the proceeds of those corresponding member loans. The recovery, if any, of a holder on a Note may be substantially delayed and substantially less than the principal and interest due and to become due on the Note. Even funds held by LendingClub in trust for the holders of Notes may potentially be at risk.
If LendingClub were to become subject to a bankruptcy or similar proceeding, the recovery, if any, of a holder of a Note may be substantially delayed in time and may be substantially less in amount than the principal and interest due and to become due on the Note. Specifically, the following consequences may occur:
A bankruptcy or similar proceeding of LendingClub may cause delays in borrower member payments. Borrower members may delay payments to LendingClub on account of member loans because of the uncertainties occasioned by a bankruptcy or similar proceeding of LendingClub, even if the borrower members have no legal right to do so, and such delay would reduce, at least for a time, the funds that might otherwise be available to pay the Notes corresponding to those member loans.
A bankruptcy or similar proceeding of LendingClub may cause delays in payments on Notes. The commencement of the bankruptcy or similar proceeding may, as a matter of law, prevent LendingClub from making regular payments on the Notes, even if the funds to make such payments are available. Because a bankruptcy or similar proceeding may take months or years to complete, the suspension of payment may effectively reduce the value of any recovery that a holder of a Note may receive (and no such recovery can be assured) by the time any recovery is available.
Interest accruing upon and following a bankruptcy or similar proceeding of LendingClub may not be paid. In bankruptcy or similar proceeding of LendingClub, interest accruing on the Notes during the proceeding may not be part of the allowed claim of a holder of a Note. If the holder of a Note receives a recovery on the Note (and no such recovery can be assured), any such recovery may be based on, and limited to, the claim of the holder of the Note for principal and for interest accrued up to the date of the bankruptcy or similar proceeding, but not thereafter. Because a bankruptcy or similar proceeding may take months or years to complete, a claim based on principal and on interest only up to the start of the bankruptcy or similar proceeding may be substantially less than a claim based on principal and on interest through the end of the bankruptcy or similar proceeding.
In a bankruptcy or similar proceeding of LendingClub, there may be uncertainty regarding whether a holder of a Note has any priority right to payment from the corresponding member loan. The Notes are unsecured and holders of the Notes do not have a security interest in the corresponding member loans or the proceeds of those corresponding member loans. Accordingly, the holder of a Note may be required to share the proceeds of the corresponding member loan with LendingClub’s other creditors. If such sharing of proceeds is deemed appropriate, those proceeds that are either held by LendingClub in the clearing account at the time of the bankruptcy or similar proceeding of LendingClub, or not yet received by LendingClub from borrower members at the time of the commencement of the bankruptcy or similar proceeding, may be at greater risk than those proceeds that are already held by LendingClub in the “in trust for,” or ITF, account at the time of the bankruptcy or similar proceeding. To the extent that proceeds of the corresponding member loan would be shared with other creditors of LendingClub, any secured or priority rights of such other creditors may cause the proceeds to be distributed to such other creditors before any distribution is made to you on your Note. For a more detailed description of the clearing account and the ITF account, see “Item 1. Business — About the Loan Platform — How the LendingClub Platform Operates — Post-Closing Loan Servicing and Collection.”
In a bankruptcy or similar proceeding of LendingClub, there may be uncertainty regarding whether a holder of a Note has any right of payment from assets of LendingClub other than the corresponding member loan. In a bankruptcy or similar proceeding of LendingClub, it is possible that a Note could be deemed to have a right of payment only from proceeds of the corresponding member loan and not from any other assets of LendingClub, in which case the holder of the Note may not be entitled to share the proceeds of such other assets of LendingClub with other creditors of LendingClub, whether or not, as described above, such other creditors would be entitled to share in the proceeds of the member loan corresponding to the Note. Alternatively, it is possible that a Note could be deemed to have a right of payment from both the member loan corresponding to the Note and from some or all other assets of LendingClub, for example, based upon the automatic acceleration of the principal obligations on the Note upon the commencement of a bankruptcy or similar proceeding, in which case the holder of the Note may be entitled to share the proceeds of such other assets of LendingClub with other creditors of LendingClub, whether or not, as described above, such other creditors would be entitled to share in the proceeds of the member loan corresponding to the Note. To the extent that proceeds of such other assets would be shared with other creditors of LendingClub, any secured or priority rights of such other creditors may cause the proceeds to be distributed to such other creditors before any distribution is made to you on your Note.
In a bankruptcy or similar proceeding of LendingClub, there may be uncertainty regarding the rights of a holder of a Note, if any, to payment from funds in the clearing account. If a borrower member has paid LendingClub on a member loan corresponding to a Note before a bankruptcy or similar proceeding of LendingClub is commenced, and those funds are held in the clearing account and have not been used by LendingClub to make payments on the Note as of the date the bankruptcy or similar proceeding is commenced, there can be no assurance that LendingClub will or will be able to use such funds to make payments on the Note. Other creditors of LendingClub may be deemed to have rights to such funds that are equal to or greater than the rights of the holder of the Note. For a more detailed description of the clearing account, see “Item 1. Business — About the Loan Platform — How the LendingClub Platform Operates — Post-Closing Loan Servicing and Collection.”

In a bankruptcy or similar proceeding of LendingClub, there may be uncertainty regarding the rights of a holder of a Note, if any, to access funds in the ITF account. If a borrower has paid LendingClub on a member loan corresponding to a Note before a bankruptcy or similar proceeding of LendingClub is commenced, and those funds have been used by LendingClub to make payments on the Note prior to the date the bankruptcy or similar proceeding is commenced, but the payments on the Note continue to be held by LendingClub in an ITF account, there can be no assurance that the holder of the Note will have immediate access to the funds constituting the payment or that the funds constituting the payment will ultimately be released to the holder of the Note. While the Declaration of Trust states that funds in the ITF account are trust property and are not intended to be property of LendingClub or subject to claims of LendingClub’s creditors generally, there can be no assurance that, if the matter were to be litigated, such litigation would not delay or prevent the holder of a Note from accessing the portion of those funds in which the holder has an interest. For a more detailed description of the ITF account, see “Item 1. Business — About the Loan Platform — How the LendingClub Platform Operates — Post-Closing Loan Servicing and Collection.”
In a bankruptcy or similar proceeding of LendingClub, there may be uncertainty regarding the rights of a holder of a Note, if any, to the return of the purchase price of a Note if the corresponding member loan has not been funded. If the purchase price of a Note is paid to LendingClub and a bankruptcy or similar proceeding of LendingClub is commenced, the holder of the Note may not be able to obtain a return of the funds constituting the purchase price, even if the member loan corresponding to the Note has not been funded as of the date that the bankruptcy or similar proceeding is commenced and even if the funds are held by LendingClub in the ITF account. For a more detailed description of the funding of member loans, see “Item 1. Business — About the Loan Platform — How the LendingClub Platform Operates — Purchases of Notes and Loan Closings.”
In a bankruptcy or similar proceeding of LendingClub, the holder of a Note may be delayed or prevented from enforcing LendingClub’s repurchase obligations in cases of confirmed identity fraud. In a bankruptcy or similar proceeding of LendingClub, any right of a holder of Note to require LendingClub to repurchase the Note as a result of a confirmed identity fraud incident may not be specifically enforced, and such holder’s claim for such repurchase may be treated less favorably than a general unsecured obligation of LendingClub as described and subject to the limitations in this “Risks Related to LendingClub and the LendingClub Platform — If we were to become subject to a bankruptcy or similar proceeding” section.
In a bankruptcy or similar proceeding of LendingClub, the implementation of back-up servicing arrangements may be delayed or prevented. In a bankruptcy or similar proceeding of LendingClub, our ability to transfer servicing obligations to our back-up servicer may be limited and subject to the approval of the bankruptcy court or other presiding authority. The bankruptcy process may delay or prevent the implementation of back-up servicing, which may impair the collection of member loans to the detriment of the Notes.
We rely on third-party banks to disburse member loan proceeds and process member loan payments, and we rely on third-party computer hardware and software. If we are unable to continue utilizing these services, our business and ability to service the member loans on which the Notes are dependent may be adversely affected.
We rely on a third-party bank to disburse member loan amounts. Additionally, because we are not a bank, we cannot belong to and directly access the ACH payment network, and we must rely on an FDIC-insured depository institution to process our transactions, including loan payments and remittances to our Noteholders. We currently use Wells Fargo Bank, N.A. for these purposes. Under the ACH rules, if we experience a high rate of reversed transactions (known as “chargebacks”), we may be subject to sanctions and potentially disqualified from using the system to process payments. We also rely on computer hardware purchased and software licensed from third parties to operate our platform, including payment processing software licensed from BankServ. This hardware and software may not continue to be available on commercially reasonable terms, or at all. If we cannot continue to obtain these services, or if we cannot transition to another service provider quickly, our ability to process payments and operate the LendingClub platform could suffer, and your receipt of payments on the Notes could be delayed or impaired.

If the security of our members’ confidential information stored in our systems is breached or otherwise subjected to unauthorized access, your secure information may be stolen, our reputation may be harmed, and we may be exposed to liability.
Our platform stores our borrower members and lender members’ bank information and other personally-identifiable sensitive data. Any accidental or willful security breaches or other unauthorized access could cause your secure information to be stolen and used for criminal purposes. Security breaches or unauthorized access to secure information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our software are exposed and exploited, and, as a result, a third party or disaffected employee obtains unauthorized access to any of our members’ data, our relationships with our members will be severely damaged, and we could incur significant liability. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched against a target, we and our third-party hosting facilities may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, many states have enacted laws requiring companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause our members to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, would harm our reputation, and we could lose members.
Our ability to service the member loans or maintain accurate accounts may be adversely affected by computer viruses, physical or electronic break-ins and similar disruptions.
The highly-automated nature of the LendingClub platform may make it an attractive target and potentially vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. If a computer hacker were able to infiltrate the LendingClub platform, you would be subject to an increased risk of fraud or borrower identity theft, and you may not receive the principal or interest payments that you expect to receive on any Notes you were fraudulently induced to purchase. Hackers might also disrupt the accurate processing and posting of payments to accounts such as yours on the platform, or cause the destruction of data and thereby undermine your rights to repayment of the Notes you have purchased. While we have taken steps to prevent hackers from accessing the LendingClub platform, if we are unable to prevent hacker access, your ability to receive the principal and interest payments that you expect to receive on Notes you purchase and our ability to fulfill our servicing obligations and to maintain the LendingClub platform would be adversely affected.
Any significant disruption in service on our website or in our computer systems could reduce the attractiveness of our platform and result in a loss of members.
If a catastrophic event resulted in a platform outage and physical data loss, our ability to perform our servicing obligations would be materially and adversely affected. The satisfactory performance, reliability and availability of our technology and our underlying network infrastructure are critical to our operations, level of customer service, reputation and ability to attract new members and retain existing members. Our system hardware is hosted in a hosting facility located in Santa Clara, CA, owned and operated by SAVVIS. We also maintain a real time backup system located in Washington, D.C. SAVVIS does not guarantee that our members’ access to our website will be uninterrupted, error-free or secure. Our operations depend on SAVVIS’s ability to protect their and our systems in their facilities against damage or interruption from natural disasters, power or telecommunications failures, air quality, temperature, humidity and other environmental concerns, computer viruses or other attempts to harm our systems, criminal acts and similar events. If our arrangement with SAVVIS is terminated, or there is a lapse of service or damage to SAVVIS facilities, we could experience interruptions in our service as well as delays and additional expense in arranging new facilities. Any interruptions or delays in our service, whether as a result of SAVVIS or other third-party error, our own error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with our members and our reputation. Additionally, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. Our disaster recovery plan has not been tested under actual disaster conditions, and we may not have sufficient capacity to recover all data and services in the event of an outage at a SAVVIS facility. These factors could prevent us from processing or posting payments on the member loans or the Notes, damage our brand and reputation, divert our employees’ attention, reduce our revenue, subject us to liability and cause members to abandon the LendingClub platform, any of which could adversely affect our business, financial condition and results of operations.
Competition for our employees is intense, and we may not be able to attract and retain the highly skilled employees whom we need to support our business.
Competition for highly skilled technical and financial personnel is extremely intense. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment.
In addition, we invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements and the quality of our services and our ability to serve LendingClub members could diminish, resulting in a material adverse effect on our business.

Our growth could strain our personnel resources and infrastructure, and if we are unable to implement appropriate controls and procedures to manage our growth, we may not be able to successfully implement our business plan.
Our growth in headcount and operations since our inception has placed, and will continue to place, to the extent that we are able to sustain such growth, a significant strain on our management and our administrative, operational and financial reporting infrastructure.
Our success will depend in part on the ability of our senior management to manage the growth we achieve effectively. To do so, we must continue to hire, train and manage new employees as needed. If our new hires perform poorly, or if we are unsuccessful in hiring, training, managing and integrating these new employees, or if we are not successful in retaining our existing employees, our business may be harmed. To manage the expected growth of our operations and personnel, we will need to continue to improve our operational and financial controls and update our reporting procedures and systems. The addition of new employees and the system development that we anticipate will be necessary to manage our growth will increase our cost base, which will make it more difficult for us to offset any future revenue shortfalls by reducing expenses in the short term. If we fail to successfully manage our growth, we will be unable to execute our business plan.
If we fail to retain our key personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.
Our future depends, in part, on our ability to attract and retain key personnel. Our future also depends on the continued contributions of our executive officers and other key technical personnel, each of whom would be difficult to replace. In particular, Renaud Laplanche, our Founder and Chief Executive Officer, and John G. Donovan, our Chief Operating Officer, are critical to the management of our business and operations and the development of our strategic direction. The loss of the services of Mr. Laplanche, Mr. Donovan or other executive officers or key personnel and the process to replace any of our key personnel would involve significant time and expense and may significantly delay or prevent the achievement of our business objectives.
It may be difficult and costly to protect our intellectual property rights, and we may not be able to ensure their protection.
Our ability to maintain the LendingClub platform and arrange member loans depends, in part, upon our proprietary technology, including our proprietary LendingMatch system. We have applied for patent protection for LendingMatch. We may be unable to protect our proprietary technology effectively, however, which would allow competitors to duplicate our products and adversely affect our ability to compete with them. A third party may attempt to reverse engineer or otherwise obtain and use our proprietary technology without our consent. In addition, the LendingClub platform may infringe upon claims of third-party patents, and we may face intellectual property challenges from such other parties. We may not be successful in defending against any such challenges or in obtaining licenses to avoid or resolve any intellectual property disputes. Furthermore, our technology may become obsolete, and there is no guarantee that we will be able to successfully develop, obtain or use new technologies to adapt the LendingClub platform to compete with other person-to-person lending platforms as they develop. If we cannot protect our proprietary technology from intellectual property challenges, or if the platform becomes obsolete, our ability to maintain the platform, arrange member loans or perform our servicing obligations on the member loans could be adversely affected.
Purchasers of Notes will have no control over LendingClub and will not be able to influence LendingClub corporate matters.
We are not offering any equity in this offering. Purchasers of Notes offered through the LendingClub platform will have no equity interest in LendingClub and no ability to vote on or influence LendingClub corporate decisions. As a result, our stockholders will continue to exercise 100% voting control over all LendingClub corporate matters, including the election of directors and approval of significant corporate transactions, such as a merger or other sale of our company or its assets.

RISKS RELATING TO COMPLIANCE AND REGULATION
The LendingClub platform is a novel approach to borrowing that may fail to comply with borrower protection laws such as state usury laws, other interest rate limitations or federal and state consumer protection laws such as the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act and the Fair Debt Collection Practices Act and their state counterparts. Borrower members may make counterclaims regarding the enforceability of their obligations after collection actions have commenced, or otherwise seek damages under these laws. Compliance with such regimes is also costly and burdensome.
The LendingClub platform operates a novel program that must comply with regulatory regimes applicable to all consumer credit transactions. The novelty of our platform means compliance with various aspect of such laws is untested. Certain state laws generally regulate interest rates and other charges and require certain disclosures. In addition, other state laws, public policy and general principles of equity relating to the protection of consumers, unfair and deceptive practices and debt collection practices may apply to the origination, servicing and collection of the member loans. Our platform is also subject to other federal and state laws, such as:
•	the federal Truth-in-Lending Act and Regulation Z promulgated thereunder, and similar state laws, which require certain disclosures to borrower members regarding the terms of their member loans;
•
the federal Equal Credit Opportunity Act and Regulation B promulgated thereunder, which prohibit discrimination on the basis of age, race, color, sex, religion, marital status, national origin, receipt of public assistance or the exercise of any right under the Consumer Credit Protection Act, in the extension of credit;

•	the federal Fair Credit Reporting Act, which regulates the use and reporting of information related to each borrower member’s credit history; and
•
the federal Fair Debt Collection Practices Act and similar state debt collection laws, which regulate debt collection practices by “debt collectors” and prohibit debt collectors from engaging in certain practices in collecting, and attempting to collect, outstanding consumer loans.

We may not always have been, and may not always be, in compliance with these laws. Compliance with these requirements is also costly, time-consuming and limits our operational flexibility. See “Item 1. Business — About LendingClub — Government Regulation” for more information regarding governmental regulation of the LendingClub platform.
Noncompliance with laws and regulations may impair our ability to arrange or service member loans.
Failure to comply with the laws and regulatory requirements applicable to our business may, among other things, limit our, or a collection agency’s, ability to collect all or part of the principal amount of or interest on the member loans on which the Notes are dependent and, in addition, could subject us to damages, revocation of required licenses or other authorities, class action lawsuits, administrative enforcement actions, and civil and criminal liability, which may harm our business and ability to maintain the LendingClub platform and may result in borrower members rescinding their member loans.
Where applicable, we seek to comply with state small loan, loan broker, servicing and similar statutes. Currently, we do not provide services to borrowers in Idaho, Indiana, Iowa, Maine, Nebraska, North Carolina, North Dakota and Tennessee. In all other U.S. jurisdictions with licensing or other requirements we believe may be applicable to make loans, we have obtained any necessary licenses or comply with the relevant requirements. Nevertheless, if we are found to not comply with applicable laws, we could lose one or more of our licenses or authorizations or face other sanctions, which may have an adverse effect on our ability to continue to arrange member loans through the platform, perform our servicing obligations or make the LendingClub platform available to borrower members in particular states, which may impair your ability to receive the payments of principal and interest on the Notes that you expect to receive. See “Item 1. Business — About LendingClub — Government Regulation” for more information regarding governmental regulation of the LendingClub platform.
We rely on our agreement with WebBank to lend to qualified borrower members on a uniform basis throughout the United States. If our relationship with WebBank were to end, we may need to rely on individual state lending licenses to arrange member loans.
Borrower member loan requests take the form of an application to WebBank, which cooperates with us to lend to qualified LendingClub borrower members and allows our platform to be available to borrowers on a uniform basis throughout the United States, except that we do not currently offer member loans in Idaho, Indiana, Iowa, Maine, Nebraska, North Carolina, North Dakota and Tennessee. If our relationship with WebBank were to end, we may need to rely on individual state lending licenses to arrange member loans. Because we do not currently possess state lending licenses in every U.S. state, we may be required to discontinue lending or limit the rates of interest charged on member loans in some states. We may face increased costs and compliance burdens if our agreement with WebBank terminated.
Several lawsuits have brought under scrutiny the association between high-interest “payday loan” marketers and out-of-state banks. These lawsuits assert that payday loan marketers use out-of-state lenders in order to evade the consumer protection laws imposed by the states where they do business. Such litigation has sought, successfully in some instances, to recharacterize the loan marketer as the lender for purposes of state consumer protection law restrictions. Similar civil actions have been brought in the context of gift cards. We believe that our activities are distinguishable from the activities involved in these cases.
Nevertheless, if litigation on similar theories were successful against us, additional state consumer protection laws would be applicable to the member loans originated through the LendingClub platform if we were recharacterized as the lender. The member loans could also be voidable or unenforceable. In addition, we could be subject to claims by borrower members, as well as enforcement actions by regulators. Even if we were not required to cease doing business with residents of certain states or to change our business practices to comply with applicable laws and regulations, we could be required to register or obtain licenses or regulatory approvals that could impose a substantial cost on us. To date, no actions have been taken or threatened against us on the theory that we have engaged in unauthorized lending. However, such actions could have a material adverse effect on our business.

As internet commerce develops, federal and state governments may draft and propose new laws to regulate internet commerce, which may negatively affect our business.
As internet commerce continues to evolve, increasing regulation by federal and state governments becomes more likely. Our business could be negatively affected by the application of existing laws and regulations or the enactment of new laws applicable to social lending. The cost to comply with such laws or regulations could be significant and would increase our operating expenses, and we may be unable to pass along those costs to our members in the form of increased fees. In addition, federal and state governmental or regulatory agencies may decide to impose taxes on services provided over the internet. These taxes could discourage the use of the internet as a means of consumer lending, which would adversely affect the viability of the LendingClub platform.
As a public company, we face costly compliance burdens.
As a public company, we face costly compliance burdens, requiring significant legal, accounting and other expenses. Our management and other personnel must devote a substantial amount of time to public company compliance requirements. In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, for the year ending March 31, 2010, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses. In order to comply with Section 404, we may incur substantial accounting expense, expend significant management time on compliance-related issues, and hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.
If we discover a material weaknesses in our internal control over financial reporting which we are unable to remedy, or otherwise fail to maintain effective internal control over financial reporting, our ability to report our financial results on a timely and accurate basis may be adversely affected.
Because we only became a public company in October 2008, we have not been required to have an audit of our internal control over financial reporting, and our independent registered public accounting firm has not performed such an audit. Should we or our auditors discover a material weakness in our internal controls, our ability to report our financial results on a timely and accurate basis may be adversely affected.
We face a contingent liability for potential securities law violations in respect of loans sold to our lender members from May 2007 until April 7, 2008. This contingent liability may impair our ability to operate our platform and service the member loans that correspond to the Notes.
Loans sold to lender members through our platform from our launch in May 2007 until April 7, 2008 may be viewed as involving an offering of securities that was not registered or qualified under federal or state securities laws. If the sale of these loans were viewed as an unregistered offering of securities, our lender members who hold these loans may be entitled to rescind their purchase and be paid their unpaid principal amount of the loans plus statutory interest. As of March 31, 2009, the aggregate principal balance of these loans purchased through our platform by purchasers not affiliated with LendingClub was $4.47 million. We have not recorded an accrued loss contingency in respect of this contingent liability, although we intend to continue to monitor the situation. Generally, the federal statute of limitations for noncompliance with the requirement to register securities under the Securities Act is one year from the violation. The statute of limitations periods under state securities laws may extend for a longer period of time, and certain state securities laws empower state officials to seek restitution or rescission remedies for purchasers of unregistered securities. We have received inquiries from a number of states in respect of these prior sales of loans; neither the SEC nor any state, however, has taken or threatened administrative action or litigation over such loan sales. If a significant number of our lender members sought rescission, if we were subject to a class action securities lawsuit or if we were subject to lawsuits or administrative actions by the SEC or states in respect of these loans, our ability to maintain our platform and service the member loans to which the Notes correspond may be adversely affected.

If we are required to register under the Investment Company Act, our ability to conduct our business could be materially adversely affected.
The Investment Company Act of 1940, or the “Investment Company Act,” contains substantive legal requirements that regulate the manner in which “investment companies” are permitted to conduct their business activities. We believe we have conducted, and we intend to continue to conduct, our business in a manner that does not result in our company being characterized as an investment company. If, however, we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which would materially adversely affect our business, financial condition and results of operations. If we were deemed to be an investment company, we may also attempt to seek exemptive relief from the SEC, which could impose significant costs and delays on our business.
Item 1B. Unresolved Staff Comments
Not applicable.
Item 2. Properties
The information set forth in Item 1 under the caption “Item 1. Business — About LendingClub — Facilities” is incorporated herein by reference.
Item 3. Legal Proceedings
The information set forth in Item 1 under the caption “Item 1. Business — About LendingClub — Legal Proceedings” is incorporated herein by reference.
Item 4. Submission of Matters to a Vote of Security Holders
As described in our Form 8-K filed March 19, 2009, on March 13, 2009, we sold 16,036,346 shares of our Series B convertible preferred stock. In connection with this transaction, on March 12, 2009, stockholders holding greater than 53% of our common stock and greater than 94% of our Series A convertible preferred stock executed written consents approving an amendment to our Certificate of Incorporation, which increased our authorized capital stock, common stock and convertible preferred stock. In addition, in connection with this transaction, and in accordance with the terms of an Amended and Restated Voting Agreement dated March 13, 2009, Rebecca Lynn, a Principal of Morgenthaler Ventures, an affiliate of Morgenthaler Venture Partners IX, L.P., was appointed as a member of our Board of Directors on March 13, 2009.
PART II
Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters, and Issuer Purchases of Equity Securities
On October 13, 2008, we commenced a public offering of up to $600,000,000 in principal amount of the Notes pursuant to the Registration Statement (Registration Statement No. 333-151827). The offering is a continuous offering and remains ongoing. The Registration Statement was declared effective by the SEC on October 10, 2008. From October 13, 2008 to March 31, 2009, we sold $9,110,175 in principal amount of Notes at 100% of their principal amount. The Notes were offered only through our website, and there were no underwriters or underwriting discounts. During the period from October 10, 2008 to March 31, 2009, we incurred estimated expenses of approximately $2,663,580 in connection with the offering, none of which were paid by us to our directors, officers, persons owning 10% or more of any class of our equity securities or affiliates. As set forth in the prospectus for the offering, we are using the proceeds of each series of Notes to fund a corresponding member loan through the LendingClub platform designated by the lender members purchasing such series of Notes. None of the proceeds from the Notes are paid by us to our directors, officers, persons owning 10% or more of any class of our equity securities or affiliates.
We have no publicly traded equity securities. At May 31, 2009, there were approximately 19 holders of record of our common stock. We have not paid cash dividends since our inception, and we do not anticipate paying cash dividends in the foreseeable future.

Item 6. Selected Financial Data
Not applicable for smaller reporting companies.
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this Annual Report on Form 10-K. In addition to historical information, this Annual Report on Form 10-K contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in the following “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as in Part I Item 1A, “Risk Factors.” Important factors that could cause actual results to differ materially include, but are not limited to; the level of demand for LendingClub’s products and services; the intensity of competition; LendingClub’s ability to effectively expand and improve internal infrastructure; and adverse financial, customer and employee consequences that might result to us if litigation were to be initiated and resolved in an adverse manner to us. For a more detailed discussion of the risks relating to our business, readers should refer to Part I Item 1A, “Risk Factors.” Readers are cautioned not to place undue reliance on the forward-looking statements, including statements regarding our expectations, beliefs, intentions or strategies regarding the future, which speak only as of the date of this Annual Report on Form 10-K. We assume no obligation to update these forward-looking statements.
Overview
LendingClub is an internet-based social lending platform. We allow qualified borrower members to obtain loans (which we refer to as “member loans”) with interest rates that they find attractive. Since October 13, 2008, our lender members have had the opportunity to purchase Member Payment Dependent Notes (which we refer to as the “Notes”) issued by LendingClub, with each series of Notes corresponding to an individual member loan originated on our platform (which we refer to as the “corresponding member loans” or “CM Loans”). The Notes are dependent for payment on CM Loans and offer interest rates and credit characteristics that the lender members find attractive. From the launch of our platform in May 2007 until April 7, 2008, we did not offer Notes on our platform. Instead, our platform allowed lender members to purchase assignments of unsecured member loans directly. Since November 2007, we have also funded member loans ourselves, which we refer to as “member loans held for investment” based on our intent and ability to hold the loans for the foreseeable future or to maturity.
All member loans are unsecured obligations of individual borrower members with fixed interest rates and three-year maturities. The member loans are originated through our website, funded by WebBank at closing and immediately assigned to LendingClub upon closing. As a part of operating our lending platform, we verify the identity of members, obtain borrower members’ credit characteristics from consumer reporting agencies such as TransUnion, Experian or Equifax and screen borrower members for eligibility to participate in the platform and facilitate the origination of member loans through our agreement with WebBank, an FDIC-insured, state-chartered industrial bank organized under the laws of the state of Utah. We also provide servicing for the member loans on an ongoing basis.
LendingClub was incorporated in Delaware in October 2006, and in May 2007, began operations as an application on Facebook.com. In August 2007, we conducted a venture capital financing round and expanded our operations with the launch of our public website, www.lendingclub.com. As of March 31, 2009, the lending platform has facilitated approximately 3,891 member loans since its launch in May 2007.
We have been operating since December 2007 pursuant to an agreement with WebBank. WebBank serves as the lender for all member loans originated through our platform. Our agreement with WebBank has enabled us to make our platform available to borrower members on a uniform basis nationwide, except that we do not currently offer member loans in Idaho, Indiana, Iowa, Maine, Nebraska, North Carolina, North Dakota and Tennessee. We pay WebBank a monthly service fee based on the amount of loan proceeds disbursed by WebBank in each month, subject to a minimum monthly fee.

We have a limited operating history and have incurred net losses since our inception. Our net loss was $12,069,842 for the year ended March 31, 2009. We earn revenues from processing fees charged to members, primarily a borrower member origination fee and a lender member service charge. We also earn interest income on member loans that we fund ourselves. At this stage of our development, we have funded our operations primarily with proceeds from our venture capital financings, our credit facilities and debt and equity issuances, which are described below under “Liquidity and Capital Resources.” We also rely on our credit facilities and debt issuances to borrow funds, which we have used to fund member loans ourselves. Over time, we expect that the number of borrower members and lender members and the volume of member loans originated through our platform will increase, and that we will generate increased revenue from borrower origination fees and lender member service charges. Our decision to temporarily stop accepting lender member commitments, effective from April 7, 2008 until October 13, 2008, slowed the ramp up of our operations and expended liquidity as we funded member loans ourselves during this period.
Our operating plan allows for a continuation of the current strategy of raising capital through debt and equity financings to finance our operations until we reach profitability and become cash-flow positive, which we do not expect to occur within the next twelve months. Our operating plan calls for significant investments in website development, security, loan scoring, loan processing and marketing before we reach profitability. During the year ended March 31, 2009, we raised $5,386,893, net of issuance costs, from the sale of 5,112,672 shares of our Series A convertible preferred stock, $1,054,575 from the conversion of principal and interest on our convertible notes into 990,212 shares of our Series A convertible preferred stock, and $11,897,738, net of issuance costs, from the sale of 16,036,346 shares of our Series B convertible preferred stock. During the year ended March 31, 2008, we raised $9,925,001, net of issuance costs, from the sale of 9,445,401 shares of our Series A convertible preferred stock and $1,499,265 from the sale of 2,216,500 shares of our common stock. From October 2007 through March 31, 2009, we also raised $13,707,964 through the issuance of notes payable in connection with our growth capital term loan, financing term loan and private placement notes.
We have made significant changes to the operation of our lending platform that became effective on October 13, 2008. Our historical financial results and this discussion reflect the structure of our lending platform and our operations both prior to and after October 13, 2008. For a discussion of the effect of our new structure on our financial statements, see “Effect of the New Lending Platform Structure” below.
Significant Accounting Policies and Estimates
The preparation of our financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires us to make judgments, assumptions, and estimates that affect the amounts reported in our financial statements and accompanying notes. We believe that the judgments, assumptions and estimates upon which we rely are reasonable based upon information available to us at the time that these judgments, assumptions and estimates are made. However, any differences between these judgments, assumptions and estimates and actual results could have a material impact on our statement of operations and financial condition. The accounting policies that reflect our most significant judgments, assumptions and estimates and which we believe are critical in understanding and evaluating our reported financial results include: (1) revenue recognition; (2) fair value; (3) allowance for loan losses; and (4) share-based compensation. Other than the changes described in Note 2 — Summary of Significant Accounting Policies, Revenue recognition and Note 2 — Summary of Significant Accounting Policies, CM Loans and Notes held for investment at fair value of the Notes to Financial Statements below, there have been no material changes to any of our significant accounting policies and critical accounting estimates since October 13, 2008. See also the discussion set forth in “Effect of the New Lending Platform Structure” below.

Results of Operations
Revenues

	Years Ended
	March 31,
	2009	2008
Interest income
Member loans held for investment	$1,047,308	$253,197
CM Loans held for investment at fair value
Interest and fees earned on CM Loans	346,462	—
Credit risk related adjustment (interest expense)	(407,929)	—
Cash and cash equivalents	49,240	195,703

Total interest income	$1,035,081	$448,900

Interest expense:
Notes held for investment at fair value
Interest and fees expensed on Notes	$124,286	$—
Credit risk related adjustment (interest income)	(407,865)	—
Loans payable	943,035	63,713
Convertible notes payable	39,890	14,685
Amortization of debt discount	362,286	49,050
Amortization of BCF	156,410	22,344

Total interest expense	$1,218,042	$149,792

Our business model consists primarily of charging a transaction fee to both borrower members and lender members. The borrower member pays a fee to us for providing the services of arranging the member loan and the lender member pays a fee to us for managing the payments on the member loans and maintaining account portfolios. We also charge fees to our borrower members for unsuccessful payments. We also generate revenue from interest earned on our member loans held for investment.

Interest Income
The following table presents our quarterly interest income sources in both absolute dollars (in thousands) and as a percentage of interest income (in thousands):

	For the Quarter Ended
	June 30,		September 30,		December 31,		March 31,
(in thousands)	2007		2007		2007		2008
Interest Income Source	$	%	$	%	$	%	$	%

Borrower origination fees earned on third party purchased member loans	2	50	18	27	43	27	64	30

Borrower origination fees and interest earned on member loans held for investment	0	0	1	1	16	9	109	50

Borrower origination fees and interest earned on CM Loans held for investment net of interest expense on the related Notes	0	0	0	0	0	0	0	0

Interest earned on cash and investments	2	50	49	72	102	64	43	20

Total Interest Income	4	100	68	100	161	100	216	100

	For the Quarter Ended
	June 30,		September 30,		December 31,		March,
(in thousands)	2008		2008		2008		2009
Interest Income Source	$	%	$	%	$	%	$	%

Borrower origination fees earned on third party purchased member loans	20	9	0	0	0	0	0	0

Borrower origination fees and interest earned on member loans held for investment	177	82	240	96	326	116	284	62

Borrower origination fees and interest earned on CM Loans held for investment net of interest expense on the related Notes	0	0	0	0	(57)	-20	166	36

Interest earned on cash and investments	18	9	10	4	13	5	8	2

Total Interest Income	215	100	250	100	282	100	458	100

Borrower Origination Fees
Our borrower members pay a one-time fee to us for arranging a member loan. This fee is determined by the loan grade of the member loan.
Prior to June 17, 2008, our origination fees ranged from 0.75% to 2.00% of the aggregate principal amount of the member loan, as set forth below:

Loan Grade	A	B	C	D	E	F	G
Fee	0.75%	1.00%	1.50%	2.00%	2.00%	2.00%	2.00%
From June 17, 2008 to November 24, 2008, our origination fees ranged from 0.75% to 3.00% of the aggregate principal amount of the member loan, as set forth below:

Loan Grade	A	B	C	D	E	F	G
Fee	0.75%	1.50%	2.00%	2.50%	2.75%	3.00%	3.00%

Beginning November 25, 2008, our origination fees increased ranging from 0.75% to 3.50% of the aggregate principal amount of the member loan, as set forth below:

Loan Grade	A	B	C	D	E	F	G
Fee	0.75%	2.50%	3.00%	3.50%	3.50%	3.50%	3.50%
The borrower origination fee is included in the APR calculation provided to the borrower member and is deducted from the gross loan proceeds prior to disbursement of funds to the borrower member. We do not receive a borrower origination fee if a member loan request does not close and fund.
Borrower Origination Fees Earned on Member Loans Held for Investment
We compute borrower origination fees for member loans we fund ourselves by subtracting the average costs of originating a member loan from the aggregate fee charged to the borrower member for the member loan. We initially defer this net amount and subsequently amortize the balance over the servicing period of the member loan, which is currently 36 months for each funded member loan.
Interest Earned on Member Loans Held for Investment
We generate revenue from interest earned on member loans we have funded ourselves and hold for investment. When payments are received, the interest portion paid by our borrower members on the member loans we have funded ourselves and the amortization of the origination fees are recorded as interest income. Interest rates on these members loans, excluding amortization of origination fees, currently ranges from 7.12% to 19.36% per annum. We expect the amount of revenue generated from interest income on our member loans held for investment to increase in the near term as we self-funded the platform between April 7, 2008 through October 13, 2008 while we sought to register the offering of the Notes. Subsequent to the effectiveness of our Registration Statement, we have continued to fund member loans on the platform as we build our marketing and awareness efforts. During the year ended March 31, 2009, we funded $8,048,875 of member loans while our lender members funded $10,162,875 of member loans. During the years ended March 31, 2009 and 2008, we recorded interest income on the member loans we funded of $1,047,308 and $253,197 respectively.
Borrower Origination Fees and Interest Earned on CM Loans Held for Investment Net of Interest Expense on the Related Notes
During the year ended March 31, 2009, we began recording interest income from our CM Loans and corresponding interest expense from the Notes. Interest income from the CM Loans includes origination fees on these member loans which are recognized in the period originated. During the year ended March 31, 2009, we recorded interest income from CM Loans of $346,462, including $214,712 related to origination fees. Under Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Measurements” (“SFAS 159”), for the year ended March 31, 2009, this interest income was offset by credit risk related adjustments on CM Loans of $407,929, a non-cash interest expense. Conversely, for the Notes, we recorded interest expense of $124,286 during the year ended March 31, 2009, and offset this interest expense by credit risk related adjustments (non-cash interest income) on Notes of $407,865 during that same period. Over time, we expect that revenues and expenses related to CM Loans and Notes will increase as we grow our platform.
Interest Earned on Cash and Investments
Interest from cash and investments held in bank accounts is recorded as it is earned. For the years ended March 31, 2009 and 2008, we recorded $48,240 and $195,703, respectively, in interest income from cash and investments held in bank accounts.
Borrower Unsuccessful Payment Fees
Our procedures generally require the automatic debiting of borrower member bank accounts by ACH transfer, although we allow payment by check, subject to a five percentage point increase in the interest rate. We charge an unsuccessful payment fee to a borrower member to cover the cost we incur if an automatic payment fails and is rejected by the borrower member’s bank, for example if there is an insufficient balance in the bank account or if the account has been closed or otherwise suspended. We consider each attempt to collect the monthly payment to be a separate transaction and may assess an unsuccessful payment fee for each failed attempt. We retain the entire amount of an unsuccessful payment fee, which is currently $15.00 per transaction or 5.00% of the outstanding payment, or such lesser amount as permitted by law, to cover our costs.

Interest Expense on Notes Payable
Interest expense, other than that described above with regard to CM Loans and Notes, consists primarily of cash and non-cash interest on notes payable. For the years ended March 31, 2009 and 2008, we paid cash interest on these notes payable of $1,067,321 and $63,713, respectively, for interest due on our notes payable to our creditors. For the years ended March 31, 2009 and 2008, we recorded $518,696 and $71,394, respectively, for non-cash interest expense, primarily related to debt discounts due to warrants and beneficial conversion features, on our notes payable to our creditors. Of the amounts above, we recorded interest expense for interest due on our convertible notes of $39,890 and $14,685 for the years ended March 31, 2009 and 2008, respectively. These notes were converted to Series A preferred stock on August 29, 2008. In addition, for the amortization of debt discount associated with warrants issued in connection with the convertible notes, we recorded non-cash interest expense of $156,410 and $22,344 for the years ended March 31, 2009 and 2008, respectively. For the beneficial conversion feature associated with these warrants, we recorded non-cash interest of $156,410 and $22,344 for the years ended March 31, 2009 and 2008, respectively. We expect interest expense to continue to increase over the next year as a result of our additional borrowings discussed below under “Liquidity and Capital Resources.”
Allowance for Loan Losses
The allowance for loan losses, which management evaluates on a periodic basis, represents an estimate of potential credit losses inherent in the portfolio of member loans that we fund ourselves and hold for investment and is based on a variety of factors, including the composition and quality of the member loan portfolio, delinquency levels and trends, probable expected losses for the next twelve months, current and historical charge-off and loss experience, current industry charge-off and loss experience, the condition of the market, the interest rate climate and general economic conditions. Determining the adequacy of the allowance for loan losses is subjective, complex and requires judgment by management about the effect of matters that are inherently uncertain. Moreover, in light of our limited operating history, we do not yet have significant historical experience unique to our own base of borrowers and underwriting criteria with which to help estimate expected losses on our portfolio. In the years ended March 31, 2009 and 2008, we recorded an allowance for loan losses of $1,110,726 and $373,624, respectively, against our member loans held for investment. We expect our allowance for loan losses to increase over the next year due to the expected increase in the number of member loans held for investment.
Lender Member Service Charge (Amortization of loan servicing rights)
We charge lender members an ongoing service charge in respect of member loans and Notes that they have purchased through our platform. The service charge offsets the costs we incur in servicing member loans, including managing payments from borrower members, payments to lender members and maintaining account portfolios. This service charge is equal to 1.00% of all amounts paid by LendingClub to a lender member in respect of a member loan. The service charge is deducted from any payments on a member loan before the net amounts of those payments are allocated to the lender members’ LendingClub accounts.
Under the terms of our loan agreements with our borrower members, we have the right to charge a late payment fee of $15.00 or 5.00% of the outstanding payment, whichever is greater, or such lesser amount as permitted by law, if the borrower member’s payment is more than 15 days late. We deduct a service charge equal to 1.00% of the amount of any late payment fee collected before the net amount of the payment is allocated to the lender member’s LendingClub account.

Operating Expenses:

	Years Ended March 31,
	2009	2008	% change
Sales, marketing and customer service	$2,351,262	$2,279,361	3%
Engineering	1,882,565	1,785,488	5%
General and administrative	6,759,809	2,881,627	135%

Total operating expenses	$10,993,636	$6,946,476

Sales, Marketing and Customer Service Expense
Sales, marketing and customer service expense consists primarily of salaries, benefits and stock-based compensation expense related to sales, marketing and customer service personnel, contracting personnel, service providers, travel and other reimbursable expenses and marketing programs, such as trade shows and marketing campaigns. Sales, marketing and customer service expenses for the years ended March 31, 2009 and 2008, were $2,351,262 and $2,279,361, respectively, an increase of approximately 3%. The increase was primarily due to greater expenses incurred for marketing programs. In March 2009, we added new Chief Marketing Officer to our staff in anticipation of expanding our marketing headcount and marketing campaigns, and we expect sales, marketing and customer service expenses to increase over the next year.
Engineering Expense
Engineering expense consists primarily of salaries, benefits and stock-based compensation expense of personnel and the cost of subcontractors who work on the development and maintenance of our lending platform and software enhancements that run our lending platform. Engineering expense for the year ended March 31, 2009 was $1,882,565, an increase of approximately 5%, over the engineering expense of $1,785,488 for the year ended March 31, 2008. During the year ended March 31, 2009, we reduced our reliance on consultants and contractors, converting some of these individuals to full time employees, allowing us to grow headcount over the year without adding to personnel costs. The increase in engineering expense, however, was primarily due to new platform co-location expenses. We expect engineering expense to grow modestly over the next year.
General and Administrative Expense
General and administrative expense consists primarily of salaries, benefits and stock-based compensation expense related to general and administrative personnel, professional fees primarily related to legal and accounting fees, facilities expenses and the related overhead, and expenses related to platform fraud prevention and remediation. General and administrative expense for the year ended March 31, 2009 was $6,759,809, an increase of approximately 135%, over general and administrative expense of $2,881,627 during the year ended March 31, 2008. The increase was due primarily to increased legal and consulting expenses related to the preparation and filing of our Registration Statement and increases in headcount. Although our accounting, legal and other costs will be higher as a result of being an SEC reporting company, we anticipate that over the next year, these costs will decrease relative to their levels in the year ended March 31, 2009. Despite our planned infrastructure expansion to meet growth in lending, we expect that general and administrative expenses will decrease as a percentage of overall expenses as we grow.

Liquidity and Capital Resources

	Years Ended March 31,
Cash flows from:	2009	2008	Change
Operating Activities	$(10,282,300)	$(5,990,775)	$(4,291,525)

Investing Activities	(13,180,280)	(7,256,292)	(5,923,988)
Add back/(subtract):
Origination of CM Loans held at fair value	9,110,175	—	9,110,175
Repayment of CM Loans held at fair value	(462,336)	—	(462,336)

Investing Activities after removing activity related to CM Loans held at fair value	(4,532,441)	(7,256,292)	2,723,851

Financing Activities	29,855,942	18,641,842	11,214,100
Add back/(subtract):
Origination of Notes held at fair value	(9,110,175)	—	(9,110,175)
Repayment of Notes held at fair value	(463,713)	—	(463,713)

Financing Activities after removing activity related to Notes held at fair value	$20,282,054	$18,641,842	$1,640,212

Net cash used in operating activities increased to $10,282,300 in the year ended March 31, 2009, from $5,990,775 in the year ended March 31, 2008, as we ceased operations under our old platform and launched our new platform. Non-cash charges that most significantly offset our net loss of $12,069,842 in the year ended March 31, 2009 were: non-cash interest expenses of $695,753 related to our debt discounts due to warrants and beneficial conversion features of our notes payable and convertible notes, $946,423 of provisions for loan losses on our member loans held for investment, and the net positive effect of changes in operating assets and liabilities. Similarly, non-cash charges that most significantly offset our net loss of $7,010,695 in the year ended March 31, 2008 were: $373,624 of provisions for loan losses on our member loans held for investment, non-cash compensation expenses for options and warrants of $318,993, and the net positive effect of changes in operating assets and liabilities.
Net cash used in investing activities for the years ended March 31, 2009 and 2008, was $13,180,280 and $7,256,292, respectively. However, after removing activity related to the Notes, which activity was almost completely offset by corresponding activity related to the CM Loans reflected in our cash flow from financing activities, the remaining amounts for the years ended March 31, 2009 and 2008, were $4,532,441 and $7,256,292 respectively. These remaining amounts in both years were primarily activities related to our member loans held for investment.
Net cash used in financing activities for the years ended March 31, 2009 and 2008, was $29,855,942 and $18,641,842, respectively. However, after removing activity related to the Notes, which activity was almost completely offset by corresponding activity related to our CM Loans reflected in our cash flows from investing activities, the remaining amounts for the years ended March 31, 2009 and 2008, were $20,282,054 and $18,641,842, respectively. Cash provided by financing activities, after removing activity related to the Notes, consisted primarily of proceeds from the issuance of our convertible preferred stock issuances of loans payable, convertible notes, and common stock.
In October 2007, we entered into a loan and security agreement with SVB that allows for borrowings of up to $3,000,000 for working capital needs (the “growth capital term loan”). In October 2008, we entered into an amendment to the agreement to increase the amount of the borrowing available under the growth capital term loan to $4,000,000. The loan is secured by substantially all of our assets except our intellectual property rights and payments received on CM Loans. The interest rate is fixed at 8.5% per annum. Each advance is repayable in 36 equal monthly installments of principal and interest commencing the first day of the month following the advance.

In connection with the growth capital term loan, we issued SVB a fully vested warrant to purchase 98,592 shares of Series A convertible preferred stock at $1.065 per share. SVB also received the right to invest up to $500,000 in our next round of equity financing on the same terms offered to other investors. The growth capital term loan also requires us to maintain a certificate of deposit of $150,000 with SVB until repayment. This amount is included in restricted cash in the accompanying balance sheets.
In December 2008, we drew down the remaining $1,000,000 of available credit under the growth capital term loan and issued SVB a fully vested warrant to purchase 28,170 shares of Series A convertible preferred stock at $1.065 per share. At March 31, 2009, the growth capital term loan was fully drawn.
In February 2008, we entered into a loan and security agreement with Gold Hill that provides for financing of up to $5,000,000 for us to fund member loans on the platform (the “financing term loan”). The financing term loan was originally available for advances through June 30, 2008, but was subsequently amended in October 2008 to allow availability through December 31, 2008. The interest rate is fixed at 10.0% per annum. The agreement requires that proceeds received from borrower member payments on member loans funded by us be used to pay down the financing term loan. The financing term loan is secured by substantially all of our assets except our intellectual property rights and payments received on the CM Loans. The financing term loan requires us to maintain a certificate of deposit with SVB of $250,000 until repayment. This amount is included in restricted cash in the accompanying balance sheets.
In February and March 2008, we received advances totaling $3,600,000 under the financing term loan. During the year ended March 31, 2009, we drew down the remaining $1,400,000 available under the financing term loan and issued Gold Hill fully vested warrants to purchase 39,436 shares of Series A convertible preferred stock at $1.065 per share. In connection with the financing term loan, from inception through March 31, 2009, we issued Gold Hill fully vested warrants to purchase an aggregate of 328,637 shares of Series A convertible preferred stock at $1.065 per share. The lender also received the right to invest up to $500,000 in our next round of equity financing on the same terms offered to other investors. At March 31, 2009, the financing term loan was fully drawn.
On October 7, 2008, we entered into amendments to the growth capital term loan and financing term loan. These amendments became effective as of October 10, 2008, the date of effectiveness of our Registration Statement, whereby the lenders waived certain past covenant violations by us and consented to our new operating structure. In connection with the amendments to the financing term loan, we issued Gold Hill a fully vested warrant to purchase 37,558 shares of Series A convertible preferred stock at an exercise price of $1.065 per share.
During the year ended March 31, 2009, we entered into a series of loan and security agreements with accredited investors providing for loans evidenced by notes payable totaling $4,704,694 (the “private placement notes”). Each note is repayable over three years and bears interest at the rate of 12% per annum. We are using the proceeds of the private placement notes to fund member loans on the platform. In connection with the origination of the private placement notes, we issued the investors fully vested warrants to purchase an aggregate of 514,817 shares of Series A convertible preferred stock at an exercise price of $1.065 per share.
In January 2008, we issued subordinated convertible promissory notes to two venture capital stockholders, with principal amounts of $500,000 each, under the terms of a note and warrant purchase agreement (the “convertible notes”). The convertible notes bear interest at the rate of 8% per annum, and principal and interest are due in full on January 24, 2010, unless an equity financing with total proceeds of at least $3,000,000 occurs first. Should such an equity financing occur, the principal balance and accrued interest of the convertible notes will automatically convert into equity securities at the same price and on the same terms offered to other investors.
On September 29, 2008, the venture capital stockholders converted the convertible notes, which had an outstanding principal balance of $1,000,000 and accrued interest of $54,575 into shares of Series A convertible preferred stock at a purchase price of $1.065 per share. We issued 495,106 shares of Series A convertible preferred stock for principal and interest to each venture capital stockholder for an aggregate of 990,212 shares. Additionally, in connection with the issuance of the convertible notes, we issued the venture capital stockholders warrants to purchase an aggregate of 234,742 shares of Series A convertible preferred stock at $1.065 per share.
We used the proceeds from borrowings under the growth capital term loan, the private placement notes and the convertible notes primarily to fund member loans ourselves to ensure a sufficient level of funding for borrowing requests. From April 7, 2008 until October 13, 2008 all member loans funded on the platform were funded and held only by LendingClub. Through our participation in funding loans ourselves on the platform, as of March 31, 2009, we had funded approximately $15.0 million in member loans. We expect that we will continue to fund member loans ourselves for the foreseeable future, although there can be no assurance that we will do so or if we do, what level of funding we will be able to provide.

Following our March 31, 2009 fiscal year end, on May 18, 2009, we entered into a new secured loan facility with SVB and Gold Hill and amended the prior growth capital term loan and financing term loan to accommodate the new borrowing. This May 2009 term loan allows us to borrow up to $4,000,000 at an interest rate of 10.0% per annum. We also paid a commitment fee of $20,000 and $9,850 of the lenders’ expenses in connection with the facility. The borrowings are to be used to fund member loans. The borrowings are secured by a blanket lien on substantially all of our assets, except our intellectual property rights, certain deposit accounts and payments received on CM Loans. The lenders also received the right to invest up to $500,000 each in our next round of equity financing on the same terms offered to other investors. Additionally, the May 2009 loan facility requires us to deposit with SVB a certificate of deposit in the amount of $300,000 until repayment. On a monthly basis, we have also agreed to maintain a minimum ratio of (i) the sum of the certificate of deposit collateral and the outstanding balance of member loans funded with the borrowing which are current in their payment status to (ii) outstanding balance under the loan facility of 1.05:1. In the event this minimum collateral ratio is less than 1.05:1, we must increase the certificate of deposit to meet the minimum collateral ratio. In connection with this loan facility, we issued a fully vested warrant to purchase 187,090 shares of Series B convertible preferred stock with an exercise price of $0.7483 per share to SVB, and we issued a fully vested warrant to purchase 187,090 shares of Series B convertible preferred stock with an exercise price of $0.7483 per share to Gold Hill.
In addition to our debt financings described above, we have raised capital through the sale of our common and preferred equity. During the year ended March 31, 2009, we raised $5,386,893, net of issuance costs, from the sale of 5,112,672 shares of our Series A convertible preferred stock, $1,054,575 from the conversion of principal and interest on our convertible notes into 990,212 shares of our Series A convertible preferred stock, and $11,897,738, net of issuance costs, from the sale of 16,036,346 shares of our Series B convertible preferred stock. During the year ended March 31, 2008, we raised $9,925,001, net of issuance costs, from the sale of 9,445,401 shares of our Series A convertible preferred stock and $1,499,265 from the sale of 2,216,500 shares of our common stock.
We have incurred losses since our inception and we expect we will continue to incur losses for the foreseeable future as we grow our online platform. We require cash to meet our operating expenses and for capital expenditures and principal and interest payments on our debt, as well as to continue to fund member loans on the platform we will hold for investment. To date, we have funded our cash requirements with proceeds from our debt issuances and the sale of equity securities. At March 31, 2009, we had $11,998,541 in cash and cash equivalents. We primarily invest our cash in interest bearing money market funds.
We do not have any committed external source of funds. To the extent our capital resources are insufficient to meet our future capital requirements, we will need to finance our cash needs through public or private equity offerings or debt financings. Additional equity or debt financing may not be available on acceptable terms, if at all.
Since our inception, inflation and changing prices have not had a material effect on our business and we do not expect that inflation or changing prices will materially affect our business in the foreseeable future.
Income Taxes
We incurred a tax provision for the years ended March 31, 2009 and 2008, of $1,050 and $800, respectively. As of March 31, 2009 we had federal and state net operating loss carryforwards of $16,546,249 and $16,214,569, respectively. As of March 31, 2009, we also had federal and state research and development tax credit carryforwards of $234,789 and $213,728, respectively.
The fiscal 2008 and 2007 tax provisions vary from the expected provision or benefit at the U.S. federal statutory rate due to the recording of valuation allowances against our U.S. operating loss and deferred tax assets. Given our history of operating losses and inability to achieve profitable operations, it is difficult to accurately forecast how results will be affected by the realization of net operating loss carry forwards.
Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes our historical operating performance and the reported cumulative net losses in all prior years, we have provided a full valuation allowance against our net deferred tax assets. We will continue to evaluate the realizability of the deferred tax assets on a quarterly basis.
Off-Balance Sheet Arrangements
We do not engage in any off-balance sheet financing activities. We do not have any interest in entities referred to as variable interest entities, which include special purpose entities and other structured finance entities.

Effect of the New Lending Platform Structure
On October 13, 2008, we implemented our new operating structure and began issuing the Notes. The change in our operation of the platform, as well as our adoption of certain new accounting pronouncements, had a significant effect on our financial statements and results of operations for periods following October 13, 2008. Summarized below are the material changes to our operations on the platform. Because the Notes are a novel financing structure, we will continue to evaluate the effect the changes this shift in our operations will have on our financial condition, results of operations and cash flows.
For member loans that we fund ourselves and hold for investment, we provide a loan loss allowance in accordance with Statement of Financial Accounting Standards No. 114, “Accounting by Creditors for Impairment of a Loan” (“SFAS 114”), and SFAS 5. The loan loss allowance is a valuation allowance established to provide for estimated credit losses in the portfolio of member loans held for investment at the balance sheet date.
The allowance for loan losses, which management evaluates on a periodic basis, represents an estimate of potential credit losses inherent in the portfolio of member loans that we fund ourselves and hold for investment and is based on a variety of factors, including the composition and quality of the member loan portfolio, delinquency levels and trends, probable expected losses for the next twelve months, current and historical charge-off and loss experience, current industry charge-off and loss experience, the condition of the market, the interest rate climate and general economic conditions. Determining the adequacy of the allowance for loan losses is subjective, complex and requires judgment by management about the effect of matters that are inherently uncertain.
A member loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the original loan agreement. Our loan portfolio is comprised primarily of small groups of homogeneous, unsecured member loans, which member loans are evaluated for impairment at least every 150 days based on their payment status and information gathered through our collections efforts. Our estimate of the required allowance for loan losses is developed by estimating both the rate of default of the member loans within each FICO band and a member loan’s collection status and the amount of probable loss in the event of default. The rate of default is assigned to the member loans based on their attributes, including borrower member FICO score and collection status. Loan losses are charged against the allowance when management believes the loss is confirmed. We make an initial assessment of whether a specific reserve is required on each delinquent member loan no later than the 150th day of delinquency of that member loan.
In conjunction with our new operating structure effective as of October 13, 2008, for Notes, we adopted the provisions of SFAS 159 which permits companies to choose to measure certain financial instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. Since October 13, 2008, we have applied the provisions of SFAS 159 to the CM Loans and Notes issued under the Registration Statement. In accordance with SFAS 159, we disclose for each period for which an interim or annual income statement is presented the estimated amount of gains or losses included in earnings during the period attributable to changes in instrument-specific credit risk and how the gains or losses attributed to changes in instrument-specific credit risk were determined. We do not record a specific allowance account related to CM Loans and Notes in which we have elected the fair value option, but rather, estimate the fair value of CM Loans and Notes using discounted cash flow methodologies adjusted for our expectation of both the rate of default of the CM Loans and Notes and the amount of loss in the event of default using methodologies similar to those used on our member loans held for investment.
As the provisions of SFAS 159 were not applied to eligible items existing before October 13, 2008, adoption of SFAS 159 did not result in a cumulative-effect adjustment to our opening balance accumulated deficit. In applying the provisions of SFAS 159, we report the aggregate fair value of the CM Loans and Notes as separate line items in the assets and liabilities sections of our balance sheet using the methods described in Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”) and our financial statements.
SFAS 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Changes in fair value of the CM Loans and Notes subject to the provisions of SFAS 159 are recognized in earnings, and fees and costs associated with the origination or acquisition of CM Loans are recognized as incurred rather than deferred.
We determine the fair value of the CM Loans and Notes in accordance with the fair value hierarchy established in SFAS 157 which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. As observable market prices are not available for similar assets and liabilities, we believe the CM Loans and Notes should be considered Level 3 financial instruments under SFAS 157. For CM Loans and Notes, the fair value is expected to be estimated using discounted cash flow methodologies adjusted for our expectation of both the rate of default of the CM Loans and Notes and the amount of loss in the event of default. Our obligation to pay principal and interest on any Note is equal to the loan payments, if any, we receive on the CM Loan, net of our 1.00% service charge. As such, the fair value of the Notes is approximately equal to the fair value of the CM Loan, adjusted for the 1.00% service charge. Any unrealized gains or losses on the CM Loans and Notes for which the fair value option has been elected will be reported separately in earnings. The effective interest rate associated with the Notes will be less than the interest rate earned on the CM Loans due to the 1.00% service charge. Accordingly, as market interest rates fluctuate, the resulting change in fair value of the fixed rate CM Loans and fixed rate Notes will not be the same.

We also disclose the difference between the aggregate fair value and the aggregate unpaid principal balance of CM Loans and Notes for which the fair value option has been adopted. In addition, we disclose the aggregate fair value of CM Loans past due by 90 days or more and the fair value of CM Loans in nonaccrual status as well as the difference between the aggregate fair value and aggregate unpaid principal balance for CM Loans that are 90 days or more past due and/or in nonaccrual status. For CM Loans, we disclose the estimated amount of gains or losses included in earnings during the period attributable to changes in instrument-specific credit risk and how the gains or losses attributable to changes in instrument-specific credit risk were determined. For Notes with fair values that have been significantly affected during the reporting period by changes in the instrument-specific credit risk, we will disclose the estimated amount of gains and losses from fair value changes included in earnings that are attributable to changes in the instrument-specific credit risk, the qualitative information about the reasons for those changes and how the gains and losses attributable to changes in instrument-specific credit risk were determined.
To the extent payments are received subsequent to the maturity of a member loan, they will first be used to reduce the member loan balance reported at fair value, if any. To the extent the reported fair value of the member loan is zero, any payments received subsequent to maturity will be recognized in earnings as a gain in the period received.
In accordance with the fair value option of SFAS 159, a member loan for which there is an unpaid portion at maturity and for which collection is in doubt would presumably have a zero or minimal fair value. Any change in fair value of that particular member loan since the last reporting period would be included in earnings in the current period with any remaining fair value balance recorded as an asset on the balance sheet.
In the footnotes to our financial statements, we reflect all significant terms of the Notes, including their lack of recourse to us. As we receive scheduled payments of principal and interest on the CM Loans we will in turn make principal and interest payments on the Notes. These principal payments will reduce the carrying value of the CM Loans and Notes. If we do not receive payments on the CM Loan, we are not obligated to and will not make payments on the Notes. The fair value of the Notes is approximately equal to the fair value of the member loan, less the 1.00% service fee, and because the CM Loans and Notes are linked, any estimates or changes in estimates that we apply to the Notes must also be contemporaneously and similarly applied to the CM Loans. Thus, for example, if the fair value of the CM Loans decreases due to our expectation of both the rate of default of the CM Loans and the amount of loss in the event of default, there will also be a corresponding decrease in the fair value of the linked Notes (an unrealized gain related to the Notes and an unrealized loss related to the member loan). We have performed analyses of how changes in interest rates and defaults would affect our CM Loans and Notes held for investment at fair value and found that within any reasonable range of assumptions that the change in the difference between the CM Loans and Notes under these various assumptions is immaterial. Even under the most unlikely scenarios, the maximum change in the difference between the fair value of the CM Loans and the Notes would be limited to approximately 1% of the Notes for reasons described above.
Consistent with the guidance of Emerging Issues Task Force (“EITF”) No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent,” we record interest income on the CM Loans and interest expense on the Notes on the accrual method. In applying the provisions of SFAS 159, we record assets and liabilities measured using the fair value option in a way that separates these reported fair values from the carrying values of similar assets and liabilities measured with a different measurement attribute. We report the aggregate fair value of the CM Loans and Notes as separate line items in the assets and liabilities sections of the balance sheet.
Item 7A. Quantitative and Qualitative Disclosures about Market Risk
Not applicable for smaller reporting companies.
Item 8. Financial Statements and Supplementary Data
The financial statements required by this Item are included in Item 15 of this Annual Report on Form 10-K and are presented beginning on page F-1.
Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
None.

Item 9A(T). Controls and Procedures
We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our Exchange Act reports is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Vice President, Finance and Administration, as appropriate, to allow for timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, we recognize that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and we are required to apply our judgment in evaluating the cost-benefit relationship of possible controls and procedures.
As required by Exchange Act Rule 13a-15(b), we carried out an evaluation, under the supervision and with the participation of our management, including our Chief Executive Officer and Vice President, Finance and Administration, of the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the fiscal year covered by this report. Based on the foregoing, our Chief Executive Officer and Vice President, Finance and Administration, have concluded that our disclosure controls and procedures were effective at the reasonable assurance level.
This annual report does not include a report of management’s assessment regarding internal control over financial reporting or an attestation report of the Company’s registered public accounting firm due to a transition period established by rules of the SEC for newly public companies.
There has been no change in our internal control over financial reporting during our most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.
Item 9B. Other Information
On March 19, 2009, we filed a Form 8-K describing transactions in connection with our sale of our Series B convertible preferred stock. That Form 8-K contained as exhibits our Series B Preferred Stock Purchase Agreement, dated March 13, 2009 (Exhibit 99.1), Amended and Restated Investor Rights Agreement, dated March 13, 2009 (Exhibit 99.2), Amended and Restated Voting Agreement, dated March 13, 2009 (Exhibit 99.3), and Amended and Restated Right of First Refusal and Co-Sale Agreement, dated March 13, 2009 (Exhibit 99.4). On June 9, 2009, we filed a Form 8-K/A, which incorporated these same exhibits. These exhibits unintentionally omitted the signature pages of Daniel Ciporin. In addition, the schedule of purchasers included in the Series B Preferred Stock Purchase Agreement unintentionally omitted Mr. Ciporin’s name, and the shares of Series B convertible preferred stock purchased by Mr. Ciporin were listed as shares purchased by Canaan VII L.P. Corrected versions of these agreements are filed herewith as Exhibits 10.19 through 10.22; the only changes to these exhibits are the addition of Mr. Ciporin’s signature pages and the corrected schedule of purchasers in the Series B Preferred Stock Purchase Agreement.
PART III
Item 10. Directors, Executive Officers, and Corporate Governance
Executive Officers, Directors and Key Employees
The following table sets forth information regarding our executive officers, directors and key employees as of May 31, 2008:

Name	Age	Position(s)

Executive Officers and Directors:
Renaud Laplanche	38	Director and Chief Executive Officer
John G. Donovan	48	Chief Operating Officer
Howard Solovei	47	Vice President, Finance and Administration
Jeffrey M. Crowe	52	Director
Daniel T. Ciporin	51	Director
Rebecca Lynn	35	Director
Key Employees:
Soulaiman Htite	36	Vice President, Engineering
Pamela Kramer	48	Chief Marketing Officer
Executive Officers and Directors
Renaud Laplanche
Mr. Laplanche has served as Chief Executive Officer, Founder and Director since January 2007. From September 1999 to June 2005, Mr. Laplanche served as the Founder & CEO of TripleHop Technologies, a VC-backed enterprise software company, whose assets were acquired by Oracle Corporation in June 2005. After the acquisition by Oracle, Mr. Laplanche served as Head of Product Management, Search Technologies, for Oracle Corporation from June 2005 to October 2006. From January 1995 to September 1999 Mr. Laplanche served as an associate at Cleary Gottlieb Steen & Hamilton in their New York and Paris offices. Mr. Laplanche was honored with the HEC “Entrepreneur of the Year” award in 2002 and won the French sailing championship twice, in 1988 and 1990. Mr. Laplanche received a post-graduate DESS-DJCE degree (Tax and Corporate Law) from Université de Montpellier, Montpellier, France and an M.B.A. degree from HEC Business School, Paris, France.

John G. Donovan
Mr. Donovan has served as Chief Operating Officer since January 2007. Mr. Donovan served as a member of our board of directors from August 2007 to March 2009. From January 1988 to February 2005, Mr. Donovan worked for MasterCard Worldwide serving in multiple Vice President positions including Global Marketing (March 1993 to April 1998), Debit Product Development (April 1998 to April 2003) and Credit Product Development (May 2003 to February 2005). From February 2005 to January 2007, Mr. Donovan served as Chief Product Officer and Chief Operating Officer at E4X Inc. He was a Financial Analyst of Corporate Finance at JP Morgan Chase from September 1987 to January 1988. Mr. Donovan received his undergraduate degree in Management and Economics from Long Island University.
Howard Solovei
Mr. Solovei has served as Vice President, Finance and Administration since December 2008. Mr. Solovei brings over 20 years of public and private finance experience, most recently as Chief Financial Officer of Intraop Medical Corporation, a publicly traded medical device manufacturer, from January 2003 to October 2008. Mr. Solovei was responsible for all accounting and finance functions including fundraising, investor relations, Intraop’s transition to a public company in February 2005, SEC reporting, SOX compliance and human resources. Prior to that, Mr. Solovei served as Chief Financial Officer of Phoenix American Inc., where he gained 14 years experience in leasing and equipment finance. At Phoenix, Mr. Solovei was responsible for the management of nearly $1 billion of leased assets, $600 million of bank agreements for the company’s more than 30 partnerships and corporate entities as well as securitized debt offerings of $280 million. Mr. Solovei holds a B.S. degree in Business Administration from the University of California, Berkeley.
Jeffrey M. Crowe
Mr. Crowe has been a member of our board of directors since August 2007. Mr. Crowe was CEO-in-residence with Norwest Venture Partners from January 2002 to December 2003, joined the firm as a Venture Partner in January 2004 and became a General Partner in January 2005. He focuses on seed and mid stage investments in software, internet and consumer arenas. Mr. Crowe also currently serves on the board of deCarta, Evincii, Jigsaw, Nano-Tex, Turn and Tuvox. Mr. Crowe is also actively involved with Cast Iron Systems. From December 1999 to April 2001, Mr. Crowe served as President, Chief Operating Officer and Director of DoveBid, Inc., a privately held business auction firm. From May 1990 to November 1999, Mr. Crowe served as Chief Executive Officer of Edify Corporation, a publicly traded enterprise software company. Mr. Crowe holds an M.B.A. degree from Stanford Graduate School of Business, where he was an Arjay Miller Scholar, and a B.A. degree in History from Dartmouth College.
Daniel T. Ciporin
Mr. Ciporin has been a member of our board of directors since August 2007. Mr. Ciporin joined Canaan Partners in March 2007 as a Venture Partner specializing in digital media and communications investments. From January 1999 to June 2005 Mr. Ciporin served as Chairman and Chief Executive Officer of Shopping.com, a publicly traded online comparison shopping service. From March 2006 to March 2007, Mr. Ciporin served as Chairman of the Internet Lab, a U.S.-Israeli incubator for early-stage consumer internet startups. From June 1997 to January 1999, Ciporin served as Senior Vice President of MasterCard International, where he managed global debit services. Mr. Ciporin is also a member of the board of directors of Corel Corporation, a computer software company, Primedia Inc., a target media company, and VistaPrint Limited, a graphic design and printed products company. Mr. Ciporin earned his A.B. degree from Princeton University’s Woodrow Wilson School of Public and International Affairs and his M.B.A. degree from Yale University.
Rebecca Lynn
Ms. Lynn has been a member of our board of directors since March 2009. Ms. Lynn joined Morgenthaler Ventures in 2007 and became a Principal of Morgenthaler Ventures in 2008. She focuses on early-stage investments in mobile, health 2.0, internet services and financial services companies. She also serves on the boards of OpinMind and Autonet. Ms. Lynn began her career at Procter and Gamble’s corporate headquarters where she worked in international new product market entry. She spent time in both Cincinnati and Mexico City developing new products for the market and launching a new category in Latin America. She then joined NextCard and spent four years at the company. At NextCard, she led product development efforts and later served as the Vice President of Marketing. After NextCard, from 2003 to 2007, she ran her own consulting business, Marengo Marketing, focusing on online marketing for financial services and affiliate marketing. Ms. Lynn holds a J.D./M.B.A. degree from the Haas School of Business and U.C. Berkeley School of Law at the University of California at Berkeley and a B.S. degree in chemical engineering from the University of Missouri.

Key Employees
Soulaiman Htite
Mr. Htite has served as our Vice President of Technology since February 2007. From September 2001 to February 2007, Mr. Htite served as Senior Development Manager for Oracle Corporation, a world leader in enterprise software systems, where he began in April 1997. Mr. Htite successfully completed various research and development projects for Oracle’s Server Technologies group centered on real-time collaboration, automated diagnosability, multi-tenancy and online services high availability. During his employment with Oracle, Mr. Htite also served as an architecture consultant for several high profile customers. Mr. Htite received both his Bachelors and Masters Degrees in Computer Networking and Software Engineering from the University of Montreal.
Pamela Kramer
Ms. Kramer has served as our Chief Marketing Officer since March 2009. Ms. Kramer previously served as Chief Marketing Officer of MarketTools, Inc. in San Francisco, CA, from September 2005 to March 2009. Ms. Kramer was responsible for all marketing functions, including corporate marketing, public relations, branding, advertising, and online presence. Prior to that, Ms. Kramer served as the Chief Marketing Officer of E*TRADE Financial Corporation where she gained nine years of experience in marketing and product management from September 1995 to June 2004. Ms Kramer holds a B.A .degree in English Literature from the University at Buffalo and an M.A. degree in East Asian Studies from Cornell University.
Board Composition and Election of Directors
Our board of directors currently consists of five members, all of whom were elected as directors pursuant to the terms of a voting rights agreement entered into among certain of our stockholders. The board composition provisions of our voting rights agreement will continue following the date hereof. Holders of the Notes offered through the LendingClub platform have no ability to elect or influence our directors or approve significant LendingClub corporate transactions, such as a merger or other sale of our company or its assets.
There are no family relationships among any of our directors or executive officers.
Director Independence
Because our common stock is not listed on a national securities exchange, we are not required to maintain a board consisting of a majority of independent directors or to maintain an audit committee, nominating committee or compensation committee consisting solely of independent directors. Our board of directors has not analyzed the independence of our directors under any applicable stock exchange listing standards. Holders of the Notes have no ability to elect or influence our directors.
Board Committees
Nominating Committee and Compensation Committee
We are not a “listed issuer” as defined under Section 10A-3 of the Exchange Act. We are, therefore, not required to have a nominating or compensation committee comprised of independent directors. We currently do not have a standing nominating or compensation committee and accordingly, there are no charters for such committees. We believe that standing committees are not necessary and the directors collectively have the requisite background, experience, and knowledge to fulfill any limited duties and obligations that a nominating committee and a compensation committee may have.
Audit Committee and Audit Committee Financial Expert
We are not a “listed issuer” as defined under Section 10A-3 of the Exchange Act. We are, therefore, not required to have an audit committee comprised of independent directors. We currently do not have an audit committee and accordingly, there is no charter for such committee. The board of directors performs the functions of an audit committee. We believe that our directors collectively have the requisite financial background, experience, and knowledge to fulfill the duties and obligations that an audit committee would have, including overseeing our accounting and financial reporting practices. Therefore, we do not believe that it is necessary at this time to search for a person who would qualify as an audit committee financial expert.

Limitations on Officers’ and Directors’ Liability and Indemnification Agreements
As permitted by Delaware and California law, our amended and restated certificate of incorporation and bylaws contain provisions that limit or eliminate the personal liability of our directors for breaches of duty to the corporation. Our amended and restated certificate of incorporation and bylaws limit the liability of directors to the fullest extent under applicable law. Delaware and California law provide that directors of a corporation will not be personally liable for monetary damages for breaches of their fiduciary duties as directors, except liability for:
•	any breach of the director’s duty of loyalty to us or our stockholders;

•
any act or omission not in good faith, believed to be contrary to the interests of the corporation or its shareholders, involving reckless disregard for the director’s duty, for acts that involve an unexcused pattern of inattention that amounts to an abdication of duty, or that involves intentional misconduct or knowing or culpable violation of law;

•	any unlawful payments related to dividends, unlawful stock repurchases, redemptions, loans, guarantees or other distributions; or

•	any transaction from which the director derived an improper personal benefit.
These limitations do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies, including injunctive relief or rescission.
As permitted by Delaware and California law, our amended and restated certificate of incorporation and bylaws also provide that:
•	we will indemnify our directors and officers to the fullest extent permitted by law;

•	we may indemnify our other employees and other agents to the same extent that we indemnify our officers and directors; and

•
we will advance expenses to our directors and officers in connection with a legal proceeding, and may advance expenses to any employee or agent; provided, however, that such advancement of expenses shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person was not entitled to be indemnified.

The indemnification provisions contained in our amended and restated certificate of incorporation and amended and restated and amended and restated bylaws are not exclusive.
In addition to the indemnification provided for in our amended and restated certificate of incorporation and bylaws, we have entered into indemnification agreements with each of our directors. These agreements require us, among other things, to indemnify such persons for all direct costs of any type or nature, including attorneys’ fees, actually and reasonably incurred by such person in connection with the investigation, defense or appeal of: (1) any proceeding to which such person may be made a party by reason of (i) such person’s service as a director or officer of LendingClub, (ii) any action taken by such person while acting as director, officer, employee or agent of LendingClub, or (iii) such person’s actions while serving at the request of LendingClub as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and in any such case described above, whether or not serving in any such capacity at the time any liability or expense is or was incurred; or (2) establishing or enforcing a right to indemnification under the agreement.
Under these agreements, LendingClub is not obligated to provide indemnification: (1) on account of any proceeding with respect to (i) remuneration paid to such person in violation of law, (ii) an accounting, disgorgement or repayment of profits made from the purchase or sale by such person of securities of LendingClub against such person pursuant to the provisions of Section 16(b) of the Exchange Act, or other provisions of any federal, state or local statute or rules and regulations thereunder, (iii) conduct that was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct (but only to the extent of such specific determination), or (iv) conduct that constitutes a breach of such person’s duty of loyalty or resulting in any personal profit or advantage to which such person is not legally entitled; (2) for any proceedings or claims initiated or brought by such person not by way of defense; (3) for any amounts paid in settlement without LendingClub’s written consent; or (4) if such indemnification would be in violation of any undertaking appearing in and required by the rules and regulations promulgated under the Securities Act, or in any registration statement filed with the SEC. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.
In addition, we maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 11. Executive Compensation
Summary Compensation Table
The following table provides information regarding the compensation earned during the years ended March 31, 2009 and 2008 by each of our named executive officers.

				Option	All Other
Name and				Awards	Compensation
Principal Position	Year	Salary ($)	Bonus ($)	($)(1)	($)	Total ($)
Renaud Laplanche	2009	209,167		—		209,167
Chief Executive Officer and Founder	2008	200,000	40,000	—	—	240,000

John G. Donovan	2009	209,167		33,350		242,517
Chief Operating Officer (2)	2008	200,000	35,000	—	—	235,000

Richard G. Castro	2009	117,252	15,000	18,343		150,595
Vice President, Finance & Administration (3)	2008	30,583	—	—	—	30,583

Howard Solovei	2009	32,910	—	—	—	32,910
Vice President, Finance & Administration (4)	2008	—	—	—	—	—

(1)	Calculated in accordance with SFAS No. 123R using the modified prospective transition method without consideration of forfeitures for outstanding options to purchase shares of our common stock.

(2)	Mr. Donovan received an award of 200,000 stock options in the year ended March 31, 2009 with an exercise price of $0.27 per share.

(3)
For the year ended March 31, 2008, reflects salary earned by Mr. Castro from his hire date of January 2008 through March 31, 2008. For the year ended March 31, 2009, reflects salary earned by Mr. Castro from April 1, 2009 through the close of business on January 12, 2009, the effective date of his resignation. Mr. Castro received an award of 110,000 stock options in the year ended March 31, 2009 with an exercise price of $0.27 per share.

(4)	For the year ended March 31, 2009, reflects salary earned by Mr. Solovei from his hire date of December 2008 through March 31, 2009.
We entered into an employment agreement with Mr. Laplanche, our Chief Executive Officer and Founder and Director, in August 2007. Mr. Laplanche receives a current base salary of $200,000 per year and is eligible to receive an annual performance bonus. Mr. Laplanche has a target bonus opportunity of 20% of his base salary, assuming achievement of a series of mutually agreed upon performance milestones set each fiscal year. The amount of Mr. Laplanche’s bonus, if any, shall be determined by the board of directors in its sole discretion. The employment agreement also entitles Mr. Laplanche to receive all customary and usual fringe benefits available to our employees.
We entered into an employment agreement with Mr. Donovan, our Chief Operating Officer, in December 2006. Mr. Donovan receives a current base salary of $200,000 per year. Mr. Donovan’s employment agreement also provided for an initial stock option grant, as discussed below under “Outstanding Equity Awards at March 31, 2009.” In August 2007, we entered into an agreement with Mr. Donovan providing for accelerated vesting of his outstanding stock option awards in connection with certain termination or change-in-control events, as described below under “Post-Employment Compensation.”

We did not have an employment agreement with Mr. Castro. Mr. Castro’s base salary prior to his resignation effective January 12, 2009 was $140,000 per year. We do not have an employment agreement with Mr. Solovei. Mr. Solovei’s current base salary is $170,000 per year.
We have granted equity awards primarily through our 2007 Stock Incentive Plan (the “2007 plan”), which was adopted by our board of directors and stockholders to permit the grant of stock options to our officers, directors, employees and consultants. The material terms of our 2007 plan are further described under “— Employee Benefit Plans — 2007 Stock Incentive Plan” below. In the year ended March 31, 2009, we awarded 200,000 stock options under our 2007 plan to Mr. Donovan. We did not grant any equity awards to our named executive officers during the year ended March 31, 2008.
All stock options granted to our named executive officers are incentive stock options, to the extent permissible under the Internal Revenue Code, as amended. All equity awards to our employees and directors were granted at no less than the fair market value of our common stock on the date of each award. In the absence of a public trading market for our common stock, our board of directors has determined the fair market value of our common stock in good faith based upon consideration of a number of relevant factors including the status of our development efforts, financial status and market conditions. See “Item 7. Management’s Discussion and Analysis — Significant Accounting Policies and Estimates — Stock-Based Compensation.”
All option grants typically vest over four years, with one quarter of the shares subject to the stock option vesting on the one year anniversary of the vesting commencement date and the remaining shares vesting in equal quarterly installments thereafter over three years. All options have a ten-year term. Additional information regarding accelerated vesting upon or following a change in control is discussed below under “Post Employment Compensation.”
Outstanding Equity Awards at March 31, 2009
The following table sets forth certain information regarding outstanding equity awards granted to our executive officers that remain outstanding as of March 31, 2009. All of the options in this table are exercisable at any time but, if exercised, are subject to a lapsing right of repurchase until the options are fully vested.

Option Awards
	Number of		Number of
	Securities		Securities
	Underlying		Underlying
	Unexercised		Unexercised
	Options (#)		Options (#)	Option	Option Expiration
Name	Exercisable		Unexercisable	Exercise Price	Date

John G. Donovan	416,000	(1)	—	$0.27	February 19, 2017
	200,000	(2)	—	$0.27	August 3, 2018

(1)	25% of the these options vested on January 1, 2008, with the remainder vesting ratably over the following 12 calendar quarters.

(2)	25% of the these options vest on July 22, 2009, with the remainder vesting ratably over the following 12 calendar quarters.
Post-Employment Compensation
Mr. Laplanche, our Chief Executive Officer, and Mr. Donovan, our Chief Operating Officer, are entitled to certain severance and change in control benefits.
Mr. Laplanche’s employment agreement provides that in the event his employment is terminated by LendingClub for reasons other than for cause or in the event Mr. Laplanche resigns his employment for good reason, Mr. Laplanche will be provided a severance package with continuation of salary and benefits and, at the discretion of the board of directors, prorated bonus to the target level, for a period of six months after the date of termination, subject to set off in the event Mr. Laplanche obtains other employment during such severance period. In addition, under the stock restriction agreement entered into between Mr. Laplanche and LendingClub on August 21, 2007 (described in “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters”), upon Mr. Laplanche’s termination for reasons other than for cause or resignation for good reason, Mr. Laplanche is entitled to vesting acceleration of his unvested shares of stock as to the lesser of all unvested shares of stock or 25% of the shares held by Mr. Laplanche on the date of the agreement. Under the agreement, Mr. Laplanche is also entitled to vesting acceleration of all of his unvested shares of stock upon his termination for reasons other than for cause or resignation for good reason, if such termination or resignation occurs within twelve months after the consummation of an acquisition or asset transfer event.

Under the terms of a letter agreement entered into with Mr. Donovan on August 9, 2007, if Mr. Donovan’s employment is terminated without cause or if Mr. Donovan voluntarily terminates his employment for good reason in connection with a) a sale or other disposition of all or substantially all of our assets or b) a merger, consolidation or reorganization of LendingClub in which the holders of majority of the voting power of LendingClub prior to the merger, consolidation or reorganization no longer hold a majority of the voting power of LendingClub subsequent to the merger, consolidation or reorganization, then all of Mr. Donovan’s unvested stock options shall immediately vest. Mr. Donovan’s employment agreement does not provide for continued salary or benefits for any duration following termination of employment.
Regardless of the manner in which a named executive officer’s employment terminates, the named executive officer is entitled to receive amounts earned during his term of employment, including salary and unused vacation pay.
Employee Benefit Plans
2007 Stock Incentive Plan
We adopted the 2007 plan in February 2007. The 2007 plan will terminate upon the earliest to occur of (i) February 2017, (ii) the date on which all shares of common stock available for issuance under the 2007 plan have been issued as fully vested shares of common stock, and (iii) the termination of all outstanding stock options granted pursuant to the 2007 plan. The 2007 plan provides for the grant of the following:
•	incentive stock options under the federal tax laws (“ISOs”), which may be granted solely to our employees, including officers; and

•	nonstatutory stock options (“NSOs”), stock bonus awards, and restricted stock awards, which may be granted to our directors, consultants or employees, including officers.
Share Reserve
As of the date hereof, an aggregate of 6,548,000 shares of our common stock are authorized for issuance under our 2007 plan. Shares of our common stock subject to options and other stock awards that have expired or otherwise terminate under the 2007 plan without having been exercised in full again will become available for grant under the plan. Shares of our common stock issued under the 2007 plan may include previously unissued shares or reacquired shares bought on the market or otherwise.
Administration
The 2007 plan is administered by our board of directors, which may in turn delegate authority to administer the plan to a committee (the “Administrator”). Subject to the terms of the 2007 plan, our board of directors or its authorized committee determines recipients, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, our board of directors or its authorized committee will also determine the exercise price of options granted under the 2007 plan.
Stock Options
Stock options will be granted pursuant to stock option agreements. Generally, the exercise price for an option cannot be less than 100% of the fair market value of the common stock subject to the option on the date of grant. Options granted under the 2007 plan will vest at the rate specified in the option agreement. A stock option agreement may provide for early exercise, prior to vesting. Unvested shares of our common stock issued in connection with an early exercise may be repurchased by us. In general, the term of stock options granted under the 2007 plan may not exceed ten years. Unless the terms of an optionholder’s stock option agreement provide for earlier or later termination, if an optionholder’s service relationship with us, or any affiliate of ours, ceases due to disability or death, the optionholder, or his or her beneficiary, may exercise any vested options for up to 12 months, after the date the service relationship ends, unless the terms of the stock option agreement provide for earlier termination. If an optionholder’s service relationship with us, or any affiliate of ours, ceases without cause for any reason other than disability or death, the optionholder may exercise any vested options for up to three months after the date the service relationship ends, unless the terms of the stock option agreement provide for a longer or shorter period to exercise the option.

Acceptable forms of consideration for the purchase of our common stock under the 2007 plan, to be determined at the discretion of our board of directors at the time of grant, include (i) cash or (ii) the tendering of other shares of common stock or the attestation to the ownership of shares of common stock that otherwise would be tendered to LendingClub in exchange for LendingClub’s reducing the number of shares necessary for payment in full of the option price for the shares so purchased (provided that the shares tendered or attested to in exchange for the shares issued under the 2007 plan may not be shares of restricted stock at the time they are tendered or attested to), or (iii) any combination of (i) and (ii) above.
Generally, an optionholder may not transfer a stock option other than by will or the laws of descent and distribution or a domestic relations order. However, an optionholder may designate a beneficiary who may exercise the option following the optionholder’s death.
Limitations
The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. The options or portions of options that exceed this limit are treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power unless the following conditions are satisfied:
•	the option exercise price must be at least 110% of the fair market value of the stock subject to the option on the date of grant; and

•	the term of any ISO award must not exceed five years from the date of grant.
Restricted Stock Awards
Restricted stock awards will be granted pursuant to restricted stock purchase agreements. LendingClub shall have the right to repurchase any or all of the shares of restricted stock within such period of time and for such purchase price and upon such terms and conditions as may be specified in the restricted stock purchase agreements. Rights to acquire shares of our common stock under a restricted stock award are not transferable until the end of the applicable period of restriction. The Administrator, in its sole discretion, may impose such other restrictions on shares of restricted stock as it may deem advisable or appropriate.
Other Stock-Based Awards
The Administrator shall have the right to grant other awards based upon the common stock having such terms and conditions as the Administrator may determine, including without limitation the grant of shares based upon certain conditions, the grant of securities convertible into shares, the grant of performance units or performance shares and the grant of stock appreciation rights.
Option Grants to Outside Directors
Options may be granted to outside directors in accordance with the policies established from time to time by the board of directors specifying the number of shares (if any) to be subject to each award and the time(s) at which such awards shall be granted. All options granted to outside directors shall be NSOs and, except as otherwise provided, shall be subject to the terms and conditions of the 2007 plan.
As of the date hereof, we have not granted any options to our outside directors.
Adjustments
In the event that there is a specified type of change in our capital structure not involving the receipt of consideration by us, such as a stock split or stock dividend, the number of shares reserved under the 2007 plan and the maximum number and class of shares issuable to an individual in the aggregate, and the exercise price or strike price, if applicable, of all outstanding stock awards will be appropriately adjusted.
Dissolution or Liquidation
In the event of a proposed dissolution or liquidation of LendingClub, the Administrator shall provide written notice to each participant at least 20 days prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an award will terminate immediately prior to the consummation of such proposed action. The Administrator may specify the effect of a liquidation or dissolution on any award of restricted stock or other award at the time of grant of such award.

Reorganization
(a) Upon the occurrence of a Reorganization Event (as defined below), subject to subsection (b) below, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation.
(b) In the event that the successor corporation does not assume the option or an equivalent option is not substituted, then the Administrator shall, upon written or electronic notice to each Participant, provide that one of the following will occur, (i) all options must be exercised (either to the extent then exercisable or, at the discretion of the Administrator upon a change of control of LendingClub, all options being made fully exercisable for purposes of this clause (i)) as of a specified time prior to the Reorganization Event and will thereafter terminate immediately prior to consummation of such Reorganization Event except to the extent exercised by the participants prior to the consummation of such Reorganization Event; or (ii) all outstanding options will terminate upon consummation of such Reorganization Event and each participant will receive, in exchange therefore, a cash payment equal to the amount (if any) by which (x) the Acquisition Price (as defined in the 2007 plan) multiplied by the number of shares of common stock subject to such outstanding options (which may, in the Administrator’s discretion, be limited to options then exercisable or include options then not exercisable), exceeds (y) the aggregate exercise price of such options.
(c) For the purposes of Reorganization, the option shall be considered assumed if, following consummation of the Reorganization Event, the option confers the right to purchase or receive, for each share of optioned stock subject to the option immediately prior to the Reorganization Event, the consideration (whether stock, cash, or other securities or property) received in the Reorganization Event by holders of the common stock for each share held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares). If such consideration received in the Reorganization Event is not solely common stock of the successor corporation or a parent or subsidiary thereof, then the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the option for each share of the optioned sock subject to the option to be solely common stock of the successor corporation or a parent or subsidiary thereof equal in fair market value to the per share consideration received by holders of common stock in the Reorganization Event, and in such case such options shall be considered assumed for the purposes of a Reorganization.
A “Reorganization Event” is defined as (i) a merger or consolidation of LendingClub with or into another entity, as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property or (ii) any exchange of all of our common stock for cash, securities or other property pursuant to a share exchange transaction.
401(k) Plan
We maintain through our payroll and benefits service provider, a defined contribution employee retirement plan for our employees. The plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code, as amended, so that contributions to the 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan. The 401(k) plan provides that each participant may contribute up to 100% of his or her pre-tax compensation, up to a statutory limit, which is $16,500 for calendar 2009. Participants who are at least 50 years old can also make “catch-up” contributions, which in 2008 may be up to an additional $5,500 above the statutory limit. Under the 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee. LendingClub’s 401(k) plan does not provide for matching employee contributions.
Director Compensation
During the year ended March 31, 2009, none of our directors received any compensation for service as a member of our board of directors. Non-employee directors are reimbursed for reasonable travel and other expenses incurred in connection with attending our board meetings.
Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters
The following table sets forth information regarding the beneficial ownership of our common stock as of May 1, 2009, by:
•	each of our directors;

•	each of our named executive officers;

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock; and

•	all of our directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days after May 1, 2009. Except as otherwise indicated in the footnotes to the table below, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.
Percentage ownership calculations are based on 39,997,316 shares of common stock outstanding as of May 1, 2009, assuming the conversion of all of our outstanding convertible preferred stock.
In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of May 1, 2009. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*). Except as otherwise indicated in the footnotes to the table below, addresses of named beneficial owners are in care of LendingClub, 440 North Wolfe Road, Sunnyvale, CA 94085.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage

Officers and Directors
Dan Ciporin (1)	10,160,880	25.3%
Jeffrey M. Crowe (2)	10,164,234	25.3%
Rebecca Lynn (3)	9,354,536	23.4%
Renaud Laplanche (4)	4,355,000	10.9%
John G. Donovan	234,000	*
Howard Solovei	—	—

All directors and executive officers as a group (six persons)	34,268,650	85.1%

(1)
Includes (a) 164,103 shares of convertible preferred stock and warrants exercisable for 28,168 shares of common stock held by Mr. Ciporin and (b) 9,851,238 shares of convertible preferred stock and warrants exercisable for 117,371 shares of common stock held by Canaan VII L.P. Mr. Ciporin is a Venture Partner with Canaan Partners, which is affiliated with Canaan VII L.P., and disclaims beneficial ownership of such shares held by Canaan VII L.P. except to the extent of his pecuniary interest therein.

(2)
Includes 10,046,863 shares of convertible preferred stock and warrants exercisable for 117,371 shares of common stock held by Norwest Venture Partners X, LP. Mr. Crowe is a General Partner with Norwest Venture Partners, which is affiliated with Norwest Venture Partners X, LP, and disclaims ownership of such shares held by Norwest Venture Partners X, LP except to the extent of his pecuniary interest therein.

(3)
Includes 9,354,536 shares of convertible preferred stock held by Morgenthaler Venture Partners IX, L.P. Ms. Lynn is a Principal of Morgenthaler Ventures, an affiliate of Morgenthaler Venture Partners IX, L.P.

(4)
Mr. Laplanche’s 4,355,000 shares of common stock are subject to a stock restriction agreement entered into between the Company and Mr. Laplanche on August 21, 2007. In accordance with this agreement, these shares vested as to 1,088,750 shares on the date of the agreement, and the remainder vests monthly over 36 months. As of May 1, 2009, 2,854,479 shares were vested. The unvested portion of the award is subject to a repurchase option, under which the Company has an option to repurchase the shares in the event of Mr. Laplanche’s termination at a price of $0.01 per share.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage

5% Stockholders
Norwest Venture Partners X, LP (1)	10,164,234	25.3%
Canaan VII L.P. (2)	10,014,300	25.0%
Morgenthaler Venture Partners IX, L.P.	9,354,536	23.4%
Renaud Laplanche	4,355,000	10.9%

(1)
Includes warrants exercisable for 117,371 shares of common stock. The general partner of Norwest Venture Partners X, LP is Genesis VC Partners X LLC. The managing members of Genesis VC Partners X, LLC are Promod Haque and George Still. Each of these individuals exercises shared voting and investment power over the shares held of record by Norwest Venture Partners X, LP and disclaims beneficial ownership of such shares except to the extent of such individual’s pecuniary interest therein. The address of Norwest Venture Partners X, LP is 525 University Avenue, Suite 800, Palo Alto, CA 94301-1922.

(2)
Includes warrants exercisable for 117,371 shares of common stock. The general partner of Canaan VII L.P. is Canaan Partners VII LLC. The managers of Canaan Partners VII LLC are Brenton K. Ahrens, John V. Balen, Wende S. Hutton, Maha S. Ibrahim, Deepak Kamra, Gregory Kopchinsky, Seth A. Rudnick, Guy M. Russo and Eric A. Young. Each of these individuals exercises shared voting and investment power over the shares held of record by Canaan VII L.P. and disclaims beneficial ownership of such shares except to the extent of such individual’s pecuniary interest therein. The address of Canaan VII L.P. is 285 Riverside Avenue, Suite 250, Westport, CT 06880.

(3)
The general partner of Morgenthaler Venture Partners IX, L.P. is Morgenthaler Management Partners IX, LLC. The managing members of Morgenthaler Management Partners IX, LLC are Robert C. Bellas, James W. Broderick, Ralph E. Christoffersen, Andrew S. Lanza, Theodore A. Laufik, Gary R. Little, Robert D. Pavey and Henry A. Plain. Each of these individuals exercises shared voting and investment power over the shares held of record by Morgenthaler Venture Partners IX, L.P. and disclaims beneficial ownership of such shares except to the extent of such individual’s pecuniary interest therein. The address of Morgenthaler Venture Partners IX, L.P. is 2710 Sand Hill Road, Suite 100, Menlo Park, CA 94025.

The following table sets forth information, as of March 31, 2009, with respect to shares of our common stock that may be issued under our existing equity compensation plans.

	Number of shares of	Weighted average	Number of shares of
	common stock to be	exercise price of	common stock remaining
	issued upon exercise of	outstanding	available for future
	outstanding options,	options, warrants	issuance under equity
Plan Category	warrants and rights	and rights	compensation plans

Equity compensation plans approved by stockholders:
LendingClub Corporation 2007 Stock Incentive Plan, as amended	1,878,550	$0.27	4,638,765
All stockholder approved plans	1,878,550	$0.27	4,638,765

Equity compensation plans not approved by stockholders:
None	N/A	N/A	N/A
All non-stockholder approved plans	N/A	N/A	N/A

Total	1,878,550	$0.27	4,638,765

The information set forth in Note 13 to the Notes to Financial Statements below under the caption “Stock-Based Compensation” is incorporated herein by reference.

Item 13. Certain Relationships and Related Transactions, and Director Independence
Since our inception, we have engaged in the following transactions with our directors, executive officers and holders of more than 5% of our voting securities, and affiliates and immediate family members of our directors, executive officers and 5% stockholders. We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.
LendingClub Platform Participation
Our Chief Executive Officer, Renaud Laplanche, purchased $435,650 in member loans through the LendingClub platform during the period in which we allowed lender members to purchase assignments of member loans directly. Under our new structure, Mr. Laplanche has purchased $281,125 in Notes to provide full funding for the related member loan listings and improve the platform experience for our borrower members. In respect of these Notes, as of June 10, 2009 Mr. Laplanche had received principal payments of $12,982.48 and interest payments of $3,362.95. These Notes had an average nominal interest rate of 12.80%. Mr. Laplanche’s purchases were made on terms and conditions that were not more favorable than those obtained by other lender members.
To test the operation of the platform, our Chief Executive Officer and Chief Operations Officer both received member loans during the beta testing phase of our platform. Such member loans were on the same terms as the terms generally available to other borrower members, and these member loans have already been repaid. No director or officer of LendingClub has received a member loan since this time. Our corporate policies now prohibit directors and executive officers from receiving member loans through our platform.
Financing Arrangements with Directors or Executive Officers
Beginning in October 2006 through various dates during the year ended March 31, 2008, the Company received advances from Mr. Laplanche that provided a total of $240,712 in working capital at no interest. The Company borrowed the money in a series of draws, and the amount received from Mr. Laplanche was $35,774 as of March 31, 2007, and all subsequent advances were repaid as of March 31, 2008. Similarly, in February 2009 Mr. Laplanche advanced a total of $195,000 to the Company for working capital purposes at no interest. The balance was fully repaid in March 2009.
In the year ended March 31, 2009, we issued a series of promissory notes to accredited investors, that are repayable over three years and bear interest at the rate of 12% per annum. One of our directors, Daniel T. Ciporin, purchased promissory notes in the aggregate amount of $250,000. In consideration of his purchase of those promissory notes, Mr. Ciporin also received warrants to purchase 28,168 shares of our convertible preferred stock.
Financing Arrangements with Significant Stockholders
In August 2007, we issued and sold to investors an aggregate of 9,637,401 shares of Series A convertible preferred stock at a purchase price of $1.065 per share, for aggregate consideration of $10,263,831. On September 29, 2008, we issued and sold 3,802,815 additional shares of Series A convertible preferred stock at a purchase price of $1.065 per share, for aggregate cash consideration of $4,050,000. In December 2008, the Company issued an additional 1,309,857 shares of Series A convertible preferred stock for aggregate cash consideration of $1,395,000.
In January 2008, we issued subordinated convertible promissory notes to Norwest Venture Partners X, LP (“Norwest”) and Canaan VII L.P. (“Canaan”), with principal sums of $500,000 each, under the terms of a note and warrant purchase agreement. The convertible notes were subordinate to our capital loan facility and our credit facility and bore interest at a rate of 8% per annum. Principal and interest were due in full on the maturity date of January 24, 2010, unless an equity financing with total proceeds of at least $3 million occurred prior to such date. If such an equity financing occurred, the principal balance and accrued interest of the notes would automatically convert into equity securities at the same price and under the same terms as those offered to the other equity investors. In connection with our issuance of additional shares of Series A convertible preferred stock on September 29, 2008, we issued 990,212 shares of Series A convertible preferred stock in connection with the conversion of these convertible notes, which had an outstanding principal balance of $1,000,000 and accrued interest of $54,575.
In connection with the convertible note issuances, we also issued warrants to purchase a number of shares of our convertible preferred stock. We issued a warrant to purchase 117,371 shares of our convertible preferred stock to each of Norwest and Canaan, each with an exercise price of $1.065 per share. The warrants will terminate in January 2015.

The warrants contain a net exercise provision under which its holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of our common stock at the time of exercise of the warrant after deduction of the aggregate exercise price. The warrants also provide for the same registration rights that holders of our Series A convertible preferred stock are entitled to receive pursuant to our amended and restated investor rights agreement, as amended. The warrants contain provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrants in the event of stock dividends, stock splits, reorganizations, reclassifications and consolidations.
In March 2009, the Company issued 16,036,346 shares of Series B convertible preferred stock for aggregate cash consideration of $11,999,998.
The participants in these convertible preferred stock financings included the following holders of more than 5% of our voting securities or entities affiliated with them. The following table presents the number of shares issued to these related parties in these financings:

	Series A	Series B
Participants	Preferred Stock	Preferred Stock

Norwest Venture Partners X, LP	6,955,200	3,091,663
Canaan VII L.P.	6,850,872	3,046,057
Morgenthaler Venture Partners IX, L.P.	—	9,354,536
In connection with our Series B convertible preferred stock financing, we entered into amended and restated investor rights, voting, and right of first refusal and co-sale agreements containing voting rights, information rights, rights of first refusal and registration rights, among other things, with certain holders of our convertible preferred stock and certain holders of our common stock.
Under the voting rights agreement, the investors in our convertible preferred stock, including Norwest, Canaan and Morgenthaler Venture Partners IX, L.P. (“Morgenthaler”) have each agreed, subject to maintaining certain ownership levels, to exercise their voting rights so as to elect one designee of Norwest, one designee of Canaan and one designee of Morgenthaler to our board of directors, as well as our chief executive officer. Under the terms of the investor rights agreement, the holders of at least 55% of the shares issuable upon conversion of our Series A and Series B convertible preferred stock have the right to demand that we file up to two registration statements so long as the aggregate amount of securities to be sold under a registration statement is at least $10 million. These registration rights are subject to specified conditions and limitations. In addition, if we are eligible to file a registration statement on Form S-3, holders of the shares having registration rights have the right to demand that we file a registration statement on Form S-3 so long as the aggregate amount of securities to be sold under the registration statement on Form S-3 is at least $1,000,000, subject to specified exceptions and conditions and limitations. The investor rights agreement also provides that if we register any our shares for public sale, stockholders with registration rights will have the right to include their shares in the registration statement, subject to specified conditions and limitations
Indemnification Agreements
Our amended and restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into separate indemnification agreements with each of our directors and executive officers. For more information regarding these agreements, see “Item 10. Directors, Executive Officers, and Corporate Governance — Limitations on Officers’ and Directors’ Liability and Indemnification Agreements.”

Item 14. Principal Accounting Fees and Services
The following table presents the aggregate fees billed (or expected to be billed) by Armanino McKenna LLP, our independent registered public accounting firm:

Year Ended
March 31, 2009 (1)
Audit fees (2)	$625,290
Audit-related fees	—
Tax fees	19,833
All other fees	18,725

Total	$663,848

(1)	We did not incur any fees of Armanino McKenna LLP or other independent registered public accounting firm in the year ended March 31, 2008.

(2)
Represents fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements, advice on accounting matters that arose during the audit and audit services provided in connection with other statutory or regulatory filings.

The board of directors approves all audit and non-audit services to be provided by the independent registered public accountants. During the year ended March 31, 2009, all of the services provided by Armanino McKenna LLP were audit services and were pre-approved by the board of directors in accordance with this policy.
PART IV
Item 15. Exhibits and Financial Statement Schedule
See “Index to Financial Statements” below.
Exhibits filed as part of this Annual Report on Form 10-K are listed on the Exhibit Index immediately preceding such exhibits, which is incorporated herein by reference.

LendingClub Corporation
Index to Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
LendingClub Corporation
Sunnyvale, California
We have audited the accompanying balance sheets of LendingClub Corporation (the “Company”) as of March 31, 2009 and 2008, and the related statements of operations, preferred stock and stockholders’ deficit and cash flows for each of the two years in the period ended March 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management as well, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LendingClub Corporation at March 31, 2009 and 2008, and the results of its operations and its cash flows for each of the two years in the period ended March 31, 2009, in conformity with accounting principles generally accepted in the United States of America.
ARMANINO McKENNA LLP
San Jose, California
June 16, 2009

LendingClub Corporation
Balance Sheets

	March 31,
	2009	2008
ASSETS

Cash and cash equivalents	$11,998,541	$5,605,179
Restricted cash	452,000	410,000
Member loans held for investment, net of allowance for loan losses	9,918,479	6,245,933
CM Loans held for investment, at fair value	8,239,909	—
Other receivables	71,594	10,147
Loan servicing rights, at fair value	56,116	87,719
Prepaid expenses and other assets	63,620	87,352
Property and equipment, net	139,993	172,116
Deposits	146,548	28,250

Total assets	$31,086,800	$12,646,696

LIABILITIES

Accounts payable	$630,452	$403,808
Accrued expenses	424,249	197,568
Notes, at fair value	8,238,597	—
Deferred revenue	56,117	87,719
Loans payable, net of debt discount	9,647,804	5,948,624
Convertible notes payable, net of debt discount	—	687,179

Total liabilities	18,997,219	7,324,898

Commitments and contingencies (see Note 16)
PREFERRED STOCK

Preferred stock, $0.01 par value; 33,200,000 and 10,075,000 shares authorized at March 31, 2009, and March 31, 2008, respectively,
Series A convertible preferred stock, 17,100,000 and 9,637,401 shares designated at March 31, 2009, and March 31, 2008, respectively; 15,740,285 and 9,637,401 shares issued and outstanding at March 31, 2009, and March 31, 2008, respectively; aggregate liquidation preference of $16,763,404 and $10,236,831 at March 31, 2009, and March 31, 2008, respectively.

Series B convertible preferred stock, 16,100,000 and 0 shares designated at March 31, 2009, and March 31, 2008 respectively; 16,036,346 and 0 shares issued and outstanding at March 31, 2009, and March 31, 2008, respectively; aggregate liquidation preference of $11,999,998 and $0 at March 31, 2009 and March 31, 2008, respectively.	28,462,446	10,118,831

Total preferred stock	28,462,446	10,118,831

STOCKHOLDERS’ DEFICIT

Common stock, $0.01 par value; 50,000,000 and 23,725,000 shares authorized at March 31, 2009, and March 31, 2008, respectively; 8,220,685 and 8,190,000 shares issued and outstanding at March 31, 2009, and March 31, 2008, respectively;	82,207	81,900
Additional paid-in capital	3,444,301	2,950,598
Accumulated deficit	(19,899,373)	(7,829,531)

Total stockholders’ deficit	(16,372,865)	(4,797,033)

Total liabilities, preferred stock and stockholders’ deficit	$31,086,800	$12,646,696

The accompanying notes are an integral part of these financial statements.

LendingClub Corporation
Statements of Operations

	For the Years Ended March 31,
	2009	2008
Revenues
Member loans held for investment
Interest income, net	$1,096,548	$448,900
Interest expense	(1,501,621)	(149,792)

Net interest income (loss), member loans held for investment	(405,073)	299,108
Provision for loan losses	(946,423)	(373,624)

Net interest income (loss) after provision for loan losses	(1,351,496)	(74,516)

CM Loans and Notes held for investment at fair value
Interest income/(expense), CM Loans, net	(61,467)	—
Interest (expense)/income, Notes, net	283,579	—

Net interest income/(loss), CM Loans and Notes held for investment at fair value	222,112	—

Amortization of loan servicing rights	46,948	10,747
Other revenue	7,280	350

Total (losses)/revenues	(1,075,156)	(63,419)

Operating expenses
Sales, marketing and customer service	2,351,262	2,279,361
Engineering	1,882,565	1,785,488
General and administrative	6,759,809	2,881,627

Total operating expenses	10,993,636	6,946,476

Loss before provision for income taxes	(12,068,792)	(7,009,895)

Provision for income taxes	1,050	800

Net loss	(12,069,842)	(7,010,695)

Amortization of beneficial conversion feature on convertible preferred stock	156,410	22,344

Net loss attributable to common stockholders	$(11,913,432)	$(6,988,351)

Basic and diluted net loss per share	$(1.45)	$(0.88)

Weighted-average shares of common stock used in computing basic and diluted net loss per share	8,191,906	7,928,686
The accompanying notes are an integral part of these financial statements.

LendingClub Corporation
Statements of Preferred Stock and Stockholders’ Deficit

					Additional		Total	Total Preferred Stock
	Convertible Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’	and Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit	Deficit
Balances, March 31, 2007	—	$—	5,973,500	$59,735	$659,335	$(818,836)	$(99,766)	$(99,766)
Issuance of common stock for cash	—	—	2,216,500	22,165	1,477,100	—	1,499,265	1,499,265
Issuance of Series A convertible preferred stock for cash, net of issuance costs of $145,000	9,455,401	9,925,001	—	—	—	—	—	9,925,001
Issuance of Series A convertible preferred stock for consulting services	182,000	193,830	—	—	—	—	—	193,830
Issuance of Series A convertible preferred stock warrants in connection with term loan agreements	—	—	—	—	331,430	—	331,430	331,430
Issuance of Series A convertible preferred stock warrants in connection with convertible loan agreements	—	—	—	—	178,755	—	178,755	178,755
Beneficial conversion feature on issuance of Series A convertible preferred stock warrants in connection with convertible loan agreements	—	—	—	—	178,755	—	178,755	178,755

Stock-based compensation expense related to options granted to employees	—	—	—	—	62,704	—	62,704	62,704
Issuance of common stock options to non-employees for services rendered	—	—	—	—	2,060	—	2,060	2,060
Issuance of warrants to purchase common stock to non-employee for consulting services	—	—	—	—	45,949	—	45,949	45,949
Issuance of warrants to purchase common stock to investor	—	—	—	—	14,510	—	14,510	14,510
Net loss	—	—	—	—	—	(7,010,695)	(7,010,695)	(7,010,695)

Balances, March 31, 2008	9,637,401	10,118,831	8,190,000	81,900	2,950,598	(7,829,531)	(4,797,033)	5,321,798
Stock-based compensation expense related to options granted to employees	—	—	—	—	73,677	—	73,677	73,677
Conversion of notes payable to Series A convertible preferred stock	990,212	1,054,575	—	—	—	—	—	1,054,575
Issuance of Series A convertible preferred stock for cash, net of issuance costs of $58,107	5,112,672	5,386,893	—	—	—	—	—	5,386,893
Issuance of Series A convertible preferred stock warrants in connection with term loan agreements	—	—	—	—	82,227	—	82,227	82,227
Issuance of Series A convertible preferred stock warrants in connection with private placement	—	4,409	—	—	329,271	—	329,271	333,679
Issuance of Series B convertible preferred stock for cash, net of issuance costs of $102,259	16,036,346	11,897,738	—	—	—	—	—	11,897,738
Issuance of common stock upon exercise of options	—	—	30,685	307	8,528	—	8,835	8,835
Net loss	—	—	—	—	—	(12,069,842)	(12,069,842)	(12,069,842)

Balances, March 31, 2009	31,776,631	$28,462,446	8,220,685	$82,207	$3,444,301	$(19,899,373)	$(16,372,865)	$12,089,581

The accompanying notes are an integral part of these financial statements.

LendingClub Corporation
Statements of Cash Flows

	For the Years Ended March 31,
	2009	2008
Cash flows from operating activities
Net loss	$(12,069,842)	$(7,010,695)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	60,302	36,677
Non-cash interest expense	974,398	71,454
Non-cash interest income	(407,865)	—
Stock based compensation expense	73,677	64,704
Expense for preferred stock issued in exchange for consulting services	—	193,830
Expense for warrants issued to non-employee	—	45,949
Expense for warrants issued in exchange for consulting services	—	14,510
Change in fair value of loan servicing rights	31,602	(87,719)
Interest capitalized on loans	(156,705)	55,244
Provision for loan losses	946,423	373,624
Changes in operating assets and liabilities
Other receivables	(61,447)	(10,147)
Deposits	(118,298)	(22,250)
Prepaid expenses and other assets	23,732	(80,354)
Accounts payable	226,644	88,219
Accrued expenses	226,681	188,460
Deferred revenue	(31,602)	87,719

Net cash used in operating activities	(10,282,300)	(5,990,775)

Cash flows from investing activities
Member loans originated	(8,088,550)	(6,962,874)
Origination of CM Loans held at fair value	(9,110,175)	—
Repayment of member loans originated	3,626,288	288,073
Repayment of CM Loans held at fair value	462,336	—
Increase in restricted cash	(42,000)	(410,000)
Purchase of property and equipment	(28,179)	(171,491)

Net cash used in investing activities	(13,180,280)	(7,256,292)

Cash flows from financing activities
Proceeds from issuance of notes payable	7,394,551	6,600,000
Proceeds from issuance of Notes held at fair value	9,110,175	—
Proceeds from issuance of convertible promissory notes	—	1,000,000
Payments on notes payable	(3,482,945)	(346,650)
Payments on Notes held at fair value	(463,713)	—
Repayments of note payable to shareholders	—	(35,774)
Proceeds from issuance of Series A and Series B convertible preferred stock, net of issuance costs	17,289,039	9,925,001
Proceeds from issuance of common stock	8,835	1,499,265

Net cash provided by financing activities	29,855,942	18,641,842

Net increase in cash and cash equivalents	6,393,362	5,394,775

Cash and cash equivalents — beginning of period	5,605,179	210,404

Cash and cash equivalents — end of period	$11,998,541	$5,605,179

Supplemental disclosure of cash flow information:

Cash paid for interest	$1,067,321	$63,713

Supplemental disclosure of non-cash investing and financing activities:
Issuance of Series A convertible preferred stock in exchange for consulting services	—	$193,830
Issuance of Series A convertible preferred stock warrants in connection with term loan agreement	$389,847	$331,430
Issuance of Series A convertible preferred stock warrants in connection with convertible loan agreement	—	$178,755
Beneficial conversion feature on issuance of Series A convertible preferred stock warrants in connection with convertible loan agreement	—	$178,755

Convertible preferred debt converted to Series A preferred stock	$1,054,575	—
The accompanying notes are an integral part of these financial statements.

LENDINGCLUB CORPORATION
Notes to Financial Statements
1. Nature of Organization and Periods Presented
Organization and Operation
LendingClub Corporation (the “Company” or “LendingClub”) is an internet-based social lending platform. We allow qualified borrower members to obtain loans (which we refer to as “member loans”) with interest rates that they find attractive. Since October 13, 2008, our lender members have had the opportunity to purchase Member Payment Dependent Notes (which we refer to as the “Notes”) issued by LendingClub, with each series of Notes corresponding to an individual member loan originated on our platform (which we refer to as the “Corresponding Member Loans” or “CM Loans”). The Notes are dependent for payment on CM Loans and offer interest rates and credit characteristics that the lender members find attractive. From the launch of our platform in May 2007 until April 7, 2008, we did not offer Notes on our platform. Instead, our platform allowed lender members to purchase assignments of unsecured member loans directly. Since November 2007, we have also funded member loans ourselves, which we refer to as “member loans held for investment” based on our intent and ability to hold the loans for the foreseeable future or to maturity.
All member loans are unsecured obligations of individual borrower members with fixed interest rates and three-year maturities. The member loans are originated through our website, funded by WebBank, an FDIC-insured, state-chartered industrial bank organized under the laws of the state of Utah, at closing and immediately assigned to LendingClub upon closing. As a part of operating our lending platform, we verify the identity of members, obtain borrower members’ credit characteristics from consumer reporting agencies such as TransUnion, Experian or Equifax and screen borrower members for eligibility to participate in the platform and facilitate the origination of member loans through our agreement with WebBank. We also provide servicing for the member loans on an ongoing basis.
LendingClub was incorporated in Delaware in October 2006, and in May 2007 began operations as an application on Facebook.com. Since inception, we have continually refined our business model and operations in response to market demands. In August 2007, we conducted a venture capital financing round and expanded our operations with the launch of our public website, www.lendingclub.com. As of March 31, 2009, the lending platform has facilitated approximately 3,900 member loans since its launch in May 2007.
We have been operating since December 2007 pursuant to an agreement with WebBank. WebBank serves as the lender for all member loans originated through our platform. Our agreement with WebBank has enabled us to make our platform available to borrower members on a uniform basis nationwide, except that we do not currently offer member loans in Idaho, Indiana, Iowa, Maine, Nebraska, North Carolina, North Dakota and Tennessee. We pay WebBank a monthly service fee based on the amount of loan proceeds disbursed by WebBank in each month, subject to a minimum monthly fee.
Periods Presented
The Company’s fiscal year end is March 31. In these accompanying financial statements and related footnotes, the fiscal year 2008 is based on the year ended March 31, 2008, and the fiscal year 2009 is based on the year ended March 31, 2009.
2. Summary of Significant Accounting Policies
Other than the changes described under Revenue Recognition in this footnote below and Note 5 — CM Loans and Notes held at fair value, which we implemented beginning on October 13, 2009, there have been no material changes to any of our significant accounting policies and estimates.
Liquidity
The Company has incurred operating losses since its inception. For the years ended March 31, 2009 and 2008, the Company incurred a net loss of $12,069,842 and $7,010,695, respectively. For the years ended March 31, 2009 and 2008, the Company had negative cash flow from operations of $10,282,300 and $5,990,775, respectively. Additionally, the Company has an accumulated deficit of $19,899,373 since inception and a stockholders’ deficit of $16,372,865 as of March 31, 2009.
Since its inception, the Company has financed its operations through debt and equity financing from various sources. The Company is dependent upon raising additional capital or seeking additional debt financing to fund its current operating plans. Failure to obtain sufficient debt and equity financing and, ultimately, to achieve profitable operations and positive cash flows from operations could adversely affect the Company’s ability to achieve its business objectives and continue as a going concern. Further, there can be no assurance as to the availability or terms upon which the required financing and capital might be available.

During the year ended March 31, 2009, the Company raised $4,707,964 in funding from the issuance of its private placement notes, $1,400,000 in additional funding under its growth capital term loan, and $1,000,000 in additional funding from its financing term loan, all as further discussed in Note 8 — Loans Payable. On September 29, 2008, the Company issued and sold 3,802,815 shares of Series A convertible preferred stock for aggregate cash consideration, net of issuance costs, of $4,026,473, and the Company issued 990,212 shares of Series A convertible preferred stock in connection with the conversion of convertible notes, which had an outstanding principal balance of $1,000,000 and accrued interest of $54,575. In the second half of fiscal 2009, the Company sold 1,309,857 shares of Series A convertible preferred stock for aggregate cash consideration, net of issuance costs, for $1,360,420 and sold 16,036,346 shares of Series B convertible preferred stock for aggregate cash consideration, net of issuance costs, for $11,897,738.
Use of estimates
The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires the Company’s management to make judgments and estimates that affect the amounts reported in its financial statements and accompanying notes. Management bases its estimates on historical experience and on various other factors it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates.
Cash and cash equivalents
Cash and cash equivalents include various deposits with financial institutions in checking and short-term money market accounts. The Company considers all highly liquid investments with original maturity dates of three months or less to be cash equivalents. Such deposits periodically exceed amounts insured by the FDIC.
Restricted cash
At March 31, 2009 and March 31, 2008, restricted cash consists of funds held in escrow in certificates of deposit, at the banks associated with the loan facilities described in Note 8 — Loans Payable, and as security for the Company’s corporate credit card.
Member loans held for investment
The Company funds member loans itself from time to time to ensure a sufficient level of funding for borrower members. The majority of funds for such loans were obtained through the Company’s borrowings under loan facilities with various entities (see Note 8 — Loans Payable). As of March 31, 2009 and 2008, we had funded and retained an aggregate total of $15,043,025 and $6,994,450, respectively, of member loans to borrower members. These member loans are classified as held for investment based on management’s intent and ability to hold such member loans for the foreseeable future or to maturity. Member loans held for investment are carried at amortized cost reduced by a valuation allowance for estimated credit losses incurred as of the balance sheet date. A member loan’s cost includes its unpaid principal balance along with unearned income, comprised of fees charged to borrower members offset by incremental direct costs for loans originated by the Company. Unearned income is amortized ratably over the member loan’s contractual life using the effective interest method.
Allowance for loan losses
The Company may incur losses in connection with member loans it holds for investment if the borrower members fail to pay their monthly scheduled loan payments. The Company provides for incurred losses on these loans with an allowance for loan losses in accordance with Statement of Financial Accounting Standards No. 114, “Accounting by Creditors for Impairment of a Loan” (“SFAS 114”) and Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies” (“SFAS 5”). The allowance for loan losses is a valuation allowance established to provide for estimated incurred credit losses in the portfolio of member loans held for investment at the balance sheet date.
The allowance for loan losses is evaluated on a periodic basis by management, and represents an estimate of potential credit losses based on a variety of factors, including the composition and quality of the loan portfolio, loan specific information gathered through the Company’s collection efforts, delinquency levels, probable expected losses, current and historical charge-off and loss experience, current industry charge-off and loss experience, and general economic conditions. Determining the adequacy of the allowance for loan losses is subjective, complex and requires judgment by management about the effect of matters that are inherently uncertain.

A member loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the original loan agreement. The Company’s member loan portfolio is comprised primarily of small groups of homogeneous, unsecured loans made to borrower members, which loans are evaluated for impairment at least every 120 days based on their payment status and information gathered through our collection efforts. The Company’s estimate of the required allowance for loan losses is developed by estimating both the rate of default of the loans within each FICO band, a loan’s collection status and the amount of probable loss in the event of a borrower member default. Loan losses are charged against the allowance when management believes the loss is confirmed. The Company makes an initial assessment of whether a specific reserve is required on each delinquent loan no later than the 150th day of delinquency of that loan. As of March 31, 2009, we had identified and fully reserved $221,801 on 34 loans. Our aggregate allowance for loan losses was $1,110,726 at March 31, 2009. For the year ended March 31, 2009, we charged off a total of 45 loans with an aggregate principal balance of $209,321. There were no loans charged off in the year ended March 31, 2008.
CM Loans and Notes held for investment at fair value
Starting October 13, 2008, the Company’s lender members have had the opportunity to buy Notes issued by LendingClub. These Notes are special limited recourse obligations of LendingClub. Each series of Notes corresponds to a single CM Loan originated through the LendingClub platform. In conjunction with this new operating structure effective as of October 13, 2008, for CM Loans and Notes, we adopted the provisions of Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Measurements” (“SFAS 159”). SFAS 159 permits companies to choose to measure certain financial instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. We applied the provisions of SFAS 159 to the Notes and CM Loans.
In accordance with the provisions of SFAS 159, we report the aggregate fair value of the CM Loans and Notes as separate line items in the assets and liabilities sections of our balance sheet using the methods described in Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”).
SFAS 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Changes in fair value of the CM Loans and Notes subject to the provisions of SFAS 159 are recognized in earnings, and fees and costs associated with the origination or acquisition of CM Loans are recognized as incurred rather than deferred.
We determined the fair value of the CM Loans and Notes in accordance with the fair value hierarchy established in SFAS 157 which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. SFAS 157 establishes the following hierarchy for categorizing these inputs:

Level 1 —	Quoted market prices in active markets for identical assets or liabilities

Level 2 —
Significant other observable inputs (e.g. quoted prices for similar items in active markets, quoted prices for identical or similar items in markets that are not active, inputs other than quoted prices that are observable such as interest rate and yield curves, and market-corroborated inputs)

Level 3 —	Significant unobservable inputs.

As observable market prices are not available for similar assets and liabilities, we believe the CM Loans and Notes should be considered Level 3 financial instruments under SFAS 157. For CM Loans and Notes, the fair value is estimated using discounted cash flow methodologies adjusted for our expectation of both the rate of default of the CM Loans and Notes and the amount of loss in the event of default under those CM Loans and Notes. These estimates of default are recorded as interest expense related to our CM Loan originations and a corresponding interest income against the Notes in the period of loan origination.
Our obligation to pay principal and interest on any Note is equal to the pro-rata portion of the CM Loan payments, if any, we receive on the related CM Loan, net of our 1.00% service charge. As such, the fair value of the Notes is approximately equal to the fair value of the CM Loans, adjusted for the 1.00% service charge. Any unrealized gains or losses on the CM Loans and Notes for which the fair value option has been elected are reported separately in earnings. The effective interest rate associated with a Note will be less than the interest rate earned on the related CM Loan due to the 1.00% service charge. Accordingly, as market interest rates fluctuate, the resulting change in fair value of the fixed rate CM Loans and fixed rate Notes will not be the same. For additional discussion on this topic, see Note 5 — CM Loans and Notes held for investment at fair value.

Property and equipment
Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is provided over the estimated useful life of each class of depreciable assets (generally three to five years), and is computed using the straight-line method.
Long-lived assets
In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets,” the Company evaluates potential impairments of its long-lived assets, whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Events or changes in circumstances that could result in impairment include, but are not limited to, significant underperformance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for the Company’s overall business and significant negative industry or economic trends. Impairment is recognized when the carrying amount of an asset exceeds its fair value. At March 31, 2009 and 2008, there was no impairment.
Software and website development costs
Software and website development costs are accounted for in accordance with AICPA Statement of Position No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”, and Emerging Issues Task Force (“EITF”) No. 00-02, “Accounting for Web Site Development Costs.” Accordingly, the Company expenses all costs that relate to the planning and post implementation phases for software and website development. Costs associated with minor enhancements and maintenance for the Company’s website are expensed as incurred. Since the software and website development costs incurred after technological feasibility has been established have not been significant to date, and there remains uncertainty about the future economic benefit derived from internally developed software and the website, the Company has not capitalized any software or website development costs to date.
Advertising costs
Advertising costs are expensed as incurred. Advertising expenses included in sales, marketing and customer service operating expenses were $320,081 and $269,866 for fiscal 2009 and fiscal 2008, respectively.
Revenue recognition
Revenues primarily result from interest income and transaction fees earned on member loans originated through our online platform. Transaction fees include origination fees (borrower member paid) and lender member servicing fees (lender member paid). Together we classify interest and fees earned on member loans as interest income (See Note 15 — Net Interest Income).
Revenues related to member loan origination fees are recognized in accordance with Statement of Financial Accounting Standards No. 91, “Accounting for Non-refundable Fees and Costs.” The loan origination fee charged to each borrower member is determined by the credit grade of that borrower member’s loan and as of March 31, 2009, ranged from 0.75% to 3.5% of the aggregate member loan amount. The member loan origination fee is included in the annual percentage rate (“APR”) calculation provided to the borrower member and is subtracted from the gross loan proceeds prior to disbursement of the loan funds to the borrower member. A member loan is considered funded when the Automated Clearing House (“ACH”) transaction has been initiated by WebBank to the borrower member’s bank account.
Lender servicing fee revenue is recognized in accordance with Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140” (“SFAS 156”). Currently, a 1.00% service charge is charged to the lender member at the time that LendingClub receives any payments from the borrower member and makes any payments to the lender member’s account. The service charge is deducted from any payments received on a member loan before the net amounts of those payments are allocated to the lender members’ LendingClub accounts.
LendingClub’s treatment of interest and fee income is determined by the category that each member loan origination falls into, which are:
•	Third Party Purchased Member Loans — Member loans originated through our platform and sold to third party lender members prior to April 2008.

•	Member Loans Originated as CM Loans — CM Loans originated subsequent to October 12, 2008.

•	LendingClub Funded Member Loans — member loans funded by LendingClub itself, irrespective of when originated.

Third Party Purchased Member Loans
These member loans are considered to have been sold to the lender members. As such, LendingClub recognizes only origination fee and servicing fee revenue on these member loans and does not provide an allowance for loan losses. The Company recognizes a servicing asset and corresponding servicing liability as a result of this sale in accordance with SFAS 156, and amortizes the asset into interest income as payments are received on the member loans.
At March 31, 2009, gross future expected servicing fees related to these member loans was estimated to be $56,116, net of estimated future loan losses that would impair the value of this asset, which losses were estimated using methods similar to those described in Allowance for loan losses in this footnote above. We have insufficient history to predict prepayments. However we believe that, based on our competitive interest rates, borrower members are unlikely to prepay their member loans in any great volume. Indeed for many borrower members, the main reason for securing a member loan with us is to provide needed cash flow at more attractive interest rates than could be obtained from other financial institutions.
Further, because the earnings process is deemed to be complete at the time these member loans were transferred to the lender members, and because there is no recourse to LendingClub in the event of default by the borrower member, LendingClub recognized 100% of the origination fee as revenue at the time the member loan was transferred to the lender member and included the fee in interest income.
Member Loans Originated as CM Loans
Lender members are no longer able to purchase member loans. Rather, as described above, each member loan is recorded as a note receivable, or CM Loan, funded by LendingClub, while Notes, which are special limited recourse obligations of LendingClub corresponding to those CM Loans, are recorded as notes payable issued by LendingClub to the lender members. As we receive payments of principal and interest on the CM Loans we in turn make principal and interest payments on the Notes. These principal payments reduce the carrying value of both the CM Loans and Notes. If we do not receive payments on the CM Loans, we are not obligated to and will not make payments on the corresponding Notes. In light of this new structure, we adopted the provisions of SFAS 159 which permits companies to choose to measure certain financial instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings.
LendingClub does not directly record servicing fee revenue from these CM Loans, but rather recognizes interest income on its CM Loans related to these member loans based on the full amount of the loan payment at the stated interest rate to the borrower member without regard to the servicing fee. We correspondingly record interest expense on the corresponding Note based on the post-service fee payment we make to those lender members, which results in an interest rate and an interest expense on these Notes which is lower than that for the corresponding CM Loans. Origination fees on these CM Loans are recognized upon origination and included in interest income.
In accordance with SFAS 159, we disclose the estimated amount of gains or losses included in earnings during the period attributable to changes in instrument-specific credit risk and how the gains or losses attributed to changes in instrument-specific credit risk were determined. As such, we do not record a specific loan loss allowance related to CM Loans and Notes in which we have elected the fair value option. Rather, we estimate the fair value of CM Loans and Notes using discounted cash flow methodologies adjusted for our expectation of both the rate of default of the CM Loans and Notes and the amount of loss in the event of default using methodologies similar to those used on our member loans held for investment made to borrower members directly by LendingClub. At origination and at each reporting period, we recognize as interest expense an amount equal to our estimated loan losses for the Notes, and interest income in an amount equal to our estimated loan losses on these CM Loans. As these items are amortizing at slightly different interest rates however, these amounts are not equal. Our net interest income related to these CM Loans and Notes is further described in Note 15— Net Interest Income.
LendingClub Funded Member Loans
LendingClub has itself funded approximately $15.0 million of member loans originated through the platform. When a CM Loan has been partially or fully funded by Lending Club, LendingClub retains the portion of the borrower member’s monthly loan payment that corresponds to the percentage of the member loan that LendingClub has funded. In these cases, LendingClub records interest income on these notes receivable.
Origination fees from member loans funded by LendingClub are offset by direct loan origination costs. The net amount is initially deferred and subsequently amortized ratably over the term of the member loan as an adjustment to yield, and is reported in the accompanying statements of operations as interest income. As of March 31, 2009 and 2008, the Company had net unamortized deferred loan origination costs/(revenue) of $101,464 and ($55,244), respectively (see Note 4 — Member Loans Held for Investment). These deferred loan origination costs/(revenue) will be amortized monthly as interest expense/(income) through the remaining life of the related, member loans.

Concentrations of credit risk
Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, cash equivalents, restricted cash, and member loans held for investment. The Company holds its cash, cash equivalents and restricted cash in accounts at high-credit quality financial institutions. The Company is exposed to credit risk in the event of default by these institutions to the extent the amount recorded on the balance sheet exceeds the FDIC insured amounts. The Company performs credit evaluations of its borrower members’ financial condition and does not allow borrower members to have more than two member loans outstanding at any one time. LendingClub does not require collateral for member loans, but the Company maintains reserves for potential credit losses, as described above.
Income taxes
The Company utilizes the asset and liability method of accounting for income taxes as prescribed by Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years that the deferred tax asset is expected to be realized or the deferred tax liability to be settled. The effect on deferred tax assets and liabilities of a change in tax rates is included in income from continuing operations for the period that includes the enactment date. The valuation allowance is recorded against deferred tax assets if it is more likely than not that all or a portion of the deferred tax assets will not be realized.
Effective April 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which applies to all US GAAP financial statements for public and private enterprises alike and provides a definitive, comprehensive accounting model with prescriptive disclosure requirements related to income tax uncertainties. FIN 48 defines the threshold for recognizing the benefits of tax-return positions in the financial statements as “more-likely-than-not” to be sustained by the taxing authority. FIN 48 contains guidance on recognizing, de-recognition, classification, interest and penalties, accounting in interim periods and disclosure. The Company’s tax returns are subject to routine compliance review by the various tax authorities. The Company accrues for tax contingencies based upon its best estimate of the additional taxes, interest and penalties expected to be paid. These estimates are updated over time as more definitive information becomes available from taxing authorities, completion of tax audits, expiration of statute of limitations or upon occurrence of other events.
Stock-based compensation
The Company applies Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”) to account for equity awards made to employees. SFAS 123R requires all share-based payments made to employees, including grants of employee stock options, restricted stock and employee stock purchase rights, to be recognized in the financial statements based on their respective grant date fair values and does not allow the previously permitted pro forma disclosure-only method as an alternative to financial statement recognition. SFAS 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under previous literature.
SFAS 123R requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense ratably over the requisite service periods. The Company has estimated the fair value of each award as of the date of grant using the Black-Scholes option pricing model. The Black-Scholes option pricing model considers, among other factors, the expected life of the award and the expected volatility of the Company’s stock price.

SFAS 123R also requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from initial estimates. Stock-based compensation expense is recorded net of estimated forfeitures, such that expense is recorded only for those stock-based awards that are expected to vest.  Share-based awards issued to non-employees are accounted for in accordance with provisions of SFAS 123R and EITF 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods and Services.”
New accounting pronouncements
In February 2008, the FASB issued FSP No. 157-2, “Effective Date of FASB Statement No. 157” (“FSP No. 157-2”). FSP No. 157-2 delays the effective date of SFAS No. 157 for all nonrecurring fair value measurements of nonfinancial assets and nonfinancial liabilities until April 1, 2010. FSP No. 157-2 is effective upon issuance. The Company adopted SFAS No. 157 and FSP No. 157-1 as of December 31, 2008, with the exception of the application of the statement to nonrecurring nonfinancial assets and nonfinancial liabilities. Refer to Note 4 — Fair Value Measurements for related disclosure. We are currently evaluating the impact of FSP No. 157-2, which may require additional disclosure.
3. Net Loss Attributable to Common Stockholders
The Company computes net loss per share in accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share” (“SFAS 128”). Under SFAS 128, basic net loss per share is computed by dividing net loss per share available to common stockholders by the weighted average number of common shares outstanding for the period and excludes the effects of any potentially dilutive securities. Diluted earnings per share, if presented, would include the dilution that would occur upon the exercise or conversion of all potentially dilutive securities into common stock using the “treasury stock” and/or “if converted” methods as applicable.
In January 2008, as detailed in Note 9 — Convertible Notes Payable, the Company issued two subordinated convertible promissory notes totaling $1,000,000. Additionally, in connection with the issuance of these subordinated convertible promissory notes, the Company issued warrants to purchase 234,742 shares of Series A convertible preferred stock, and the Company recorded a beneficial conversion feature of $178,755 of which a total of $156,410 and $22,344 was amortized to interest expense during the years ending March 31, 2009 and 2008, respectively. In September 2008, these notes were converted into 990,212 shares of the Company’s Series A preferred stock, however, because the convertible preferred stock and the subordinated convertible promissory notes are deemed to be anti-dilutive, and therefore excluded from the computation of basic earnings per share. The net loss attributable to common stockholders has been decreased by the value of this amortized beneficial conversion feature.
The following table details the computation of the net loss per share:

	Years Ended March 31,
	2009	2008

Net loss	$(12,069,842)	$(7,010,695)
Add: amortization of beneficial conversion feature on convertible preferred stock	156,410	22,344

Net loss attributable to common stockholders	$(11,913,432)	$(6,988,351)

Weighted-average common shares outstanding, basic and diluted	8,191,906	7,928,686
Net loss per common share:
Basic and diluted	$(1.45)	$(0.88)

Due to the losses attributable to common stockholders for each of the periods presented in the table below, the following potentially dilutive shares are excluded from the basic and diluted net loss per share calculation as including such shares in the calculation would be anti-dilutive.

	Years Ended March 31,
	2009	2008
Excluded Securities:
Weighted-average Series A convertible preferred stock	12,464,699	5,855,394
Weighted-average Series B convertible preferred stock	834,769	—
Weighted-average restricted stock options issued to employees	1,777,809	1,413,697
Weighted-average warrants and contingent shares outstanding	1,410,988	355,628

Total common stock equivalents excluded from diluted net loss per share	16,488,265	7,624,719

4. Member Loans Held for Investment
Member loans funded by LendingClub and held for investment are as follows:

	Years Ended March 31,
	2009	2008

Unsecured member loans, net of chargeoffs	$10,927,741	$6,674,801
Deferred origination costs/(revenue), net	101,464	(55,244)

	11,029,205	6,619,557
Allowance for loan losses	(1,110,726)	(373,624)

Member loans held for investment, net	$9,918,479	$6,245,933

LendingClub provides an allowance for loan losses for member loans funded by LendingClub in accordance with SFAS 114 and SFAS 5. The allowance for loan losses is a valuation allowance established to provide for estimated credit losses in the portfolio of member loans held for investment at the balance sheet date. As of March 31, 2009, LendingClub had fully reserved for its portion of 34 member loans with an aggregate LendingClub funded member loan principal balance of $221,801.
Changes in the allowance for loan losses, the composition of the allowance for loan losses and the allowance for loan losses were as follows:

Balance at March 31, 2008	$373,624
Chargeoffs	(209,321)
Provision for loan losses	946,423

Balance at March 31, 2009	$1,110,726

5. CM Loans and Notes Held for Investment at Fair Value
At March 31, 2009, LendingClub had the following assets and liabilities measured at fair value on a recurring basis:

	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Fair Value
Assets
CM Loans	—	—	$8,239,909	$8,239,909

Liabilities
Notes	—	—	$8,238,597	$8,238,597
At March 31, 2008, LendingClub had no assets and liabilities measured at fair value.
Both observable and unobservable inputs may be used to determine the fair value of positions that the Company has classified within the Level 3 category. As a result, the realized and unrealized gains and losses for assets and liabilities within the Level 3 category presented in the tables below may include changes in fair value that were attributable to both observable and unobservable inputs. The following table presents additional information about Level 3 assets and liabilities measured at fair value on a recurring basis for the year ended March 31, 2009:

	CM Loans	Notes
Fair value at March 31, 2008	$—	$—
Originations	9,110,175	9,110,175
Principal repayments	(462,336)	(463,713)
Outstanding principal	8,647,839	8,646,462
Realized and unrealized gains(losses) included in earnings	(407,930)	(407,865)

Fair value at March 31, 2009	$8,239,909	$8,238,597

The majority of realized and unrealized gains(losses) included in earnings are attributable to changes in instrument-specific credit risk and are reported on the “Interest income/(expense), CM Loans, net” and “Interest income/(expense), Notes, net” line items. The majority of total realized and unrealized gains(losses) were related to Level 3 instruments held at March 31, 2009.
The Company had no originations of CM Loans or issuances of Notes prior to the year ended March 31, 2009. At March 31, 2009, the Company had two CM Loans representing $12,153 of outstanding CM Loan principal and $9,418 of CM Loan fair value which were 90 days or more delinquent, and $9,416 of Notes principal fair value which had not been paid for 90 days or more. None of the CM Loans or Notes held for investment at fair value were on nonaccrual status at March 31, 2009.
6. Property and Equipment
Property and equipment consists of the following:

	Est. Useful Life	March 31,
	(Years)	2009	2008

Computer equipment	3	$124,610	$104,653
Computer software	5	87,469	81,000
Furniture and fixtures	5	4,769	4,769
Domain name	5	20,952	19,199

Total		237,800	209,621
Accumulated Depreciation		(97,807)	(37,505)

Property and equipment, net		$139,993	$172,116

7. Accrued Expenses

	March 31,
	2009	2008

Accrued professional fees	$188,739	$76,622
Accrued income taxes	1,050	800
Accrued compensation	234,378	102,379
Accrued interest payable	—	14,685
Accrued sales tax	82	82

Total accrued expenses	$424,249	$197,568

8. Loans Payable
Loans payable consists of the following:

	March 31,
	2009	2008

Growth capital term loan	$2,704,571	$2,715,340
Unamortized discount on growth capital term loan	(61,376)	(70,219)
Financing term loan	3,697,067	3,538,010
Unamortized discount on financing term loan	(179,061)	(234,507)
Notes payable to private placement investors	3,726,731	—
Unamortized discount on notes payable	(240,128)	—

Total loans payable	$9,647,804	$5,948,624

At March 31, 2009, future maturities due on all loans payable were as follows:

Year ending March 31,
2010	$4,474,776
2011	4,550,757
2012	1,102,836

10,128,369
Less amount representing debt discount	(480,565)

Total loans payable	$9,647,804

Growth capital term loan
In October 2007, the Company entered into a loan and security agreement with a bank that allows for borrowings of up to $3,000,000 for working capital needs. In October 2008, the Company entered into an amendment to the agreement to increase the amount of the borrowing available under the agreement to $4,000,000. The loan is secured by substantially all of the assets of the Company except its intellectual property rights and payments received on CM Loans. Borrowings bear interest at a fixed rate of 8.5% per annum. Each advance is repayable in 36 equal monthly installments of principal and interest commencing the first day of the month following the advance.
In connection with this loan agreement, the Company issued a fully vested warrant to purchase 98,592 shares of Series A convertible preferred stock, for which the Company recorded a debt discount of $84,263. The bank also received the right to invest up to $500,000 in the Company’s next round of equity financing on the same terms as offered to other investors. The growth capital term loan also requires the Company to maintain a certificate of deposit with the bank of $150,000 until repayment. This amount is included in restricted cash in the accompanying balance sheets. At March 31, 2009, no amounts were available for future financing under this agreement.

On October 7, 2008, the Company entered into amendments to the Company’s growth capital term loan and financing term loan. These amendments became effective as of October 10, 2008, whereby the lenders waived certain past covenant violations by the Company and consented to the Company’s new operating structure. In connection with the amendments to one of these facilities, the Company issued the lender a fully vested warrant to purchase 37,558 shares of Series A convertible preferred stock at an exercise price of $1.065 per share and recorded an expense of $29,782 (see Note 11 — Preferred Stock).
In December 2008, the Company drew down the remaining $1,000,000 of availability under this line and issued a fully vested warrant to purchase 28,170 shares of Series A convertible preferred stock at an exercise price of $0.27 per share (see Note 11 — Preferred Stock), and recorded a debt discount of $21,651.
Amortization the debt discounts recorded for this loan were $30,493 and $14,044 in the years ended March 31, 2009 and 2008, respectively, and were recorded as interest expense.
Financing term loan
In February 2008, the Company entered into a loan and security agreement with a lender that provides for financing of up to $5,000,000 to be lent out to borrower members funded directly by the Company. The financing term loan was available for advances through June 30, 2008, but was subsequently amended in October 2008 to allow availability through December 31, 2008. The interest rate is fixed at 10.0% per annum. The agreement requires that proceeds received from borrower member payments on member loans funded directly by the Company be used to pay down the financing term loan. The financing term loan is secured by substantially all of the assets of the Company except its intellectual property rights and payments received on the CM Loans. The financing term loan requires the Company to maintain a certificate of deposit with a bank of $250,000 until repayment. This amount is included in restricted cash in the accompanying balance sheets.
In February and March 2008, the Company received advances totaling $3,600,000. During the year ended March 31, 2009, the Company drew down the remaining $1,400,000 available under the financing term loan and issued fully vested warrants to purchase 39,436 shares of Series A convertible preferred stock at $1.065 per share (see Note 11 — Preferred Stock). In connection with this loan agreement, from inception through March 31, 2009, the Company issued fully vested warrants to purchase an aggregate of 328,637 shares of Series A convertible preferred stock. The Company recorded total debt discounts of $277,962. The lender also received the right to invest up to $500,000 in the Company’s next round of equity financing on the same terms as offered to other investors. At March 31, 2009, the financing term loan was fully drawn.
Amortization of the debt discounts recorded for this loan were $86,239 and $12,662 in the years ended March 31, 2009 and 2008, respectively, and were recorded as interest expense.
Notes payable to private placement investors
During fiscal 2009, the Company entered into a series of loan and security agreements with accredited investors providing for loans evidenced by notes payable totaling $4,707,964. Each note is repayable over three years and bears interest at the rate of 12% per annum. The Company is using the proceeds of these notes to fund member loans. In connection with origination of these notes payable, the Company issued fully vested warrants to purchase an aggregate of 514,817 shares of Series A convertible preferred stock (see Note 11 — Preferred Stock). The Company recorded a debt discount of $329,271, and amortization of the debt discount was recorded as interest expense of $89,142 during year ended March 31, 2009.
9. Convertible Notes Payable
In January 2008, the Company issued subordinated convertible promissory notes (the “Convertible Notes”) to two venture capital stockholders with principal amounts of $500,000 each, under the terms of a note and warrant purchase agreement. The Convertible Notes bear interest at the rate of 8% per annum, and principal and interest are due in full on January 24, 2010, unless an equity financing with total proceeds of at least $3,000,000 occurs first. Should such equity financing occur, the principal balance and accrued interest of the Convertible Notes will automatically convert into equity securities at the same price and under the same terms as those offered to the other equity investors.
On September 29, 2008, the lenders converted the Convertible Notes, which had an outstanding principal balance of $1,000,000 and accrued interest of $54,575 into shares of Series A convertible preferred stock at a purchase price of $1.065 per share. The Company issued 495,106 shares of Series A convertible preferred stock for principal and interest to each venture capital stockholder for an aggregate total of 990,212 shares.

In connection with the issuance of the Convertible Notes, the Company issued warrants to purchase an aggregate of 234,742 shares of Series A convertible preferred stock to the Convertible Notes holders and recorded a debt discount of $178,755. This debt discount was amortized into interest expense over the life of the Convertible Notes. At March 31, 2009, the unamortized balance of the debt discount was $0, and the related interest expense recognized during the years ended March 31, 2009 and 2008 was $156,411 and $22,344, respectively.
In accordance with EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features,” and EITF No. 00-27, “ Application of Issue No. 98-5 to Certain Convertible Instruments,” the intrinsic value of the beneficial conversion feature (“BCF”) was determined to be equal to the fair value of the warrants as estimated above. Accordingly, the Company recorded a beneficial conversion feature of $178,755. This amount was amortized into interest expense over the life of the Convertible Notes. At March 31, 2009, the unamortized balance of the loan discount was $0, and the related interest expense recognized during the years ended March 31, 2009 and 2008 was $156,411 and $22,344, respectively.
10. Related Party Transactions
Of the notes payable to private placement investors described in Note 8 — Loans Payable, $625,000 of original principal was invested by related parties. The terms on these notes were identical to those described above.
Beginning in October 2006 through various dates during fiscal 2008, the Company received, in a series of advances from a stockholder and officer of the Company, a total of $240,712 in working capital at no interest. The balance owed to this individual at March 31, 2007, was $35,774, and this and all subsequent advances were repaid by March 31, 2008. Similarly, in late February 2009 this same individual advanced a total of $195,000 to the Company for working capital purposes at no interest. The balance was fully repaid in March 2009. The imputed interest cost under APB Opinion No. 21, “Interest on Receivables and Payables,” was not significant.
This same individual purchased $435,650 in member loans through the LendingClub platform during the period in which we allowed lender members to purchase assignments of member loans directly. Under our new structure, as of March 31, 2009, this individual has purchased $243,650 in Notes. These purchases were made on terms and conditions that were not more favorable than those obtained by other lender members.
11. Preferred Stock
Convertible preferred stock
In May 2008, the Company filed a Certificate of Amendment of its Amended and Restated Certificate of Incorporation with the State of Delaware, which increased the total number of shares which the Company is authorized to issue from 33,800,000 shares to 36,000,000 shares; 25,000,000 of which are common stock, and 11,000,000 of which are preferred stock.
In September 2008, the Company filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation with the State of Delaware, which increased the total number of shares which the Company is authorized to issue from 36,000,000 shares to 49,500,000 shares, 32,000,000 of which are common stock, and 17,500,000 of which are preferred stock.
In March 2009, the Company filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation with the State of Delaware, which increased the total number of shares which the Company is authorized to issue from 49,500,000 shares to 83,200,000 shares, 50,000,000 of which are common stock, and 33,200,000 of which are preferred stock.
Series A and Series B Preferred Stock
A complete description of the rights, preferences, privileges and restrictions of the Series A and Series B convertible preferred stock is included in the Amended and Restated Certificate of Incorporation. There are significant restrictions on the obligation or right to redeem the outstanding convertible preferred stock. None of our convertible preferred stock is considered permanent equity based on the guidance of SEC Accounting Series Release No. 268, “Presentation in Financial Statements of Redeemable Preferred Stocks.” The significant terms of outstanding Series A and Series B convertible preferred stock are as follows:
Conversion — Each share of Series A and Series B convertible preferred stock is convertible, at the option of the holder, initially, into one share of common stock (subject to adjustments for events of dilution). The Series A and Series B convertible preferred stock will each automatically be converted upon the earlier of (i) the closing of an underwritten public offering of the Company’s common stock with aggregate proceeds that are at least $20,000,000 or (ii) the consent of the holders of a 55% majority of outstanding shares of Series A and Series B convertible preferred stock, voting together as a single class on an as-converted to common stock basis.

Liquidation preference — Upon any liquidation, winding up or dissolution of the Company, whether voluntary or involuntary (a “Liquidation Event”), before any distribution or payment shall be made to the holders of any common stock, the holders of Series A and Series B convertible preferred stock shall, on a pari passu basis, be entitled to receive by reason of their ownership of such stock, an amount per share of Series A convertible preferred stock equal to the original issue price of $1.065 for the Series A convertible preferred stock plus all declared and unpaid dividends (the “Series A Preferred Liquidation Preference”) and an amount per share of Series B convertible preferred stock equal to the original issue price of $0.7483 for the Series B convertible preferred stock plus all declared and unpaid dividends (the “Series B Preferred Liquidation Preference”). However, if upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of convertible preferred stock of their respective liquidation preferences, then the entire assets of the Company legally available for distribution shall be distributed with equal priority between the holders of Series A convertible preferred stock and Series B convertible preferred stock such that an equal amount of such assets shall be distributed to the holders of Series A convertible preferred stock, in the aggregate, and the holders of Series B convertible preferred stock, in the aggregate (such assets being distributed ratably among the holders of each respective series of convertible preferred stock). Furthermore, if the holders of Series B convertible preferred stock have received their full Series B Preferred Liquidation Preference but the holders of Series A convertible preferred stock have not received their full Series A Preferred Liquidation Preference, any remaining assets of the Company legally available for distribution shall be distributed ratably to the holders of Series A convertible preferred stock, prior to any further payment to the holders of shares of Series B convertible preferred stock or payment to the holders of common stock, until such holders have received their full Series A Preferred Liquidation Preference. Any excess distributions, after payment in full of the liquidation preferences to the convertible preferred stockholders, are then allocated to the holders of common and convertible preferred stockholders, on an as-if-converted to common stock basis.
Dividends — If and when declared by the Board of Directors, the holders of Series A and Series B convertible preferred stock, on a pari passu basis, will be entitled to receive non-cumulative dividends at a rate of 6% per annum in preference to any dividends on common stock (subject to adjustment for certain events). The holders of Series A and Series B convertible preferred stock are also entitled to receive with common stockholders, on an as-if-converted basis, any additional dividends issued by the Company.
Voting rights — Generally, preferred stockholders have one vote for each share of common stock that would be issuable upon conversion of preferred stock. Voting as a separate class, and on an as-if-converted to common stock basis, the Series A convertible preferred stockholders are entitled to elect two members of the Board of Directors and the holders of Series B convertible preferred stockholders are entitled to elect one member of the Board of Directors. The holders of common stock, voting as a separate class, are entitled to elect one member of the Board of Directors. The remaining directors are elected by the preferred stockholders and common stockholders voting together as a single class on an as-if-converted to common stock basis.
Issuances of Preferred Stock
On September 29, 2008, the Company issued 3,802,815 shares of Series A convertible preferred stock for aggregate cash consideration of $4,050,000. Additionally, the Company issued 990,212 shares of Series A convertible preferred stock in connection with the conversion of convertible notes (See Note 9 — Convertible Notes Payable), which had an outstanding principal balance of $1,000,000 and accrued interest of $54,575.
In December 2008, the Company issued an additional 1,309,857 shares of Series A convertible preferred stock for aggregate cash consideration of $1,395,000. In connection with our private placement of Series A convertible preferred stock, we incurred transaction expenses, recorded as an offset to gross proceeds, of $58,107 and $145,000 during the years ended March 31, 2009 and 2008, respectively.
In March 2009, the Company issued 16,036,346 shares of Series B convertible preferred stock for aggregate cash consideration of $11,999,998. In connection with our private placement of Series B convertible preferred stock, we incurred transaction expenses, recorded as an offset to gross proceeds, of $102,259 during the year ended March 31, 2009.
Preferred stock warrants
In October 2007, February 2008, and March 2008, in connection with the borrowing arrangements discussed in Note 8 — Loans Payable, Growth capital term loan and Financing term loan, the Company issued fully vested warrants to purchase 98,592 shares, 244,131 shares and 45,070 shares of Series A convertible preferred stock, respectively, at $1.065 per share. The warrants may be exercised at any time on or before October 2017, February 2018 and March 2018, respectively.

The fair value of these warrants was estimated to be $331,430 using the Black-Scholes option pricing model with the following assumptions: a volatility of 72.7%, a contractual life of 10 years, no dividend yield and a risk-free interest rate of 4.51%. These values were capitalized as debt discounts and are being amortized to interest expense over the life of the term loans.
On October 7, 2008, the Company entered into amendments to the Company’s growth capital term loan and financing term loan. In connection with the amendments to one of these facilities, the Company issued the lender a fully vested warrant to purchase 37,558 shares of Series A convertible preferred stock at an exercise price of $1.065 per share and recorded an expense of $29,782. The fair value of these warrants was estimated using the Black-Scholes option pricing model with the following assumptions: a volatility of 64.7%, a contractual life of ten years, no dividend yield and a risk-free interest rates of 3.50%.
In December 2008, in connection with the growth capital term loan, the Company issued fully vested warrants to purchase 28,170 shares of Series A convertible preferred stock at $1.065 per share which can be exercised at any time before the tenth year anniversary of their issuance. The fair value of these warrants was estimated to be $21,651 using the Black-Scholes option pricing model with the following assumptions: a volatility of 64.7%, a contractual life of ten years, no dividend yield and risk-free interest rates between 2.18% and 2.68%. These fair value estimates were capitalized as debt discounts and are being amortized to interest expense over the three year term of the loan agreement.
During October and November 2008, in connection with the financing term loan, the Company issued fully vested warrants to purchase 39,436 shares of Series A convertible preferred stock at $1.065 per share. The warrants may be exercised at any time on or before August 2018. The fair value of these warrants was estimated to be $30,794 using the Black-Scholes option pricing model with the following assumptions: a volatility of 64.7%, a contractual life of ten years, no dividend yield and risk-free interest rates between 3.75% and 3.99%. These fair value estimates were capitalized as debt discounts and are being amortized to interest expense over the three year term of the loan agreements.
In January 2008, in connection with the convertible notes issuance described in Note 6 — Convertible Notes Payable to Related Parties, the Company issued fully vested warrants to purchase an aggregate of 234,742 shares of Series A convertible preferred stock at $1.065 per share. The warrants may be exercised at any time on or before January 2015.
In December 2007, the Company issued a fully vested warrant to purchase 23,474 shares of Series A preferred stock at $1.065 per share to an existing preferred stock stockholder. The warrant may be exercised at any time on or before December 2017. The fair value of the warrant was estimated to be $20,062 using the Black-Scholes option pricing model with the following assumptions: a volatility of 72.7%, a contractual life of 10 years, no dividend yield and a risk-free interest rate of 4.51%. There was no impact recorded in the accompanying statements of operations.
Between April 2008 and March 2009, in connection with the borrowing arrangements discussed in Note 8 — Loans Payable, Notes payable to private placement investors, the Company issued fully vested warrants to purchase 514,817 shares of Series A convertible preferred stock at $1.065 per share. The warrants may be exercised at any time on or before August 2013. The fair value of these warrants was estimated to be $329,271using the Black-Scholes option pricing model with the following assumptions: volatility between 61.8% and 71.79%, a contractual life of five years, no dividend yield and risk-free interest rates of between 2.34% and 4.51%. These values were capitalized as debt discounts and are being amortized to interest expense over the three year term of the loan agreements.
12. Stockholders’ Deficit
Common stock warrants
In May and August 2007, the Company issued fully vested warrants to purchase an aggregate of 247,000 shares of common stock to certain non-employees for services. The fair value of these warrants was estimated to be $45,949 using the Black-Scholes option pricing model with the following assumptions: a volatility of 72.7%, a contractual life of 10 years, no dividend yield and a risk-free interest rate of 4.51%. The fair value was recorded as an operating expense in the accompanying statements of operations in fiscal 2008.
In August 2007, the Company issued a fully vested warrant to purchase 78,000 shares of common stock to a non-employee for services. The fair value of the warrant was estimated to be $14,510 using the Black-Scholes option pricing model with the following assumptions: a volatility of 72.7%, a contractual life of 10 years, no dividend yield and a risk-free interest rate of 4.51%. The fair value was recorded as an operating expense in the accompanying statements of operations in fiscal 2008.

Common stock options issued for services
During fiscal 2007, the Company granted fully vested options to purchase 13,000 shares of common stock to one non-employee for services, and during fiscal 2008, the Company granted fully vested options to purchase 39,000 shares of common stock to three non-employees for services. During fiscal 2009, the Company granted fully vested options to purchase 39,000 shares of common stock to six non-employees for services. The estimated fair value of the options was $2,418 and $7,227, respectively. Amortization of $4,579 and $2,060 was recognized as expense in the accompanying statements of operations for fiscal 2009 and 2008, respectively. The fair value of these options was calculated using the Black-Scholes option pricing model with the following assumptions: a volatility of between 63.6% and 72.7%, a contractual life of 10 years, no dividend yield, and a risk-free interest rate of between 3.38% and 4.51%.
Common stock
As of March 31, 2009, the Company has reserved shares of common stock for future issuance as follows:

Convertible preferred stock, Series A	15,740,285
Convertible preferred stock, Series B	16,036,346
Options to purchase common stock	1,878,550
Options available for future issuance	4,638,765
Convertible preferred Series A stock warrants	1,265,990
Common stock warrants	325,000

Total common stock reserved for future issuance	39,884,936

13. Stock-Based Compensation
Under the Company’s 2007 Stock Incentive Plan (the “Option Plan”), the Company may grant options to purchase shares of common stock to employees, executives, directors and consultants at exercise prices not less than the fair market value at date of grant for incentive stock options and not less than 85% of the fair market value at the date of grant for non-statutory options. An aggregate of 6,548,000 shares have been authorized for issuance under the Option Plan. These options generally expire ten years from the date of grant and generally vest 25% twelve months from the date of grant, and ratably over the next 12 quarters thereafter.
The Option Plan allows for employees to early exercise options on the first anniversary date of employment, regardless of the vested status of granted options. If an employee terminates prior to fully vesting in options that have been early exercised, the Company repurchases the common stock associated with unvested options at the original exercise price. As of March 31, 2009, none of the option holders have chosen to early exercise.
The Company used the Black-Scholes option pricing model for estimating the fair value of stock options granted with the following weighted average assumptions for the fiscal years 2009 and 2008.

	Years Ended March 31,
	2009	2008
Expected dividend yield	0%	0%
Expected volatility	63.6%	72.7%
Risk-free interest rates	3.38%	4.51%
Expected life	6.11 years	6.11 years

Options activity under the Option Plan is summarized as follows:

			Options Exercisable and
	Options Outstanding		Not Subject to Repurchase
				Weighted Average
	Shares Available	Number of	Number of	Exercise Price per
	for Grant	Shares	Shares	Share
Balances at March 31, 2007	234,000	1,248,000	110,500	$0.27
Additional Authorized	2,210,000	—	—	—
Options Granted	(221,000)	221,000	—	0.27
Options Exercised	—	—	—	—
Options Cancelled	26,000	(26,000)	—	0.27
Options Expired	—	—	—	—

Balances at March 31, 2008	2,249,000	1,443,000	373,750	$0.27
Additional Authorized	2,856,000	—	—	—
Options Granted	(964,800)	964,800	—	0.27
Options Exercised	—	(30,685)	—	0.27
Options Cancelled	498,565	(498,565)	—	0.27
Option Expired	0	0	—	—

Balances at March 31, 2009	4,638,765	1,878,550	756,312	$0.27

A summary by exercise price of outstanding options and options exercisable and not subject to repurchase at March 31, 2009, is as follows:

Options Exercisable and
	Outstanding Options			Not Subject to Repurchase
		Weighted	Weighted		Weighted
		Average	Average		Average
		Exercise	Remaining		Exercise
	Number of	Price per	Contractual	Number of	Price per
	Shares	Share	Life (Years)	Shares	Share
Exercise price $0.27	1,878,550	$0.27	8.57	756,312	$0.27
The Company has elected to use the calculated-value method under SFAS 123R to calculate the volatility assumption for fiscal 2009 and 2008. The expected life assumption was determined based upon historical data gathered from public peer companies. The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected life of the awards in effect at the time of grant. The Company has paid no cash dividends and does not anticipate paying any cash dividends in the foreseeable future and therefore used an expected dividend yield of zero in its option-pricing models.
The following table presents details of stock-based compensation expenses by functional line item for the periods indicated:

	Years Ended March 31,
	2009	2008
Sales, marketing and customer service	$10,093	$10,466
Engineering	32,728	33,082
General and administrative	30,856	21,156

	73,677	64,704
Less stock-based compensation expense for non-employees	(4,579)	(2,060)

Total employee stock-based compensation expense	$69,098	$62,644

No income tax benefit has been recognized relating to stock-based compensation expense and no tax benefits have been realized from exercised stock options.
During the year ended March 31, 2009 and 2008, the Company granted stock options to purchase 964,800 and 221,000 shares, respectively, of common stock with a weighted average grant date fair value of $0.17 and $0.16 per share, respectively. As of March 31, 2009, total unrecognized compensation cost was $281,683. These costs are expected to be recognized through July 2012.
14. Income Taxes
The components of the provision for income taxes for fiscal 2009 and 2008, are as follows:

	March 31, 2009	March 31, 2008

Current
Federal	$—	$—
State	1,050	800

	1,050	800
Deferred
Federal	—	—
State	—	—

Total provision for income taxes	$1,050	$800

The Company’s effective tax rate differs from the statutory federal rate for fiscal 2009 and 2008, as follows:

	For the Year Ended		For the Year Ended
	March 31, 2009		March 31, 2008

Tax at federal statutory rate	$(4,103,117)	34.00%	$(2,383,363)	34.00%
State, net of benefit, net of federal benefit	(679,925)	5.63%	(408,457)	5.83%
Nondeductible items	224,737	-1.86%	68,564	-0.98%
Credits	(145,723)	1.21%	(126,810)	1.81%
Change in valuation allowance	4,701,600	-38.96%	2,850,866	-40.67%
Change in rate	3,478	-0.03%	—	0.00%

	$1,050	-0.01%	$800	-0.01%

The significant components of the Company’s deferred tax assets and liabilities as of March 31, 2009 and 2008, are as follows:

	March 31, 2009	March 31, 2008

Deferred tax assets
Depreciation and amortization	$2,371	$6,480
Net operating loss carryforwards	6,571,653	2,336,860
Reserves and accruals	548,557	221,605
Organizational and start-up costs	479,902	481,661
Credits	263,727	136,171

Gross deferred tax asset	7,866,210	3,182,777
Valuation allowance	(7,866,210)	(3,182,777)

Net deferred tax assets	—	—
Deferred tax liability	—	—

Net deferred tax assets (liability)	$—	$—

Due to the uncertainty surrounding the realization of the deferred tax asset in future tax returns, the Company has placed a full valuation allowance against its net deferred tax assets.
At March 31, 2009 and 2008, the Company had federal net operating loss carryforwards of approximately $16,546,249 and $5,879,092, respectively, to offset future federal taxable income and will expire commencing in 2027.
At March 31, 2009 and 2008, the Company had state net operating loss carryforwards of $16,214,569 and $5,861,418, respectively, to offset future state taxable income and will expire commencing in 2019.
At March 31, 2009 and 2008, the Company has federal research and development tax credit carryforwards of $234,798 and $93,179, respectively, that expire commencing in 2027.
At March 31, 2009 and 2008, the Company has state research and development tax credit carryforwards of $213,728 and $107,514, respectively. The state tax credit may be carried indefinitely.
For federal and state purposes, a portion of the Company’s net operating loss carryforwards may be subject to limitations on annual utilization in case of a change in ownership, as defined by federal and state tax law. The amount of such limitations, if any, has not been determined.
The Company adopted the provisions of FIN 48 on April 1, 2007. FIN 48 clarifies the accounting for uncertainty in tax positions and requires that companies recognize in their financial statements the largest amount of a tax position that is more-likely-than-not to be sustained upon audit, based on the technical merits of the position. The adoption of FIN 48 did not impact the Company’s financial condition, results of operations or cash flows for fiscal 2008 or 2009.
The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of the date of adoption of FIN 48, the Company did not have any unrecognized tax benefits and associated accrued interest or penalties nor was any interest expense or penalties recognized during fiscal 2009.
As of March 31, 2009, the Company’s cumulative unrecognized tax benefit was approximately $112,132 which was netted against deferred tax assets with a full valuation allowance and if recognized there will be no effect on the Company’s effective tax rate. The aggregate changes in the balance of the Company’s unrecognized tax benefit were as follows:

Balance as of March 31, 2008	$—
Additions for tax positions related to the current year	50,173
Additions for tax positions related to prior years	61,958

Balance as of March 31, 2009	$112,132

The Company does not believe the total amount of unrecognized benefit as of March 31, 2009, will increase or decrease significantly in the next twelve months. The Company files income tax returns in the U.S. federal jurisdiction and California jurisdictions. The Company’s tax years for 2006 and forward are subject to examination by the U.S. and California tax authorities as the statutes of limitation are still open.

15. Net Interest Income
Revenues primarily result from interest income and transaction fees. Transaction fees include origination fees (borrower member paid) and lender member service charges (lender member paid). Interest income is accrued and recorded in the accompanying statements of operations as collected. The Company classifies interest and fees earned on our member loans together as interest income in these financial statements.
The following table summarizes net interest income (expense) as follows:

	Years Ended March 31,
	2009	2008
Interest income
Member loans held for investment	$1,047,308	$253,197
CM Loans held for investment at fair value
Interest and fees earned on CM Loans	346,462	—
Credit risk related adjustment (interest expense)	(407,929)	—
Cash and cash equivalents	49,240	195,703

Total interest income	$1,035,081	$448,900

Interest expense:
Notes held for investment at fair value
Interest and fees expensed on Notes	$124,286	$—
Credit risk related adjustment (interest income)	(407,865)	—
Loans payable	943,035	63,713
Convertible notes payable	39,890	14,685
Amortization of debt discount	362,286	49,050
Amortization of BCF	156,410	22,344

Total interest expense	$1,218,042	$149,792

16. Commitments and Contingencies
Operating leases
The Company leases its principal administrative and service facilities, as well as office equipment, under a six month operating lease. Rent expense was $154,572 and $120,718 for the years ended March 31, 2009 and 2008, respectively.
Securities law compliance
From May 2007 through April 2008, the Company sold approximately $7.4 million of member loans to lender members who were unaffiliated with LendingClub through the LendingClub platform whereby the Company assigned promissory notes directly to lender members. The Company did not register the offer and sale of the promissory notes offered and sold through the LendingClub platform under the Securities Act of 1933 or under the registration or qualification provisions of the state securities laws. The Company’s management believes that the question of whether or not the operation of the LendingClub platform involved an offer or sale of a “security” involved a complicated factual and legal analysis and was uncertain. If the sales of promissory notes offered through the Company’s platform were viewed as a securities offering, the Company would have failed to comply with the registration and qualification requirements of federal and state law, and lender members who hold these promissory notes may be entitled to rescission of unpaid principal, plus statutory interest. Generally, the federal statute of limitations for noncompliance with the requirement to register securities under the Securities Act of 1933 is one year from the violation. The statute of limitations periods under state securities laws for sales of unregistered securities may extend for a longer period of time, and certain state securities laws empower state officials to seek restitution or rescission remedies for purchasers of unregistered securities. The Company has received inquiries from a number of states in respect of these prior sales of loans; neither the SEC nor any state, however, has taken or threatened administrative action or litigation over such loan sales.

The Company’s decision to restructure its operations and cease sales of promissory notes offered through the platform effective April 7, 2008 limited this contingent liability so that it only relates to the period from the launch of the Company’s platform in May 2007 until April 7, 2008, the termination of sales under the Company’s prior operating structure.
The Company has not recorded an accrued loss contingency under SFAS 5 in connection with this contingent liability. Accounting for loss contingencies pursuant to SFAS 5 involves the existence of a condition, situation or set of circumstances involving uncertainty as to possible loss that will ultimately be resolved when one or more future event(s) occur or fail to occur. Additionally, accounting for a loss contingency requires management to assess each event as probable, reasonably possible or remote. Probable is defined as the future event or events are likely to occur. Reasonably possible is defined as the chance of the future event or events occurring is more than remote but less than probable, while remote is defined as the chance of the future event or events occurring is slight. An estimated loss in connection with a loss contingency shall be recorded by a charge to current operations if both of the following conditions are met: first, the amount can be reasonably estimated; and second, the information available prior to issuance of the financial statements indicates that it is probable that a liability has been incurred at the date of the financial statements. The Company has assessed the contingent liability related to prior sales of member loans on the platform in accordance with SFAS 5 and has determined that the occurrence of the contingency is reasonably possible. In accordance with SFAS 5, the Company has estimated the range of loss as of March 31, 2009 as between $0 and $5.14 million, which is, as of March 31, 2009, the aggregate outstanding principal balance of member loans sold to persons unaffiliated with LendingClub from inception through April 7, 2008. In making this assessment, the Company considered its view, described above, that analyzing whether or not the operation of the LendingClub platform involved an offer or sale of a “security” involved a complicated factual and legal analysis and was uncertain. In addition, the Company considered its belief that lender members have received what they expected to receive in the transactions under the Company’s prior operating structure. Generally, the performance of the outstanding member loans had, in the Company’s view, delivered to lender members the benefits they expected to receive in using the LendingClub platform.
Due to the legal uncertainty regarding the sales of promissory notes offered through the LendingClub platform under the Company’s prior operating structure as described above, the Company decided to restructure its operations to resolve such uncertainty. The Company began its implementation of this decision on April 7, 2008, when it ceased offering lender members the opportunity to make purchases on the LendingClub platform, ceased accepting new lender member registrations and ceased allowing new funding commitments from existing lender members. The Company then filed the registration statement (the “Registration Statement”) with the SEC to register the issuance and sale of Notes under the Company’s new operating structure. The Company resumed accepting new lender members and allowing transactions with lender members starting October 13, 2008, after the date the Registration Statement became effective.
On June 20, 2008, the Company filed the Registration Statement. The change in the operation of the Company’s platform, as well as the Company’s adoption of new accounting pronouncements, had a significant impact on the Company’s financial statements and results of operations for periods following the effective date of the Registration Statement. Because the Notes are a novel financing structure, we will continue to evaluate the impact the changes this shift in our operations will have on our financial condition, results of operations and cash flows.
The Company adopted the provisions of SFAS No. 157, and SFAS No. 159. SFAS 159 permits companies to choose to measure certain financial instruments and certain other items at fair value. SFAS 159 requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. The Company applied the provisions of SFAS 159 to the CM Loans and Notes issued under the Registration Statement. The Company did not apply the provisions of SFAS 159 to prior member loans originated before effectiveness of the Registration Statement.
17. Employee Benefit Plan
The Company maintains a 401(k) defined contribution plan that covers substantially all of its employees. Participants may elect to contribute their annual compensation up to the maximum limit imposed by federal tax law. The Company, at its discretion, may make annual matching contributions to the plan. The Company has made no matching contributions to the plan through March 31, 2009.

18. Subsequent Events
On May 18, 2009, the Company entered into a new secured loan facility (the “May 2009 loan facility”) with the same lenders who had previously provided our growth capital term loan and our financing term loan, and amended the financing term loan and the growth capital term loan to accommodate the new borrowing. The May 2009 term loan allows us to borrow up to $4.0 million at an interest rate of 10.0% per annum. We also paid a commitment fee of $20,000 and $9,850 of the lenders’ expenses in connection with the facility. The borrowings are to be used to fund borrower member loans (“Funded Loans”) on our lending platform. The borrowings under the May 2009 loan facility are secured by a blanket lien on substantially all of our assets, except for our intellectual property rights and certain deposit accounts. Payments we receive in respect of member loans on which our CM Loans are dependent are also excluded from the blanket lien. The lenders also received the right to invest up to $500,000 each in our next round of equity financing on the same terms as offered to other investors. Additionally, the May 2009 loan facility requires LendingClub to deposit with one of the lenders a certificate of deposit in the amount of $300,000 (“CD Collateral”) until repayment. On a monthly basis, the Company also agreed to maintain a minimum ratio of (i) the sum of CD Collateral and outstanding balance of Funded Loans which are current in their payment status to (ii) outstanding balance under the Loan and Security Agreement of 1.05:1. In the event that this ratio is less than 1.05:1, then the Company must increase CD Collateral to meet the required ratio. In connection with this facility, we issued a fully vested warrants to purchase 374,180 shares of Series B convertible preferred stock with an exercise price of $0.7483 per share to the Lenders. As of May 31, 2009, we have drawn down $2.0 million under the facility.
On June 3, 2009, the Company granted 1,143,478 options to purchase shares of its common stock to its employees under the Option Plan. The options have an exercise price of $0.23 and will vest with respect to 25% of the shares upon the employee’s completion of one year of service measured from the vesting commencement date and the balance of the option shares in a series of twelve successive equal quarterly installments upon the employee’s completion of each additional quarter of service over the thirty-six month period measured from the first anniversary of the vesting commencement date.

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 16, 2009

LendingClub Corporation

By:	/s/ Renaud Laplanche Renaud Laplanche
Chief Executive Officer
Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

/s/ Renaud Laplanche Renaud Laplanche	Chief Executive Officer and Director (Principal Executive Officer)	June 16, 2009

/s/ Howard Solovei Howard Solovei	Vice President, Finance and Administration (Principal Financial Officer and Principal Accounting Officer)	June 16, 2009

/s/ Jeffrey M. Crowe Jeffrey M. Crowe	Director	June 16, 2009

/s/ Daniel Ciporin Daniel Ciporin	Director	June 16, 2009

/s/ Rebecca Lynn Rebecca Lynn	Director	June 16, 2009

EXHIBIT INDEX

Exhibit No.		Description

3.1		Amended and Restated Certificate of Incorporation of LendingClub Corporation, dated March 12, 2009 (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K, filed March 19, 2009)

3.2		Amended and Restated Bylaws of LendingClub Corporation

4.1		Form of Member Payment Dependent Note (included as Exhibit A in Exhibit 4.2)

4.2		Form of Indenture between LendingClub Corporation and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.2 of the Company’s Form S-1/A, filed October 9, 2008)

4.3		Form of Note Purchase Agreement (incorporated by reference to Exhibit 4.3 of the Company’s Form S-1/A, filed October 9, 2008)

10.1		Form of Loan Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Form S-1/A, filed October 9, 2008)

10.2		Form of Borrower Membership Agreement (incorporated by reference to Exhibit 10.2 of the Company’s Form S-1/A, filed October 9, 2008)

10.3		Amended and Restated Loan and Security Agreement, dated as of October 7, 2008, between LendingClub Corporation and Silicon Valley Bank (incorporated by reference to Exhibit 10.3 of the Company’s Form S-1/A, filed October 9, 2008)

10.4		Second Amendment to Amended and Restated Loan and Security Agreement, dated May 18, 2009, by and among LendingClub Corporation and Silicon Valley Bank (incorporated by reference to Exhibit 10.4 of the Company’s Form 8-K, filed May 22, 2009)

10.5		Loan and Security Agreement, dated as of February 19, 2008, between LendingClub Corporation, the Gold Hill Lenders referenced on Exhibit A attached thereto, Gold Hill Venture Lending 03, LP, and Silicon Valley Bank, as amended on September 26, 2008 and October 7, 2008 (incorporated by reference to Exhibit 10.4 of the Company’s Form S-1/A, filed October 9, 2008)

10.6		Fourth Amendment to Loan and Security Agreement, dated May 18, 2009, by and among, LendingClub Corporation, Gold Hill Venture Lending 03, LP, and Silicon Valley Bank (incorporated by reference to Exhibit 10.5 of the Company’s Form 8-K, filed May 22, 2009)

10.7		LendingClub Corporation 2007 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.5 of the Company’s Form S-1, filed June 20, 2008)

10.8		Amendment No. 3 to LendingClub Corporation 2007 Stock Incentive Plan

10.9		Form of Secured Promissory Note (incorporated by reference to Exhibit 10.6 of the Company’s Form S-1, filed June 20, 2008)

10.10		Form of Warrant (incorporated by reference to Exhibit 10.7 of the Company’s Form S-1, filed June 20, 2008)

10.11	*	Loan Account Program Agreement, dated as of December 10, 2007, by and between LendingClub Corporation and WebBank

10.12	*	Loan Sale Agreement, dated as of December 10, 2007, by and between LendingClub Corporation and WebBank

10.13		First Amendment to Loan Account Program Agreement, dated as of April 30, 2008, by and between LendingClub Corporation and WebBank

10.14	*	Second Amendment to Loan Account Program Agreement and First Amendment to Loan Sale Agreement, dated as of October 8, 2008, by and between LendingClub Corporation and WebBank

10.15		Hosting Services Agreement, dated as of October 6, 2008, between LendingClub Corporation and FOLIOfn Investments, Inc.

10.16	*	Services Agreement, dated as of October 6, 2008, by and between LendingClub Corporation and FOLIOfn Investments, Inc.

10.17		License Agreement, dated as of October 6, 2008, by and between LendingClub Corporation and FOLIOfn Investments, Inc.

Exhibit No.	Description

10.18	Series A Preferred Stock Purchase Agreement, dated as of August 21, 2007, by and among LendingClub Corporation, and each of those persons whose names are set forth on the Schedule of Purchasers attached thereto as Exhibit A

10.19	Series B Preferred Stock Purchase Agreement, dated as of March 13, 2009, by and among LendingClub Corporation, and each of those persons whose names are set forth on the Schedule of Purchasers attached thereto as Exhibit A

10.20	Amended and Restated Investor Rights Agreement, dated as of March 13, 2009, by and among LendingClub Corporation and the investors listed on Exhibit A thereto

10.21	Amended and Restated Voting Agreement, dated as of March 13, 2009, by and among LendingClub Corporation, those certain holders of the Company’s Common Stock listed on Exhibit A thereto, the persons and entities listed on Exhibit B thereto, and the persons and entities listed on Exhibit C thereto

10.22	Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of March 13, 2009, by and among LendingClub Corporation, each of the persons and entities listed on Exhibit A thereto, and each of the persons listed on Exhibit B thereto

10.23	Loan and Security Agreement, dated as of May 18, 2009, by and among LendingClub Corporation, the Gold Hill Lenders referenced on Exhibit A attached thereto, and Silicon Valley Bank (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K, filed May 22, 2009)

10.24	Warrant to Purchase Stock, dated May 18, 2009, issued to Silicon Valley Bank (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K, filed May 22, 2009)

10.25	Warrant to Purchase Stock, dated May 18, 2009, issued to Gold Hill Venture Lending 03, LP (incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K, filed May 22, 2009)

23.1	Consent of Armanino McKenna LLP

31.1	Certification of Chief Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2	Certification of Vice President, Finance and Administration Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1	Certification of Chief Executive Officer and Vice President, Finance and Administration Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

*
Certain portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 of the Securities Act.

Exhibit 3.2
AMENDED AND RESTATED BY-LAWS
OF
LENDINGCLUB CORPORATION
ARTICLE I
Corporate Offices
1. Registered Office. The registered office of LendingClub Corporation shall be fixed in the corporation’s Certificate of Incorporation, as the same may be amended from time to time.
2. Other Offices. The corporation’s Board of Directors (the “Board”) may at any time establish other offices at any place or places where the corporation is qualified to do business.
ARTICLE II
Stockholders’ Meetings
1. Places of Meetings. All meetings of stockholders shall be held at such place or places in or outside of the State of Delaware as the Board may from time to time determine or as may be designated in the notice of meeting or waiver of notice thereof, subject to any provisions of the Delaware General Corporation Law (the “DGCL”). The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the DGCL. In the absence of any such designation or determination, stockholders’ meetings shall be held at the corporation’s principal executive office.
2. Annual Meetings. Unless otherwise determined from time to time by the Board, the annual meeting of stockholders shall be held each year for the election of directors and the transaction of such other business as may properly come before the meeting on the last Tuesday in the fourth month following the close of the fiscal year of the corporation commencing at some time between 10 A.M. and 3 P.M., if not a legal holiday, and if such day is a legal holiday, then the annual meeting shall be held on the day following at the same time. If the annual meeting is not held on the date designated, it may be held as soon thereafter as convenient and shall be called the annual meeting. Written notice of the time and place of the annual meeting shall be given by mail to each stockholder entitled to vote at his address as it appears on the records of the corporation not less than the minimum nor more than the maximum number of days permitted under the DGCL prior to the scheduled date thereof, unless such notice is waived as provided by Section 2 of Article VIII of these By-Laws.
3. Special Meetings. A special meeting of stockholders may be called at any time at the request of any member of the Board or the chief executive officer, and shall be called by the chief executive officer or the secretary or an assistant secretary at the written request of the holders of at least 25% of the total number of shares of stock then outstanding and entitled to vote, stating the specific purpose or purposes thereof. Written notice of the time, place and specific purposes of such meetings shall be given by mail, e-mail, or facsimile to each stockholder entitled to vote thereat at his address as it appears on the records of the corporation not less than 10 days nor more than 60 days prior to the scheduled date thereof, unless such notice is waived as provided in Section 2 of Article VIII of these By-Laws. Nothing contained in this Section 3 shall be construed as limiting, fixing, or affecting the time when a meeting of stockholders called by action of the Board or the chief executive officer may be held.
4. Meetings Without Notice. Meetings of the stockholders may be held at any time without notice when all the stockholders entitled to vote thereat are present in person or by proxy.

5. Voting. At all meetings of stockholders, each stockholder entitled to vote on the record date as determined under Section 7 of this Article, or if not so determined as prescribed under the DGCL, shall be entitled to one vote for each share of stock standing on record in his name, subject to any restrictions or qualifications set forth in the Certificate of Incorporation or any amendment thereto (the Certificate of Incorporation as amended from time to time is hereinafter referred to as the “Certificate of Incorporation”).
6. Quorum. At any stockholders’ meeting, a majority of the number of shares of stock outstanding and entitled to vote thereat, present in person or by proxy, shall constitute a quorum, but a smaller interest by act of either (x) the chairperson of the meeting or (y) the stockholders entitled to vote at the meeting, may adjourn any meeting from time to time, and the meeting may be held as adjourned without further notice, subject to such limitation as may be imposed under the DGCL. When a quorum is present at any meeting, a majority of the number of shares of stock entitled to vote present thereat shall decide any question brought before such meeting unless the question is one upon which a different vote is required by express provision of the DGCL, the Certificate of Incorporation, any stockholders agreement to which the corporation is a party, or these By-Laws, in which case such express provision shall govern.
7. List of Stockholders. At least 10 days before every meeting, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of, and the number of shares registered in the name of, each stockholder, shall be prepared by the secretary or the transfer agent in charge of the stock ledger of the corporation. Such list shall be open for examination by any stockholder as required by the DGCL. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine such list or the books of the corporation or to vote in person or by proxy at such meeting.
8. Consents in Lieu of Meeting. Unless otherwise provided in the Certificate of Incorporation or by the DGCL, any action required by the DGCL to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if: (i) a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and (ii) prompt notice of the taking of such action by less than unanimous written consent is given to the other stockholders to the extent and in the manner required by the DGCL.
ARTICLE III
Board of Directors
1. Number and Qualification. A board of directors shall be elected at each annual meeting of stockholders, each director so elected to serve until the election and qualification of his successor or until his earlier death, resignation or removal as provided in these By-Laws. Subject to the terms of the Certificate of Incorporation and any stockholders agreement to which the corporation is a party, the number of directors shall be such as may be determined from time to time by the Board. As of the date of the initial adoption of these By-Laws, the Board shall consist of one (1) director. In case of any increase in the number of directors between elections by the stockholders, the additional directorships shall be considered vacancies and, except as otherwise required by the Certificate of Incorporation or any stockholders agreement to which the corporation is a party, shall be filled in the manner prescribed in Article III, Section 11 of these By-Laws. No reduction of the authorized number of directors shall have the effect of removing any director before his or her term of office expires. Directors need not be stockholders.
2. Powers. The business and affairs of the corporation shall be carried on by or under the direction of the Board, which shall have all the powers authorized by the DGCL, subject to such limitations as may be provided by the Certificate of Incorporation, these By-Laws or by any stockholders agreement to which the corporation is a party.

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3. Compensation. The Board may from time to time by resolution authorize the payment of fees or other compensation to the directors for services to the corporation, including, but not limited to, fees for attendance at all meetings of the Board or of the executive or other committees, and determine the amount of such fees and compensation. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity and receiving compensation therefor in amounts authorized or otherwise approved from time to time by the Board or the executive committee.
4. Meetings and Quorum. Meetings of the Board may be held either in or outside of the State of Delaware. Subject to the terms of the Certificate of Incorporation, a quorum shall be a majority of the directors then in office, but not less than two directors unless a Board of one director is authorized under the DGCL in which event one director shall constitute a quorum. A director will be considered present at a meeting, even though not physically present, to the extent and in the manner authorized by the DGCL. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
The Board elected at any annual stockholders’ meeting shall, at the close of that meeting and without further notice if a quorum of directors be then present, or as soon thereafter as may be convenient, hold a meeting for the election of officers and the transaction of any other business. Subject to the terms of the Certificate of Incorporation, at such meeting the Board shall elect a chief executive officer, a president, a secretary and a treasurer, and such other officers as it may deem proper, none of whom except the chairman of the Board, if elected, need be members of the Board.
The Board may from time to time provide for the holding of regular meetings with or without notice and may fix the times and places at which such meetings are to be held. Meetings other than regular meetings may be called at any time by the chief executive officer or by the secretary or an assistant secretary upon the written request of any director.
Notice of each meeting, other than a regular meeting (unless required by the Board), shall be given to each director by mailing the same to each director at his residence or business address at least two days before the meeting or by delivering the same to him personally or by telephone or telegraph at least one day before the meeting unless, in case of exigency, the chairman of the Board, the chief executive officer or the secretary shall prescribe a shorter notice to be given personally or by telephone, telegraph, cable or wireless to all or any one or more of the directors at their respective residences or places of business.
Notice of any meeting shall state the time and place of such meeting, but need not state the purposes thereof unless otherwise required by the DGCL, the Certificate of Incorporation, these By-Laws, or the Board.
5. Record Dates. (a) In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix in advance a record date which, in the case of a meeting, shall not be less than the minimum nor more than the maximum number of days prior to the scheduled date of such meeting permitted under the DGCL and which, in the case of any other action, shall be not more than the maximum number of days permitted under the DGCL.
(b) If no such record date is fixed by the Board, the record date shall be that prescribed by the DGCL.
(c) A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

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6. Executive Committee. Subject to the terms of any stockholders agreement to which the corporation is a party, the Board may by resolution passed by a majority of the whole Board provide for an executive committee of two or more directors and shall elect the members thereof to serve at the pleasure of the Board and may designate one of such members to act as chairman. Subject to the terms of any stockholders agreement to which the corporation is a party, the Board may at any time change the membership of the committee, fill vacancies in it, designate alternate members to replace any absent or disqualified members at any meeting of the executive committee, or dissolve it.
During the intervals between the meetings of the Board, the executive committee shall possess and may exercise any or all of the powers of the .Board in the management or direction of the business and affairs of the corporation and under these By-Laws to the extent authorized by resolution adopted by a majority of the whole Board and to such limitations as may be imposed by the DGCL and the Certificate of Incorporation.
The executive committee may determine its rules of procedure and the notice to be given of its meetings, and it may appoint such committees and assistants as it shall from time to time deem necessary. Subject to the terms of the Certificate of Incorporation, a majority of the members of the committee shall constitute a quorum.
7. Other Committees. Subject to the terms of the Certificate of Incorporation, the Board may by resolution provide for such other committees as it deems desirable and may discontinue the same at its pleasure. Each such committee shall have the powers and perform such duties, not inconsistent with law, as may be assigned to it by the Board. No such committee, however, shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any By-Law of the corporation.
8. Conference Telephone Meetings. Any one or more members of the Board or any committee thereof may participate in meetings by means of a conference telephone or similar communication equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person of the meeting.
9. Action Without Meetings. Any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting to the extent and in the manner authorized by the DGCL.
10. Removal of Directors. Unless otherwise restricted by statute, the Certificate of Incorporation, these By-Laws, or any stockholders agreement to which the corporation is a party, any director or the entire Board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.
11. Vacancies. Except as otherwise provided in the Certificate of Incorporation or any stockholders agreement to which the corporation is a party, a vacancy in any directorship occurring by reason of death, resignation, removal, inability to act, disqualification, or any other cause, may at any time be filled for the unexpired portion of the term by a majority vote of the Board.
ARTICLE IV
Officers
1. Titles and Election. The officers of the corporation shall be comprised of a chief executive officer, a president, a secretary and a treasurer, who shall initially be elected as soon as convenient by the Board and thereafter, in the absence of earlier resignations or removals, shall be elected at the first meeting of the Board following each annual stockholders’ meeting, each of whom shall hold office at the pleasure of the Board except as may otherwise be approved by the Board or the executive committee, or until their earlier death, resignation, removal under these By-Laws or other termination of their employment. Any person may hold more than one office if the duties can be consistently performed by the same person, and to the extent permitted by the DGCL. Subject to the terms of the Certificate of Incorporation or any stockholders agreement to which the corporation is a party, the Board, in its discretion, may also at any time elect or appoint a chairman of the Board, who shall be a director, and one or more vice presidents, assistant secretaries and assistant treasurers and such other officers as it may deem advisable, each of whom shall hold office at the pleasure of the Board, except as may otherwise be approved by the Board or the executive committee, or until their earlier death, resignation, removal or other termination of employment as shall be prescribed or determined by the chief executive officer. The Board may require any officer or other employee or agent to give bond for the faithful performance of his duties in such form and with such sureties as the Board may require.

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2. Duties. Subject to such extension, limitations, and other provisions as the Board, these By-Laws or the Certificate of Incorporation may from time to time prescribe or determine, the following officers shall have the following powers and duties:
(a) Chairman of the Board. The chairman of the Board, when present, shall preside at all meetings of the stockholders and of the Board and shall have such other powers and perform such other duties as the Board may prescribe from time to time.
(b) Chief Executive Officer. Subject to the authority of the Board, the chief executive officer shall have general supervision and control of the corporation’s business and shall exercise the powers and authority and perform the duties commonly incident to his office and shall, in the absence of the chairman of the Board, preside at all meetings of the stockholders and of the Board if he is a director, and shall perform such duties as the Board shall specify from time to time. The chief executive officer, unless some other person is thereunto specifically authorized by the Board, shall have authority to sign all bonds, debentures, promissory notes, deeds and contracts of the corporation.
(c) President. The president shall perform such duties as may be assigned to him from time to time by the Board or the chief executive officer. In the absence or disability of the chief executive officer, the president may, unless otherwise determined by the Board, exercise the powers and perform the duties pertaining to the office of chief executive officer.
(d) Vice President(s). The vice president or vice presidents shall perform such duties as may be assigned to them from time to time by the Board, the chief executive officer or the president.
(e) Treasurer. The treasurer shall have charge and custody of and be responsible for all funds and securities of the corporation, shall keep or cause to be kept regular books of account for the corporation and shall perform such other duties and possess such other powers as are incident to the office of treasurer, or as shall be assigned to him by the chief executive officer, the president or by the Board.
(f) Assistant Treasurer(s). During the absence or disability of the treasurer, the assistant treasurer, if one is elected, or if there are more than one, the one so designated by the treasurer, the chief executive officer, the president or by the Board shall have all the powers and functions of the treasurer.
(g) Secretary. The secretary shall cause notices of all meetings to be served as prescribed in these By-Laws or by statute, shall keep or cause to be kept the minutes of all meetings of the stockholders and of the Board, shall have charge of the corporate records and seal of the corporation and shall keep a register of the post office address of each stockholder which shall be furnished to him by such stockholder. He shall perform such other duties and possess such other powers as are incident to the office of secretary or as are assigned by the chief executive officer, the president or by the Board.
(h) Assistant Secretaries. During the absence or disability of the secretary, the assistant secretary, if one is elected, or if there are more than one, the one so designated by the secretary, the chief executive officer, the president or by the Board shall have all the powers and functions of the secretary.
3. Delegation of Duties. In case of the absence of any officer of the corporation, or for any other reason that may seem sufficient to the Board, the Board may delegate the powers and duties of such officer, for the time being, to any other officer, or to any director.

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ARTICLE V
Stock Certificates
1. Certificates Representing Stock. Certificates representing stock in the corporation shall be signed by, or in the name of, the corporation by the chairman of the Board or by the president or any vice president, and by the treasurer or an assistant treasurer or the secretary or an assistant secretary of the corporation. Any or all of the signatures on any such certificate may be a facsimile if authorized under the DGCL.
In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on a certificate has ceased to be such officer, transfer agent or registrar before the certificate has been issued, such certificate may nevertheless be issued and delivered by the corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.
2. Transfer of Stock. Subject to the terms of any stockholders agreement to which the corporation is a party, shares of the capital stock of the corporation shall be transferable only upon the books of the corporation upon the surrender of the certificate or certificates properly assigned and endorsed for transfer. If the corporation has a transfer agent or agents or transfer clerk and registrar of transfers acting on its behalf, the signature of any officer or representative thereof may be in facsimile.
The Board or chief executive officer may appoint a transfer agent and one or more co-transfer agents and a registrar and one or more co-registrars of transfer and may make or authorize the transfer agents to make all such rules and regulations deemed expedient concerning the issue, transfer and registration of shares of stock in any manner not prohibited by the DGCL.
3. Lost Certificates. Subject to the terms of any agreement to which the corporation is a party, in case of loss or mutilation or destruction of a stock certificate, a duplicate certificate may be issued upon such terms as may be determined or authorized by the Board or the executive committee or by the chief executive officer if the Board or the executive committee does not do so.
ARTICLE VI
Fiscal Year, Bank Deposits, Checks, etc.
1. Fiscal Year. The fiscal year of the corporation shall commence or end at such time as the Board may designate.
2. Bank Deposits, Checks, etc. The funds of the corporation shall be deposited in the name of the corporation or of any division thereof in such banks or trust companies in the United States or elsewhere as may be designated from time to time by the Board or the executive committee, or by such officer or officers as the Board or the executive committee may authorize to make such designations.
All checks, drafts or other orders for the withdrawal of funds from any bank account shall be signed by such person or persons as may be designated from time to time by the Board or the executive committee. The signatures on checks, drafts or other orders for the withdrawal of funds may be in facsimile if authorized in the designation.
ARTICLE VII
Books and Records
1. Location of Books. Unless otherwise expressly required by the DGCL, the books and records of the corporation may be kept outside of the State of Delaware.

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2. Examination of Books. Except as may otherwise be provided by the DGCL, the Certificate of Incorporation, these By-Laws, or any agreement to which the corporation is a party, the Board shall have power to determine from time to time whether and to what extent and at what times and places and under what conditions any of the accounts, records and books of the corporation are to be open to the inspection of any stockholder. No stockholder shall have any right to inspect any account or book or document of the corporation except as prescribed by statute or authorized by express resolution of the stockholders or of the Board, or as set forth in any agreement to which the corporation is a party.
ARTICLE VIII
Notices
1. Requirements of Notice. Whenever notice is required to be given by statute, the Certificate of Incorporation or these By-Laws, it shall not mean personal notice unless so specified, but such notice may be given in writing by depositing the same in a post office, letter box, or mail chute postpaid and addressed to the person to whom such notice is directed at the address of such person on the records of the corporation, and such notice shall be deemed given at the time when the same shall be thus mailed.
2. Waivers. Any stockholder, director or officer may, in writing or by telegram, cable or by electronic transmission at any time waive any notice or other formality required by statute, the Certificate of Incorporation or these By-Laws. Such waiver of notice, whether given before or after any meeting or action, shall be deemed equivalent to notice. Presence of a stockholder either in person or by proxy at any stockholders’ meeting and presence of any director at any meeting of the Board shall constitute a waiver of such notice as may be required by any statute, the Certificate of Incorporation or these By-Laws.
ARTICLE IX
Notice by Electronic Transmission
1. Notice by Electronic Transmission. Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the Certificate of Incorporation or these By-Laws, any notice to stockholders given by the corporation under any provision of the DGCL, the Certificate of Incorporation or these By-Laws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the corporation. Any such consent shall be deemed revoked if:
(i) the corporation is unable to deliver by electronic transmission two consecutive notices given by the corporation in accordance with such consent; and
(ii) such inability becomes known to the secretary or an assistant secretary of the corporation or to the transfer agent, or other person responsible for the giving of notice.
(iii) However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.
(iv) Any notice given pursuant to the previous preceding paragraph shall be deemed given:
(v) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;
(vi) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice;

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(vii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and
(viii) if by any other form of electronic transmission, when directed to the stockholder.
An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
2. Definition Of Electronic Transmission. An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
3. Inapplicability. Notice by a form of electronic transmission shall not apply to Sections 164, 296, 311, 312 or 324 of the DGCL.
ARTICLE X
Powers of Attorney
The Board or the executive committee may authorize one or more of the officers of the corporation to execute powers of attorney delegating to named representatives or agents power to represent or act on behalf of the corporation, with or without power of substitution.
In the absence of any action by the Board or the executive committee, the chief executive officer or the secretary of the corporation may execute for and on behalf of the corporation waivers of notice of stockholders’ meetings and proxies for such meetings in any company in which the corporation may hold voting securities.
ARTICLE XI
Indemnification
1. Indemnification of Directors and Officers. The corporation shall indemnify and hold harmless, to the fullest extent permitted by DGCL as it presently exists or may hereafter be amended, any director or officer of the corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such action, suit, or proceeding. The corporation shall be required to indemnify a person in connection with a proceeding initiated by such person only if the proceeding was authorized by the Board.
2. Indemnification of Others. The corporation shall have the power to indemnify and hold harmless, to the extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such action, suit, or proceeding.

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3. Prepayment of Expenses. The corporation shall pay the expenses incurred by any officer or director of the corporation, and may pay the expenses incurred by any employee or agent of the corporation, in defending any proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a person in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article XI or otherwise.
4. Determination; Claim. If a claim for indemnification or payment of expenses under this Article XI is not paid in full within sixty days after a written claim therefor has been received by the corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.
5. Non-Exclusivity of Rights. The rights conferred on any person by this Article XI shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.
6. Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.
7. Other Indemnification. The corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.
8. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.
ARTICLE XII
Amendments
Subject to the provisions of the Certificate of Incorporation, any stockholders agreement to which the corporation is a party, and the provisions of the DGCL, the power to amend, alter, or repeal these By-Laws and to adopt new By-Laws may be exercised by the Board or by the stockholders.
ARTICLE XIII
Conflicts
In the event of any conflict between these By-Laws and the Certificate of Incorporation, the Certificate of Incorporation shall govern.

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Exhibit 10.8
AMENDMENT TO THE 2007 STOCK INCENTIVE PLAN
OF LENDINGCLUB CORPORATION
ADOPTED BY THE BOARD OF DIRECTORS AND
STOCKHOLDERS OF THE CORPORATION
EFFECTIVE MARCH 13, 2009
Resolutions of the Board of Directors of the Corporation
Amendment to 2007 Stock Incentive Plan — Increase in the Number of Shares
NOW THEREFORE BE IT RESOLVED, that an increase in the number of shares of Common Stock that are reserved and available for issuance under the Plan from 3,692,000 to 6,548,000 shares of Common Stock is hereby approved;
RESOLVED FURTHER, that the officers of the Company, and each of them with the full authority to act without the others, are hereby authorized to submit the amendment to the Plan to the stockholders of the Company for their approval.
Resolutions of the Stockholders of the Corporation
Increase in the Number of Shares Reserved Under the 2007 Stock Incentive Plan
NOW, THEREFORE, BE IT RESOLVED, that effective upon the Closing of the Series B Financing pursuant to the Series B Stock Purchase Agreement by and between the Company and Certain Investors, an increase in the number of shares of Common Stock that are reserved for issuance under the Plan from 3,692,000 to 6,548,000 shares is hereby approved.

Exhibit 10.11
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
WEBBANK
and
LENDINGCLUB CORPORATION
LOAN ACCOUNT PROGRAM AGREEMENT
Dated as of December 10, 2007

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SCHEDULES AND EXHIBITS

SCHEDULE 1	Definitions

EXHIBIT A	The Program

EXHIBIT B	Credit Policy

EXHIBIT C	Form of Application

EXHIBIT D	Loan Account Documentation

EXHIBIT E	Sample Funding Statement

EXHIBIT F	Insurance Requirements

EXHIBIT G	Program Compliance Manual

EXHIBIT H	Third-Party Service Contractors

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THIS LOAN ACCOUNT PROGRAM AGREEMENT (this “Agreement”), dated as of December 10, 2007 (“Effective Date”), is made by and between WEBBANK, a Utah-chartered industrial bank having its principal location in Salt Lake City, Utah (“Bank”), and LENDINGCLUB CORPORATION, a Delaware corporation, having its principal location in Sunnyvale, California (“Company”).
WHEREAS, Company is in the business of providing certain services necessary for the origination of consumer installment loans;
WHEREAS, Bank is in the business of originating various types of consumer loans, including installment loans; and
WHEREAS, the Parties desire to develop a program pursuant to which Company will market, and Bank will originate, installment loans for qualifying consumers identified by Company.
NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants and agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Company mutually agree as follows:
1.	Definitions. The terms used in this Agreement shall be defined as set forth in Schedule 1.
2.	Marketing of the Program and Loan Accounts. At its own cost, Company shall promote and market the Program and the Loan Accounts using any form of media determined to be appropriate by Company. Bank agrees that Company may refer to Bank and the Program in promotional and marketing materials, including marketing scripts, upon the condition that any references to the Bank and/or the Program in any such materials must receive the prior written approval of Bank, which approval shall not to be unreasonably withheld or delayed. Company shall ensure that all promotional and marketing materials shall be accurate and not misleading in all material respects. Company shall ensure that all promotional and marketing materials and strategies comply with Applicable Laws.
3.	Extension of Credit. Company acknowledges that approval of an Application creates a creditor-borrower relationship between Bank and Borrower which involves, among other things, the disbursement of Loan Proceeds. Nothing in this Agreement shall obligate Bank to extend credit to an Applicant or disburse Loan Proceeds if Bank determines that doing so would be an unsafe or unsound banking practice. Bank shall use reasonable commercial efforts to provide Company prior notice of a decision not to extend credit to an Applicant or disburse Loan Proceeds in reliance on the preceding sentence and, in all instances where Bank does not provide such prior notice, Bank shall provide Company prompt notice after making a decision not to extend credit to an Applicant or disburse Loan Proceeds in reliance on the preceding sentence.

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4.	Consumer Documents and Credit Policy. The following documents, terms and procedures (“Consumer Finance Materials”) that have been approved by Bank and that will be used by Bank initially with respect to the Loan Accounts are attached to this Agreement: (i) Program description (financial terms of Loan Accounts) as Exhibit A; (ii) Credit Policy as Exhibit B; (iii) form of Application, including disclosures required by Applicable Law, as Exhibit C; and (iv) form of Loan Account Agreement, privacy policy and privacy notices, and all other Applicant and Borrower communications as Exhibit D. The Consumer Finance Materials shall not be changed without the prior written consent of both Parties, which consent shall not be unreasonably withheld or delayed; provided, however, that Bank may change the Consumer Finance Materials upon written notice provided to Company but without Company’s prior written consent, to the extent that such change is required by Applicable Laws or necessitated by safety and soundness concerns. The Parties acknowledge that each Loan Account Agreement and all other documents referring to the creditor for the Program shall identify the Bank as the creditor for the Loan Accounts. Company shall ensure that the Consumer Finance Materials comply with Applicable Laws.

5.	Loan Account Referral, Processing and Origination.
(a)	Company shall solicit Applications from Applicants and shall process such Applications on behalf of Bank (including retrieving credit reports) to determine whether the Applicant meets the eligibility criteria set forth in the Credit Policy, which shall incorporate Bank’s Office of Foreign Assets Control screening procedures and USA PATRIOT Act Customer Identification Program requirements. Company shall respond to all inquiries from Applicants regarding the application process.
(b)	Company shall forward to Bank mutually agreed information including name, address, social security number and date of birth, regarding Applicants who meet the eligibility criteria set forth in the Credit Policy. Company shall have no discretion to override the Credit Policy with respect to any Applications.
(c)	Subject to the terms of this Agreement, Bank shall establish Loan Accounts with respect to Applicants who meet the eligibility criteria set forth in the Credit Policy.
(d)	Pursuant to procedures mutually agreed to by the Parties, Company shall deliver adverse action notices to Applicants who do not meet Credit Policy criteria or are otherwise denied by Bank.
(e)	Company shall deliver Program privacy notices and Loan Account Agreements to Borrowers.
(f)	Company shall hold and maintain, as custodian for Bank, all documents of Bank pertaining to Loan Accounts. Company shall periodically provide copies of such documents to Bank, as mutually agreed to by the Parties, but no less frequently than monthly.
(g)	Company shall perform the obligations described in this Section 5 and deliver any customer communications to Applicants and Borrowers as necessary to carry on the Program, all at Company’s own cost and in accordance with Applicable Law.

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6.	Funding Account.
(a)	Prior to the establishment of Loan Accounts under the Program, Company shall deposit [*] dollars ($[*]) into the Funding Account.
(b)	On each Funding Date, by 12:00 p.m. Mountain Time, Company shall ensure that the balance of the Funding Account is greater than or equal to the Funding Amount on such Funding Date. If the balance of the Funding Account is not equal to or greater than the Funding Amount by 12:00 p.m. Mountain Time, Bank may, but shall have no obligation to, deduct the amount of the deficiency from the Collateral Account and deposit such amount into the Funding Account.
(c)	On any Funding Date, if the balance of the Funding Account exceeds the Funding Amount for such Funding Date, at the request of Company, such excess shall be transferred by Bank into a deposit account established by Company at Bank.
(d)	Bank shall release any funds remaining in the Funding Account four (4) Business Days after the latter of termination of this Agreement or, if the Agreement terminates pursuant to Section ll(e), the end of the period described in Section 11(f).
7.	Funding of Loans.
(a)	Company will provide a Funding Statement to Bank by e-mail or as otherwise mutually agreed by the Parties by 12:00 p.m. Mountain Time on each Funding Date. Each Funding Statement shall identify those Applicants whose Applications satisfy the requirements of the Credit Policy and with respect to whom Company requests that Bank establish Loan Accounts, and provide the Funding Amount and instructions for the disbursement of all Loan Proceeds to be disbursed by Bank on such Funding Date. The Funding Statement shall be in the form of Exhibit E.
(b)	By 4:00 p.m. Mountain Time on each Funding Date, Bank shall disburse Loan Proceeds to Borrowers from the Funding Account in accordance with the Funding Statement.
(c)	The obligation of Bank to disburse Loan Proceeds, as provided in Section 7(b), is subject to the satisfaction of the following conditions precedent immediately prior to each disbursement of Loan Proceeds by Bank:
(1)	the balance of the Funding Account shall be equal to or greater than the Funding Amount for such Funding Date;
(2)	the representations and warranties of Company set forth in the Program Documents shall be true and correct in all material respects at the time of or prior to each disbursement of Loan Proceeds by Bank as though made as of the time Bank disburses such Loan Proceeds; and
(3)	the obligations of Company set forth in the Program Documents to be performed prior to each disbursement of Loan Proceeds by Bank shall have been performed prior to each such disbursement.

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8.	Representations and Warranties.
(a)	Bank hereby represents, warrants or covenants, as applicable, to Company as of the Effective Date that:
(1)	Bank is an FDIC-insured Utah-chartered industrial bank, duly organized, validly existing under the laws of the State of Utah and has full corporate power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery and performance of this Agreement have been duly authorized, and are not in conflict with and do or bylaws of Bank and will not result in a material breach of or constitute a default under, or require any consent under, any indenture, loan or agreement to which Bank is a party;
(2)	All approvals, authorizations, licenses, registrations, consents, and other actions by, notices to, and filings with, any Person that may be required in connection with the execution, delivery, and performance of this Agreement by Bank, have been obtained (other than those required to be made to or received from Borrowers and Applicants);
(3)	This Agreement constitutes a legal, valid, and binding obligation of Bank, enforceable against Bank in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or other similar laws now or hereafter in effect, including the rights and obligations of receivers and conservators under 12 U.S.C. §§ 1821(d) and (e), which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);
(4)	There are no proceedings or investigations pending or, to the best knowledge of Bank, threatened against Bank (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by the Bank pursuant to this Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of Bank, would materially and adversely affect the performance by Bank of its obligations under this Agreement, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or (v) would have a materially adverse financial effect on Bank or its operations if resolved adversely to it; provided, however, that Bank makes no representation or warranty regarding the examination of Bank by the FDIC or the Utah Department of Financial Institutions, or any actions resulting from such examination;

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(5)	Bank is not Insolvent;
(6)	The execution, delivery and performance of this Agreement by Bank comply with Utah and federal banking laws specifically applicable to Bank’s operations; provided that Bank makes no representation or warranty regarding compliance with Utah or federal banking laws relating to consumer protection, consumer lending, usury, loan collections, anti-money laundering or privacy;
(7)	The Proprietary Materials Bank licenses to Company pursuant to Section 13, and their use as contemplated by this Agreement, do not violate or infringe upon, or constitute an infringement or misappropriation of, any U.S. patent, copyright or U.S. trademark, service mark, trade name or trade secret of any person or entity and Bank has the right to grant the licenses set forth in Section 13 below; and
(8)	Bank shall maintain data security and disaster recovery protections that are at least as consistent with industry standards for the consumer lending industry.
(b)	Company hereby represents and warrants to Bank as of the Effective Date that:
(1)	Company is a corporation, duly organized and validly existing in good standing under the laws of the State of Delaware, and has full power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery, and performance of this Agreement have been duly authorized, and are not in conflict with and do not violate the terms of the articles or bylaws of Company and will not result in a material breach of or constitute a default under or require any consent under any material indenture, loan, or agreement to which Company is a party;
(2)	All approvals, authorizations, consents, and other actions by, notices to, and filings with any Person required to be obtained for the execution, delivery, and performance of this Agreement by Company, have been obtained;
(3)	This Agreement constitutes a legal, valid, and binding obligation of Company, enforceable against Company in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect, which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

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(4)	There are no proceedings or investigations pending or, to the best knowledge of Company, threatened against Company (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by the Company pursuant to this Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of Company, would materially and adversely affect the performance by Company of its obligations under this Agreement, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement, or (v) would have a materially adverse financial effect on Company or its operations if resolved adversely to it;

(5)	Company is not Insolvent;
(6)	The execution, delivery and performance of this Agreement by Company, the Consumer Finance Materials and the promotional and marketing materials and strategies shall all comply with Applicable Laws;
(7)	The Proprietary Materials Company licenses to Bank pursuant to Section 13, and their use as contemplated by this Agreement, do not violate or infringe upon, or constitute an infringement or misappropriation of, any U.S. patent, copyright or U.S. trademark, service mark, trade name or trade secret of any person or entity and Company has the right to grant the license set forth in Section 13 below; and
(8)	Company shall comply with Title V of the Gramm-Leach-Bliley Act and the implementing regulations of the FDIC, including but not limited to applicable limits on the use, disclosure, storage, safeguarding and destruction of Applicant information, and shall maintain data security and disaster recovery protections that are at least as consistent with industry standards for the consumer lending industry.
(c)	Company hereby represents and warrants to Bank as of each Funding Date that:
(1)	For each Loan Account and each disbursement of Loan Proceeds: (i) to the best of Company’s knowledge, all information in the related Application is true and correct; (ii) the Loan Account is fully enforceable and all required disclosures to Borrowers have been delivered in compliance with Applicable Law; (iii) the Loan Account Agreement and all other Loan Account documents are genuine and legally binding and enforceable, conform to the requirements of the Program and were prepared in conformity with the Program Compliance Manual; (iv) all necessary approvals required to be obtained by Company have been obtained; (v) nothing exists that would prohibit the sale of the Loan Accounts by Bank to Company, provided that Bank has taken no action (independent of action taken by Company on Bank’s behalf) that would prohibit the sale of the Loan Accounts by Bank to Company; and (vi) Bank is the sole owner of the Loan Accounts prior to the sale of the Loan Accounts to Company, provided that Bank has taken no action (independent of action taken by Company on Bank’s behalf) that diminishes Bank’s ownership rights in the Loan Accounts;

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(2)	Each Borrower listed on a Funding Statement is eligible for a Loan Account under the Credit Policy; and each Borrower has submitted an electronically executed Application; and
(3)	The information on each Funding Statement is true and correct in all respects.
(d)	The representations and warranties of Bank and Company contained in this Section 8, except those representations and warranties contained in subsections 8(a)(4) and 8(b)(4), are made continuously throughout the term of this Agreement. In the event that any investigation or proceeding of the nature described in subsections 8(a)(4) and 8(b)(4) is instituted or threatened against either Party, such Party shall promptly notify the other Party of the pending or threatened investigation or proceeding.
9.	Other Relationships with Borrowers.
(a)	Separate from the obligation to market Loan Accounts offered by Bank, and subject to the Program privacy policy and Applicable Law, Company shall have the right, at its own expense, to solicit Applicants and/or Borrowers with offerings of other goods and services from Company and parties other than Bank, provided, however, that in the event that Company uses Bank’s name and/or Proprietary Materials in connection with such offerings, Company shall obtain Bank’s prior approval for such use.
(b)	Except as necessary to carry out its rights and responsibilities under this Agreement and the Loan Sale Agreement, Bank shall not use Applicant and/or Borrower information and shall not provide or disclose any Applicant and/or Borrower information to any Person, except to the extent required to do so under Applicable Law or legal process.
(c)	Notwithstanding subsection 9(b), (i) Bank may make solicitations for goods and services to the public, which may include one or more Applicants or Borrowers; provided that Bank does not (A) target such solicitations to specific Applicants and/or Borrowers, (B) use or permit a third party to use any list of Applicants and/or Borrowers in connection with such solicitations or (C) refer to or otherwise use the name of Company; and (ii) Bank shall not be obligated to redact the names of Applicants and/or Borrowers from marketing lists acquired from third parties (e.g., subscription lists) that Bank uses for solicitations.
(d)	The terms of this Section 9 shall survive the expiration or earlier termination of this Agreement.

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10.	Indemnification.
(a)	Bank agrees to indemnify and hold harmless Company and its Affiliates, and the officers, directors, employees, representatives, shareholders, agents and attorneys of such entities (the “Company Indemnified Parties”) from and against any and all claims, actions, liability, judgments, damages, costs and expenses, including reasonable attorneys’ fees (“Losses”), that may arise from (i) the gross negligence, willful misconduct or breach of any of Bank’s obligations or undertakings under this Agreement by Bank, or (ii) violation by Bank of any Utah or federal banking law specifically applicable to Bank’s operations other than Applicable Laws regarding consumer protection, consumer lending, usury, loan collection, anti-money laundering or privacy.
(b)	Company agrees to indemnify and hold harmless Bank and its Affiliates, and the officers, directors, employees, representatives, shareholders, agents and attorneys of such entities (the “Bank Indemnified Parties”) from and against any and all Losses that may arise from Company’s participation in the Program as contemplated by the Program Documents (including Losses arising from a violation of Applicable Law or a breach by Company or its agents or representatives of any of Company’s obligations or undertakings under the Program Documents), unless such Loss results from (i) the gross negligence or willful misconduct of Bank, (ii) a breach by Bank of any of Bank’s representations, obligations or undertakings under the Program Documents, or (iii) a violation by Bank of any Utah or federal banking law specifically applicable to Bank’s operations that do not relate to Applicable Laws regarding consumer protection, consumer lending, usury, loan collection, anti-money laundering or privacy.
(c)	The Company Indemnified Parties and the Bank Indemnified Parties are sometimes referred to herein as the “Indemnified Parties,” and Company or Bank, as an indemnitor hereunder, is sometimes referred to herein as the “Indemnifying Party.”
(d)	Any Indemnified Party seeking indemnification hereunder shall promptly notify the Indemnifying Party, in writing, of any notice of the assertion by any third party of any claim or of the commencement by any third party of any legal or regulatory proceeding, arbitration or action, or if the Indemnified Party determines the existence of any such claim or the commencement by any third party of any such legal or regulatory proceeding, arbitration or action, whether or not the same shall have been asserted or initiated, in any case with respect to which the Indemnifying Party is or may be obligated to provide indemnification (an “Indemnifiable Claim”), specifying in reasonable detail the nature of the Loss, and, if known, the amount, or an estimate of the amount, of the Loss, provided that failure to promptly give such notice shall only limit the liability of the Indemnifying Party to the extent of the actual prejudice, if any, suffered by such Indemnifying Party as a result of such failure. The Indemnified Party shall provide to the Indemnifying Party as promptly as practicable thereafter information and documentation reasonably requested by such Indemnifying Party to defend against the claim asserted.

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(e)	The Indemnifying Party shall have thirty (30) days after receipt of any notification of an Indemnifiable Claim (a “Claim Notice”) to notify the Indemnified Party of the Indemnifying Party’s election to assume the defense of the Indemnifiable Claim and, through counsel of its own choosing, and at its own expense, to commence the settlement or defense thereof, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith if such cooperation is so requested and the request is reasonable; provided that the Indemnifying Parry shall hold the Indemnified Party harmless from all its reasonable out-of-pocket expenses, including reasonable attorneys’ fees, incurred in connection with the Indemnified Party’s cooperation. If the Indemnifying Party assumes responsibility for the settlement or defense of any such claim, (i) the Indemnifying Party shall permit the Indemnified Party to participate at its expense in such settlement or defense through counsel chosen by the Indemnified Party (subject to the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed); provided that, in the event that both the Indemnifying Party and the Indemnified Party are defendants in the proceeding and the Indemnified Party shall have reasonably determined and notified the Indemnifying Party that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the fees and expenses of one such counsel for all Indemnified Parties in the aggregate shall be borne by the Indemnifying Party; and (ii) the Indemnifying Party shall not settle any Indemnifiable Claim without the Indemnified Party’s consent, which consent shall not be unreasonably withheld or delayed for any reason if the settlement involves only payment of money, and which consent may be withheld for any reason if the settlement involves more than the payment of money, including any admission by the Indemnified Party. So long as the Indemnifying Party is reasonably contesting any such Indemnifiable Claim in good faith, the Indemnified Party shall not pay or settle such claim without the Indemnifying Party’s consent, which consent shall not be unreasonably withheld or delayed.
(f)	If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, or if the Indemnifying Party fails to contest vigorously any such Indemnifiable Claim, the Indemnified Party shall have the right, upon notice to the Indemnifying Party, to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided that the Indemnified Party shall notify the Indemnifying Party prior thereto of any compromise or settlement of any such Indemnifiable Claim. No action taken by the Indemnified Party pursuant to this paragraph (f) shall deprive the Indemnified Party of its rights to indemnification pursuant to this Section 10.
(g)	The terms of this Section 10 shall survive the expiration or earlier termination of this Agreement.

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11.	Term and Termination.
(a)	This Agreement shall have an initial term beginning on the Effective Date and ending thirty-six (36) months thereafter (the “Initial Term”) and shall renew automatically for two (2) successive terms of one (1) year each (each a “Renewal Term”), unless either Party provides notice of non-renewal to the other Party at least one hundred and eighty (180) days prior to the end of the Initial Term or any Renewal Term or this Agreement is earlier terminated in accordance with the provisions hereof.
(b)	This Agreement shall terminate immediately upon the expiration or earlier termination of the Loan Sale Agreement.
(c)	Bank may terminate this Agreement immediately upon written notice to Company (i) if Company defaults on its obligation to make a payment to Bank as provided in Section 2 of the Loan Sale Agreement and fails to cure such default within one (1) day of receiving notice of such default from Bank; (ii) if Company defaults on its obligation to make a payment to Bank as provided in Section 2 of the Loan Sale Agreement more than once in any three (3) month period; or (iii) if Company fails to maintain the Required Balance in the Collateral Account as required by Section 32 of the Loan Sale Agreement.
(d)	Within one (1) year from the Effective Date, Company may terminate this Agreement upon sixty (60) days’ prior written notice to Bank and payment of a termination fee in the amount of sixty thousand dollars ($60,000). Thereafter, Company may terminate this Agreement upon sixty (60) days’ prior written notice to Bank and payment of a termination fee in the amount of seventy-five thousand dollars ($75,000).
(e)	A Party shall have a right to terminate this Agreement immediately upon written notice to the other Party in any of the following circumstances:
(1)	any representation or warranty made by the other Party in this Agreement shall be incorrect in any material respect and shall not have been corrected within thirty (30) Business Days after written notice thereof has been given to such other Party;
(2)	the other Party shall default in the performance of any obligation or undertaking under this Agreement and such default shall continue for thirty (30) Business Days after written notice thereof has been given to such other Party;
(3)	the other Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official or to any involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

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(4)	an involuntary case or other proceeding, whether pursuant to banking regulations or otherwise, shall be commenced against the other Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property; or an order for relief shall be entered against either Party under the federal bankruptcy laws as now or hereafter in effect; or
(5)	there is a materially adverse change in the financial condition of the other Party, as determined by the terminating party in good faith and in its commercially reasonable judgment.
(f)	Upon termination of the Agreement by Company pursuant to Section 1l(e), at the written request of Company, Bank shall continue to operate the Program for up to one hundred and eighty (180) days following receipt of Company’s written notice of termination, so long as both Parties continue to perform their respective obligations under the Program during the period contemplated in this Section 11(f). At the conclusion of such period, Company shall purchase all Loan Accounts established by Bank through such date that have not already been purchased by Company,
(g)	Except as provided in Section 11(f), Bank shall not be obligated to approve Applications or establish new Loan Accounts after termination of this Agreement.
(h)	The termination of this Agreement either in part or in whole shall not discharge any Party from any obligation incurred prior to such termination.
(i)	Except as provided in Section 11(f), upon termination of this Agreement, Company shall purchase all Loan Accounts established by Bank prior to and on the date of termination that have not already been purchased by Company.
(j)	Bank’s obligation to operate the Program and establish Loan Accounts subsequent to a notice of termination or termination of this Agreement shall in all cases be subject to Applicable Law and/or regulatory requirements.
(k)	The terms of this Section 11 shall survive the expiration or earlier termination of this Agreement.

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12.	Confidentiality.
(a)	Each Party agrees that Confidential Information of the other Party shall be used by such Party solely in the performance of its obligations and exercise of its rights pursuant to the Program Documents. Except as required by Applicable Laws or legal process, neither Party (the “Restricted Party”) shall disclose Confidential Information of the other Party to third parties; provided, however, that the Restricted Party may disclose Confidential Information of the other Party (i) to the Restricted Party’s Affiliates, agents, representatives or subcontractors for the sole purpose of fulfilling the Restricted Party’s obligations under this Agreement (as long as the Restricted Party exercises reasonable efforts to prohibit any further disclosure by its Affiliates, agents, representatives or subcontractors), provided that in all events, the Restricted Party shall be responsible for any breach of the confidentiality obligations hereunder by any of its Affiliates, agents, representatives or subcontractors, (ii) to the Restricted Party’s auditors, accountants and other professional advisors, or to a Regulatory Authority or (iii) to any other third party as mutually agreed by the Parties.

(b)	A Party’s Confidential Information shall not include information that:
(1)	is generally available to the public;
(2)	has become publicly known, without fault on the part of the Party who now seeks to disclose such information (the “Disclosing Party”), subsequent to the Disclosing Party acquiring the information;
(3)	was otherwise known by, or available to, the Disclosing Party prior to entering into this Agreement; or
(4)	becomes available to the Disclosing Party on a non-confidential basis from a Person, other than a Party to this Agreement, who is not known by the Disclosing Party after reasonable inquiry to be bound by a confidentiality agreement with the non-Disclosing Party or otherwise prohibited from transmitting the information to the Disclosing Party.
(c)	Upon written request or upon the termination of this Agreement, each Party shall, within thirty (30) days, return to the other Party all Confidential Information of the other Party in its possession that is in written form, including by way of example, but not limited to, reports, plans, and manuals; provided, however, that either Party may maintain in its possession all such Confidential Information of the other Party required to be maintained under Applicable Laws relating to the retention of records for the period of time required thereunder.

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(d)	In the event that a Restricted Party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information of the other Party, the Restricted Party will provide the other Party with prompt notice of such requests) so that the other Party may seek an appropriate protective order or other appropriate remedy and/or waive the Restricted Party’s compliance with the provisions of this Agreement. In the event that the other Party does not seek such a protective order or other remedy, or such protective order or other remedy is not obtained, or the other Party grants a waiver hereunder, the Restricted Party may furnish that portion (and only that portion) of the Confidential Information of the other Party which the Restricted Party is legally compelled to disclose and will exercise such efforts to obtain reasonable assurance that confidential treatment will be accorded any Confidential Information of the other Party so furnished as the Restricted Party would exercise in assuring the confidentiality of any of its own confidential information.
(e)	The terms of this Section 12 shall survive the expiration or earlier termination of this Agreement.
13.	Proprietary Material. Each Party (“Licensing Party”) hereby provides the other Party (“Licensee”) with a non-exclusive right and license to use and reproduce the Licensing Party’s name, logo, registered trademarks and service marks (“Proprietary Material”) on the Applications, Loan Account Agreements, marketing materials, and otherwise in connection with the fulfillment of Licensee’s obligations under this Agreement; provided, however, that (i) Licensee shall at all times comply with written instructions provided by Licensing Party regarding the use of its Proprietary Material, and (ii) Licensee acknowledges that, except as specifically provided in this Agreement, it will acquire no interest in Licensing Party’s Proprietary Material. Upon termination of this Agreement, Licensee will cease using Licensing Party’s Proprietary Material.
14.	Relationship of Parties. The Parties agree that in performing their responsibilities pursuant to this Agreement, they are in the position of independent contractors. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partner or joint venturer or any association for profit between Bank and Company.

15.	Expenses.
(a)	Except as set forth herein, each Party shall bear the costs and expenses of performing its obligations under this Agreement.
(b)	Company shall pay all wire transfer and ACH costs for transfers by Bank under the Program. Company shall reimburse Bank for all third party bank fees incurred by Bank in connection with the performance of this Agreement.
(c)	Company shall pay all costs of obtaining credit reports and delivering adverse action notices.
(d)	Bank acknowledges receipt of [*] dollars ($[*]) from Company as a one-time start-up fee.

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(e)	Each Party shall be responsible for payment of any federal, state, or local taxes or assessments associated with the performance of its obligations under this Agreement and for compliance with all filing, registration and other requirements with regard thereto.
(f)	Company shall pay for Bank’s legal fees and expenses incurred in the due diligence, negotiation and drafting of the Program Documents. Bank acknowledges receipt of [*] dollars ($[*]) as an advance toward such legal fees and expenses. Company acknowledges that Bank will present to Company periodic invoices reflecting legal fees and expenses actually incurred, and will deduct such amounts from the advance. Should the balance of the advance fall below [*] dollars ($[*]), Company shall replenish the advance with an amount to be determined by Bank.
(g)	Company shall reimburse Bank for all reasonable costs associated with Bank’s assignment to Company of Loan Accounts pursuant to Section 11.
16.	Examination. Each Party agrees to submit to any examination that may be required by a Regulatory Authority having jurisdiction over the other Party, during regular business hours and upon reasonable prior notice, and to otherwise provide reasonable cooperation to the other Party in responding to such Regulatory Authorities’ inquiries and requests relating to the Program.
17.	Inspection; Reports. Each Party, upon reasonable prior notice from the other Party, agrees to submit to an inspection of its books, records, accounts, and facilities relevant to the Program, from time to time, during regular business hours subject, in the case of Bank, to the duty of confidentiality it owes to its customers and banking secrecy and confidentiality requirements otherwise applicable under Applicable Laws. All expenses of inspection shall be borne by the Party conducting the inspection. Notwithstanding the obligation of each Party to bear its own expenses of inspection, Company shall reimburse Bank for reasonable out of pocket expenses incurred by Bank in the performance of quarterly, on site reviews of Company’s financial condition, operations and internal controls, not to exceed the maximum amount per visit of [*] dollars ($[*]). Company shall store all documentation and electronic data related to its performance under this Agreement and shall make such documentation and data available during any inspection by Bank or its designee. With such frequency and in such manner as mutually agreed by the Parties, Company shall report to Bank regarding the performance of its obligations.
18.	Governing Law; Waiver of Jury Trial. This Agreement shall be interpreted and construed in accordance with the laws of the State of Utah, without giving effect to the rules, policies, or principles thereof with respect to conflicts of laws. THE PARTIES HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING HEREUNDER.

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19.	Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction, shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions hereof in such jurisdiction or rendering such provision or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.
20.	Assignment. This Agreement and the rights and obligations created under it shall be binding upon and inure solely to the benefit of the Parties and their respective successors, and permitted assigns. Neither Party shall be entitled to assign or transfer any interest under this Agreement without the prior written consent of the other Party. No assignment under this section shall relieve a Party of its obligations under this Agreement. Company may use subcontractors in the performance of its obligations under this Agreement, subject to Bank’s prior written approval of each such subcontractor. A list of approved subcontractors is attached in the form of Exhibit H hereto.
21.	Third Party Beneficiaries. Nothing contained herein shall be construed as creating a third-party beneficiary relationship between either Party and any other Person.
22.	Notices. All notices and other communications that are required or may be given in connection with this Agreement shall be in writing and shall be deemed received (a) on the day delivered, if delivered by hand; (b) on the day transmitted, if transmitted by facsimile or e-mail with receipt confirmed; or (c) three (3) business days after the date of mailing to the other Party, if mailed first-class postage prepaid, at the following address, or such other address as either Party shall specify in a notice to the other:

To Bank:	WebBank
6440 S Wasatch Blvd.
Suite 300
Salt Lake City, UT 84121
Attn: Gerry Smith
E-mail Address: gerry@webbank.com
Telephone: (801) 993-5001
Facsimile: (801) 993-5015

To Company:	LendingClub Corporation
440 N. Wolfe Road
Sunnyvale, CA 94085
Attn: Renaud Laplanche, Chief Executive Officer
E-mail Address: rlaplanche@lendingclub.com
Telephone: (408) 524-3065
Facsimile: (408) 716-3092

With Copy To:	LendingClub Corporation
440 N. Wolfe Road
Sunnyvale, CA 94085
Attn: John Donovan, Chief Operating Officer
E-mail Address: jdonovan@lendingclub.com
Telephone: (408) 524-3068
Facsimile: (408) 716-3092

15

23.	Amendment and Waiver. This Agreement may be amended only by a written instrument signed by each of the Parties. The failure of a Party to require the performance of any term of this Agreement or the waiver by a Party of any default under this Agreement shall not prevent a subsequent enforcement of such term and shall not be deemed a waiver of any subsequent breach. All waivers must be in writing and signed by the Party against whom the waiver is to be enforced.
24.	Entire Agreement. The Program Documents, including exhibits, constitute the entire agreement between the Parties with respect to the subject matter thereof, and supersede any prior or contemporaneous negotiations or oral or written agreements with regard to the same subject matter.
25.	Counterparts. This Agreement may be executed and delivered by the Parties in any number of counterparts, and by different parties on separate counterparts, each of which counterpart shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.
26.	Interpretation. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments thereto, and the same shall be construed neither for nor against either Party, but shall be given a reasonable interpretation in accordance with the plain meaning of its terms and the intent of the Parties.
27.	Agreement Subject to Applicable Laws. If (a) either Party has been advised by legal counsel of a change in Applicable Laws or any judicial decision of a court having jurisdiction over such Party or any interpretation of a Regulatory Authority that, in the view of such legal counsel, would have a materially adverse effect on the rights or obligations of such Party under this Agreement or the financial condition of such Party, (b) either Party shall receive a request of any Regulatory Authority having jurisdiction over such Party, including any letter or directive of any kind from any such Regulatory Authority, that prohibits or restricts such Party from carrying out its obligations under this Agreement, or (c) either Party has been advised by legal counsel that there is a material risk that such Party’s or the other Party’s continued performance under this Agreement would violate Applicable Laws, then the Parties shall meet and consider in good faith any modifications, changes or additions to the Program or the Program Documents that may be necessary to eliminate such result. Notwithstanding any other provision of the Program Documents, including Section 11 hereof, if the Parties are unable to reach agreement regarding such modifications, changes or additions to the Program or the Program Documents within ten (10) Business Days after the Parties initially meet, either Party may terminate this Agreement upon five (5) Business Days’ prior written notice to the other Party. A Party may suspend performance of its obligations under this Agreement, or require the other Party to suspend its performance of its obligations under this Agreement, upon providing the other Party advance written notice, if any event described in subsections 27(a), (b) or (c) above occurs.

16

28.	Force Majeure. If any Party shall be unable to carry out the whole or any part of its obligations under this Agreement by reason of a Force Majeure Event, then the performance of the obligations under this Agreement of such Party as they are affected by such cause shall be excused during the continuance of the inability so caused, except that should such inability not be remedied within thirty (30) days after the date of such cause, the Party not so affected may at any time after the expiration of such thirty (30) day period, during the continuance of such inability, terminate this Agreement on giving written notice to the other Party and without payment of a termination fee or other penalty. To the extent that the Party not affected by a Force Majeure Event is unable to carry out the whole or any part of its obligations under this Agreement because a prerequisite obligation of the Party so affected has not been performed, the party not affected by a Force Majeure Event also is excused from such performance during such period. A “Force Majeure Event” as used in this Agreement shall mean an unanticipated event that is not reasonably within the control of the affected Party or its subcontractors (including, but not limited to, acts of God, acts of governmental authorities, strikes, war, riot and any other causes of such nature), and which by exercise of reasonable due diligence, such affected Party or its subcontractors could not reasonably have been expected to avoid, overcome or obtain, or cause to be obtained, a commercially reasonable substitute therefore. No Party shall be relieved of its obligations hereunder if its failure of performance is due to removable or remediable causes which such Party fails to remove or remedy using commercially reasonable efforts within a reasonable time period. Either Party rendered unable to fulfill any of its obligations under this Agreement by reason of a Force Majeure Event shall give prompt notice of such fact to the other Party, followed by written confirmation of notice, and shall exercise due diligence to remove such inability with all reasonable dispatch.
29.	Jurisdiction; Venue. The Parties consent to the personal jurisdiction and venue of the federal and state courts in Salt Lake City, Utah for any court action or proceeding. The terms of this Section 29 shall survive the expiration or earlier termination of this Agreement.
30.	Insurance. Company agrees to maintain insurance coverages on the terms and conditions specified in Exhibit F at all times during the term of this Agreement and to notify Bank promptly of any cancellation or lapse of any such insurance coverage.
31.	Compliance with Applicable Laws; Program Compliance Manual. Company shall comply with Applicable Laws and the Program Compliance Manual in its performance of this Agreement, including Loan Account solicitation, Application processing and preparation of Loan Account Agreements and other Loan Account documents. Except as required by Applicable Law, Company may not amend or otherwise modify the Program Compliance Manual without the prior written consent of Bank, which consent shall not be unreasonable withheld or delayed. A copy of the Program Compliance Manual is attached hereto as Exhibit G. Bank will comply with any reporting requirements of the Utah Department of Financial Institutions or the FDIC applicable to Bank’s performance of this Agreement.

17

32.	Prohibition on Tie-in Fees. Company shall not directly or indirectly impose or collect any fees, charges or remuneration relating to the processing or approval of an Application, the establishment of a Loan Account, or the disbursement of Loan Proceeds, unless such fee, charge or remuneration is set forth in the Consumer Finance Materials or approved by Bank.
33.	Notice of Consumer Complaints. Each Party shall notify the other Party if it receives any consumer complaint or if it becomes aware of any investigations or proceedings by any governmental authority relating to any aspect of the Program within five (5) days of receipt of such complaint or upon becoming aware of such investigation or proceeding, and each Party shall provide the other Party with all related documentation thereof, subject to any legal prohibitions on disclosure of such investigation or proceeding.
34.	Headings. Captions and headings in this Agreement are for convenience only and are not to be deemed part of this Agreement.
35.	Privacy Law Compliance. Subject to Applicable Laws, Bank and Company shall comply with the privacy policy agreed upon by both Parties with respect to Applicants and Borrowers.
36.	Manner of Payments. Unless the manner of payment is expressly provided herein, all payments under this Agreement shall be made by ACH transfer to the bank accounts designated by the respective Parties. Notwithstanding anything to the contrary contained herein, neither Party shall fail to make any payment required of it under this Agreement as a result of a breach or alleged breach by the other Party of any of its obligations under this Agreement or any other agreement, provided that the making of any payment hereunder shall not constitute a waiver by the Party making the payment of any rights it may have under the Program Documents or by law.
37.	Referrals. Neither Party has agreed to pay any fee or commission to any agent, broker, finder, or other person for or on account of such person’s services rendered in connection with this Agreement that would give rise to any valid claim against the other Party for any commission, finder’s fee or like payment.
38.	Audited Financial Statements. Within ninety (90) days following the end of Company’s fiscal year, Company shall deliver to Bank a copy of Company’s audited financial statements, prepared by an independent certified public accountant in accordance with generally accepted accounting principles.

18

IN WITNESS WHEREOF, the Parties have entered into this Agreement on the date set forth above.

WEBBANK

By:	/s/ Gerry J. Smith

	Name:	Gerry J. Smith
	Title:	President / CEO

LENDINGCLUB CORPORATION

By:	/s/ Renaud Laplanche

	Name:	Renaud Laplanche
	Title:	CEO

19

Schedule 1
Definitions
(a)	“ACH” means the Automated Clearinghouse.
(b)	“Affiliate” means, with respect to a Party, a Person who directly or indirectly controls, is controlled by or is under common control with the Party. For the purpose of this definition, the term “control” (including with correlative meanings, the terms controlling, controlled by and under common control with) means the power to direct the management or policies of such Person, directly or indirectly, through the ownership of twenty-five percent (25%) or more of a class of voting securities of such Person.
(c)	“Applicable Laws” means all federal, state and local laws, statutes, regulations and orders applicable to a Party or relating to or affecting any aspect of the Program including, without limitation, the Loan Accounts, the Program promotional and marketing materials and the Consumer Finance Materials, and all requirements of any Regulatory Authority having jurisdiction over a Party, as any such laws, statutes, regulations, orders and requirements may be amended and in effect from time to time during the term of this Agreement.
(d)	“Applicant” means an individual who is a consumer who requests a Loan Account from Bank.
(e)	“Application” means any request from an Applicant for a Loan Account in the form required by Bank.
(f)	“Bank” shall have the meaning set forth in the introductory paragraph of this Agreement.

(g)	“Bank Indemnified Parties” shall have the meaning set forth in Section 10(b).
(h)	“Borrower” means an Applicant or other Person for whom Bank has established a Loan Account and/or who is liable, jointly or severally, for amounts owing with respect to a Loan Account.
(i)	“Business Day” means any day, other than (i) a Saturday or Sunday, or (ii) a day on which banking institutions in the State of Utah are authorized or obligated by law or executive order to be closed.

(j)	“Claim Notice” shall have the meaning set forth in Section 10(e).
(k)	“Collateral Account” shall have the meaning set forth in Section 32(a) of the Loan Sale Agreement.
(l)	“Company Indemnified Parties” shall have the meaning set forth in Section 10(a).

(m)	“Confidential Information” means the terms and conditions of this Agreement, and any proprietary information or non-public information of a Party, including a Party’s proprietary marketing plans and objectives.

(n)	“Consumer Finance Materials” shall have the meaning set forth in Section 4.
(o)	“Credit Policy” means the minimum requirements of income, residency, employment history, credit history, and/or other such considerations that Bank uses to approve or deny an Application and to establish a Loan Account.

(p)	“Disclosing Party” shall have the meaning set forth in Section 12(b)(2).
(q)	“Effective Date” shall have the meaning set forth in the introductory paragraph of this Agreement.

(r)	“Force Majeure Event” shall have the meaning set forth in Section 28.
(s)	“Funding Account” means an account owned by Bank and held at the Funding Institution against which wire transfers or ACH transfers are settled for the payment of Loan Proceeds to Borrowers.
(t)	“Funding Amount” means the aggregate amount of all Loan Proceeds to be disbursed by Bank to Borrowers on each Funding Date, as listed on a Funding Statement.

(u)	“Funding Date” means the Business Day on which any pending Applications are approved.
(v)	“Funding Institution” means the depository institution at which the Funding Account is established, which initially shall be Wells Fargo Bank, N.A. and may be changed upon mutual agreement of the Parties.
(w)	“Funding Statement” means the statement prepared by Company on a Business Day that contains (i) a list of all Applicants who meet the eligibility criteria set forth in the Credit Policy, for whom Bank is requested to establish Loan Accounts; and (ii) the computation of the Funding Amount and all information necessary for the transfer of Loan Proceeds from the Funding Account to the accounts designated by the corresponding Borrowers, including depository institution names, routing numbers and account numbers; and (iii) such other information as shall be reasonably requested by Bank and mutually agreed to by the Parties.

(x)	“Indemnifiable Claim” shall have the meaning set forth in Section 10(d).
(y)	“Insolvent” means the failure to pay debts in the ordinary course of business, the inability to pay its debts as they come due or the condition whereby the sum of an entity’s debts is greater than the sum of its assets.
(z)	“Licensee” shall have the meaning set forth in Section 13.

(aa)	“Licensing Party” shall have the meaning set forth in Section 13.
(bb)	“Loan Account” means a consumer installment loan account established by Bank pursuant to the Program.
(cc)	“Loan Account Agreement” means the document containing the terms and conditions of a Loan Account including all disclosures required by Applicable Law.
(dd)	“Loan Sale Agreement” means that Loan Sale Agreement, dated as of October 31, 2007, between Bank and Company, pursuant to which Bank agrees to sell to Company, and Company agrees to purchase from Bank, the Loan Accounts.
(ee)	“Loan Proceeds” means the funds disbursed to a Borrower by Bank pursuant to a Loan Account established by Bank under the Program.

(ff)	“Losses” shall have the meaning set forth in Section 10(a).

(gg)	“Party” means either Company or Bank and “Parties” means Company and Bank.
(hh)	“Person” means any legal person, including any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity, or other entity of similar nature.
(ii)	“Program” means the installment loan program pursuant to which Bank will establish Loan Accounts and disburse Loan Proceeds to Borrowers pursuant to the terms of this Agreement, initially as described in Exhibit A attached hereto.
(jj)	“Program Compliance Manual” means the policies and procedures for the implementation of the Program by Company, including the policies and procedures regarding the (i) solicitation and receipt of Applications, (ii) underwriting of Loan Accounts, (iii) processing of Applications, (iv) requirements of the USA PATRIOT Act Customer Identification Program, and (iv) initial and periodic Office of Foreign Assets Control screenings.

(kk)	“Program Documents” means this Agreement and the Loan Sale Agreement.

(ll)	“Proprietary Material” shall have the meaning set forth in subsection 13.
(mm)	“Regulatory Authority” means any federal, state or local regulatory agency or other governmental agency or authority having jurisdiction over a Party and, in the case of Bank, shall include, but not be limited to, the Utah Department of Financial Institutions and the Federal Deposit Insurance Corporation.
(nn)	“Restricted Party” shall have the meaning set forth in Section 12(a).

Exhibit A
The Program
(Financial Terms of Loan Accounts To Be Offered)

Lending Club is an online lending community where people borrow and lend money and get better rates than traditional lending sources. By working together, members can borrow money at a better rate, or invest in a portfolio of loans at higher rates than those served by savings accounts or CDs.

Exhibit B
Credit Policy

Section No.: 700
Policy No.: 711
Current Approval Date: January 23, 2008
Last Revision Date: New Policy
WebBank
Person-to-Person Credit Policy
Person-To-Person Lending Overview
Peer-to-peer lending is a means by which borrowers and lenders may transact business without the traditional intermediaries. It can also be known as Social Lending using the internet.
Internet is the enabling technology for peer-to-peer lending has been the internet, where peer-to-peer lending appears in two primary variations: an “online marketplace” model and a “family and friend” model.
Theory of Person-To-Person Lending
The theory is that people will be more likely to repay their obligations if the reputation of their group is at stake. Anyone (who qualifies with a verifiable name, bank account and Social Security number) can start a group or join an existing group that matches their interests or philosophy.
Credit Policy
1.	Lending Club Credit Policy Committee (CPC)
a.	Responsibilities
i.	Review Credit Performance

ii.	Establish and Revise Risk Grade Categories

iii.	Establish and Revise Interest Rate Categories

iv.	Review & Update Credit Policies

v.	Recommend changes in policies to WebBank Loan Committee and Board
b.	Policy Exceptions
i.	Any deviations from this WebBank approved policy must be approved by the chief credit officer or the senior underwriter at WebBank where the amount under consideration exceeds $25,000.

ii.	The president of the WebBank can appoint secondary personal to approve exceptions in the absence of the chief credit officer and/or the senior underwriter.
2.	Loan Application Information Requirement
a.	Basic Information
Customer’s general information will be collected including: name, address, social security number, birth date, email address, phone numbers, income, employment, and affiliation relationships (optional).
b.	Loan Request Information
Borrower will provide the loan amount, length of loan term, and purpose.

WebBank
Person-to-Person Credit Policy

c.	Bank Account Information
Borrower will provide at the minimum one valid bank account with corresponding ABA routing number. Lending Club will authenticate account ownership.
d.	Payment Method
Current acceptable payment method includes electronic fund transfer (EFT) via ACH. All ACH fund transfers will require a four (4) business day clearing period to avoid NSF (Non-Sufficient Funds) risk. In certain instances, wire transfers will be supported.
e.	Information Verification/Authentication
i.	Lending Club, at its sole discretion, reserves the right to require verification for any information submitted at any time. Failure to comply will be grounds of declining the listing of a loan request. Or, for a loan which has already funded, Lending Club may, at its sole discretion, assess a False Information Penalty and/or call the loan immediately due and payable, depending on the severity of the situation.
ii.	Level of verification and authentication requirements is determined by CPC or its delegates.
f.	Non-Credit Based Application Information
i.	Bank Account Verification
1.	A valid bank account with ACH transfer capability will be required for authenticating borrowers.
2.	Lending Club and/or its vendors will verify bank accounts through CPC approved methods.
ii.	Affinity Network Verification
1.	Borrower’s membership in Affinity Groups may be verified per methods determined by Lending Club.
3.	Credit Scoring
a.	Credit Authorization
All Borrowers and Guarantors will be required to digitally sign an electronic authorization for Lending Club to obtain a current (within the acceptable time period as determined by the CPC and approved by WebBank) copy of their respective credit reports both for the processing of the loan request as well as for monitoring or collection efforts associated with the loan.
b.	Credit Bureau Partner
Lending Club will rely upon its approved credit bureau partner(s) to supply the credit scoring and credit report data for Borrowers and Guarantors.
c.	Credit Score Model
i.	Credit Score
1.	CPC has elected to use the FICO credit score model (as modeled by Fair Isaac Company) from its credit bureau partner(s) (TransUnion, Experian, or Equifax) as the primary credit score model used to categorize loans into Base Risk Grades from lowest risk to highest risk that Lending Club is willing to accept.
2.	In addition to the Base Risk Grades, Lending Club will establish additional sub-grades within each Base Risk Grade using numbers 1 being the lowest risk (best sub-grade) up to the highest risk (worst sub- grade) as determined by CPC.

WebBank
Person-to-Person Credit Policy

3.	Any credit score below the minimum acceptable score will be denied from being able to list the loan with Lending Club.
d.	Data Collection & Validation
Lending Club will collect customer performance data to be used for validation of credit policies as well as future model development.
4.	Risk Grading
a.	Base Risk Grade
i.	Lending Club defines the Base Risk Grade using segmentations of default rate of the associated credit score from the lowest default rate (risk grade of A) up to the highest default rate (risk grade of D) as listed in the Base Risk Grade Categorization Table in Credit Policy IV.b.
ii.	Lending Club will not list a loan request where the Base Risk Grade is below the minimum threshold determined by CPC.
b.	Base Risk Grade Categorization Table

	Below	Sample	Sample	Sample	Sample
	Minimum	Band 1	Band 2	Band 3	Band 4
FICO Score (new customer)*	< 640	640~659	660~679	679~713	714+

*	For all industries.
c.	Risk Sub-Grades (Sub-Grade)
i.	Within each Base Risk Grade, a number of Sub-Grades will be created by CPC to further define the risk profile of individual loans with in the Base Risk Grade. Additional Risk Sub-Grades of E1 to G5 are created to accommodate Lending Club’s risk grade modifier system and are not based on default rates as the Sub-Grades from A1 to D5. Please refer to the Sub-Grade Table in Credit Policy IV.d for details.

WebBank
Person-to-Person Credit Policy

d.	Risk Sub-Grade Categorization Table

	Base Risk
FICO Score	Grade	Sub-Grade
770		1
747		2
734	A	3
723		4
714		5
707		1
700		2
693	B	3
686		4
679		5
675		1
671		2
668	C	3
664		4
660		5
656		1
652		2
648	D	3
644		4
640		5
638		1
635		2
632	E	3
629		4
627		5
624		1
621		2
619	F	3
617		4
615		5
614		1
612		2
610	G	3
		4
		5

*	note that Sub-Grades E~G are only available as a result of adding risk grade modifiers. No borrowers below the minimum credit score limit will be accepted except under special Facebook.com credit rules described below in IV.e.

WebBank
Person-to-Person Credit Policy

e.	Special Credit Rules
i.	Facebook.com — A special rule set was developed for Facebook.com, where the users tend to have a shorter credit history. Notwithstanding anything to the contrary in the credit policy, borrowers referred through Facebook will be accepted if they have:
1.	FICO score between 610 and 639 (corresponding to Sub-Grades E1 to G3 in IV.d);

2.	no current delinquencies;

3.	less than 3 delinquencies within the past 24 months; and,

4.	have the oldest credit account age between a minimum of 12 months and a maximum of 60 months.
f.	Overrides
i.	Certain information from the credit profile or loan application warrants manual overrides to the normal Risk Grading process and triggers immediate exclusion from listing of the loan.
1.	Bankruptcy
a.	Bankruptcy is listed on the credit report for ten years. We believe responsible financial management is a pre-requisite for listing the loan. Therefore Lending Club will not accept loan requests with a bankruptcy record within the past seven (7) years in the credit data file.
2.	Derogatory Public Record (unpaid)
a.	A government tax lien will supersede all unsecured creditor claims. An unpaid lien typically indicates that additional liens are forthcoming and greatly increases a Borrower’s risk profile for the loan request. Lending Club will not list a Borrower’s loan request whose credit file has existing liens.
3.	Current Delinquency
a.	Lending Club will exclude from listing the loan requests from Borrowers who has current delinquency(ies).
4.	Collection or Write-Off Account (Other than medical)
a.	Lending Club will exclude from listing the loan requests from Borrowers who has a current or recent collection or write-off account within the past 12 months
5.	Credit Report Fraud Alert
a.	We will not allow the listing of loan requests from Borrowers whose credit file has an active fraud alert or an extended fraud alert.
ii.	Lending Club may also manually review and decline some of the loan listing requests through CPC and/or its delegates
5.	Debt to Income (DTI)
a.	Income Sources
i.	The primary income source is based solely on the monthly gross income of the Borrower and does not include that of the spouse or other individuals in the household.

WebBank
Person-to-Person Credit Policy

ii.	In addition to salary income, only recurring incomes of other types will be considered acceptable income sources.
iii.	Complying with federal regulation, alimony or child support payments to Borrower are not required to be disclosed unless it is desired to have such payments counted toward income.
b.	Income Verification
i.	Lending Club reserves the right to require income verification for every Borrower. Verification may include but is not limited to the following:
1.	Pay stub for the most recent two (2) pay periods covering the past 28 days. If self-employed, the most recent two (2) years signed 1040 tax return with all relevant schedules and associated forms (i.e. W-2 and 1099 Forms). Borrower may supplement this requirement with business tax returns if it can be proven that the borrower has full control of the company and is the owner.
2.	Signed 4506-T form authorizing Lending Club and its agent to obtain past two (2) years of 1040 or 1065 tax returns, W-2 forms, and/or 1099 forms.
3.	Certified financial statements audited by state-licensed CPA.
c.	Debt Payment
i.	Debt Payment Sources

ii.	Borrower’s monthly pre-loan and post-loan debt payment obligations will be calculated based on information available in the credit report and Lending Club system.

iii.	Pre-Loan Debt Payment Calculation
1.	Pre-Loan Debt payment obligation is calculated by aggregating borrower’s monthly revolving and installment payments only (includes monthly payment for any Lending Club loan issued prior to this request), without any mortgages. The resulting number will be the Total Monthly Pre-Loan Debt Payment amount.
iv.	Post-Loan Debt Payment Calculations
1.	Non-Mortgage Post-Loan Debt Payment is calculated by adding Total Monthly Pre-Loan Debt Payment to the monthly payment amount of the Lending Club loan listing that borrower is requesting. This is the Post-Loan Non-Mortgage Debt Payment.
2.	Total Post-Loan Debt Payment is calculated by the monthly payments from all mortgages to the Post-Loan Non-Mortgage Debt Payment. This is the Total Post-Loan Debt Payment.
d.	DTI (Debt to Income) Ratio Calculation
i.	Pre-Loan DTI (DTI-1) is calculated based on representing the Total Monthly Pre-Loan Debt Payment obligations as a percentage of gross monthly income as determined in Credit Policy V.a & V.c.
ii.	Post-Loan Non-Mortgage DTI (DTI-3) is calculated based on representing the Post-Loan Non-Mortgage Debt Payment obligations as a percentage of gross monthly income as determined in Credit Policy V.a & V.c.
iii.	Post-Loan DTI (DTI-4) is calculated based on representing the Total Post-Loan Debt Payment obligations as a percentage of gross monthly income as determined in Credit Policy V.a & V.c.

WebBank
Person-to-Person Credit Policy

e.	DTI Requirement
i.	Lending Club will decline to list any loan request with a Pre-Loan DTI above the maximum Pre-Loan DTI limit as determined and adjusted by CPC from time to time.
ii.	Lending Club will decline to list any loan request with a Post-Loan Non-Mortgage DTI above the maximum Post-Loan Non-Mortgage DTI limit as determined and adjusted by CPC from time to time.
iii.	Lending Club will decline to list any loan request with a Post-Loan DTI above the maximum Post-Loan DTI limit as determined and changed by CPC from time to time.
iv.	Current DTI limits:
1.	DTI-1 — Maximum acceptable DTI-1 is 30%

2.	DTI-3 — Maximum acceptable DTI-3 is 48%
6.	Risk Grade Modifiers
a.	Pre-Loan Debt-To-Income Ratio (DTI-1)
Borrower’s capacity to repay is a primary factor in establishing loan default risk. DTI measures the ability of Borrower’s income to cover debt service. Sub-Grade is adjusted up or down in accordance with the DTI ratio using a grade adjustment system as depicted in the Modifier Table in Credit Policy VI.c.
b.	Utilization
i.	Guidance Limit is assigned by Lending Club after considering Borrower’s risk profile and loan application as depicted in Guidance Limit Table in Credit Policy VI.b.ii. Based on the Guidance Limit derived from either an external decisioning analytics vendor or internal credit models, Sub-Grade is adjusted up or down by the Loan Amount to Guidance Limit Ratio as depicted in the Modifier Table in Credit Policy VI.c.

ii.	Guidance Limit Table

Base Risk
Grade	Guidance Limit
A	15,000
B	12,500
C	10,000
D	7,000
E*	4,000
F*	3,000
G*	2,000

*	Guidance limit for Risk Grades E~G are used only for special credit rules for Facebook.com as described in IV.e.

WebBank
Person-to-Person Credit Policy

c.	Modifier Table (Changes in Sub-Grade)

Base Risk	DTI
Grade	0%	7%	13%	18%	20%	23%	25%	28%	30%
A~D	0	0	-1	-2	-4	-8	-12	-16	Decline

Base Risk	Utilization (Loan Amount to Guidance Limit Ratio)
Grade	0%	25%	50%	75%	100%	125%	150%	175%	200%
A~D	0	-1	-2	-3	-4	-5	-6	-8	-10

	225%	250%	275%	300%	325%	350%
A~D	-12	-14	-16	-20	-26	-32

Exhibit C
Form of Application

This is the home page that any consumer would see going to the www.lendingclub.com url. For the purposes of getting screen prints, I pulled the information from a demo site that does not put a real listing out on the site.
In this instance, I clicked the “join now” button on the top right bar.

1

This is the first “become a member” page (see the bottom half on the next page of this deck).
Information requests here are basic as this information is the same for lenders, borrowers or people who just want to register.

2

3

After completing the information on the previous page, Lending Club sends a confirmation e-mail so that we know that we have an effective method of reaching this person.

4

This is what the e-mail looks like. The member would click the URL in the e-mail to get back to a validated lending club page (see next page).

5

At this point, the consumer would be a registered member of Lending Club where we would ask them to sign in.

6

After they sign in, we allow them to participate in a referral program and invite their friends. They can easily skip this step by clicking “skip”.

7

The member would then be asked to identify themself as lender or a borrower. In this case, we will click on “get a loan” and will become a lending club borrower.

8

This is the first step of the loan request process. We ask the borrower to fill in the “loan amount”, “loan purpose”, “loan title” and a loan description.

9

This is the bottom half of the same page, but includes some data that I typed in.

10

Step 2 asks information relevant to pulling a borrowers credit information. You can see the request for SSN, DofBirth, Address.

11

Phone numbers

12

Income. We request that the borrower digitally sign that they understand we may ask for income verification and that they digitally sign that they agree with and allow lending club to access their credit according to the credit profile authorization agreement. Employment information is also requested.

13

At this step, my identity was verified. I was not asked to go through the additional steps of knowledge based authentication. Let me know if you want those screen shots as they are relatively standard.

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I asked for a $5,000 loan. As you can see, this page lets me know that I am approved to list my loan and the related terms. I can also choose to take a little more (at a higher interest rate) or take less (at a lower interest rate).

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After I confirm the loan amount and interest rate, we display the Truth in Lending Disclosure Statement. The lower half of this page is on the next two slides.

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At this point, I am asked to provide an external bank account where we can deposit the loan and make the withdrawal debits. The bottom half of this page is on the next powerpoint slide.

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You can see that I am asked to digitally sign the Bank Account Verification agreement.

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At step 7, I am asked to affiliate myself based on Geography, Education, Workplace, and Association. This information is extends onto the next page.

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At this point the loan information is summarized for the borrower to provide a final confirmation and digitally sign the Borrower Agreement.

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The loan is now listed and live.

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This is what the loan listing looks like (and it is continued on the next two pages).

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Exhibit D
Loan Account Documentation

Borrower Agreement
This Borrower Agreement is made and entered into by and between you, Lendingclub Corporation, a Delaware corporation having its main place of business at 440 Wolfe Road, Sunnyvale CA 94085 (“Lendingclub”) operating a person-to-person marketplace (the “Lending Club”) and Webbank, a Utah-chartered industrial bank having its principal location in Salt Lake City, Utah (“Lender”).
1. Registration as a Borrower. Registration to the Lending Club website as a borrower is restricted based on Lender’s credit policy. If your FICO score is less than 640, registration will be declined. If your FICO score is more than 640, registration might be declined at Lender’s discretion based on other credit criteria such as debt-to-income ratio or other information in your credit report.
Registration to the Lending Club website lets you post your loan requests online. You agree to comply with the terms and provisions of this Agreement and the Lending Club Terms of Use, and other agreements or policies you will agree to comply with from time to time, including a specific authorization that will be required of you to debit your bank account of an amount of $0.01 to $0.99 for account verification purposes. This amount will automatically be returned to your bank account. You understand that in the case you do not provide the authorization to debit your account for verification purposes, or if we are unable to verify your bank account for any other reason, we will cancel your loan request.
2. Authorization to Obtain Credit Report. You authorize Lendingclub and Lender to obtain a credit report from credit reporting agencies TransUnion, Experian and Equifax. Lender, as well as Lendingclub and its members, might use your credit report for authentication, credit scoring and credit decisioning purposes. While your credit score will not be displayed to anyone except yourself, some personal and credit information might be displayed to Lender and Lendingclub members to facilitate their own credit decision. You authorize Lender and Lendingclub to verify information in your credit report, and you agree that Lender and Lendingclub may contact third parties to verify any such information. Lendingclub and Lender will require and obtain from at least one credit reporting agency a copy of your credit report each time you request a loan.
3. Loan Requests. As a registered borrower you may request a loan (a “Request”) from Lender in the amount of [$500 to $40,000]. All loans are for a 3-year duration; they are straight amortization loans. Your loan request must include your annual income. Lendingclub and Lender both reserve the right to require income verification through the production of appropriate documentation, and also reserve the right to conduct such verification through a third party. You hereby authorize Lendingclub and Lender to request and obtain data from third party to verify your income.

Upon submission of your loan request, you authorize Lendingclub to display your loan request on the Lending Club website. Lendingclub might send your loan request to potential lenders in an effort to accelerate funding for your loan request. You might also publish your loan request on other sites. Should you wish to publish your loan requests on Web sites other than the Lending Club web site, you might do so at your own risk and Lendingclub and Lender will assume no responsibility in that respect. Lendingclub and Lender have the right to cancel your loan request at any time as they see fit.
4. Obligation to Accept Funding. If your loan request receives full funding within 14 days following the listing of your Request, you are obligated to accept funding and are bound by the terms of the Note attached as Exhibit A (the “Note”). Full or partial funding might be available before the expiration of the 14-day period set forth above. In such a case, you will have the opportunity to accept partial funding, and accept this agreement again. Your acceptance of this agreement marks acceptance of the terms of the Note by incorporation. You have no right to rescind any loan after the loan has been fully funded.
BY SUBMITTING YOUR REQUEST, YOU ARE COMMITTING TO ACCEPT A LOAN IN THE AMOUNT SPECIFIED IN YOUR REQUEST AT THE INTEREST RATE SET FORTH IN YOUR REQUEST, SHOULD YOUR REQUEST BE FUNDED. YOU HAVE NO RIGHT TO WITHDRAW YOUR LOAN REQUEST AFTER IT HAS BEEN LISTED, AND ARE OBLIGATED TO ACCEPT YOUR LOAN IF YOUR LOAN REQUEST IS FULLY FUNDED WITHIN 14 DAYS. YOU HAVE NO RIGHT TO RESCIND THE LOAN.
5. Other Borrower Obligations. You agree that you will not, in connection with your Request (i) make any false, misleading or deceptive statements or omissions of material fact in your listing; (ii) misrepresent your identity, or describe, present or portray yourself as a person other than yourself, (iii) give to or receive from, or offer or agree to give to or receive from any Lending Club member or other person any fee, bonus, additional interest, kickback or thing of value of any kind or (iv) represent yourself to any person, as a representative, employee, or agent of Lendingclub or Lender, or purport to speak to any person on behalf of Lendingclub or Lender.
6. Fees. If your request is funded, you must pay Lendingclub a processing fee as compensation and reimbursement of expenses, including the cost of authenticating you and your Request, verifying your bank account and obtaining your credit score and credit history. The amount of the fee range is from [0.75% to 3%]. This fee will be deducted from your loan proceeds, so the loan proceeds delivered to you will be less that the full amount of your loan. Loan proceeds will be transferred electronically into your designated account.
7. Verifications. Lendingclub and Lender reserve the right to verify the accuracy of all information you provided and cancel this Agreement and remove your Request in case of any inaccuracy or omission in your Request, or any other violation of this Agreement.

8. Receiving Your Loan Proceeds and Making Your Loan Payments. You agree to receive your loan proceeds by ACH transfer into your bank account or, if you have been referred to Lending Club by Coast to Coast Resorts or their affiliate parks, you hereby agree to have the proceeds transferred directly to Coast to Coast Resorts or their appropriate affiliate park. You agree to make your loan payments by automated withdrawals from your designated account, or by the use of bank drafts drawn on your designated account. Lendingclub will act as the servicer for all loans you obtain through the Lending Club website, and all communications regarding your loan must be made to Lendingclub. To the extent authorized or permitted by applicable law, you agree to pay all any fees incurred as a result of failed automated loan payments due to insufficient funds in your account or for other reasons, returned check fees, penalties or similar servicing costs incurred by Lendingclub or the owner or owners of your loan.
9. Collection & Reporting of Delinquent Loans. In the event you do not make your loan payments on time, Lender, Lendingclub or any subsequent owner of the loan will have all remedies authorized or permitted by the Note and applicable law. In addition, when a monthly payment becomes thirty (30) days past due, your loan account will be referred to a collection agency for collection. Lendingclub will report loan payment delinquencies in excess of 30 days to one or more credit reporting agencies in accordance with applicable law.
10. NO GUARANTEE. NEITHER LENDER NOR LENDINGCLUB WARRANTS OR GUARANTEES (1) THAT YOUR REQUEST WILL BE FUNDED, OR (2) THAT YOU WILL RECEIVE A LOAN AS A RESULT OF POSTING A REQUEST.
11. Restrictions on Use. You are not authorized or permitted to use Lending Club to obtain, or attempt to obtain, a loan for someone other than yourself. You must be the owner of the deposit account you designate for electronic transfers of funds, with sole authority to direct that loan payments be made from the account; your designated account will be the account into which loan proceeds will be deposited, and from which loan payments will be made. Lendingclub may in its sole discretion, with or without cause and with or without notice, restrict your access to the Lending Club website.
12. Termination of Registration. Lendingclub may in its sole discretion, with or without cause, terminate this Agreement at any time by giving you notice as provided below. LENDINGCLUB HAS THE RIGHT TO TERMINATE YOUR REGISTRATION IMMEDIATELY AND WITHOUT NOTICE UPON LENDINGCLUB’S REASONABLE DETERMINATION THAT YOU COMMITTED FRAUD OR MADE A MATERIAL MISREPRESENTATION IN CONNECTION WITH A REQUEST OR A LOAN, PERFORMED ANY PROHIBITED ACTIVITY, OR OTHERWISE FAILED TO ABIDE BY THE TERMS OF THIS AGREEMENT OR THE LENDINGCLUB TERMS OF USE.

Upon termination of this Agreement by Lendingclub, any open listings you have placed on the Lendingclub website shall terminate, and will be removed from the Lendingclub website immediately. Any loans you obtain prior to the effective date of termination resulting from listings you had placed on the Lendingclub website shall remain in full force and effect in accordance with their terms.
13. Right to Modify Terms. Lendingclub has the right to change any term or provision of this Agreement or the Lendingclub Terms of Use, provided, however, that Lendingclub does not have the right to change any term or provision of a Note evidencing a loan to which you are a party except as authorized in the Note. We will give you notice, which may be in the form of a posting on the Lendingclub website, of material changes to this Agreement, or the Lendingclub Terms of Use. This Agreement, along with the Lendingclub Terms of Use, represent the entire agreement between you and Lendingclub regarding your participation as a borrower in the Lending Club, and supersede all prior or contemporaneous communications, promises and proposals, whether oral, written or electronic, between us with respect to your involvement as a borrower with Lendingclub.
14. Consent for Electronic Disclosures. You are submitting a Request through Lendingclub. Because Lendingclub operates only on the Internet, it is necessary for you to consent to do business with us online. As part of doing business online, therefore, we also need you to consent to our giving you certain disclosures online, either via our web site or email. The decision to do business with us electronically is yours. This document informs you of your rights when receiving such Disclosures.
Electronic Communications. Any Disclosures related to your Request (or loan, if funded) will be provided to you electronically through lendingclub.com either on our web site or via electronic mail to the verified email address you provided. If you require paper copies of such Disclosures, you may write to us at the mailing address provided below.
Consenting to Do Business Electronically. Before you decide to do business electronically with Lendingclub, you should consider whether you have the required hardware and software capabilities described below.
Scope of Consent. Your consent to receive Disclosures and do business electronically, and our agreement to do so, applies to this Request (and loan, if funded).
Hardware and Software Requirements. In order to access and retain Disclosures electronically, you must satisfy the following computer hardware and software requirements: access to the Internet; an email account and related software capable of receiving email from Lendingclub; a web browser which is SSL-compliant and supports secure sessions, such as Internet Explorer 5.0 or above and Netscape Navigator 6.0 or above, or the equivalent software; and hardware capable of running this software.

Exhibit E
Sample Funding Statement

Exhibit F
Insurance Requirements
(a) From the Effective Date and until termination of this Agreement, Company will maintain insurance of the following kinds and amounts, or in amounts required by Applicable Law, whichever is greater.
(i) A blanket fidelity bond and an errors and omissions insurance policy, with broad coverage on all officers and employees acting in any capacity with regard to handling funds, money, or documents. The fidelity bond and errors and omissions insurance shall be in a form reasonably acceptable to Bank and shall protect and insure against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such persons. No provision of this paragraph requiring the fidelity bond and errors and omissions insurance shall diminish or relieve Company from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least $1,000,000, with the exception of $500,000 minimum coverage for forgery.
(ii) Commercial general liability insurance written on an occurrence basis against claims on account of bodily injury, death or property damage. Such insurance shall have a combined single limit of not less than $1,000,000 per occurrence and $1,000,000 annual aggregate for bodily injury, death and property damage.
(iii) Worker’s Compensation and employers’ liability insurance affording (A) protection under the Worker’s Compensation Law containing an all states endorsement and (B) Employers’ Liability Protection subject to a limit of not less than $500,000.
(iv) Upon reasonable request by Bank, such other insurance as may be maintained by Persons engaged in the same or similar business and similarly situated.
(b) Insurance policies required to be maintained hereunder shall be procured from insurance companies reasonably acceptable to Bank. Liability insurance limits may be provided through any combination of primary and/or excess insurance policies. If requested by Bank, Company shall cause to be delivered to Bank annually a certified true copy of each fidelity bond and insurance policy required under this Agreement.

Exhibit G
Program Compliance Manual

LENDING CLUB CORPORATION
COMPLIANCE PROGRAM:

Bank Secrecy Act / Anti-Money
Laundering Policies and
Procedures
April 2007

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COMPLIANCE SUMMARY
The board of directors and management team of Lending Club Corporation (Lending Club) have a rigorous Compliance Program to ensure compliance with all legal requirements as well as the establishment of appropriate policies and procedures to combat any activities that facilitate money laundering or the funding of criminal or terrorist activities. It has established policies for Anti-Money Laundering/ Terrorist Financing (AML) to ensure compliance with all the statutes administered by the Office of Foreign Assets Control (OFAC). This includes applicable requirements under the Bank Secrecy Act (BSA) and the USA Patriot Act of 2001.
AML: Robust authentication tools are leveraged to authenticate all parties participating in Lending Club’s program including: SSN checking; Knowledge Based Authentication (against a borrower’s credit file); and driver’s license verification. Additionally, Lending Club’s website facilitates a diversified transaction whereby each lender’s investment is automatically diversified across a variety (typically 20-40) of loans. There is also continuous monitoring to aggregate loan amounts for individuals who might be linked to a common scheme. Lending Club does not accept cash deposits; all funds originate from verified U.S. dollar-denominated bank accounts (verified via a deposit challenge) transmitted by individuals domiciled in the United States. All funds associated with the program move electronically via the ACH.
OFAC: Lending Club will not enter into a relationship or provide services to any person or entity listed on the blocked Persons List or any person or entity located in or a national of a country on the Sanctioned Country List. When a consumer moves from membership and applies to be a lender or borrower, additional information beyond name, street address, state, and email address is collected including: date of birth phone number, address, social security number, bank account and driver’s license/state. This data is used by Experian for the OFAC check. Any positive matches will be referred to the Fraud Prevention and Compliance Team at Lending Club to file the appropriate report. Periodic monthly monitoring against the Lending Club data base will also occur.
Know Your Customer (KYC): In addition to OFAC checking, Lending Club further “authenticates” an individual’s financial legitimacy. First, its consumers must be domiciled in the U.S. Second, all funding and disbursements are electronic. Third, in addition to the data collected (see OFAC), a deposit challenge or bank account validation is done for both lenders and borrowers to validate account ownership. Fourth, for borrowers, there is an additional process. The consumer must authorize Lending Club to do a credit check which enables it to calculate a credit score. This information is further leveraged to verify the identity of the consumer through Knowledge Based Authentication.
BSA Reporting Requirements: Lending Club has procedures and creates reports to monitor all its accounts and transactions. Based on its business model only Suspicious Activity Reporting (SARS) is required. Lending Club will establish an aggregate threshold of $6,000 and file a SAR for any lender transaction of $6,000 or greater 30 days after the initial detection. Currently, CTRs (coin and paper money in excess of $10,000); CMIRs (shipping of currency outside the U.S.), or FBARs (dealing with foreign institutions do not pertain to Lending Club’s business.
BSA Recording Requirements and Information Sharing: All records required by BSA are maintained for no less than 5 years. It is also Lending Club’s policy to cooperate with information requests origination from FinCEN. Any requests for information will be directed to the AML Compliance Officer.
AML Compliance Training: The AML Compliance Officer has responsibility for ensuring that Lending Club’s Officers and its employees receive initial and period training.
AUDIT Program: Lending Club will ensure that its compliance program is audited annually either by an internal or third party.

Change History
Date	Version	Author	Summary of Change
4/13/2007	1.0	Wynn Goodchild	Final Version

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I. INTRODUCTION
A. Need for policy
The board of directors and management team of Lending Club Corporation (Lending Club) are opposed to money laundering and any activity that facilitates money laundering or the funding of criminal or terrorist activities. The board and management are committed to complying with all legal requirements and establishing the appropriate policies and procedures to combat these activities. Lending Club understands the importance of educating and holding employees responsible for complying with all established policies and procedures to ensure it does not incur penalties or endanger its reputation.
As part of its compliance program, Lending Club has established policies for Anti-Money Laundering/Terrorist Financing (AML) to ensure it complies with the statutes administered by the Office of Foreign Assets Control (OFAC). This includes applicable requirements under the Bank Secrecy Act (BSA) and the USA Patriot Act of 2001.
These policies have been approved by the senior management and board of directors of Lending Club.
B. Lending Club’s Business
Lending club provides an internet site that facilitates the online lending and borrowing of money among individuals located in the United States. It does not have bricks and mortar locations. No cash transactions are involved; funds move via the Automated Clearing House network between Lending Club’s bank and verified individual bank accounts. The amount that can be borrowed or leant is restricted to $25,000 with a maximum three year maturity period.
II. GENERAL POLICY STATEMENT
It is the policy of Lending Club to comply with all applicable anti-money laundering, terrorist financing, economic sanctions and related requirements, including the BSA, OFAC and Patriot Act requirements.
III. AML COMPLIANCE OFFICER
The board of directors for Lending Club has designated an anti-money laundering compliance officer (AML Compliance Officer) who is responsible for implementing, enforcing, and maintaining these Policies. This person will always be an officer of the company. Currently, John Donovan, Chief Operations Officer is appointed as the AML Compliance Officer.
•	He is responsible for coordinating and monitoring day-to-day as well as ensuring Lending Club employees receive proper training on all AML policies and procedures.

•	He is accountable for ensuring Lending Club creates and maintains records, properly files reports as required by the BSA, the Patriots Act and the OFAC statues.

•	He is responsible for monitoring any new developments and implementing them accordingly.

•	He is responsible for the compliance training program and ensuring all employees are trained in all its procedures and policies.

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•	The AML Officer is the primary contact between Lending Club and the federal regulatory authorities including OFAC, the Department of the Treasury’s Financial Crimes Enforcement Network (FinCEN), and the Federal Bureau of Investigation (FBI).

•	The AML Officer is responsible for reporting to the board on any compliance issues.
IV. AML OVERVIEW
A. Money Laundering Process
Money laundering is the criminal practice of filtering ill-gotten gains or “dirty” money through a maze or series of transactions, so the funds are “cleaned” to look like proceeds from legal activities. Money laundering does not have to involve cash at every stage of the laundering process. Even transactions conducted with a bank might constitute money laundering. Although money laundering is a diverse and often complex process, it involves three independent steps that can occur simultaneously:
Placement. The process of placing, through deposits or other means, unlawful cash proceeds into traditional financial institutions.
Layering. The process of separating the proceeds of criminal activity from their origin through the use of layers of complex financial transactions, such as converting cash into traveler’s checks, money orders, wire transfers, letters of credit, stocks, bonds, or purchasing valuable assets, such as art or jewelry.
Integration. The process of using an apparently legitimate transaction to disguise the illicit proceeds, allowing the laundered funds to be disbursed back to the criminal. Different types of financial transactions, such as sham loans or false import/export invoices, can be used.
B. Assessment of AML Risks for Lending Club
Lenders currently can choose between a one (1) year or three (3) year loan offering. Given the long-term nature of an individual’s relationship with Lending Club, it is probably not the most efficient way for money to be laundered.
Additionally, Lending Club’s website facilitates a diversified transaction whereby each investment made by a lender will automatically be diversified across a variety (typically 20-40) loans.
However, Lending Club remains concerned and will remain vigilant to ensure it creates procedures and policies to mitigate the change.
C. Anti-Money Laundering Prevention Procedures
•	Strong authentication tools are used to authenticate all parties on the system including: SSN checking (lender and borrower); Knowledge Based Authentication (against a borrower’s credit file); and driver’s license verification (borrower).

•	Fractionally disperse loan dollars in smaller increments among multiple borrowers.

•	Continuous monitoring to ensure that one individual is not making multiple requests to borrow money to reduce the dollar amount of a transaction.

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•	Not accepting cash deposits; all funds for Lending Club originate from verified US, dollar denominated bank accounts and are moved via the ACH.

•	Leveraging consumer’s existing US bank relationships; typically all U.S. banks monitor for AML. This provides is an additional layer of protection.

•	Monitor for suspicious transactions that might be linked to a common scheme.
V. OFAC COMPLIANCE
A. Introduction
Lending Club recognizes that the United States has enacted a number of different sanctions with which it must comply directed towards designated countries and individuals. These series of laws targeted against hostile foreign countries and groups are administered by the Office of Foreign Assets Control (OFAC) and are critical to our country’s security. The laws implemented by OFAC regulations (31 CFR 500) are:
•	The Trading With The Enemy Act (TWEA), targeting North Korea and Cuba. Transaction Control Regulations can be found at 50 USC App. 1-44.

•	The International Emergency Economic Powers Act (IEEPA) is aimed at Libya, Iraq, Serbia, Montenegro, Bosnia, UNITA, Iran, terrorism, and narcotics. IEEPA can be found at 50 USC 1701-1706.

•	The Iraqi Sanctions Act (ISA) specifically targets Iraq and can be found at Pub. L. 101-513, 104 Stat. 2047-55.

•	The United Nations Participation Act (UNPA) applies to Iraq, Libya (part), UNITA, Serbia, Montenegro, and Bosnia. The act can be found at 22 USC 287c.

•	The International Security and Development Cooperation Act (ISDCA) is aimed at Iran and can be found at 22 USC 2349aa-9.

•	The Cuban Democracy Act (CDA), 22 USC 6001-10 (relating to Cuba), has the same force of law as TWEA above.

•	The Cuban Liberty and Democratic Solidarity (LIBERTAD) Act, 22 USC 6021-91 (relating to Cuba), has the same fines as TWEA above and codifies the Cuban Assets Control Regulations.

•	The Antiterrorism and Effective Death Penalty Act, enacting 8 USC 219, 18 USC 2332d, and 18 USC 2339b.

•	The Foreign Narcotics Kingpin Designation Act, Pub L. No. 106-120, tit. VIII, 113 Stat 1606, 1626-1636 (1999) (to be codified at 21 USC 1901-1908).

•	The Criminal Code, at 18 USC 1001, provides for five years imprisonment and a $10,000 criminal fine for knowingly making false statements or falsifying or concealing material facts when dealing with OFAC in connection with matters under its jurisdiction.
B. Lending Club Compliance
Policies: To comply with OFAC statues, Lending Club has adopted the following policies and procedures which the AML Compliance Officer is responsible for implementing and monitoring.
Lending Club must not enter into any relationship or provide services (from both a borrower or lender perspective) to any person or entity listed on the blocked Persons List or any person or entity located in or a national of a country on the Sanctioned Country List.
U.S. law requires that assets and accounts be blocked when such property is located in the United States, is held by U.S. individuals or entities, or comes into the possession or control of U.S. individuals or entities.

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As part of its enforcement efforts, OFAC publishes a list of individuals and companies owned or controlled by, or acting for or on behalf of, targeted countries. It also lists individuals, groups, and entities, such as terrorists and narcotics traffickers designated under programs that are not country-specific. Collectively, such individuals and companies are called “Specially Designated Nationals” or “SDNs.” Their assets are blocked and U.S. persons are generally prohibited from dealing with them. OFAC also has published a list called NS-PLC. This OFAC list contains the names of individuals who are affiliated with terrorist organizations and have been elected to the Palestinian on the party slate of an Foreign Terrorist Organization, Specially Designated Terrorist, or Specially Designated Global Terrorist. Their names do not, however, appear on the SDN List.
Lender: Before any person may lend money through Lending Club, the person must enroll. This starts with a consumer requesting membership. At this preliminary stag, the consumer must provide the following personal information: name; street address; state; and, email address. Their email address is authenticated. If the consumer decides to apply to be a lender, more detailed information is required including: date of birth, phone number, address, social security number and bank account.
Borrower: Before any person may borrow money through Lending Club, the person must enroll. This starts with a consumer requesting membership. At this preliminary stage, the consumer must provide the following personal information: name; street address; state; and, email address. Their email address is authenticated. If the consumer decides to apply to be a borrower, more detailed information is required including: date of birth, phone number social security number, driver’s license number/state, and bank account.
•	Lending Club will reject any Enrollment if the telephone number or the address provided is in a country other than the United States. In addition, any bank account that is linked to a Lending Club account (see Section VI.C.3) must be at a financial institution located in the United States. As a result, persons in countries on the Sanctioned Country List will be excluded.

•	Upon receipt of Enrollment information, Lending Club will conduct a check of the individual against the Blocked Persons List and Patriot Act List. Enrollment is not complete, and the person may not send money or take other action, until the check is complete and Lending Club has determined that there is no match.

•	If there is a potential match with the Blocked Persons List or Patriot Act List, the Enrollment process will be referred to a manual process by the Fraud Prevention and Compliance Team (FPCT). The FPCT will use the information provided by the prospective Enrollee to attempt to determine that there is no match, and will request additional information from the prospective Enrollee if necessary. If the FPCT confirms that there is no match, the Enrollment will be completed.

•	If the FPCT cannot conclude that the potential match with an individual on the Blocked Persons List or Patriot Act List is a false match, it shall immediately notify the AML Compliance Officer.

•	If the AML Compliance Officer cannot conclude that the potential match with an individual on the Blocked Persons List or Patriot Act List is a false match, he shall contact the OFAC hotline and follow any instructions provided by OFAC.

•	Lending Club will not make funds available to or accept funds from a person until the OFAC check is complete, and will not make funds available or accept funds if there is a match with the Blocked Persons List or Patriot Act List, or Sanctioned Country List, until the match is cleared. All funds received by Lending Club that are blocked because of a match with the Sanctioned Country List, the Blocked Persons List, or the Patriot List will be transferred to a segregated, interest-bearing account and will be released only at the direction of OFAC.

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•	The following procedures shall be followed for periodic monitoring:
1.	At least once every calendar month, Lending Club will check its list of enrolled users against the Blocked Persons List and Patriot Act List. If there are any possible matches, Lending Club will follow the procedures in Sections V.C.3 through V.C.6 of these Policies.
2.	Lending Club will block further use of the Lending Club system if it confirms a match with the Blocked Persons List or Patriot Act List, unless otherwise directed by OFAC. Any funds then held by such person will be handled in accordance with Section V.C.7 of these Policies.
•	The follow reporting procedures will be followed, under the direct supervision of the AML Compliance Officer:
1.	Within 10 days of taking any action to reject an Enrollment or block an Enrolled customer because of an OFAC match, Lending Club shall file a report with OFAC. Sample forms are available at: http://www.ustreas.gov/offices/enforcement/ofac/forms/index.html.
2.	The report shall include:
i.	Name and all other information submitted by the person

ii.	Information about any funds transferred to such person

iii.	Description of basis for rejecting transaction

iv.	Date of rejection

v.	Contact information for AML Compliance Officer
3.	A comprehensive report of all blocked transactions through the annual period ended on June 30 of each calendar year shall be filed by September 30 of such year, by the AML Compliance Office. The required form is available at: http://www.ustreas.gov/offices/enforcement/ofac/forms/index.html.
4.	Forms shall be sent to: Office of Foreign Assets Control, Compliance Programs Division, U.S. Treasury Department, 1500 Pennsylvania Avenue NW — Annex, Washington, DC 20220.
•	Lending Club will maintain a master list of vendors and others with whom it does business. Lending Club will check each new person against the Blocked Persons List and Patriot Act List, and will check the entire list at least once each calendar month. Lending Club will not do business with any person or entity that produced a confirmed match on the Blocked Persons List, and will provide reports as set forth above.

•	Records of all blocked Enrollments, and all blocks of existing Enrollees pursuant to periodic checking, and any match of a vendor or other person with a list, shall be maintained for at least 5 years after the date of the blocking. Records shall include copies of reports and any supporting documentation filed with OFAC. Copies of annual reports to OFAC shall be maintained indefinitely.
•	The AML Compliance Officer shall ensure that Lending Club uses updated Blocked Persons and Patriot Act Lists. Lending Club may rely on third-party software and procedures to meet services, the AML Compliance Officer shall be consulted to determine that the requirements of these Policies are met.

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VI. KNOW-YOUR-CUSTOMER (KYC) REQUIREMENTS
A. New Customer Identification
Lending Club management is directed to implement a customer identification program based on a risk-assessment that has been presented to and approved by the Lending Club Board of Directors.
When establishing either a lending or borrowing relationship with a new consumer, Lending Club must perform due diligence to “authenticate” the individual’s financial legitimacy. As a result, consumers who move from membership to either a lending or borrowing status go through additional authentication processes which are performed concurrently with OFAC checking.
B. Lenders
At a minimum, Lending Club will obtain the following information from all new customers. The following information must be entered into Lending Club’s web site as part of the enrollment process:
•	Name

•	Complete address

•	Phone number

•	Date of birth

•	Social Security number

•	Bank Account information

•	Email address.
For consumers who apply to be lenders, in addition to supplying key personal and financial information (see above) their bank accounts are authenticated by an electronic ACH transfer of funds. The amount of this transfer is then validated by the applicant to ensure account ownership. If this is successful, all subsequent funds must be transferred from this validated personal account to their Lending Club account. There is an additional check of their Social Security Number. If both authentication methods are successful, the applicant is now considered verified customer of the Lending Club and can initiate a transfer of fund to create a loan portfolio.
As an additional screen, Lending Club only allows their consumers to be domiciled in the United States. All funding of Lending Club accounts are electronic via the ACH; no cash, check or credit/debit card deposits or remittances are accepted. OFAC screening policies are also part of the KYC procedure as documented in section VII.
C. Borrowers
At a minimum, Lending Club will obtain the following information from all new customers. The information is entered into Lending Club’s web site as part of the enrollment process where the consumer wishes to borrow funds:
•	Name

•	Complete address

•	Phone number

•	Date of birth

•	Driver’s license number / State

•	Social Security number

•	Income

•	Bank Account information

•	Email address.

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For consumers who apply to be a borrower additional verification is required. Their bank account is authenticated by a transfer of funds which is then validated by the applicant to ensure account ownership. The consumer must authorize Lending Club to do a credit check which assigns a credit score to the consumer. This information is also used to verify the identity of the consumer through a process known as Knowledge Based Authentication. As an additional screen, Lending Club only allows their consumers to be domiciled in the United States. All funding of Lending Club accounts is electronic via the ACH. Lending Club will also follow OFAC screening policies as documented in section VI.
D. Overall Summary
Lending Club is under no obligation to enter into a relationship with a lender or borrower if it feels the lending account is being opened for suspicious reasons. As of the current date of this Policy, Lending Club does not have any physical facilities open to the public, all their business is conducted via their Internet site.
VII. BANK SECRECY ACT (BSA) REPORTING REQUIREMENTS
The Lending Club Board of Directors, management, and its employees are committed to implementing policies and procedures that assist in detecting and preventing money laundering or other illegal activities conducted through Lending Club transactions. It is Lending Club’s policy to file reports as required by the BSA.
The title of this federal law, the BSA (31 USC 5311), is actually a misnomer because it imposes recordkeeping and reporting requirements rather than requiring bank secrecy. The law is implemented by regulations promulgated by the Department of the Treasury in 31 CFR 103. The following reporting is required:
•	Suspicious Activity Reporting (SARs)

•	Currency transaction reports (CTRs)

•	Currency and Money Instrument Reports (CMIRs)

•	Foreign Bank and Financial Accounts (FBARs)
A. SARs
The Lending Club will institute procedures and create reports to monitor accounts and transactions for evidence of suspicious or criminal activity. Lending Club will also ensure that all necessary reports are filed with the proper government authority.
•	Large transaction reports. These reports will be set at an aggregate amount of $6,000 or greater so that Lending Club can identify customers who may be structuring transactions to avoid currency transaction report (CTR) reporting or who have unusual activity in their accounts.
•	Incoming and outgoing wire transfers. Lending Club will ensure that all incoming and outgoing wire transfers are originated by or being remitted to US banks domiciled in the United States. It will only accept or disburse electronic ACH US dollar-dominated electronic transactions.

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•	Delinquent loan reports. Although these reports generally receive special attention, management is directed to pay close attention when delinquent loans are suddenly “cured” with no reasonable explanation in the file. Lending Club management must be able to explain a sudden payoff of seriously delinquent account.

•	Any suspected suspicious activity should be immediately referred to the AML Compliance Officer.

•	Upon referral of suspected suspicious activity, the AML Compliance Officer shall investigate and determine whether the facts and circumstances require filing a SAR, or suggest that filing a voluntary SAR is appropriate. The AML Compliance Officer shall also determine whether he should voluntarily report the transaction as possibly relating to terrorist activity, by calling FinCEN’s Financial Institutions Hotline at (800) 556-3974, in addition to filing a SAR. The AML Compliance Officer shall document the investigation, including all steps taken, in writing.

•	The threshold for reporting suspicious activity on a SAR is if the transaction, or a series of transactions, conducted or attempted to be conducted through Lending Club involves funds aggregating at least $6,000. The AML Compliance Officer shall determine whether suspicious activity should be reported voluntarily even where this threshold is not reached.

•	A SAR shall be filed http://www.fincen.gov/forms/f9022-47_sar-di.pdf. The form shall be completed and filed in accordance with the applicable instructions, by the AML Compliance Officer. The SAR shall be filed no later than 30 days after the initial detection of the suspicious activity reported.

•	If he determines it to be appropriate, the AML Compliance Officer shall also contact appropriate law enforcement agencies.

•	The AML Compliance Officer will oversee a group at Lending Club that will develop and implement procedures to deter and detect suspicious activity. These will include real-time limits on the velocity and amount of transfers, as well as analysis of transactions to detect indicia of suspicious activity such as, for example, the use of multiple mobile telephone numbers linked to a single bank account or credit card. The procedures will be reviewed and updated periodically with the input and approval of the AML Compliance Officer.

•	Copies of all SARs filed, and all supporting documentation, shall be retained for at least 5 years after filing of the SAR. The supporting documentation shall be made available to FinCEN and appropriate law enforcement agencies upon request.

•	In no event shall Lending Club, or any officer or director, notify any person that a transaction has been reported through a SAR. Any request for such information, including by subpoena or discovery demand, shall be immediately referred to the AML Compliance Officer.
B. CTRs.
•	It is the policy of Lending Club to file Currency Transaction Reports (CTRs) as required by the BSA, as set forth below. [31 CFR 103.22]

•	It is the policy of Lending Club to not accept or disperse currency (i.e., the coin and paper money of the United States, or its equivalent in a foreign country). Money may be transferred only by electronic ACH transfer from a U.S. bank account. As a result, Lending Club should never encounter the need to file a CTR for currency transactions greater than $10,000.

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•	If this were to change, ensuring CTRs are filed is the responsibility of the AML Compliance Officer. Using (FinCEN Form 104), it must be filed with the appropriate office of the U.S. Treasury no later than 15 days after the date of the transaction (25 days for electronic filers). A report is required not only on individual transactions of more than $10,000 in currency, but also any time there are multiple transactions in any one day which total more than $10,000. The transactions subject to reporting include deposits, withdrawals, exchanges (of checks for cash, for example), or any other transfer, receipt, or delivery of currency by Lending Club.

•	Additionally, Lending Club must report not only the individual conducting the transaction, but also the person on whose behalf the transaction was conducted. For example, reports for currency deposits or withdrawals made for a corporation will include the name of the individual making the deposit or withdrawal as well as the name of the corporation. In addition, if an Lending Club employee involved in the transaction has reason to believe that an individual conducting a reportable transaction is doing so on behalf of another person, the employee will inquire about the individual on whose behalf the transaction is being conducted.
C. CMIRs
•	Currency and Money Instrument Reports (CMIRs) as required by the BSA, are described below. [31 CFR 103.23]. Companies are responsible for filing a CMIR with respect to the transportation, mailing, or shipping (or attempting or causing to do any of the foregoing) of currency or monetary instruments (i.e., traveler’s checks, negotiable instruments that are made payable to bearer, incomplete instruments, and securities in bearer form) in an aggregate amount exceeding $10,000 at one time from any place outside of the United States into the United States, or from the United States to any place outside of the United States.

•	CMIRs must be filed with the appropriate Bureau of Customs and Border Protection officer or with the Commissioner of Customs within 15 days of receipt of the instruments (unless a report has already been filed).

•	Currently, it is the policy of Lending Club not to transport, mail, or ship (or attempt or cause to be transported, mailed, or shipped) currency or monetary instruments from any place outside of the United States to the United States, or from the United States to any place outside of the United States. Therefore, Lending Club does not need to file a CMIR. If this were to change, the AML Compliance Officer would have oversight to ensure this occurred.
D. FBARs
•	It is the policy of Lending Club to file Reports of Foreign Bank and Financial Accounts (FBARs) as required by the BSA, as set forth below if this is ever applicable to its business. [31 CFR 103.24] Currently, Lending Club does not have financial interest in, or signature or signature or other authority over a bank, securities, or other financial account in a foreign country. If this changes, then Lending club will complete and file the appropriate forms.

•	If required, the AML Compliance Officer is responsible for this reporting on behalf of Lending Club’.

•	A FBAR must be filed with the commissioner of the IRS on or before June 30 of each calendar year for foreign financial accounts exceeding $10,000 maintained at any time during the previous calendar year.

•	Records of FBARs shall be maintained for no less than 5 years.

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VIII. BSA Record Keeping Requirements
It is the policy of Lending Club to create and maintain records as required by the BSA. In addition to the keeping of records of reports and supporting documents, as described in Section VII, Lending Club will also create and maintain records as set forth below. Records shall be made available to government agencies as required and permitted by law.
•	Financial Interest in Foreign Financial Accounts. Lending Club shall maintain records of all bank, securities, or other financial accounts in a foreign country in which Lending Club has a financial interest or over which Lending Club has signature or other authority, as set forth below. [31 CFR 103.32]
1.	Records of financial interests in foreign financial accounts shall be maintained by the AML Compliance Officer.

2.	Records shall include the name in which the account is maintained, the number or other designation of the account, the name and address of the foreign bank or other person at which the account is maintained, the type of such account, and the maximum value of such account during each FBAR reporting period.

3.	Records shall be maintained for no less than 5 years.
•	Records of Transfers of More Than $10,000 Outside the United States. It is the policy of Lending Club not to facilitate transfers of more than $10,000. Nevertheless, if such a transfer occurs, Lending Club shall create and retain records as set forth below. [31 CFR 103.33(b), (c)]

•	Lending Club shall create and retain a record of each advice, request, or instruction received or given regarding any transaction resulting (or intended to result and later cancelled if such a record is normally made) in the transfer of currency or other monetary instruments, funds, checks, investment securities, or credit, of more than $10,000 to or from any person, account or place outside the United States.

•	Lending Club shall create and retain a record of each advice, request, or instruction given to another financial institution or other person (located within or without the United States) regarding any transaction intended to result in the transfer of currency or other monetary instruments, funds, checks, investment securities, or credit, of more than $10,000 to a person, account or place outside the United States.

•	The AML Compliance Officer shall have access to such records at all times.

•	Records shall be maintained for no less than 5 years.

•	Records of Transmittals of Funds of $3,000 or More. If an electronic ACH transmittal of funds in amounts of $3,000 or more occurs, Lending Club shall create and retain records as set forth below. [31 CFR 103.33(f)]

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•	For each order for a transmittal of funds of $3,000 or more that Lending Club accepts as the transmitter’s financial institution, Lending Club shall obtain and retain an original or copy, microfilm, or electronic record of the following information:
1.	name and address of transmitter

2.	amount of the transmittal

3.	execution date of transmittal order

4.	payment instructions

5.	the identity of the recipient’s financial institution

6.	as many of the following items as are received by Lending Club in the transmittal order: name and address of the recipient, account number of the recipient, and any other specific identifier of the recipient

7.	any form relating to the transmittal that is completed or signed by the person placing the transmittal order
•	If Lending Club accepts a transmittal order, as an intermediary or as the recipient’s financial institution, it shall retain the original, microfilm, other copy, or electronic record of the transmittal order.

•	If Lending Club initiates a transmittal of funds of $3,000 or more to another financial institution for a customer, or serves as an intermediary in a transmittal of funds, it shall include in the transmittal order:
1.	name and account number of transmitter

2.	address of the transmitter

3.	amount of the transmittal

4.	execution date of transmittal order

5.	the recipient’s financial institution

6.	as many of the following items as are received by Lending Club in the transmittal order: name and address of the recipient, account number of the recipient, and any other specific identifier of the recipient

7.	name and address, or numerical identifier, of Lending Club

8.	Records shall be retrievable by the name of the transmitter and recipient, and the account number of the transmitter and recipient.

9.	Records will be maintained by the AML Compliance Officer.

10.	Records shall be maintained for no less than 5 years.

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X. Information Sharing
•	Information Sharing Between Lending Club and the Government. It is Lending Club’s policy to cooperate with requests for information from FinCEN in accordance with Section 314(a) of the Patriot Act and implementing regulations. [31 CFR 103.100]
1.	On behalf of a federal law enforcement agency investigating money laundering activity, FinCEN may require Lending Club to search its records to determine whether Lending Club maintains or has maintained accounts for, or has engaged in transactions with, any specified individual, entity or organization.

2.	The AML Compliance Officer shall be the designated contact person for any such request by FinCEN.

3.	Upon receipt of such a request, Lending Club shall expeditiously search its records for: (i) any current account maintained for a named suspect; (ii) any account maintained for a named suspect during the preceding twelve months; and (iii) any transaction conducted by or on behalf of a named suspect, or any transmittal of funds conducted in which a named suspect was either the transmitter or the recipient, during the preceding six months, that is required under law or regulation to be recorded by Lending Club or is recorded and maintained electronically by Lending Club. The AML Compliance Officer shall oversee the search and is responsible for reporting back to FinCEN the results of the search.

4.	If Lending Club identifies an account or transaction identified with any individual, entity, or organization named in a request from FinCEN, the AML Compliance Officer will report to FinCEN in a manner and in the timeframe specified by FinCEN.

5.	Lending Club shall not use the information provided by FinCEN for any purpose other than the following: (i) reporting back to FinCEN; (ii) determining whether to establish or maintain an account or engage in a transaction; or (iii) complying with the search request.

6.	Lending Club shall not disclose to any person, other than FinCEN or the federal law enforcement agency on whose behalf FinCEN is requesting information, the fact that FinCEN has requested or has obtained information, except to the extent necessary to comply with the request.

7.	The AML Compliance Officer shall ensure that Lending Club maintains adequate procedures to protect the security and confidentiality of requests from FinCEN for information.

8.	Lending Club is not required to take any future action, or to decline to take action, with respect to the account established for, or a transaction engaged in with, an individual, entity, or organization named in the request, or to decline to establish an account for, or to engage in a transaction with, any such individual, entity or organization. Unless specifically instructed to do so in the FinCEN request, Lending Club is not required to report on future account opening activity or transactions.

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Exhibit H
Third-Party Service Contractors

Third-Party Service Contractor	Service Provided

Partners
Lending Club works closely with industry leaders to offer a comprehensive person-to-person lending platform.
BankServ
BankServ is our financial services processor handling the submission and receipt of our ACH transactions. BankServ supports over 400 banks in 52 countries and operates a PCI-compliant data center.
TransUnion
Credit information is obtained through TransUnion. TransUnion is a global leader in credit and information management with 50,000 customers on six continents, supporting more than 500 million consumers worldwide.

Key Partners
Company Information:
•	Facebook launched an open application in May, in which Lending Club participated. During Lending Club’s first 100 days, Facebook users lent and borrowed over $1 million. This is an important channel, but since then we have opened up our website to the public.

•	Credit.com: Credit.com refers customers to Lending Club based on specific credit criteria. Lending Club also refers non-qualifying customers back to credit.com.

•	Affiliate Partnerships: Lending Club has signed contracts and/or is servicing affiliations including: Non-Commissioned Officers Association (NCOA); Global Travel; Kintera; Coast-to-Coast; Georgia Technical University; Texas Technical University; and is in the very final stages with several other universities. We are continuing discussions with a variety of third parties.

Exhibit 10.12
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
WEBBANK
and
LENDINGCLUB CORPORATION
LOAN SALE AGREEMENT
Dated as of December 10, 2007

i

Page

24. Brokers	13

25. Entire Agreement	14

26. Amendment and Waiver	14

27. Severability	14

28. Interpretation	14

29. Jurisdiction: Venue	14

30. Headings	14

31. Counterparts	14

32. Collateral Account.	14

THIS LOAN SALE AGREEMENT (this “Agreement”), dated as of December 10, 2007 (“Effective Date”), is made by and between WEBBANK, a Utah-chartered industrial bank having its principal location in Salt Lake City, Utah (“Bank”), and LENDINGCLUB CORPORATION, a Delaware corporation, having its principal location in Sunnyvale, California (“Company”).
WHEREAS, Bank and Company have entered into a Loan Account Program Agreement pursuant to which Bank provides installment loans to consumers; and
WHEREAS, Bank desires to sell to Company, and Company desires to purchase from Bank, the Loan Accounts established by Bank pursuant to the Loan Account Program Agreement.
NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants and agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Company agree as follows:
1. Definitions. The terms used in this Agreement shall be defined as set forth in Schedule 1. Terms not defined herein shall have the meanings ascribed to them in the Loan Account Program Agreement.
2. Purchase of Loan Accounts; Payment to Bank: Reporting to Bank.
(a)	Bank hereby agrees to sell, transfer, assign, set-over, and otherwise convey to Company, without recourse, on each Closing Date, the Loan Accounts established by Bank on such day. All of the foregoing shall be in accordance with the procedures set forth in this Section 2. In consideration for Bank’s agreement to sell, transfer, assign, set-over and convey to Company such Loan Accounts, Company agrees to purchase such Loan Accounts from Bank, and Company shall pay to Bank the Purchase Price on each Closing Date in accordance with subsection 2(b) below.
(b)	On each Closing Date, Company shall purchase the Loan Accounts established by Bank that day and identified on the Funding Statement for that day. Company shall effectuate its purchase of the Loan Accounts by depositing the Funding Amount (which shall equal the aggregate Purchase Price for such Loan Accounts) into the Funding Account in accordance with Section 6(b) of the Loan Account Program Agreement. Prior to the first Funding Date, Bank shall provide to Company the account number and routing number for the Funding Account.
(c)	To the extent that such materials are in Bank’s possession, upon Company’s request, Bank agrees to cause to be delivered to Company, at Company’s cost, loan files on all Loan Accounts purchased by Company pursuant to this Agreement through the preceding Business Day. Such loan files will include the application for the Loan Account, the Loan Account Agreement, confirmation of delivery of the Loan Account Agreement to the Borrower, and such other materials as Company may reasonably require (all of which may be in electronic form); provided that Bank may retain copies of such information as necessary to comply with Applicable Law.

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(d)	Within five (5) days after the end of each calendar month, Company shall pay Bank a monthly service fee equal to the greater of (i) the product of [*] and [*], or (ii) $[*] in months [*]; $[*] in months [*]; $[*] in months [*]; and $[*] in months [*].
[*]
(e)	With each such monthly payment, Company shall deliver to Bank a report setting forth the calculation of the payment Company is obligated to make to Bank pursuant to this Section 2.
3. Ownership of Loan Accounts.
(a)	On and after each Closing Date, subject to Company’s payment of the Purchase Price on each such date, Company shall be the sole owner for all purposes (e.g., tax, accounting and legal) of the Loan Accounts purchased from Bank on such date. Bank agrees to make entries on its books and records to clearly indicate the sate of the Loan Accounts to Company as of each Closing Date. Company agrees to make entries on its books and records to clearly indicate the purchase of the Loan Accounts as of each Closing Date. Bank does not assume and shall not have any liability to Company for the repayment of any Loan Proceeds or the servicing of the Loan Accounts.
4. General Representations and Warranties of Bank. Bank hereby represents and warrants as of the Effective Date of this Agreement that:
(a)	Bank is an FDIC-insured Utah-chartered industrial bank, duly organized, validly existing under the laws of the State of Utah and has full corporate power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery and performance of this Agreement and the transfer of the Loan Accounts have been and will continue to be duly authorized and are not and will not be in conflict with and do not violate the terms of the charter or bylaws of Bank and will not result in a material breach of or constitute a default under, or require any consent under, any indenture, loan or agreement to which Bank is a party;
(b)	All approvals, authorizations, licenses, registrations, consents, and other actions by, notices to, and filings with, any Person that may be required in connection with the execution, delivery, and performance of this Agreement by Bank, have been obtained (other than those required to be made to or obtained from Borrowers);

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(c)	This Agreement constitutes a legal, valid, and binding obligation of Bank, enforceable against Bank in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or other similar laws now or hereafter in effect (including the rights and obligations or receivers and conservators under 12 U.S.C. §§ 1821(d) and (e)), which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);
(d)	There are no proceedings or investigations pending or, to the best knowledge of Bank, threatened against Bank (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation by Bank of any of the transactions contemplated by this Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of Bank, would materially and adversely affect the performance by Bank of its obligations under this Agreement, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or (v) would have a materially adverse financial effect on Bank or its operations if resolved adversely to it; provided, however, that Bank makes no representation or warranty regarding the examination of Bank by the FDIC or the Utah Department of Financial Institutions, or any actions resulting from such examination;
(e)	Bank is not Insolvent; and
(f)	The execution, delivery and performance of this Agreement by Bank comply with all Applicable Laws; provided that the Bank makes no representation or warranty regarding compliance with Applicable Laws relating to consumer protection, consumer lending, usury, loan collection, anti-money laundering or privacy.
The representations and warranties set forth in this Section 4 shall survive the sale, transfer and assignment of the Loan Accounts to Company pursuant to this Agreement and, with the exception of those representations and warranties contained in subsection 4(d), shall be made continuously throughout the term of this Agreement. In the event that any investigation or proceeding of the nature described in subsection 4(d) is instituted or threatened against Bank, Bank shall promptly notify Company of such pending or threatened investigation or proceeding.
5. Additional Representations and Warranties of Bank. Bank hereby represents and warrants that, as of the Effective Date or such other date as specified below in a specific representation:
(a)	As of each Closing Date, each Loan Account transferred to Company on such date was originated by Bank and constitutes a valid sale, transfer, assignment, set-over and conveyance to Company of all of Bank’s right, title, and interest in and to such Loan Account;

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(b)	As of each Closing Date, Bank was the legal and beneficial owner of all right, title and interest in and to each Loan Account, and no Loan Account was subject to an encumbrance, immediately prior to the transfer of the Loan Account to Company pursuant hereto;
(c)	Bank shall maintain its records in a manner to clearly and unambiguously reflect the ownership of Company in each of the Loan Accounts transferred hereunder; and
(d)	As of the Closing Date, with respect to each Loan Account: (i) Bank has done nothing that would alter the terms and conditions or the balance of the Loan Account or impair the Loan Account’s enforceability; and (ii) there is no limit on Bank’s authority to assign the Loan Account. For the avoidance of doubt, the representation made in Section 5(d)(i) shall not encompass actions that are taken by Company on behalf of Bank.
The representations and warranties set forth in this Section 5 shall survive the sale, transfer and assignment of the Loan Accounts to Company pursuant to this Agreement.
6. Representations and Warranties of Company. Company hereby represents and warrants to Bank, as of the Effective Date that:
(a)	Company is a corporation, duly organized and validly existing in good standing under the laws of the State of Delaware, and has full power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery, and performance of this Agreement have been duly authorized, and are not in conflict with and do not violate the terms of the articles or bylaws of Company and will not result in a material breach of or constitute a default under or require any consent under any indenture, loan, or agreement to which Company is a party;
(b)	All approvals, authorizations, consents, and other actions by, notices to, and filings with any Person required to be obtained for the execution, delivery, and performance of this Agreement by Company, have been obtained;
(c)	This Agreement constitutes a legal, valid, and binding obligation of Company, enforceable against Company in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect, which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);
(d)	There are no proceedings or investigations pending or, to the best knowledge of Company, threatened against Company (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by Company pursuant to this Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of Company, would materially and adversely affect the performance by Company of its obligations under this Agreement, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or (v) would have a materially adverse financial effect on Company or its operations if resolved adversely to it;

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(e)	Company is not Insolvent; and
(f)	The execution, delivery and performance of this Agreement by Company comply with Applicable Laws.
The representations and warranties set forth in this Section 6 shall survive the sale, transfer and assignment of the Loan Accounts to Company pursuant to this Agreement and, with the exception of those representations and warranties contained in subsection 6(d), shall be made continuously throughout the term of this Agreement. In the event that any investigation or proceeding of the nature described in subsection 6(d) is instituted or threatened against Company, Company shall promptly notify Bank of such pending or threatened investigation or proceeding.
7. Conditions Precedent to the Obligations of Company. The obligations of Company under this Agreement are subject to the satisfaction of the following conditions precedent on or prior to each Closing Date:
(a)	As of each Closing Date, no action or proceeding shall have been instituted or threatened against Company or Bank to prevent or restrain the consummation of the transactions contemplated hereby, and, on each Closing Date, there shall be no injunction, decree, or similar restraint preventing or restraining such consummation;
(b)	The representations and warranties of Bank set forth in Sections 4 and 5 shall be true and correct in all material respects on each Closing Date as though made on and as of such date; and
(c)	The obligations of Bank set forth in this Agreement to be performed on or before each Closing Date shall have been performed in all material respects as of such date by Bank.
8. Conditions Precedent to the Obligations of Bank. The obligations of Bank in this Agreement are subject to the satisfaction of the following conditions precedent on or prior to each Closing Date:
(a)	As of each Closing Date, no action or proceeding shall have been instituted or threatened against Company or Bank to prevent or restrain the consummation of the purchase or other transactions contemplated hereby, and, on each Closing Date, there shall be no injunction, decree, or similar restraint preventing or restraining such consummation;

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(b)	The representations and warranties of Company set forth in the Program Documents shall be true and correct in all material respects on each Closing Date as though made on and as of such date; and
(c)	The obligations of Company set forth in the Program Documents to be performed on or before each Closing Date shall have been performed in all material respects as of such date by Company.
9. Term and Termination.
(a)	This Agreement shall have an initial term beginning on the Effective Date and ending thirty-six (36) months thereafter (the “Initial Term”) and shall renew automatically for two (2) successive terms of one (1) year each (each a “Renewal Term”) unless either Party provides notice of non-renewal to the other Party at least one hundred eighty (180) days prior to the end of the Initial Term or any Renewal Term or this Agreement is earlier terminated in accordance with the provisions hereof.
(b)	A Party shall have the right to terminate this Agreement immediately upon written notice to the other Party in any of the following circumstances:
(1)	any representation or warranty made by the other Party in this Agreement shall be incorrect in any material respect and shall not have been corrected within thirty (30) Business Days after written notice thereof has been given to such other Party;
(2)	the other Party shall default in the performance of any material obligation or undertaking under this Agreement and such default shall continue for thirty (30) Business Days after written notice thereof has been given to such other Party;
(3)	the other Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official or to any involuntary case or such proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

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(4)	an involuntary case or other proceeding, whether pursuant to banking regulations or otherwise, shall be commenced against the other Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property or an order for relief shall be entered against either Party under the federal bankruptcy laws as now or hereafter in effect;
(5)	there is a materially adverse change in the financial condition of the other Party, as determined by the terminating party in good faith and in its commercially reasonable judgment; or
(6)	either Party has terminated the Loan Account Program Agreement and any applicable notice period provided in the Loan Account Program Agreement has expired.
(c)	In addition to the foregoing termination rights, Bank may terminate this Agreement immediately upon written notice to Company (i) if Company defaults on its obligation to make a payment to Bank as provided in Section 2 of this Agreement and fails to cure such default within one (1) Business Day of receiving notice of such default from Bank; (ii) if Company defaults on its obligation to make a payment to Bank as provided in Section 2 of this Agreement more than once in any three (3) month period; or (iii) if Company fails to maintain the Required Balance in the Collateral Account as required by Section 32 of this Agreement.
(d)	The termination of this Agreement either in part or in whole shall not discharge any Party from any obligation incurred prior to such termination, including any obligation with respect to Loan Accounts sold prior to such termination.
(e)	Following the termination of this Agreement, Company shall purchase any Loan Accounts established by Bank under the Loan Account Program Agreement prior to and on the date of termination of the Loan Account Program Agreement that have not already been purchased by Company.
(f)	The terms of this Section 9 shall survive the expiration or earlier termination of this Agreement.
10. Confidentiality.
(a)	Each Party agrees that Confidential Information of the other Party shall be used by such Party solely in the performance of its obligations and exercise of its rights pursuant to the Program Documents. Except as required by Applicable Laws or legal process, neither Party (the “Restricted Party”) shall disclose Confidential Information of the other Party to third parties; provided, however, that the Restricted Party may disclose Confidential Information of the other Party (i) to the Restricted Party’s Affiliates, agents, representatives or subcontractors for the sole purpose of fulfilling the Restricted Party’s obligations under this Agreement (as long as the Restricted Party exercises reasonable efforts to prohibit any further disclosure by its Affiliates, agents, representatives or subcontractors), provided that in all events, the Restricted Party shall be responsible for any breach of the confidentiality obligations hereunder by and of its Affiliates, agents (other than Company as agent for Bank), representatives or subcontractors, (ii) to the Restricted Party’s auditors, accountants and other professional advisors, or to a Regulatory Authority, or (iii) to any other third party as mutually agreed by the Parties.

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(b)	A Party’s Confidential Information shall not include information that:
(1)	is generally available to the public;
(2)	has become publicly known, without fault on the part of the Party who now seeks to disclose such information (the “Disclosing Party”), subsequent to the Disclosing Party acquiring the information;
(3)	was otherwise known by, or available to, the Disclosing Party prior to entering into this Agreement; or
(4)	becomes available to the Disclosing Party on a non-confidential basis from a Person, other than a Party to this Agreement, who is not known by the Disclosing Party after reasonable inquiry to be bound by a confidentiality agreement with the non-Disclosing Party or otherwise prohibited from transmitting the information to the Disclosing Party.
(c)	Upon written request or upon the termination of this Agreement, each Party shall return to the other Party all Confidential Information of the other Party in its possession that is in written form, including by way of example, but not limited to, reports, plans, and manuals; provided, however, that either Party may maintain in its possession all such Confidential Information of the other Party required to be maintained under Applicable Laws relating to the retention of records for the period of time required thereunder.
(d)	In the event that a Restricted Party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information of the other Party, the Restricted Party will provide the other Party with prompt notice of such request(s) so that the other Party may seek an appropriate protective order or other appropriate remedy and/or waive the Restricted Party’s compliance with the provisions of this Agreement. In the event that the other Party does not seek such a protective order or other remedy, or such protective order or other remedy is not obtained, or the other Party grants a waiver hereunder, the Restricted Party may furnish that portion (and only that portion) of the Confidential Information of the other Party which the Restricted Party is legally compelled to disclose and will exercise such efforts to obtain reasonable assurance that confidential treatment will be accorded any Confidential Information of the other Party so furnished as the Restricted Party would exercise in assuring the confidentiality of any of its own confidential information.
(e)	The terms of this Section 10 shall survive the expiration or earlier termination of this Agreement.

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11. Indemnification.
(a)	Bank agrees to indemnify and hold harmless Company and its Affiliates, and the officers, directors, members, employees, representatives, shareholders, agents and attorneys of such entities (the “Company Indemnified Parties”) from and against any and all claims, actions, liability, judgments, damages, costs and expenses, including reasonable attorneys’ fees (“Losses”), that may arise from (i) the gross negligence, willful misconduct or breach of any of Bank’s obligations or undertakings under this Agreement by Bank, or (ii) violation by Bank of any Utah or federal banking law specifically applicable to Bank’s operations that do not relate to Applicable Laws regarding consumer protection, consumer lending, usury, loan collection, anti-money laundering or privacy.
(b)	Company agrees to indemnify and hold harmless Bank and its Affiliates, and the officers, directors, employees, representatives, shareholders, agents and attorneys of such entities (the “Bank Indemnified Parties”) from and against any and all Losses that may arise from Company’s participation in the Program as contemplated by the Program Documents (including Losses arising from a violation of Applicable Law or a breach by Company or its agents or representatives of any of Company’s obligations or undertakings under the Program Documents), unless such Loss results from (i) the gross negligence or willful misconduct of Bank, (ii) a breach by Bank of any of Bank’s representations, obligations or undertakings under the Program Documents, or (iii) a violation by Bank of any Utah or federal banking law specifically applicable to Bank’s operations that do not relate to Applicable Laws regarding consumer protection, consumer lending, usury, loan collection, anti-money laundering or privacy.
(c)	The Company Indemnified Parties and the Bank Indemnified Parties are sometimes referred to herein as the “Indemnified Parties,” and Company or Bank, as indemnitor hereunder, is sometimes referred to herein as the “Indemnifying Party.”
(d)	Any Indemnified Party seeking indemnification hereunder shall promptly notify the Indemnifying Party, in writing, of any notice of the assertion by any third party of any claim or of the commencement by any third party of any legal or regulatory proceeding, arbitration or action, or if the Indemnified Party determines the existence any such claim or the commencement by any third party of any such legal or regulatory proceeding, arbitration or action, whether or not the same shall have been asserted or initiated, in any case with respect to which the Indemnifying Party is or may be obligated to provide indemnification (an “Indemnifiable Claim”), specifying in reasonable detail the nature of the Loss, and, if known, the amount, or an estimate of the amount, of the Loss, provided that failure to promptly give such notice shall only limit the liability of the Indemnifying Party to the extent of the actual prejudice, if any, suffered by such Indemnifying Party as a result of such failure. The Indemnified Party shall provide to the Indemnifying Party as promptly as practicable thereafter information and documentation reasonably requested by such Indemnifying Party to defend against the claim asserted.

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(e)	The Indemnifying Party shall have thirty (30) days after receipt of any notification of an Indemnifiable Claim (a “Claim Notice”) to notify the Indemnified Party of the Indemnifying Party’s election to assume the defense of the Indemnifiable Claim and, through counsel of its own choosing, and at its own expense, to commence the settlement or defense thereof and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith if such cooperation is so requested and the request is reasonable; provided that the Indemnifying Party shall hold the Indemnified Party harmless from all its reasonable out-of-pocket expenses, including reasonable attorneys’ fees incurred in connection with the Indemnified Party’s cooperation. If the Indemnifying Party assumes responsibility for the settlement or defense of any such claim, (i) the Indemnifying Party shall permit the Indemnified Party to participate at its expense in such settlement or defense through counsel chosen by the Indemnified Party (subject to the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed); provided that, in the event that both the Indemnifying Party and the Indemnified Party are defendants in the proceeding and the Indemnified Party shall have reasonably determined and notified the Indemnifying Party that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the fees and expenses of one such counsel for all Indemnified Parties in the aggregate shall be borne by the Indemnifying Party; and (ii) the Indemnifying Party shall not settle any Indemnifiable Claim without the Indemnified Party’s consent, which consent shall not be unreasonably withheld or delayed for any reason if the settlement involves only the payment of money, and which consent may be withheld for any reason if the settlement involves more than the payment of money, including any admission by the Indemnified Party. So long as the Indemnifying Party is reasonably contesting any such Indemnifiable Claim in good faith, the Indemnified Party shall not pay or settle such claim without the Indemnifying Party’s consent, which consent shall not be unreasonably withheld or delayed.
(f)	If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, or if the Indemnifying Party fails to contest vigorously any such Indemnifiable Claim, the Indemnified Party shall have the right, upon notice to the Indemnifying Party, to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided that the Indemnified Party shall notify the Indemnifying Party prior thereto of any compromise or settlement of any such Indemnifiable Claim. No action taken by the Indemnified Party pursuant to this subsection 1 l(f) shall deprive the Indemnified Party of its rights to indemnification pursuant to this Section II.
(g)	The terms of this Section 11 shall survive the expiration or earlier termination of this Agreement.

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12. Assignment. This Agreement and the rights and obligations created under it shall be binding upon and inure solely to the benefit of the Parties and their respective successors, and permitted assigns. Neither Party shall not be entitled to assign or transfer any rights or obligations under this Agreement without the prior written consent of the other Party. No assignment under this section shall relieve a Party of its obligations under this Agreement.
13. Third Party Beneficiaries. Nothing contained herein shall be construed as creating a third-party beneficiary relationship between either Party and any other Person.
14. Proprietary Material. The Bank hereby provides Company with a non-exclusive right and non assignable license to use and reproduce the Bank’s name, logo, registered trademarks and service marks (collectively “Proprietary Material”) as necessary to fulfill each Party’s obligations under this Agreement; provided, however, that (a) Company shall obtain Bank’s prior written approval for the use of Proprietary Material and such use shall at all times comply with written instructions provided by Bank regarding the use of its Proprietary Material; and (b) Company acknowledges that, except as specifically provided in this Agreement, it will acquire no interest in Bank’s Proprietary Material. Upon termination of this Agreement, Company will cease using Bank’s Proprietary Material.
15. Notices. All notices and other communications that are required or may be given in connection with this Agreement shall be in writing and shall be deemed received (a) on the day delivered, if delivered by hand; (b) or the day transmitted, if transmitted by facsimile or e-mail with receipt confirmed; or (c) three (3) Business Days after the date of mailing to the other party, if mailed first-class mail postage prepaid, at the following address, or such other address as either party shall specify in a notice to the other:

To Bank:	WebBank 6440 S. Wasatch Blvd. Suite 300 Salt Lake City, UT 84121 Attn: Gerry Smith E-mail Address: gerry@webbank.com Telephone: (801) 993-5001 Facsimile: (801) 993-5015

To Company:	LendingClub Corporation
440 N. Wolfe Road
Sunnyvale, CA 94085
Attn: Renaud Laplanche, Chief Executive Officer
E-mail Address: rlaplanche@lendingclub.com
Telephone: (408) 524-3065
Facsimile: (408) 716-3092

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With Copy To:	LendingClub Corporation 440 N. Wolfe Road Sunnyvale, CA 94085 Attn: John Donovan, Chief Operating Officer E-mail Address: jdonovan@lendingclub.com Telephone: (408) 524-3068 Facsimile: (408) 716-3092
16. Relationship of Parties. Bank and Company agree that in performing their responsibilities pursuant to this Agreement, they are in the position of independent contractors. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partner or joint venturer or any association for profit between and among Bank and Company.
17. Retention of Records. Any Records with respect to Loan Accounts purchased by Company pursuant hereto retained by Bank shall be held as custodian for the account of Bank and Company as owners thereof. Bank shall provide copies of Records to Company upon reasonable request of Company.
18. Agreement Subject to Applicable Laws. If (a) either Party has been advised by legal counsel of a change in Applicable Laws or any judicial decision of a court having jurisdiction over a Party or any interpretation of a Regulatory Authority that, in the view of such legal counsel, would have a materially adverse effect on the rights or obligations of such Party under this Agreement or the financial condition of such Party, (b) either Party shall receive a request of any Regulatory Authority having jurisdiction over such Party, including any letter or directive of any kind from any such Regulatory Authority, that prohibits or restricts such Party from carrying out its obligations under this Agreement, or (c) either Party has been advised by legal counsel that there is a material risk that such Party’s or the other Party’s continued performance under this Agreement would violate Applicable Laws, then the affected Party shall provide written notice to the other Party of such advisement or request and the Parties shall meet and consider in good faith any modifications, changes or additions to the Program or the Program Documents that may be necessary to eliminate such result. Notwithstanding any other provision of the Program Documents, including Section 9 hereof, if the Parties are unable to reach agreement regarding such modifications, changes or additions to the Program or the Program Documents within ten (10) Business Days after the Parties initially meet, either Party may terminate this Agreement upon five (5) days’ prior written notice to the other Party. A Party shall be able to suspend performance of its obligations under this Agreement, or require the other Party to suspend its performance of its obligations under this Agreement, upon providing the other Party with advance written notice, if any event described in subsection 18(a), (b) or (c) above occurs.

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19. Expenses. Each Party shall bear the costs and expenses of performing its obligations under this Agreement, unless expressly provided otherwise in the Program Documents. Each Party shall be responsible for payment of any federal, state, or local taxes or assessments associated with the performance of its obligations under this Agreement. Company shall reimburse Bank for all third party bank fees incurred by Bank in connection with the performance of this Agreement, Company shall pay for Bank’s legal fees and expenses incurred in the due diligence, negotiation and drafting of the Program Documents. Bank acknowledges receipt of [*] dollars ($[*]) as an advance toward such legal fees and expenses. Company acknowledges that Bank will present to Company periodic invoices reflecting legal fees and expenses actually incurred, and will deduct such amounts from the advance. Should the balance of the advance fall below [*] dollars ($[*]), Company shall replenish the advance with an amount to be determined by Bank. Within ten (10) days after receipt of an invoice from Bank, Company shall reimburse Bank for the monthly costs associates with the transfer of funds from the Collateral Account to Company.
20. Examination. Each Party agrees to submit to any examination that may be required by a Regulatory Authority having jurisdiction over the other Party, during regular business hours and upon reasonable prior notice.
21. Inspection; Reports. Each Party, upon reasonable prior notice from the other Party, agrees to submit to an inspection of its books, records, accounts, and facilities relevant to the Program, from time to time, during regular business hours subject, in the case of Bank, to the duty of confidentiality it owes to its customers and banking secrecy and confidentiality requirements otherwise applicable under Applicable Laws. All expenses of inspection shall be borne by the Party conducting the inspection. Notwithstanding the obligation of each Party to bear its own expenses of inspection, Company shall reimburse Bank for reasonable out of pocket expenses incurred by Bank in the performance of quarterly, on site reviews of Company’s financial condition, operations and internal controls, not to exceed the maximum amount per visit of [*] dollars ($[*]).
22. Governing Law; Waiver of Jury Trial. Except as preempted or controlled by federal law, this Agreement shall be interpreted and construed in accordance with the laws of the State of Utah, without giving effect to the rules, policies, or principles thereof with respect to conflicts of laws. THE PARTIES HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING HEREUNDER.
23. Manner of Payments. Unless the manner of payment is expressly provided herein, all payments under this Agreement shall be made by ACH transfer to the bank accounts designated by the respective Parties. Notwithstanding anything to the contrary contained herein, neither Party shall be excused from making any payment required of it under this Agreement as a result of a breach or alleged breach by the other Party of any of its obligations under this Agreement or any other agreement, provided that the making of any payment hereunder shall not constitute a waiver by the Party making the payment of any rights it may have under the Program Documents or by law.
24. Brokers. Neither Party has agreed to pay any fee or commission to any agent, broker, finder, or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions contemplated hereby that would give rise to any valid claim against the other Party for any brokerage commission or finder’s fee or like payment.

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25. Entire Agreement. The Program Documents, including exhibits, constitute the entire agreement between the Parties with respect to the subject matter thereof, and supersede any prior or contemporaneous negotiations or oral or written agreements with regard to the same subject matter.
26. Amendment and Waiver. This Agreement may not be amended orally, but only by a written instrument signed by all Parties. The failure of any Party to require the performance of any term of this Agreement or the waiver by any Party of any default under this Agreement shall not prevent a subsequent enforcement of such term and shall not be deemed a waiver of any subsequent breach. All waivers must be in writing and signed by the Party against whom the waiver is to be enforced.
27. Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction, shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions hereof in such jurisdiction or rendering such provision or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.
28. Interpretation. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments thereto, and the same shall be construed neither for nor against either Party, but shall be given a reasonable interpretation in accordance with the plain meaning of its terms and the intent of the Parties.
29. Jurisdiction; Venue. The Parties consent to the personal jurisdiction and venue of the federal and state courts in Salt Lake City, Utah for any court action or proceeding. The terms of this Section 29 shall survive the expiration or earlier termination of this Agreement.
30. Headings. Captions and headings in this Agreement are for convenience only and are not to be deemed part of this Agreement.
31. Counterparts. This Agreement may be executed and delivered by the Parties in any number of counterparts, and by different parties on separate counterparts, each of which counterpart shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.
32. Collateral Account.
(a)	Establishment of Collateral Account. On the Effective Date, Company shall provide Bank with [*] dollars ($[*]) as cash collateral for Company’s obligations under this Agreement. Bank shall deposit such amount in a deposit account (“Collateral Account”) at Bank. The Collateral Account shall be a segregated deposit account that shall hold only the funds provided by Company to Bank as collateral. At all times, Company shall maintain funds in the Collateral Account equal to the product of (i) [*] multiplied by (ii) [*], (the “Required Balance”). The Required Balance shall be calculated monthly as of the first day of each month during the Term. In the event the actual balance in the Collateral Account is less than the Required Balance, Company shall, within one (1) Business Day following notice of such deficiency, make a payment into the Collateral Account in an amount equal to the difference between the Required Balance and the actual balance in such account.

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(b)	Security Interest. To secure Company’s obligations under this Agreement, Company hereby grants Bank a security interest in the Collateral Account and the funds therein or proceeds thereof, and agrees to take such steps as Bank may reasonably require to perfect or protect such first priority security interest. Bank shall have all of the rights and remedies of a secured party under Applicable Laws with respect to the Collateral Account and the funds therein or proceeds thereof, and shall be entitled to exercise those rights and remedies in its discretion.
(c)	Interest. The Collateral Account shall be a money market deposit account and shall bear interest. The annual interest rate shall be adjusted monthly as of the first day of each month during the Term, and shall be equal to the greater of (i) [*] on such date, less [*]%); or (ii) [*] percent ([*]%). The interest shall be paid monthly and shall be computed based on the average daily balance of the Collateral Account for the prior month. Company shall be entitled to any interest paid on the Collateral Account, and Bank shall forward to Company such interest no less frequently than quarterly.
(d)	Withdrawals.
(1)	Without limiting any other rights or remedies of Bank under this Agreement, Bank shall have the right to withdraw amounts from the Collateral Account to fulfill any payment obligations of Company under this Agreement or the Loan Account Program Agreement on which Company has defaulted, either during the Term or following termination of either of the aforementioned agreements.
(2)	Company shall not have any right to withdraw amounts from the Collateral Account. In the event the actual balance in the Collateral Account is more than the Required Balance calculated for a particular month, then, within one (1) Business Day after the Required Balance is calculated, at Company’s option, Company may provide to Bank a report setting forth the calculation for the Required Balance and the extent to which the actual amount held in the Collateral Account at such time exceeds the Required Balance. Within two (2) Business Days after receipt of such a report from Company, Bank shall withdraw from the Collateral Account any amount held therein that exceeds the Required Balance as of the date of such report and pay such amount to an account designated by Company.

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(e)	Termination of Collateral Account. Bank shall release any funds remaining in the Collateral Account forty-five (45) days after the latter of termination of this Agreement or, if the Loan Account Program Agreement terminates pursuant to Section 11 (e) thereof, the end of the period described in Section 1 l(f) thereof.
(f)	Survival. This Section 32 shall survive the expiration or termination of this Agreement.
[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the date first written above.
WEBBANK

By:	/s/ Gerry J. Smith Name: Gerry J. Smith
Title: President / CEO

LENDINGCLUB CORPORATION

By:	/s/ Renaud Laplanche Name: Renaud Laplanche
Title: CEO

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Schedule 1
Definitions
(a) “ACH” means Automated Clearinghouse.
(b) “Affiliate” means, with respect to a Party, a Person who directly or indirectly controls, is controlled by or is under common control with the Party. For the purpose of this definition, the term “control” (including with correlative meanings, the terms controlling, controlled by and under common control with) means the power to direct the management or policies of such Person, directly or indirectly, through the ownership of twenty-five percent (25%) or more of a class of voting securities of such Person.
(c) “Agreement” means this Loan Sale Agreement.
(d) “Applicable Laws” means all federal, state and local laws, statutes, regulations and orders applicable to a Party or relating to or affecting any aspect of the Program (including, without limitation, the Loan Accounts), and all requirements of any Regulatory Authority having jurisdiction over a Party, as any such laws, statutes, regulations, orders and requirements may be amended and in effect from time to time during the term of this Agreement.
(e) “Bank Indemnified Parties” shall have the meaning set forth in subsection 11(b).
(f) “Borrower” means a Person for whom Bank has established a Loan Account and/or who is liable, jointly or severally, for amounts owing with respect to a Loan Account.
(g) “Business Day” means any day, other than (i) a Saturday or Sunday, or (ii) a day on which banking institutions in the State of Utah are authorized or obligated by law or executive order to be closed.
(h) “Claim Notice” shall have the meaning set forth in subsection 1l(e).
(i) “Closing Date” means each date on which Company pays Bank the Purchase Price for a Loan Account and, pursuant to Section 2 hereof, acquires such Loan Account from Bank. The Closing Date for Loan Accounts listed on a Funding Statement shall be the Funding Date for such Funding Statement.
(j) “Collateral Account” has the meaning set forth in subsection 32(a).
(k) “Company Indemnified Parties” shall have the meaning set forth in subsection 1l(a).
(1) “Confidential Information” means the terms and conditions of this Agreement, and any proprietary information or non-public information of a Party, including a Party’s proprietary marketing plans and objectives, that is furnished to the other Party in connection with this Agreement.

(m) “Disclosing Party” shall have the meaning set forth in subsection 10(b)(2).
(n) “Effective Date” shall have the meaning set forth in the introductory paragraph of this Agreement.
(o) “Indemnifiable Claim” shall have the meaning set forth in subsection 11(d).
(p) “Insolvent” means the failure to pay debts in the ordinary course of business, the inability to pay its debts as they come due or the condition whereby the sum of an entity’s debts is greater than the sum of its assets.
(q) “Loan Account” means an consumer installment loan account established by Bank pursuant to the Loan Account Program Agreement. For purposes of this Agreement, each Loan Account includes, without limitation, all rights of Bank to payment under the applicable Loan Account Agreement with such Borrower.
(r) “Loan Account Agreement” means the document containing the terms and conditions of a Loan Account including all disclosures required by Applicable Law.
(s) “Loan Account Program Agreement” means that Loan Account Program Agreement, dated as of October 31, 2007, between Company and Bank, pursuant to which the Parties agreed to promote and operate an installment loan program.
(t) “Losses” shall have the meaning set forth in subsection 11(a).
(u) “Party” means either Company or Bank and “Parties” means Company and Bank.
(v) “Person” means any legal person, including any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity, or other entity of similar nature.
(w) “Program” means the consumer installment loan program contemplated by the Program Documents pursuant to which Bank will establish Loan Accounts and disburse Loan Proceeds to Borrowers.
(x) “Program Documents” means the Loan Account Program Agreement and this Agreement.
(y) “Proprietary Material” shall have the meaning set forth in subsection 14.
(z) “Purchase Price” means the principal amount of the Loan Proceeds disbursed pursuant to each Loan Account.

(aa) “Records” means any Loan Account Agreements, applications, change-of-terms notices, credit files, credit bureau reports, transaction data, records, or other documentation (including computer tapes, magnetic files, and information in any other format).
(bb) “Regulatory Authority” means any federal, state or local regulatory agency or other governmental agency or authority having jurisdiction over a Party and, in the case of Bank, shall include, but not be limited to, the Utah Department of Financial Institutions and the Federal Deposit Insurance Corporation.
(cc) “Required Balance” shall have the meaning set forth in Section 32(a).
(dd) “Restricted Party” shall have the meaning set forth in subsection 10(a).

Exhibit 10.13
4/30/2008
FIRST AMENDMENT TO LOAN ACCOUNT PROGRAM AGREEMENT
This FIRST AMENDMENT TO LOAN ACCOUNT PROGRAM AGREEMENT (“Amendment”) is made and entered into as of April 30, 2008 (the “Amendment Effective Date”) by and between WEBBANK (“Bank”) and LENDINGCLUB CORPORATION (“Company”).
WHEREAS, Bank and Company are parties to that certain Loan Account Program Agreement dated as of December 10, 2007 (the “Agreement”); and
WHEREAS, pursuant to Section 23 of the Agreement, Bank and Company desire to amend and modify the Agreement as set forth in this Amendment.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises set forth herein, the parties hereby agree as follows:
1. Definitions. Unless otherwise defined herein, all capitalized terms used in this Amendment will have the meanings ascribed to them in the Agreement.
2. Annual Certification of Compliance. Section 31 of the Agreement is deleted in its entirety and the following new section 31 is inserted in lieu thereof:
“31. Compliance with Applicable Laws: Program Compliance Manual. Company shall comply with Applicable Laws and the Program Compliance Manual in its performance of this Agreement, including Loan Account solicitation, Application processing and preparation of Loan Account Agreements and other Loan Account documents. Except as required by Applicable Law, Company may not amend or otherwise modify the Program Compliance Manual without the prior written consent of Bank, which consent shall not be unreasonable withheld or delayed. A copy of the Program Compliance Manual is attached hereto as Exhibit G. Without limiting the foregoing, Company shall:
(a) apply to all Applicants customer identification procedures that comply with Section 326 of the USA PATRIOT Act of 2001 (“Patriot Act”) and the implementing regulations applicable to Bank (31 C.F.R. § 103.121);
(b) retain for five (5) years after a Loan Account is purchased from Bank, and deliver to Bank upon request: (i) the Applicant’s name, address, social security number, and date of birth obtained pursuant to such customer identification procedures; (ii) a description of the methods and the results of any measures undertaken to verify the identity of the Applicant; and (iii) a description of the resolution of any substantive discrepancy discovered when verifying the identifying information obtained;
(c) screen all Applicants against the Office of Foreign Assets Control list of Specially Designated Nationals and Blocked Persons, and reject any Applicant whose name appears on such list and notify Bank thereof;
(d) monitor, identify and report to Bank any suspicious activity that meets the thresholds for submitting a Suspicious Activity Report under the Bank Secrecy Act and the implementing regulations applicable to Bank (31 C.F.R. § 103.18);
(e) implement an anti-money laundering program to assist Bank in its compliance with Section 352 of the Patriot Act and the implementing regulations applicable to Bank (31 C.F.R. § 103.120);
(f) in addition to the information retained pursuant to subsection (b) above, retain the account number identifying a Borrower’s Loan Account for at least one (1) year after purchasing the Borrower’s Loan Account from Bank;

(g) upon receipt of a government information request forwarded by Bank to Company, (i) compare the names on such government list provided by Bank with the names, addresses, and social security numbers of Borrowers for all Loan Accounts purchased from Bank within the prior twelve (12) months, and (ii) within one (1) week of receipt of such an information request, deliver to Bank a certification of completion of such a records search, which shall indicate whether Company located a name, address: or social security number match and, if so, shall provide for any such match: the name of the Borrower, the account number identifying the Borrower’s Loan Account, and the Borrower’s social security number, date of birth, address, or other similar identifying information provided by the Borrower, to assist Bank in its compliance with Section 314(a) of the Patriot Act and the implementing regulations applicable to Bank (31 C.F.R. § 103.100); and
(h) provide to Bank electronic copies of the information retained pursuant to subsections (b) and (g) above as mutually agreed to by the Parties, immediately upon request.
Company will also provide to Bank an annual certification letter that it is complying with its obligations under this section. Bank will comply with any reporting requirements of the Utah Department of Financial Institutions or the FDIC applicable to Bank’s performance of this Agreement.”
3. Effect of Amendment. This Amendment is hereby incorporated into and made a part of the Agreement. Except as amended by this Amendment, all terms and provisions of the Agreement shall continue and remain in full force and effect and binding upon the parties.
4. Headings. Captions and headings in this Amendment are for convenience only, and are not to be deemed part of this Amendment.
5. Governing Law. This Amendment shall be interpreted and construed in accordance with the laws of the State of Utah, without giving effect to the rules, policies, or principles thereof with respect to conflict of laws.
6. Counterparts. This Amendment may be executed and delivered by the Parties in any number of counterparts, and by different parties on separate counterparts, each of which counterpart shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.
IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the Amendment Effective Date.
WEBBANK

By:	/s/ Gerry J. Smith Name: Gerry J. Smith
Title: President / CEO

LENDINGCLUB CORPORATION

By:	/s/ John Donovan Name: John Donovan
Title: COO

2

Exhibit 10.14
Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
SECOND AMENDMENT TO LOAN ACCOUNT PROGRAM AGREEMENT
AND FIRST AMENDMENT TO LOAN SALE AGREEMENT
THIS SECOND AMENDMENT TO THE LOAN ACCOUNT PROGRAM AGREEMENT AND FIRST AMENDMENT TO THE LOAN SALE AGREEMENT (this “Amendment”) is entered into as of the 8th day of October, 2008 by and between WEBBANK, a Utah-chartered industrial bank having its principal location in Salt Lake City, Utah (“Bank”), and LENDINGCLUB CORPORATION, a Delaware corporation, having its principal location in Sunnyvale, California (“Company”).
Recitals
A. Bank and Company have entered into that certain Loan Account Program Agreement dated as of December 10, 2007 (as the same may from time to time be amended, modified, supplemented or restated, the “Program Agreement”), together with the associated Loan Sale Agreement dated as of the same date (as amended, modified, supplemented or restated, the “Loan Sale Agreement”).
B. Through this Amendment, Bank and Company desire to amend the Program Agreement and the Loan Sale Agreement to incorporate a revised process for the payment of certain loan origination fees paid by Borrowers participating in the Program.
Agreement
Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
1. Definitions. Capitalized terms used but not defined in this Amendment have the meanings given to them in the Program Agreement or, if not defined in the Program Agreement, such terms have the meanings given to them in the Loan Sale Agreement.
2. Amendments to Program Agreement.
2.1 Section 7(a). Section 7 is hereby amended by deleting subsection (a) in its entirety and replacing it with the following:
(a)
Company will provide a Funding Statement to Bank by e-mail or as otherwise mutually agreed by the Parties by 12:00 p.m. Mountain Time on each Funding Date. Each Funding Statement shall identify those Applicants whose Applications satisfy the requirements of the Credit Policy and with respect to whom Company requests that Bank establish Loan Accounts, and provide the amount of Loan Proceeds and instructions for the disbursement of all Loan Proceeds to be disbursed by Bank on such Funding Date. The Funding Statement shall also set forth the amount of Consumer Origination Fees due to Company on such Funding Date. The Funding Statement shall be in the form of Exhibit E.

2.2	Section 7(d). Section 7 is hereby amended by adding the following new subsection (d):
(d)
Simultaneously with the disbursement of the associated Loan Proceeds, Bank shall remit to Company the Consumer Origination Fees in accordance with the instructions set forth on each Funding Statement. Bank’s obligation to remit Consumer Origination Fees to Company is subject to the satisfaction of the conditions precedent set forth in Section 7(c) above immediately prior to each remittance of Consumer Origination Fees.

2.3 Schedule 1, Definitions.
(a) Schedule 1 is hereby amended by deleting sections (s), (t), and (w) in their entirety and replacing them with the following:
(s)
“Funding Account” means an account owned by Bank and held at the Funding Institution against which wire transfers or ACH transfers are settled for the payment of Loan Proceeds to Borrowers and Consumer Origination Fees to Company.

(t)
“Funding Amount” means the aggregate amount of (i) all Loan Proceeds to be disbursed by Bank to Borrowers on each Funding Date, and (ii) all Consumer Origination Fees to be paid by Bank to Company on each Funding Date, as the same are listed on a Funding Statement.

(w)
“Funding Statement” means the statement prepared by Company in the form of Exhibit E on a Business Day that contains (i) a list of all Applicants who meet the eligibility criteria set forth in the Credit Policy, for whom Bank is requested to establish Loan Accounts; (ii) the computation of the Loan Proceeds and all information necessary for the transfer of Loan Proceeds from the Funding Account to the accounts designated by the corresponding Borrowers, including depository institution names, routing numbers and account numbers; (iii) the computation of the Consumer Origination Fees owed to Company; and (iv) such other information as shall be reasonably requested by Bank and mutually agreed to by the Parties.

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(b) Schedule 1 is hereby amended by adding the following new definition:
“Consumer Origination Fee” means the fee charged by Company to Borrowers and deducted from the Loan Proceeds disbursed by Bank to Borrowers, as disclosed to Borrowers in the Consumer Finance Materials.
3. Revised Exhibits. Company and Bank hereby approve the revised forms of Exhibits B, C, D and E to the Loan Program Agreement attached hereto.
4. Amendments to Loan Sale Agreement.
4.1 Section 2(d). Section 2 is hereby amended by deleting subsection (d) in its entirety and replacing it with the following:
(d)
Within five (5) days after the end of each calendar month, Company shall pay Bank a monthly service fee equal to the greater of (i) the product of [*] multiplied by [*], or (ii) $[*] in months [*] of the Initial Term; $[*] in months [*] of the Initial Term; $[*] in months [*] of the Initial Term; and $[*] in months [*] of the Initial Term.

[*]
4.2 Schedule 1, Definitions. Schedule 1 is hereby amended by deleting section (z) in its entirety and replacing it with the following:
(z)	“Purchase Price” means the principal amount of the Loan Proceeds disbursed and the amount of Consumer Origination Fees paid to Company for each Loan Account.
5. Limitation of Amendment.
5.1 The Amendment shall be limited precisely as written and shall not be deemed to be a consent to any amendment, waiver or modification of any other term or condition of the Program Agreement or Loan Sale Agreement.
5.2 This Amendment shall be construed in connection with and as part of the Program Agreement and Loan Sale Agreement and all terms, conditions, representations, warranties, covenants and agreements set forth in the Program Agreement and Loan Sale Agreement are hereby ratified and confirmed and shall remain in full force and effect.
5.3 In the event of any conflict or inconsistency between this Amendment and the terms of the Program Agreement or the Loan Sale Agreement, the terms of this Amendment shall be controlling, but such documents shall not otherwise be affected or the rights therein impaired.

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6. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
7. Effectiveness. This Amendment shall be deemed effective upon the due execution and delivery to Bank and Company of this Amendment by each party hereto.
8. Governing Law. This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Utah.
[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have entered into this Amendment on the date set forth above.

WEBBANK

By:	/s/ Jason C. Lloyd Name: Jason C. Lloyd
Title: SVP, Strategic Partnerships

LENDINGCLUB CORPORATION

By:	/s/ Renaud Laplanche Name: Renaud Laplanche
Title: CEO
[Signature Page to Second Amendment to Program Agreement and First Amendment to Loan Sale Agreement]

Exhibit B
Credit Policy

WebBank
Person-to-Person Credit Policy

Section No.: 700
Policy No.: 711
Current Approval Date: September 17, 2008
Last Revision Date: January 23, 2008
WebBank
LendingClub Person-to-Person Credit Policy
Person-To-Person Lending Overview
Peer-to-peer lending is a means by which borrowers and lenders may transact business without the traditional intermediaries. It can also be known as Social Lending using the internet.
Internet is the enabling technology for peer-to-peer lending has been the internet, where peer-to-peer lending appears in two primary variations: an “online marketplace” model and a “family and friend” model.
Theory of Person-To-Person Lending
The theory is that people will be more likely to repay their obligations if the reputation of their group is at stake. Anyone (who qualifies with a verifiable name, bank account and Social Security number) can start a group or join an existing group that matches their interests or philosophy.
Credit Policy
1.	Lending Club Credit Policy Committee (CPC)
a.	Responsibilities
i.	Review Credit Performance

ii.	Establish and Revise Risk Grade Categories

iii.	Establish and Revise Interest Rate Categories

iv.	Review & Update Credit Policies

v.	Recommend changes in policies to WebBank Loan Committee and Board
b.	Policy Exceptions
i.	Any deviations from this WebBank approved policy must be approved by the chief credit officer or the senior underwriter at WebBank where the amount under consideration exceeds $25,000.
ii.	The president of the WebBank can appoint secondary personal to approve exceptions in the absence of the chief credit officer and/or the senior underwriter.
2.	Loan Application Information Requirement
a.	Basic Information
Customer’s general information will be collected including: name, address, social security number, birth date, email address, phone numbers, income, employment, and affiliation relationships (optional).

WebBank
Person-to-Person Credit Policy

b.	Loan Request Information
Borrower will provide the loan amount, length of loan term, and purpose.
c.	Bank Account Information
Borrower will provide at the minimum one valid bank account with corresponding ABA routing number. Lending Club will authenticate account ownership.
d.	Payment Method
Current acceptable payment method includes electronic fund transfer (EFT) via ACH. All ACH fund transfers will require a four (4) business day clearing period to avoid NSF (Non-Sufficient Funds) risk.
In certain instances, wire transfers will be supported.
e.	Information Verification/Authentication
i.	Lending Club, at its sole discretion, reserves the right to require verification for any information submitted at any time. Failure to comply will be grounds of declining the listing of a loan request. Or, for a loan which has already funded, Lending Club may, at its sole discretion, assess a False Information Penalty and/or call the loan immediately due and payable, depending on the severity of the situation.
ii.	Level of verification and authentication requirements is determined by CPC or its delegates.
f.	Non-Credit Based Application Information
i.	Bank Account Verification
1.	A valid bank account with ACH transfer capability will be required for authenticating borrowers.
2.	Lending Club and/or its vendors will verify bank accounts through CPC approved methods.
ii.	Affinity Network Verification
1.	Borrower’s membership in Affinity Groups may be verified per methods determined by Lending Club.
3.	Credit Scoring
a.	Credit Authorization
All Borrowers and Guarantors will be required to digitally sign an electronic authorization for Lending Club to obtain a current (within the acceptable time period as determined by the CPC and approved by WebBank) copy of their respective credit reports both for the processing of the loan request as well as for monitoring or collection efforts associated with the loan.
b.	Credit Bureau Partner
Lending Club will rely upon its approved credit bureau partner(s) to supply the credit scoring and credit report data for Borrowers and Guarantors.

WebBank
Person-to-Person Credit Policy

c.	Credit Score Model
i.	Credit Score
1.	CPC has elected to use the FICO credit score model (as modeled by Fair Isaac Company) from its credit bureau partner(s) (TransUnion, Experian, or Equifax) as the primary credit score model used to categorize loans into Base Risk Grades from lowest risk to highest risk that Lending Club is willing to accept.
2.	In addition to the Base Risk Grades, Lending Club will establish additional sub-grades within each Base Risk Grade using numbers 1 being the lowest risk (best sub-grade) up to the highest risk (worst sub-grade) as determined by CPC.
3.	Any credit score below the minimum acceptable score will be denied from being able to list the loan with Lending Club.
d.	Data Collection & Validation
i.	Lending Club will collect customer performance data to be used for validation of credit policies as well as future model development.
ii.	Lending Club will also collect periodic updates of credit scores for monitoring of active loan portfolio quality and trends.
4.	Risk Grading
a.	Base Risk Grade
i.	Lending Club defines the Base Risk Grade using segmentations of default rate of the associated credit score from the lowest default rate (risk grade of A) up to the highest default rate (risk grade of D) as listed in the Base Risk Grade Categorization Table in Credit Policy IV.b.
ii.	Lending Club will not list a loan request where the Base Risk Grade is below the minimum threshold determined by CPC.
b.	Base Risk Grade Categorization Table

	Below	Sample	Sample	Sample	Sample
	Minimum	Band 1	Band 2	Band 3	Band 4
FICO Score (new customer)*	< 640	640~659	660~679	679~713	714+

*	For all industries
c.	Risk Sub-Grades (Sub-Grade)
i.	Within each Base Risk Grade, a number of Sub-Grades will be created by CPC to further define the risk profile of individual loans with in the Base Risk Grade. Additional Risk Sub-Grades of E1 to G5 are created to accommodate Lending Club’s risk grade modifier system and are not based on default rates as the Sub-Grades from A1 to D5. Please refer to the Sub-Grade Table in Credit Policy IV.d for details.

WebBank
Person-to-Person Credit Policy

d.	Risk Sub-Grade Categorization Table

	Base Risk
FICO Score	Grade	Sub-Grade
770		1
747		2
734	A	3
723		4
714		5
707		1
700		2
693	B	3
686		4
679		5
675		1
671		2
668	C	3
664		4
660		5
656		1
652		2
648	D	3
644		4
640		5
638		1
635		2
632	E	3
629		4
627		5
624		1
621		2
619	F	3
617		4
615		5
614		1
612		2
610	G	3
		4
		5

*	note that Sub-Grades E~G are only available as a result of adding risk grade modifiers. No borrowers below the minimum credit score limit will be accepted except under special Facebook.com credit rules described below in IV.e.

WebBank
Person-to-Person Credit Policy

e.	Special Credit Rules
i.	Facebook.com — A special rule set was developed for Facebook.com, where the users tend to have a shorter credit history. Notwithstanding anything to the contrary in the credit policy, borrowers referred through Facebook will be accepted if they have:
1.	FICO score between 610 and 639 (corresponding to Sub-Grades E1 to G3 in IV.d);
2.	no current delinquencies;
3.	less than 3 delinquencies within the past 24 months; and,
4.	have the oldest credit account age between a minimum of 12 months and a maximum of 60 months.
f.	Overrides
i.	Certain information from the credit profile or loan application warrants manual overrides to the normal Risk Grading process and triggers immediate exclusion from listing of the loan.
1.	Bankruptcy
a.	Bankruptcy is listed on the credit report for ten years. We believe responsible financial management is a pre-requisite for listing the loan. Therefore Lending Club will not accept loan requests with a bankruptcy record within the past seven (7) years in the credit data file.
2.	Derogatory Public Record (unpaid)
a.	A government tax lien will supersede all unsecured creditor claims. An unpaid lien typically indicates that additional liens are forthcoming and greatly increases a Borrower’s risk profile for the loan request. Lending Club will not list a Borrower’s loan request whose credit file has existing liens.
3.	Current Delinquency
a.	Lending Club will exclude from listing the loan requests from Borrowers who has current delinquency(ies).
4.	Collection or Write-Off Account (Other than medical)
a.	Lending Club will exclude from listing the loan requests from Borrowers who have a current or recent collection or write-off account within the past 12 months.
5.	Credit Report Fraud Alert
a.	We will not allow the listing of loan requests from Borrowers whose credit file has an active fraud alert or an extended fraud alert.
6.	Insufficient Credit Experience
a.	Lending Club will deny listing of loan requests from borrowers who have a length of credit history below 12 months. Credit history is established by individual or co-borrower accounts but not authorized-signer accounts.
7.	Waiting Period for Multiple Listings
a.	Lending Club will require a waiting period where we can establish a minimum of six months of satisfactory payment history from a first loan prior to allowing another loan listing by the same borrower.
8.	Insufficient Total Accounts
a.	Lending Club will exclude listings where the total number of accounts, both active and inactive, is less than 4.

WebBank
Person-to-Person Credit Policy

9.	Insufficient Open Accounts
a.	Lending Club will exclude from listing loan requests where the number of open and active accounts is less than 3.
10.	Excessive Recent Credit Inquiries
a.	Lending Club will not allow borrowers with more than 10 credit inquiries in the past six (6) months to list their loan request.
11.	Excessive Credit Utilization
a.	Lending Club will keep borrowers with credit utilization of 100% or more from listing their loan requests.
ii.	Lending Club may also manually review and decline some of the loan listing requests through CPC and/or its delegates.
5.	Debt to Income (DTI)
a.	Income Sources
i.	The primary income source is based solely on the monthly gross income of the Borrower and does not include that of the spouse or other individuals in the household.
ii.	In addition to salary income, only recurring incomes of other types will be considered acceptable income sources.
iii.	Complying with federal regulation, alimony or child support payments to Borrower are not required to be disclosed unless it is desired to have such payments counted toward income.
b.	Income Verification
i.	Lending Club reserves the right to require income verification for every Borrower. Verification may include but is not limited to the following:
1.	Pay stub for the most recent two (2) pay periods covering the past 28 days. If self-employed, the most recent two (2) years signed 1040 tax return with all relevant schedules and associated forms (i.e. W-2 and 1099 Forms). Borrower may supplement this requirement with business tax returns if it can be proven that the borrower has full control of the company and is the owner.
2.	Signed 4506-T form authorizing Lending Club and its agent to obtain past two (2) years of 1040 or 1065 tax returns, W-2 forms, and/or 1099 forms.
3.	Certified financial statements audited by state-licensed CPA.
c.	Debt Payment
i.	Debt Payment Sources
ii.	Borrower’s monthly pre-loan and post-loan debt payment obligations will be calculated based on information available in the credit report and Lending Club system.
iii.	Pre-Loan Debt Payment Calculation
1.	Pre-Loan Debt payment obligation is calculated by aggregating borrower’s monthly revolving and installment payments only (includes monthly payment for any Lending Club loan issued prior to this request), without any mortgages. The resulting number will be the Total Monthly Pre-Loan Debt Payment amount.

WebBank
Person-to-Person Credit Policy

iv.	Post-Loan Debt Payment Calculations
1.	Non-Mortgage Post-Loan Debt Payment is calculated by adding Total Monthly Pre-Loan Debt Payment to the monthly payment amount of the Lending Club loan listing that borrower is requesting. This is the Post-Loan Non-Mortgage Debt Payment.
2.	Total Post-Loan Debt Payment is calculated by the monthly payments from all mortgages to the Post-Loan Non-Mortgage Debt Payment. This is the Total Post-Loan Debt Payment.
d.	DTI (Debt to Income) Ratio Calculation
i.	Pre-Loan DTI (DTI-1) is calculated based on representing the Total Monthly Pre-Loan Debt Payment obligations as a percentage of gross monthly income as determined in Credit Policy V.a & V.c.
ii.	Post-Loan Non-Mortgage DTI (DTI-3) is calculated based on representing the Post-Loan Non-Mortgage Debt Payment obligations as a percentage of gross monthly income as determined in Credit Policy V.a & V.c.
iii.	Post-Loan DTI (DTI-4) is calculated based on representing the Total Post-Loan Debt Payment obligations as a percentage of gross monthly income as determined in Credit Policy V.a & V.c.
e.	DTI Requirement
i.	Lending Club will decline to list any loan request with a Pre-Loan DTI above the maximum Pre-Loan DTI limit as determined and adjusted by CPC from time to time.
ii.	Lending Club will decline to list any loan request with a Post-Loan Non-Mortgage DTI above the maximum Post-Loan Non-Mortgage DTI limit as determined and adjusted by CPC from time to time.
iii.	Lending Club will decline to list any loan request with a Post-Loan DTI above the maximum Post-Loan DTI limit as determined and changed by CPC from time to time.
iv.	Current DTI limits:
1.	DTI-1 — Maximum acceptable DTI-1 is 30%

2.	DTI-3 — Maximum acceptable DTI-3 is 48%
6.	Risk Grade Modifiers
a.	Pre-Loan Debt-To-Income Ratio (DTI-1)
Borrower’s capacity to repay is a primary factor in establishing loan default risk. DTI measures the ability of Borrower’s income to cover debt service. Sub-Grade is adjusted up or down in accordance with the DTI ratio using a grade adjustment system as depicted in the Modifier Table in Credit Policy VI.c.
b.	Guidance Limit Utilization
i.	Guidance Limit is assigned by Lending Club after considering Borrower’s risk profile and loan application as depicted in Guidance Limit Table in Credit Policy VI.b.ii. Based on the Guidance Limit derived from either an external decisioning analytics vendor or internal credit models, Sub-Grade is adjusted up or down by the Loan Amount to Guidance Limit Ratio as depicted in the Modifier Table in Credit Policy VI.c.

WebBank
Person-to-Person Credit Policy

ii.	Guidance Limit Table

Base Risk
Grade	Guidance Limit
A	15,000
B	12,500
C	10,000
D	7,000
E*	4,000
F*	3,000
G*	2,000

*	Guidance limit for Risk Grades E~G are not currently used.

WebBank
Person-to-Person Credit Policy

c.	Channel Modifier
i.	Various channels where Lending Club sources the leads for its loan listing requests may perform differently over time. Risk grade modifiers are used to appropriately reflect such differences in credit risk.
ii.	Credit.com — Based on experiences of higher default and delinquency rate with loans from this channel, Lending Club will add an additional -5 Sub-Grade to loan listings coming from credit.com channel.
d.	Open Accounts
i.	The number of open accounts is an indication of credit experience as well as credit usage behavior. Low numbers indicates lack of sufficient credit experience, while a higher number indicates excessive credit accounts which may lead to over-leverage.
ii.	This is the number of currently active accounts on the borrower’s credit report. This includes all revolving accounts that can be drawn down, along with all installment and mortgage accounts that carries a balance and are not yet paid off.
e.	Recent Credit Inquiries (6 months)
i.	Number of credit inquiries acts as an indication of borrower’s need for additional credit as well as potential fraud. Excessive number of credit inquiries is positively correlated to delinquencies and defaults.
ii.	This is the total number of credit inquiries within the past six (6) months as indicated by Lending Club’s credit bureau partners.
f.	Credit Utilization (%)
i.	Credit utilization helps to identify credit availability from borrowers’ existing credit report. High utilization may indicate potential cash flow uncertainty while a low utilization may be a result of lack of credit experience/usage.
ii.	Credit Utilization is calculated based on total balances owed on revolving accounts divided by the credit limit and/or highest usage on the account.
g.	Credit History Length (months)
i.	Length of credit history is an important identifier of credit risk as the shorter the history, the greater the uncertainty about the behavior of the borrower over time.
ii.	Credit history length is calculated based on the earliest credit account from the borrower’s credit report until the date of the credit report.

WebBank
Person-to-Person Credit Policy

h.	Modifier Table (Changes in Sub-Grade)

Base Risk	DTI
Grade	0%	7%	13%	18%	20%	23%	25%	28%	30%
A~D	0	0	-1	-2	-4	-8	-12	-16	Decline

Base Risk	Utilization (Loan Amount to Guidance Limit Ratio)
Grade	0%	25%	50%	75%	100%	125%	150%	175%	200%
A~D	0	-1	-2	-3	-4	-5	-6	-8	-10

	225%	250%	275%	300%	325%	350%
A~D	-12	-14	-16	-20	-26	-32

Exhibit C
Form of Application

This is the home page that any consumer would see going to the www.lendingclub.com url. For the purposes of getting screen prints, I pulled the information from a demo site that does not put a real listing out on the site.
In this instance, I clicked the “join now” button on the top right bar.

1

This is the first “become a member” page (see the bottom half on the next page of this deck).
Information requests here are basic as this information is the same for lenders, borrowers or people who just want to register.

2

3

After completing the information on the previous page, Lending Club sends a confirmation e-mail so that we know that we have an effective method of reaching this person.

4

This is what the e-mail looks like. The member would click the URL in the e-mail to get back to a validated lending club page (see next page).

5

At this point, the consumer would be a registered member of Lending Club where we would ask them to sign in.

6

After they sign in, we allow them to participate in a referral program and invite their friends. They can easily skip this step by clicking “skip”.

7

The member would then be asked to identify themself as lender or a borrower. In this case, we will click on “get a loan” and will become a lending club borrower.

8

This is the first step of the loan request process. We ask the borrower to fill in the “loan amount”, “loan purpose”, “loan title” and a loan description.

9

This is the bottom half of the same page, but includes some data that I typed in.

10

Step 2 asks information relevant to pulling a borrowers credit information. You can see the request for SSN, DofBirth, Address.

11

Phone numbers

12

Income. We request that the borrower digitally sign that they understand we may ask for income verification and that they digitally sign that they agree with and allow lending club to access their credit according to the credit profile authorization agreement. Employment information is also requested.

13

At this step, my identity was verified. I was not asked to go through the additional steps of knowledge based authentication. Let me know if you want those screen shots as they are relatively standard.

14

I asked for a $5,000 loan. As you can see, this page lets me know that I am approved to list my loan and the related terms. I can also choose to take a little more (at a higher interest rate) or take less (at a lower interest rate).

15

After I confirm the loan amount and interest rate, we display the Truth in Lending Disclosure Statement. The lower half of this page is on the next two slides.

16

17

18

At this point, I am asked to provide an external bank account where we can deposit the loan and make the withdrawal debits. The bottom half of this page is on the next powerpoint slide.

19

You can see that I am asked to digitally sign the Bank Account Verification agreement.

20

At step 7, I am asked to affiliate myself based on Geography, Education, Workplace, and Association. This information is extends onto the next page.

21

22

At this point the loan information is summarized for the borrower to provide a final confirmation and digitally sign the Borrower Agreement.

23

The loan is now listed and live.

24

This is what the loan listing looks like (and it is continued on the next two pages).

25

26

27

Exhibit D
Loan Account Documentation

Loan Agreement and Promissory Note
The following terms, together with your loan request on the Site, as defined herein, constitute a binding agreement (the “Agreement”) between you and WebBank, a Utah-chartered industrial bank (“WBK,” “we,” or “us”). BY ELECTRONICALLY SIGNING THE AGREEMENT, YOU HAVE SIGNIFIED YOUR AGREEMENT TO THESE TERMS. Under this Agreement, you agree to receive and repay one or more installment loans from us, through the website lending platform at www.Lendingclub.com, including any subdomains thereof (the “Site”) operated by LendingClub Corporation, a Delaware corporation (“LendingClub”). These terms affect your rights and you should read them carefully and print a copy for your records. Your agreement to these terms means you agree to borrow and repay the money if your loan is funded under the terms of this Agreement, consent to our privacy policy, agree to transact with us electronically, and agree to have any dispute with us resolved by binding arbitration.
1. Loan Terms. Your loan will have a principal balance between $1,000 and $25,000 in the specific amount and on the terms set forth in the disclosures provided to you (see the disclosures at http://www.lendingclub.com/account/truthInLending.action). All loans are closed-end loans with a three (3)-year term. Please see the disclosures provided to you in connection with registering your loan request on the Site for additional details. Your obligations, including your obligation to repay principal and interest, are set forth in this Agreement and in the Note or Notes that you will make to us, as described in section 3 below.
2. Credit Decisions. Your loan request must include your annual income and such other information as we may obtain through the Site. We will consider public assistance, alimony, child support, or separate maintenance income as income if you choose to include such sources of income in your application and such income is likely to continue. We reserve the right to verify any information you submit by requiring you to produce appropriate documentation or other proof, and also reserve the right to conduct such verification through a third party. You hereby authorize us to request and obtain data from a third party to verify any information you provide to us in connection with your loan request. We may terminate consideration of your application at any time in our sole discretion.

3. Loan Funding and Closing. You may post a loan request on the Site, and LendingClub lender members (“Lender Members”) will be able to review your loan request. Lender Members may commit funds to purchase, in various amounts, Member Payment Dependent Notes (“MPDNs”) that LendingClub may issue to Lender Members who commit funds for your loan request. You acknowledge that a Lender Member’s commitment to purchase a MPDN corresponding to all or a portion of your loan from us does not confer any rights to you. You understand that individual Lender Members make their own decisions whether to commit funds for your loan. LendingClub may also choose to commit funds for all or part of your loan request but is not obligated to do so. If, within 14 days following the posting of your loan request, the aggregate amount of funding commitments through the Site fulfills your loan request (or such lesser amount as you choose to accept), your loan will close unless you notify us in writing of your election to terminate your loan request sufficiently far in advance of loan closing for us to cancel the loan. Full or partial funding of your loan request might be available before the expiration of the 14-day period set forth above. In no event shall we be obligated to notify you of the date upon which your loan may or will fund.
If we extend a loan to you, you agree to execute by power of attorney as described below, and be bound by the terms set forth in, the form of promissory note attached as Exhibit A (the “Note”) as to your loan. You agree to execute multiple Notes if we request you do so, provided that the aggregate principal amounts of such Notes shall equal the total amount of your loan. LendingClub will execute your Note(s) on your behalf pursuant to a power of attorney you grant to LendingClub when registering your loan request. You authorize us to disburse the loan proceeds by Automated Clearing House (“ACH”) transfer to your designated account. Following our disbursement of the loan proceeds to you, we will assign the Note(s) and your loan to LendingClub.
BY COMPLETING YOUR APPLICATION AND SUBMITTING YOUR LOAN REQUEST, YOU ARE COMMITTING TO OBTAIN A LOAN FROM US IN THE AMOUNT AND ON THE TERMS SET FORTH IN THE DISCLOSURES PROVIDED TO YOU IN CONNECTION WITH YOUR REQUEST, SHOULD YOUR REQUEST BE FUNDED. YOU HAVE NO RIGHT TO RESCIND THE LOAN ONCE MADE BUT YOU MAY PREPAY THE LOAN AT ANY TIME WITHOUT PENALTY. We will not lend you any funds unless and until sufficient commitments are received from Lender Members and/or LendingClub.

4. Making Your Loan Payments. You authorize us and our successors and assigns to debit your designated account by ACH transfer for the amount of each payment due on each due date. You acknowledge and agree that the loan reflects a discount of 5 percent (5%) off the interest rate, which is contingent upon you making loan payments by ACH transfer. You may elect to make payments by personal check by contacting support@lendingclub.com or by regular mail at LendingClub Corporation, 440 N Wolfe Road, Sunnyvale, California 94085, Attention: Loan Processing Department. If you elect to make payments by check, the interest rate discount will be cancelled and the interest rate will be increased immediately starting with your next payment by an additional 5 percent (5%) for the remaining duration of the loan. For example, if your loan had an interest rate of 10 percent (10%), payments by check would increase your interest rate to 15 percent (15%). In such event, the term of your loan and the number of payments will remain the same, but your payment amount will increase. If you elect to make payments by check, you must send the check either (i) by regular mail to Lending Club Corporation, Dept #34268, P.O. Box 39000, San Francisco, CA 94139, or (ii) by overnight mail or UPS delivery to Wells Fargo Lock Box Services, Dept #34268, 3440 Walnut Ave, Window H, Fremont, CA 94538. This authorization does not affect your obligation to pay when due all amounts payable on your loan, whether or not there are sufficient funds therefore in such accounts. The foregoing authorization is in addition to, and not in limitation of, any rights of setoff we may have. With regard to payments made by automatic withdrawal, you have the right to stop payment of automatic withdrawals or revoke your prior authorization for automatic withdrawals by notifying your financial institution at least three (3) banking days before the scheduled date of transfer. You must notify us of the exercise of your right to stop a payment or revoke your authorization for automatic withdrawals at least three (3) banking days before the scheduled date of transfer. All payments are to be applied first to the payment of all fees, expenses and other amounts due (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after an Event of Default (as defined below), payments will be applied to your obligations as we determine in our sole discretion.
5. Other Borrower Obligations. You agree that you will not, in connection with your loan request: (i) make any false, misleading or deceptive statements or omissions of fact in your listing; (ii) misrepresent your identity, or describe, present or portray yourself as a person other than yourself; (iii) give to or receive from, or offer or agree to give to or receive from any LendingClub member or other person any fee, bonus, additional interest, kickback or thing of value of any kind except in accordance with the terms of your loan; (iv) represent yourself to any person, as a representative, employee, or agent of ours, or purport to speak to any person on our behalf; or (v) provide, in your loan request or in communications on the Site related to your loan request, information upon which a discriminatory lending decision may be made, such as your race, color, religion, national origin, sex, or age. You acknowledge and agree that we may rely without independent verification on the accuracy, authenticity, and completeness of all information you provide to us. You certify that the proceeds of the loan will not be used for the purpose of purchasing or carrying any securities or to fund any illegal activity.

6. Fees. A non-refundable origination fee paid by you to LendingClub as provided under your agreement with LendingClub will be deducted from your loan proceeds, so the loan proceeds delivered to you will be less than the full amount of your loan request. You acknowledge that the origination fee will be considered part of the principal on your loan and is subject to the accrual of interest. You agree to pay a fee of $15, if ACH transfers or checks are returned or fail due to insufficient funds in your account or for any other reason. Each attempt to collect a payment is considered a separate transaction, so an unsuccessful payment fee will be assessed for each failed attempt. The bank that holds your designated account may assess its own fee in addition to the fee we assess. If any payment is more than 15 days late, we may charge a late fee in an amount equal to the greater of 5% of the outstanding principal and interest or $15. If a payment is more than 30 days late, we shall charge such late fee. We will charge only one late fee on each late payment. These fees may be collected using ACH transfers initiated by us from your designated account. Any such late fee assessed is immediately due and payable. Any payment received after 6:00 P.M., Salt Lake City time, on a banking day is deemed received on the next succeeding banking day.
7. Default and Termination. You will be deemed in default on your loan (each, an “Event of Default”) if you: (1) fail to pay timely any amount due on your loan; (2) file or have instituted against you any bankruptcy or insolvency proceedings or make any assignment for the benefit of creditors; (3) die; (4) commit fraud or make any material misrepresentation in this Agreement, the Note, or any other documents, applications or related materials delivered to us in connection with your loan; or (5) fail to abide by the terms of this Agreement.
Upon the occurrence of an Event of Default, we may exercise all remedies available to us under applicable law, this Agreement, and the Note, including without limitation (1) demand that you immediately pay all amounts owed on your loan and (2) terminate this Agreement. Any loans you obtain prior to the effective date of termination resulting from listings you placed on the Site shall remain in full force and effect in accordance with their terms.
8. Collection & Reporting of Delinquent Loans. We reserve the right to report loan payment delinquencies at or in excess of 30 days to one or more consumer reporting agencies in accordance with applicable law. You agree to pay all costs of collecting any delinquent payments, including reasonable attorneys’ fees, as permitted by applicable law.

9. Assignment of Your Loan. Following the closing of your loan you hereby agree that we may, without notice to you, (i) assign all of our right, title and interest in this Agreement to LendingClub; and (ii) assign your Note(s) to LendingClub.
10. NO GUARANTEE. WE DO NOT WARRANT OR GUARANTEE (1) THAT YOUR LOAN REQUEST WILL BE FUNDED, OR (2) THAT YOU WILL RECEIVE A LOAN AS A RESULT OF POSTING A REQUEST.
11. Entire Agreement. This Agreement and any Note represents the entire agreement between you and us regarding the subject matter hereof and supersedes all prior or contemporaneous communications, promises and proposals, whether oral, written or electronic, between us with respect to your loan request and loan. The WBK Privacy Notice attached as Exhibit B is incorporated by reference into this Agreement.
12. Consent to Electronic Transactions and Disclosures. THIS AGREEMENT IS FULLY SUBJECT TO YOUR CONSENT TO ELECTRONIC TRANSACTIONS AND DISCLOSURES, WHICH CONSENT IS SET FORTH IN THE TERMS OF USE FOR THE SITE.
13. Notices. All notices and other communications to you hereunder may be given by email to your registered email address or posted on the Site, and shall be deemed to have been duly given and effective upon transmission. You acknowledge that you have sole access to such email account and your area on the Site and that communications from us may contain sensitive, confidential, and collections-related communications. If your registered email address changes, you must notify LendingClub of the change by sending an email to support@Lendingclub.com or calling 866-754-4094. You also agree to update your registered residence address and telephone number on the Site if they change.
14. NO WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, WE MAKE NO REPRESENTATIONS OR WARRANTIES TO YOU, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
15. LIMITATION ON LIABILITY. IN NO EVENT SHALL WE BE LIABLE TO YOU FOR ANY LOST PROFITS OR SPECIAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. FURTHERMORE, WE MAKE NO REPRESENTATION OR WARRANTY TO YOU REGARDING THE EFFECT THAT THE AGREEMENT MAY HAVE UPON YOUR FOREIGN, FEDERAL, STATE OR LOCAL TAX LIABILITY.

16. Miscellaneous. The parties acknowledge that there are no third party beneficiaries to this Agreement. You may not assign, transfer, sublicense or otherwise delegate your rights or obligations under this Agreement to another person without our prior written consent. Any such assignment, transfer, sublicense or delegation in violation of this section 16 shall be null and void. We are located in the state of Utah and this Agreement and the Note will be entered into in the state of Utah. The provisions of this Agreement will be governed by federal laws and the laws of the state of Utah to the extent not preempted, without regard to any principle of conflicts of laws that would require or permit the application of the laws of any other jurisdiction. Any waiver of a breach of any provision of this Agreement will not be a waiver of any other subsequent breach. Failure or delay by either party to enforce any term or condition of this Agreement will not constitute a waiver of such term or condition. If at any time after the date of this Agreement, any of the provisions of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality and unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provisions of this Agreement. The headings in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement in any way.
17. Arbitration.
a. Either party to this Agreement, or LendingClub, may, at its sole election, require that the sole and exclusive forum and remedy for resolution of a Claim be final and binding arbitration pursuant to this section 17 (the “Arbitration Provision”), unless you opt out as provided in section 17(b) below. As used in this Arbitration Provision, “Claim” shall include any past, present, or future claim, dispute, or controversy involving you (or persons claiming through or connected with you), on the one hand, and us and/or LendingClub (or persons claiming through or connected with us and/or LendingClub), on the other hand, relating to or arising out of this Agreement, any Note, the Site, and/or the activities or relationships that involve, lead to, or result from any of the foregoing, including (except to the extent provided otherwise in the last sentence of section 17(f) below) the validity or enforceability of this Arbitration Provision, any part thereof, or the entire Agreement. Claims are subject to arbitration regardless of whether they arise from contract; tort (intentional or otherwise); a constitution, statute, common law, or principles of equity; or otherwise. Claims include matters arising as initial claims, counter-claims, cross-claims, third-party claims, or otherwise. The scope of this Arbitration Provision is to be given the broadest possible interpretation that is enforceable.

b. You may opt out of this Arbitration Provision for all purposes by sending an arbitration opt out notice to LendingClub Corporation, 440 N Wolfe Road, Sunnyvale, California 94085, Attention: Loan Processing Department, that is received at the specified address within 30 days of the date of your electronic acceptance of the terms of this Agreement. The opt out notice must clearly state that you are rejecting arbitration; identify the Agreement to which it applies by date; provide your name, address, and social security number; and be signed by you. You may send the opt out notice in any manner you see fit as long as it is received at the specified address within the specified time. No other methods can be used to opt out of this Arbitration Provision. If the opt out notice is sent on your behalf by a third party, such third party must include evidence of his or her authority to submit the opt out notice on your behalf.
c. The party initiating arbitration shall do so with the American Arbitration Association (the “AAA”) or JAMS. The arbitration shall be conducted according to, and the location of the arbitration shall be determined in accordance with, the rules and policies of the administrator selected, except to the extent the rules conflict with this Arbitration Provision or any countervailing law. In the case of a conflict between the rules and policies of the administrator and this Arbitration Provision, this Arbitration Provision shall control, subject to countervailing law, unless all parties to the arbitration consent to have the rules and policies of the administrator apply.
d. If we (or LendingClub) elect arbitration, we (or LendingClub, as the case may be) shall pay all the administrator’s filing costs and administrative fees (other than hearing fees). lf you elect arbitration, filing costs and administrative fees (other than hearing fees) shall be paid in accordance with the rules of the administrator selected, or in accordance with countervailing law if contrary to the administrator’s rules. We (or LendingClub, as the case may be) shall pay the administrator’s hearing fees for one full day of arbitration hearings. Fees for hearings that exceed one day will be paid by the party requesting the hearing, unless the administrator’s rules or applicable law require otherwise, or you request that we (or LendingClub) pay them and we agree (or LendingClub agrees) to do so. Each party shall bear the expense of its own attorneys’ fees, except as otherwise provided by law. If a statute gives you the right to recover any of these fees, these statutory rights shall apply in the arbitration notwithstanding anything to the contrary herein.

e. Within 30 days of a final award by the arbitrator, any party may appeal the award for reconsideration by a three-arbitrator panel selected according to the rules of the arbitrator administrator. In the event of such an appeal, any opposing party may cross-appeal within 30 days after notice of the appeal. The panel will reconsider de novo all aspects of the initial award that are appealed. Costs and conduct of any appeal shall be governed by this Arbitration Provision and the administrator’s rules, in the same way as the initial arbitration proceeding. Any award by the individual arbitrator that is not subject to appeal, and any panel award on appeal, shall be final and binding, except for any appeal right under the Federal Arbitration Act (“FAA”), and may be entered as a judgment in any court of competent jurisdiction.
f. We agree not to invoke our right to arbitrate an individual Claim you may bring in Small Claims Court or an equivalent court, if any, so long as the Claim is pending only in that court. NO ARBITRATION SHALL PROCEED ON A CLASS, REPRESENTATIVE, OR COLLECTIVE BASIS (INCLUDING AS PRIVATE ATTORNEY GENERAL ON BEHALF OF OTHERS), EVEN IF THE CLAIM OR CLAIMS THAT ARE THE SUBJECT OF THE ARBITRATION HAD PREVIOUSLY BEEN ASSERTED (OR COULD HAVE BEEN ASSERTED) IN A COURT AS CLASS REPRESENTATIVE, OR COLLECTIVE ACTIONS IN A COURT. Unless consented to in writing by all parties to the arbitration, no party to the arbitration may join, consolidate, or otherwise bring claims for or on behalf of two or more individuals or unrelated corporate entities in the same arbitration unless those persons are parties to a single transaction. Unless consented to in writing by all parties to the arbitration, an award in arbitration shall determine the rights and obligations of the named parties only, and only with respect to the claims in arbitration, and shall not (a) determine the rights, obligations, or interests of anyone other than a named party, or resolve any Claim of anyone other than a named party; nor (b) make an award for the benefit of, or against, anyone other than a named party. No administrator or arbitrator shall have the power or authority to waive, modify, or fail to enforce this section 17(f), and any attempt to do so, whether by rule, policy, arbitration decision or otherwise, shall be invalid and unenforceable. Any challenge to the validity of this section 17(f) shall be determined exclusively by a court and not by the administrator or any arbitrator.
g. This Arbitration Provision is made pursuant to a transaction involving interstate commerce and shall be governed by and enforceable under the FAA. The arbitrator will apply substantive law consistent with the FAA and applicable statutes of limitations. The arbitrator may award damages or other types of relief permitted by applicable substantive law, subject to the limitations set forth in this Arbitration Provision. The arbitrator will not be bound by judicial rules of procedure and evidence that would apply in a court. The arbitrator shall take steps to reasonably protect confidential information.

h. This Arbitration Provision shall survive (i) suspension, termination, revocation, closure, or amendments to this Agreement and the relationship of the parties and/or LendingClub; (ii) the bankruptcy or insolvency of any party or other person; and (iii) any transfer of any loan or Note or any other promissory note(s) which you owe, or any amounts owed on such loans or notes, to any other person or entity. If any portion of this Arbitration Provision other than section 17(f) is deemed invalid or unenforceable, the remaining portions of this Arbitration Provision shall nevertheless remain valid and in force. If an arbitration is brought on a class, representative, or collective basis, and the limitations on such proceedings in section 17(f) are finally adjudicated pursuant to the last sentence of section 17(f) to be unenforceable, then no arbitration shall be had. In no event shall any invalidation be deemed to authorize an arbitrator to determine Claims or make awards beyond those authorized in this Arbitration Provision.
THE PARTIES ACKNOWLEDGE THAT THEY HAVE A RIGHT TO LITIGATE CLAIMS THROUGH A COURT BEFORE A JUDGE OR JURY, BUT WILL NOT HAVE THAT RIGHT IF ANY PARTY ELECTS ARBITRATION PURSUANT TO THIS ARBITRATION PROVISION. THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVE THEIR RIGHTS TO LITIGATE SUCH CLAIMS IN A COURT BEFORE A JUDGE OR JURY UPON ELECTION OF ARBITRATION BY ANY PARTY.
Exhibit A
NON-NEGOTIABLE PROMISSORY NOTE
Borrower name and address: ______________________________________________ (not visible to lenders)
$_______________
_____________, 200_
For value received, I (“Borrower”) promise to pay to the order of WebBank or any subsequent holder (“you” or “Lender”) of this Promissory Note (the “Note”) the principal sum of  _____  ($_____) Dollars with interest as set forth below. I intend to be legally bound by this Note. I have read, understood, and agreed to all of the terms of this Note.
Interest. This Note bears interest during each calendar month from the date hereof until paid, at a fixed rate of  _____  (%) annual percentage rate. Interest is calculated on a monthly basis upon the unpaid balance with each date representing 1/12th of a year.

Payments. Principal and interest is to be paid during and throughout the period of thirty-six (36) months in the following manner:
Payments of principal and interest in the amount of  _____  ($_____) Dollars are to be made by the Borrower to the Lender commencing  _____, 200_, and on the same day of each successive month thereafter until  _____, 200_, when the full amount of unpaid principal, together with unpaid accrued interest is due and payable. If the monthly anniversary is on the 29th, 30th, or 31st of the month, and the following month does not have a 29th, 30th, or 31st day, the monthly payment will be due on the last day of the month in which the payment was due. The last payment might be of a slightly different amount to adjust for rounding.
All payments on this Note are to be made in immediately available lawful money of the United States. Borrower authorizes Lender to debit Borrower’s designated account by Automated Clearing House (“ACH”) transfer for the amount of each payment due on each due date. Borrower acknowledges and agrees that the loan reflects a discount of 5 percent (5%) off the interest rate, which is contingent upon Borrower making loan payments by ACH transfer. Borrower may elect to make payments by personal check by contacting support@lendingclub.com or by regular mail at LendingClub Corporation, 440 N Wolfe Road, Sunnyvale, California 94085, Attention: Loan Processing Department. If Borrower elects to make payments by check, the interest rate discount will be cancelled and the interest rate will be increased immediately starting with the next payment by 5 percent (5%) for the remaining term of this Note. For example, if your loan had an interest rate of 10 percent (10%), your interest rate would increase to 15 percent (15%). In such event, the term of the Note and the number of payments will remain the same, but the payment amount will increase. This authorization does not affect Borrower’s obligations to pay when due all amounts payable under this Note, whether or not there are sufficient funds therefore in such accounts. The foregoing authorization is in addition to, and not in limitation of, any rights of setoff Lender may have. With regard to payments made by automatic withdrawal, Borrower has the right to stop payment of automatic withdrawals or revoke Borrower’s prior authorization for automatic withdrawals by notifying Borrower’s financial institution at least three (3) banking days before the scheduled date of transfer. Borrower will notify Lender of the exercise of Borrower’s right to stop a payment or revoke Borrower’s authorization for automatic withdrawals at least three (3) banking days before the scheduled date of transfer. All payments are to be applied first to the payment of all fees, expenses and other amounts due to Lender (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after an Event of Default (as defined below), payments will be applied to Borrower’s obligations as Lender determines in its sole discretion.

Fees and Charges. A non-refundable origination fee paid by Borrower to LendingClub Corporation, in the amount and on the terms set forth in Borrower’s agreement with LendingClub Corporation, will be deducted from Borrower’s loan proceeds, so the loan proceeds delivered to Borrower will be less than the full amount of Borrower’s loan request. Borrower acknowledges that the origination fee will be considered part of the principal of Borrower’s loan and is subject to the accrual of interest. Borrower agrees to pay a fee of $15 if ACH transfers or checks are returned or fail due to insufficient funds in Borrower’s account or for any other reason. Borrower acknowledges that the bank that holds Borrower’s designated account may charge a fee in addition to this fee. Each attempt to collect a payment is considered a separate transaction, so an unsuccessful payment fee will be assessed for each failed attempt. If Borrower’s payment is more than 15 days late, Lender may charge a late fee in an amount the greater of 5% of the outstanding payment or $15. If Borrower’s payment is more than 30 days late, Lender shall charge such late fee. These fees may be collected using ACH transfers initiated by us from Borrower’s designated account. Any such late fee assessed is immediately due and payable. Any payment received after 6:00 P.M., Salt Lake City time, on a banking day is deemed received on the next succeeding banking day.
Prepayments and Partial Payments. Borrower may make any payment early, in whole or in part, without penalty or premium at any time. Any partial prepayment is to be applied against the principal amount outstanding and does not postpone the due date of any subsequent monthly installments, unless Lender otherwise agrees in writing. If Borrower prepays this Note in part, Borrower agrees to continue to make regularly scheduled payments until all amounts due under this Note are paid. Lender may accept late payments or partial payments, even though marked “paid in full”, without losing any rights under this Note.
Use of Funds. Borrower certifies that the proceeds of the loan will not be used for the purpose of purchasing or carrying any securities or to fund any illegal activity.
Default. Borrower will be deemed in default (each, an “Event of Default”) of Borrower’s obligations under this Note if Borrower: (i) fails to pay timely any amount due under this Note; (ii) files or has instituted against Borrower any bankruptcy or insolvency proceedings or makes any assignment for the benefit of creditors; (iii) dies; (iv) commits fraud or makes any material misrepresentation in this Note; or (v) fails to abide by the terms of this Note.

Upon the occurrence of an Event of Default, Lender may exercise all remedies available to it under applicable law, including demand upon Borrower to immediately pay all amounts due under this Note. Lender reserves the right to report loan payment delinquencies of 30 days or longer to one or more consumer reporting agencies in accordance with applicable law. Borrower agrees to pay all costs of collecting any delinquent payments, including reasonable attorneys’ fees, as permitted by applicable law.
Miscellaneous.
This Note is not negotiable. Notwithstanding the foregoing, Lender may assign this Note, including without limitation to LendingClub Corporation, without notice to Borrower. Borrower may not assign this Note without the prior written consent of Lender. This Note inures to the successors, permitted assigns, heirs and representatives of Borrower and Lender.
Borrower hereby waives demand, notice of non-payment, protest, and all other notices or demands whatsoever, and hereby consents that without notice to and without releasing the liability of any party, the obligations evidenced by this Note may from time to time, in whole or part, be renewed, extended, modified, accelerated, compromised, settled or released by Lender.
Any changes to this Note must be in writing signed by Borrower and Lender. Notices will be mailed electronically to the addresses provided.
Controlling Law. We are located in the State of Utah and this Note has been executed and delivered in the State of Utah and is deemed a contract made under such state’s law. The provisions of this Note will be governed by federal laws and the laws of the State of Utah to the extent not preempted, without regard to any principle of conflicts of law. The unenforceability of any provision of this Note shall not affect the enforceability or validity of any other provision of this Note.
STATE LAW NOTICES:
CALIFORNIA RESIDENTS ONLY: A married applicant may apply for a separate account. If Lender takes any adverse action as defined by § 1785.3 of the California Civil Code and the adverse action is based, in whole or in part, on any information contained in a consumer credit report, Borrower has the right to obtain within 60 days a free copy of Borrower’s consumer credit report from the consumer reporting agency who furnished the consumer credit report and from any other consumer credit reporting agency that complies and maintains files on consumers on a nationwide basis.

CALIFORNIA AND UTAH RESIDENTS: As required by California and Utah law, Borrower is hereby notified that a negative credit report reflecting on Borrower’s credit record may be submitted to a credit reporting agency if Borrower fails to fulfill the terms of Borrower’s credit obligations.
KANSAS (and IOWA residents if the principal amount of this loan exceeds $20,000): IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. LENDER MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.
MARYLAND RESIDENTS ONLY: Lender elects to make this loan pursuant to Subtitle 10 (Credit Grantor Closed End Credit provisions) of Title 12 of the Maryland Commercial Law Article only to the extent that such provisions are not inconsistent with Lender’s authority under federal law (12 U.S.C. § 85, § 1463(g), or § 1831d, as appropriate) and related regulations and interpretations, which authority Lender expressly reserves.
MASSACHUSETTS RESIDENTS ONLY: Massachusetts law prohibits discrimination based upon marital status or sexual orientation.
MISSOURI AND NEBRASKA RESIDENTS: ORAL LOAN AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF SUCH DEBT, INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT, ARE NOT ENFORCEABLE. TO PROTECT BORROWER(S) AND THE LENDER AND ANY HOLDER OF THIS NOTE FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.
NEW JERSEY RESIDENTS: The section headings of the Note are a table of contents and not contract terms. Portions of this Note with references to actions taken to the extent of applicable law apply to acts or practices that New Jersey law permits or requires. In this Note, actions or practices (i) by which Lender is or may be permitted by “applicable law” are permitted by New Jersey law, and (ii) that may be or will be taken by Lender unless prohibited by “applicable law” are permitted by New Jersey law.

NEW YORK, RHODE ISLAND and VERMONT RESIDENTS: Borrower understands and agrees that Lender may obtain a consumer credit report in connection with this application and in connection with any update, renewals for extension of any credit as a result of this application. If Borrower asks, Borrower will be informed whether or not such a report was obtained, and if so, the name and address of the agency that furnished the report. Borrower also understands and agrees that Lender may obtain a consumer credit report in connection with the review or collection of any loan made to Borrower as a result of this application or for other legitimate purposes related to such loans.
OHIO RESIDENTS ONLY: The Ohio laws against discrimination require that all creditors make credit equally available to all credit-worthy customers, and that credit reporting agencies maintain separate credit histories on each individual upon request. The Ohio Civil Rights Commission administers compliance with the law.
WISCONSIN RESIDENTS ONLY: For married Wisconsin residents, Borrower’s signature confirms that this loan obligation is being incurred in the interest of Borrower’s marriage or family. No provision of any marital property agreement (pre-marital agreement), unilateral statement under § 766.59 of the Wisconsin statutes or court decree under § 766.70 adversely affects Lender’s interest unless, prior to the time that the loan is approved, Lender is furnished with a copy of the marital property agreement, statement, or decree or have actual knowledge of the adverse provision. If this loan for which Borrower is applying is granted, Borrower will notify Lender if Borrower has a spouse who needs to receive notification that credit has been extended to Borrower.
SCREEN NAME OF BORROWER
BY: LENDINGCLUB CORPORATION
ATTORNEY-IN-FACT FOR BORROWER
(SIGNED ELECTRONICALLY)

Exhibit B
WBK PRIVACY NOTICE
Introduction:
At WBK, the basis of each customer relationship is trust and confidence. As financial services professionals entrusted with sensitive financial information, we respect the privacy of our customers and are committed to treating customer information responsibly.
We are dedicated to protecting your confidential information and have established standards and procedures to safeguard your personal information. This notice is to make you aware of how we treat the personal information we receive about you.
Our Privacy Policy:
It is our policy that we do not disclose nonpublic personal information about our customers, except as provided by law.
Nonpublic personal information is nonpublic information about you that we obtain in connection with providing a financial product or service to you. In particular, we do not provide account or personal information to nonaffiliated companies for independent telemarketing or direct mail marketing of any products or services of those companies.
How we collect Information:
Information about consumers is accumulated in various ways. Customers provide some themselves on applications, or other forms. WBK develops other data as part of providing a product or service to a customer. Still other information is obtained from outside sources such as consumer reporting agencies.
Confidentiality:
We will limit the use and collection of information about our customers to that which is necessary to conduct our business. We use information to protect and administer your records, accounts and funds; to comply with certain laws and regulations; to help us design or improve our products and services; and to understand your financial needs so that we can provide you with quality products and superior service.
We do not reveal specific information about your accounts or other personally identifiable data to parties outside our bank and companies for their independent use unless:
•	You request or authorize it and we approve it;
•	The information is provided to help complete a transaction initiated by you;

•	The information is provided to LendingClub;
•	The information is provided to a reputable credit bureau or similar information reporting agency;
or
•	The disclosure is lawfully permitted or required.
Limits on Employee Access:
At WBK, employee access to personally identifiable customer information is limited to those with a business reason to know such information. Employees are educated on the importance of maintaining the confidentiality of customer information and on these Privacy Principles. All WBK employees are responsible for maintaining the confidentiality of customer information.
Security:
We safeguard personal and financial information according to established standards and procedures. All of our operational and data processing systems are in a secure environment that protects your account information from being accessed by third parties. Our employees are trained to understand and comply with these information principles.
Information about former customers:
We maintain the same policy about disclosing information about former customers as we do about current customers.
Complete and Accurate Information:
We continually strive to maintain complete and accurate information about you and your accounts. Should you ever believe that our records contain inaccurate or incomplete information about you, please notify us. We will investigate your concerns and correct any inaccuracies.
Future changes:
We reserve the right to change the procedures and other provisions in this disclosure at any anytime. If we do, we will notify you of those changes.
If you have questions:
WBK recognizes and respects the privacy expectations of our customers. We want our customers to understand our commitment to privacy in our use of customer information. As a result of our commitment, we have developed this Privacy Notice, which is available to our customers.

Borrower Membership Agreement
The following terms constitute a binding agreement (the “Agreement”) between you and LendingClub Corporation, a Delaware corporation (“LendingClub,” “we,” or “us”). BY ELECTRONICALLY SIGNING THE AGREEMENT, YOU HAVE SIGNIFIED YOUR AGREEMENT TO THESE TERMS. Under this Agreement, you agree to apply for one or more installment loans from our designated lender, WebBank, a Utah-chartered industrial bank (“WBK”), through the web site lending platform at www.Lendingclub.com, including any subdomains thereof (the “Site”), operated by us. These terms affect your rights and you should read them carefully and print a copy for your records. Your agreement to these terms means you agree to borrow and repay the money if any of your loans are funded, consent to our privacy policy, agree to transact with us electronically, and agree to have any dispute with us resolved by binding arbitration.
1. Registration as a Borrower Member. You are applying to register with us as a borrower member on the Site. Registration as a borrower member lets you post qualifying loan requests on the Site and obliges you to accept any resulting loans that satisfy such requests, subject to your right to cancel your loan request before closing as set forth in section 3 below. Registration on the Site as a borrower member is restricted to individuals who satisfy WBK’s credit policy. Under WBK’s current credit policy, your Fair Isaac Corporation (“FICO”) score must be greater than 640 and you must meet other credit criteria in order for you to be eligible to apply for a loan. If for any reason you do not qualify or you later cease to qualify for a loan from WBK, if, for example, your FICO score from any consumer reporting agency falls below 640, we or WBK may terminate your loan request and deny your ability to make additional loan requests. Even if your FICO score is higher than 640, we or WBK may nevertheless terminate your registration or loan request based on WBK’s other credit criteria such as debt-to-income ratio or other information in your credit report.
2. Account Verification. You authorize us to initiate a debit entry to your bank account in an amount of $0.01 to $0.99 for account verification purposes through the ACH network. We will reverse this debit following verification and no funds will be removed from your account. You understand that if we are unable to verify your bank account for any reason, we will cancel your application and your loan request will not be posted on the Site.

3. Loan Requests. To the extent you become and remain a registered borrower member, you may post a qualifying loan request on the Site in the amount of $1,000 to $25,000. You may not post more than one loan request on the site at a time and you may not have more than two loans outstanding at any given time. Your loan request must include all information required by us and WBK. Any qualifying loan requests you post may remain as an active listing on the Site for up to 14 days. If your loan request attracts enough funding offers in accordance with your agreement with WBK, then your loan will close unless you notify us in writing of your election to terminate your loan request sufficiently far in advance of loan closing for us to direct WBK to cancel the loan and for WBK to cancel the transfer of the loan proceeds to your designated account. Full or partial funding of your loan request may be available before the expiration of the 14-day period set forth above but in no event shall we be obligated to notify you of the date upon which your loan may or will fund. Funding of any loans you receive will proceed as described in your Loan Agreement with WBK.
4. Limited Power of Attorney. As a condition to registering as a borrower member on the Site, you hereby grant us a limited power of attorney and appoint us and/or our designees as your true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for you and in your name, place and stead, in any and all capacities, to complete and execute one or more promissory notes in the form appended to your Loan Agreement with WBK (each, a “Note”) representing in the aggregate the total principal amount you accept, and the terms, of each loan made to you by WBK in accordance with the disclosures made to you about such loan (see the disclosures at http://www.lendingclub.com/account/truthInLending.action), with the full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with such power as fully to all intents and purposes as you might or could do in person (“Power of Attorney”). This Power of Attorney is limited solely to the purpose described above and will expire automatically upon the earlier of (i) the execution of the Notes by us on your behalf or (ii) the termination or expiration of your loan request posted on the Site. You may revoke the Power of Attorney at any time before the funds representing your loan proceeds are transferred to your designated account and the Notes are executed on your behalf by contacting us in accordance with section 7, Communications. Once the Notes have been signed by LendingClub acting as your attorney-in-fact, however, they are deemed executed on your behalf and the executed Notes shall be your valid and binding obligations thereafter. If you choose to revoke the Power of Attorney prior to execution of Notes, we will be unable to proceed with processing your loan request and your pending loan requests will be considered withdrawn, and your registration as a borrower member on the Site will be terminated. In such event, we will remove any loan requests you have posted on the Site and you may be prohibited from posting additional qualifying loan requests in the future in our discretion.

5. Origination Fee. If your loan request results in a loan, you must pay us a non-refundable origination fee. The amount of the fee ranges from 0.75% to 3% of the loan amount, or such lesser amount as may be provided by applicable law, depending on your credit profile, which amount is stated in the disclosures provided to you (see the disclosures at http://www.lendingclub.com/account/truthInLending.action). This fee will be deducted from your loan proceeds, so the loan proceeds delivered to you will be less than the full amount of your loan request. You acknowledge that the origination fee will be considered part of the principal on your loan and is subject to the accrual of interest.
6. Loan Servicing. You acknowledge and agree that LendingClub shall serve as the loan servicer for any and all loans you receive but that LendingClub may delegate servicing to another entity. As loan servicer, LendingClub will administer and collect on your loans. LendingClub will maintain all Notes representing your loans in electronic form and shall make all such Notes available to you for review on the Site.
7. Communications. You agree not to communicate with the Lender Members who purchase Member Payment Dependent Notes (“MPDNs”) corresponding to your loans except anonymously and publicly through posting on the Site. For a detailed description of the MPDNs, please refer to the Prospectus available at [link to Prospectus]. Subject to section 18, you will send any inquiries, requests for deferment or forbearance, or other communications regarding your loans by email to support@lendingclub.com or by regular mail to LendingClub Corporation, 440 N Wolfe Road, Sunnyvale, California 94085, Attention: Loan Processing Department.
8. Other Borrower Obligations. You agree that you will not, in connection with your loan request: (i) make any false, misleading or deceptive statements or omissions of fact in your listing, including but not limited to in the loan title, or in your loan description; (ii) misrepresent your identity, or describe, present or portray yourself as a person other than yourself; (iii) give to or receive from, or offer or agree to give to or receive from any LendingClub member or other person any fee, bonus, additional interest, kickback or thing of value of any kind except in accordance with the terms of your loan; (iv) represent yourself to any person, as a representative, employee, or agent of ours, or purport to speak to any person on our behalf; or (v) provide, in your loan request or in communications on the Site related to your loan request, information upon which a discriminatory lending decision may be made, such as your race, color, religion, national origin, sex, or age. You acknowledge and agree that we may rely without independent verification on the accuracy, authenticity, and completeness of all information you provide to us.

9. Verification. We reserve the right to verify the accuracy of all information you provide and to terminate this Agreement and remove your loan request in case of any inaccuracy or omission in your loan request or your application, or any other violation of this Agreement. We reserve the right to verify any information you submit through the production of appropriate documentation, and also reserve the right to conduct such verification through a third party. You hereby authorize us to request and obtain data from a third party to verify any information you provide us in connection with your registration as a borrower member on the Site.
10. NO GUARANTEE. WE DO NOT WARRANT OR GUARANTEE (1) THAT YOUR REQUEST WILL BE FUNDED, OR (2) THAT YOU WILL RECEIVE A LOAN AS A RESULT OF POSTING A REQUEST.
11. Restrictions on Use of Proceeds; Bank Account. You are not authorized or permitted to use the Site to obtain, or attempt to obtain, a loan for someone other than yourself. You are not authorized or permitted to use the Site to obtain, or attempt to obtain, a loan to fund any illegal activity. You must be the owner of the deposit account you designate for electronic transfers of funds and have authority to direct that loan payments be made to us from such account. Your designated account will be the account into which loan proceeds will be deposited and from which loan payments will be made.
12. Termination of Registration. We may terminate this Agreement and your status as a borrower member at any time if you committed fraud or made a misrepresentation in connection with your registration on the Site or any application or request for a loan, performed any prohibited activity, or otherwise failed to abide by the terms of this Agreement. In such event, we will have all remedies authorized or permitted by this Agreement and applicable law. We may, in our sole discretion, with or without cause and with or without notice, restrict your access to the Site.
13. DISCLAIMERS AND LIMITATION ON LIABILITY. THIS AGREEMENT IS FULLY SUBJECT TO ALL DISCLAIMERS AND LIMITATIONS ON LIABILITY SET FORTH IN THE TERMS OF USE.

14. Entire Agreement. This Agreement represents the entire agreement between you and us regarding the subject matter of the Agreement and supersedes all prior or contemporaneous communications, promises and proposals, whether oral, written or electronic, between us with respect to your registration as a borrower member and your loan request.
15. Consent to Electronic Transactions and Disclosures. THIS AGREEMENT IS FULLY SUBJECT TO YOUR CONSENT TO ELECTRONIC TRANSACTIONS AND DISCLOSURES, WHICH CONSENT IS SET FORTH IN THE TERMS OF USE.
16. Notices. You agree that we can send you any and all notices and other communications related to this Agreement, any loan requests you post or your status as a borrower member by sending an email to your registered email address or posting the notice or communication on the Site, and notice or communication shall be deemed to have been duly given and effective when we send it or post it on the Site. You acknowledge that you have sole access to the registered email account and your area on the Site and that communications from us may contain sensitive, confidential, and collections-related communications. If your registered email address changes, you must notify us immediately of the change by sending an email to support@Lendingclub.com or calling 866-754-4094. You also agree to update promptly your registered residence address and telephone number on the Site if they change.
17. Miscellaneous. The parties acknowledge that there are no third party beneficiaries to this Agreement. You may not assign, transfer, sublicense or otherwise delegate your rights or obligations under this Agreement to another person without our prior written consent. Any such assignment, transfer, sublicense or delegation in violation of this section 17 shall be null and void. This Agreement shall be governed by the laws of the State of Delaware without regard to any principle of conflict of laws that would require or permit the application of the laws of any other jurisdiction. Any waiver of a breach of any provision of this Agreement will not be a waiver of any other subsequent breach. Failure or delay by either party to enforce any term or condition of this Agreement will not constitute a waiver of such term or condition. If at any time after the date of this Agreement, any of the provisions of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality and unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provisions of this Agreement. The headings in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement in any way.

18. Arbitration.
a. Either party to this Agreement, or WBK, may, at its sole election, require that the sole and exclusive forum and remedy for resolution of a Claim be final and binding arbitration pursuant to this section 18 (the “Arbitration Provision”), unless you opt out as provided in section 18(b) below. As used in this Arbitration Provision, “Claim” shall include any past, present, or future claim, dispute, or controversy involving you (or persons claiming through or connected with you), on the one hand, and us and/or WBK (or persons claiming through or connected with us and/or WBK), on the other hand, relating to or arising out of this Agreement, any Note, the Site, and/or the activities or relationships that involve, lead to, or result from any of the foregoing, including (except to the extent provided otherwise in the last sentence of section 18(f) below) the validity or enforceability of this Arbitration Provision, any part thereof, or the entire Agreement. Claims are subject to arbitration regardless of whether they arise from contract; tort (intentional or otherwise); a constitution, statute, common law, or principles of equity; or otherwise. Claims include matters arising as initial claims, counter-claims, cross-claims, third-party claims, or otherwise. The scope of this Arbitration Provision is to be given the broadest possible interpretation that is enforceable.
b. You may opt out of this Arbitration Provision for all purposes by sending an arbitration opt out notice to LendingClub Corporation, 440 N Wolfe Road, Sunnyvale, California 94085, Attention: Loan Processing Department, that is received at the specified address within 30 days of the date of your electronic acceptance of the terms of this Agreement. The opt out notice must clearly state that you are rejecting arbitration; identify the Agreement to which it applies by date; provide your name, address, and social security number; and be signed by you. You may send the opt out notice in any manner you see fit as long as it is received at the specified address within the specified time. No other methods can be used to opt out of this Arbitration Provision. If the opt out notice is sent on your behalf by a third party, such third party must include evidence of his or her authority to submit the opt out notice on your behalf.
c. The party initiating arbitration shall do so with the American Arbitration Association (the “AAA”) or JAMS. The arbitration shall be conducted according to, and the location of the arbitration shall be determined in accordance with, the rules and policies of the administrator selected, except to the extent the rules conflict with this Arbitration Provision or any countervailing law. In the case of a conflict between the rules and policies of the administrator and this Arbitration Provision, this Arbitration Provision shall control, subject to countervailing law, unless all parties to the arbitration consent to have the rules and policies of the administrator apply.

d. If we (or WBK) elect arbitration, we (or WBK, as the case may be) shall pay all the administrator’s filing costs and administrative fees (other than hearing fees). lf you elect arbitration, filing costs and administrative fees (other than hearing fees) shall be paid in accordance with the rules of the administrator selected, or in accordance with countervailing law if contrary to the administrator’s rules. We (or WBK, as the case may be) shall pay the administrator’s hearing fees for one full day of arbitration hearings. Fees for hearings that exceed one day will be paid by the party requesting the hearing, unless the administrator’s rules or applicable law require otherwise, or you request that we (or WBK) pay them and we agree (or WBK agrees) to do so. Each party shall bear the expense of its own attorneys’ fees, except as otherwise provided by law. If a statute gives you the right to recover any of these fees, these statutory rights shall apply in the arbitration notwithstanding anything to the contrary herein.
e. Within 30 days of a final award by the arbitrator, any party may appeal the award for reconsideration by a three-arbitrator panel selected according to the rules of the arbitrator administrator. In the event of such an appeal, any opposing party may cross-appeal within 30 days after notice of the appeal. The panel will reconsider de novo all aspects of the initial award that are appealed. Costs and conduct of any appeal shall be governed by this Arbitration Provision and the administrator’s rules, in the same way as the initial arbitration proceeding. Any award by the individual arbitrator that is not subject to appeal, and any panel award on appeal, shall be final and binding, except for any appeal right under the Federal Arbitration Act (“FAA”), and may be entered as a judgment in any court of competent jurisdiction.

f. We agree not to invoke our right to arbitrate an individual Claim you may bring in Small Claims Court or an equivalent court, if any, so long as the Claim is pending only in that court. NO ARBITRATION SHALL PROCEED ON A CLASS, REPRESENTATIVE, OR COLLECTIVE BASIS (INCLUDING AS PRIVATE ATTORNEY GENERAL ON BEHALF OF OTHERS), EVEN IF THE CLAIM OR CLAIMS THAT ARE THE SUBJECT OF THE ARBITRATION HAD PREVIOUSLY BEEN ASSERTED (OR COULD HAVE BEEN ASSERTED) IN A COURT AS CLASS REPRESENTATIVE, OR COLLECTIVE ACTIONS IN A COURT. Unless consented to in writing by all parties to the arbitration, no party to the arbitration may join, consolidate, or otherwise bring claims for or on behalf of two or more individuals or unrelated corporate entities in the same arbitration unless those persons are parties to a single transaction. Unless consented to in writing by all parties to the arbitration, an award in arbitration shall determine the rights and obligations of the named parties only, and only with respect to the claims in arbitration, and shall not (a) determine the rights, obligations, or interests of anyone other than a named party, or resolve any Claim of anyone other than a named party; nor (b) make an award for the benefit of, or against, anyone other than a named party. No administrator or arbitrator shall have the power or authority to waive, modify, or fail to enforce this section 18(f), and any attempt to do so, whether by rule, policy, arbitration decision or otherwise, shall be invalid and unenforceable. Any challenge to the validity of this section 18(f) shall be determined exclusively by a court and not by the administrator or any arbitrator.
g. This Arbitration Provision is made pursuant to a transaction involving interstate commerce and shall be governed by and enforceable under the FAA. The arbitrator will apply substantive law consistent with the FAA and applicable statutes of limitations. The arbitrator may award damages or other types of relief permitted by applicable substantive law, subject to the limitations set forth in this Arbitration Provision. The arbitrator will not be bound by judicial rules of procedure and evidence that would apply in a court. The arbitrator shall take steps to reasonably protect confidential information.
h. This Arbitration Provision shall survive (i) suspension, termination, revocation, closure, or amendments to this Agreement and the relationship of the parties and/or WBK; (ii) the bankruptcy or insolvency of any party or other person; and (iii) any transfer of any loan or Note or any other promissory note(s) which you owe, or any amounts owed on such loans or notes, to any other person or entity. If any portion of this Arbitration Provision other than section 18(f) is deemed invalid or unenforceable, the remaining portions of this Arbitration Provision shall nevertheless remain valid and in force. If an arbitration is brought on a class, representative, or collective basis, and the limitations on such proceedings in section 18(f) are finally adjudicated pursuant to the last sentence of section 18(f) to be unenforceable, then no arbitration shall be had. In no event shall any invalidation be deemed to authorize an arbitrator to determine Claims or make awards beyond those authorized in this Arbitration Provision.
THE PARTIES ACKNOWLEDGE THAT THEY HAVE A RIGHT TO LITIGATE CLAIMS THROUGH A COURT BEFORE A JUDGE OR JURY, BUT WILL NOT HAVE THAT RIGHT IF ANY PARTY ELECTS ARBITRATION PURSUANT TO THIS ARBITRATION PROVISION. THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVE THEIR RIGHTS TO LITIGATE SUCH CLAIMS IN A COURT BEFORE A JUDGE OR JURY UPON ELECTION OF ARBITRATION BY ANY PARTY.

Exhibit E
Sample Funding Statement

From:	Wynn Goodchild
To:	Barrett Hicken
Cc:	jdonovan@lendingclub.com; Sherry Gittins; Steve Stanford; Shannon Hutchings
Subject:	WebBank Loan Information 11-5
Date:	Wednesday, November 05, 2008 4:13:12 PM
The loans specified below have been processed as of the date of this email and funds totaling $45,500 will be disbursed by WebBank on the Disbursement Date set forth in Section A. The promissory notes totaling $45,500 below will be purchased by Lending Club on the Purchase Date set forth in Section B pursuant to the Loan Sale Agreement dated 12/10/2007.
Loans for 11-5-08

Loan ID	Loan $ Amounts
359183	14,775.00
359428	9,925.00
359903	14,775.00
360506	3,970.00
361086	1,477.50

Exhibit 10.15
HOSTING SERVICES AGREEMENT
This Hosting Services Agreement (the “Agreement”) between LendingClub Corporation (“LendingClub”) and FOLIOfn Investments, Inc. (“Customer”) is made effective as of October 6, 2008 (“Effective Date”).
1. Overview.
1.1. General. This agreement states the terms and conditions by which LendingClub will deliver and Customer will receive the Service provided by LendingClub, including facilities, bandwidth and managed services. The specific service to be provided hereunder (the “Service”) is identified in Schedule A, hereby incorporated by reference into this Agreement.
1.2. Definitions.
(a) “Customer Technology” means Customer’s proprietary technology, including Customer’s internet operations design, content, software tools, hardware designs, algorithms, software (in source and object forms), user interface designs, architecture, class libraries, objects and documentation (both printed and electronic), know-how, trade secrets and any related intellectual property rights throughout the world (whether owned by Customer or licensed to Customer from a third party) and also including any derivatives, improvements, enhancements or extensions of Customer Technology conceived, reduced to practice, or developed during the term of this Agreement by Customer.
(b) “Internet Data Center(s)” means any of the facilities used by LendingClub to provide the Service.
(c) “LendingClub Technology” means LendingClub’s proprietary technology, including LendingClub services, software tools, hardware designs, algorithms, software (in source and object forms), user interface designs, architecture, class libraries, objects and documentation (both printed and electronic), network designs, know-how, trade secrets and any related intellectual property rights throughout the world (whether owned by LendingClub or licensed to LendingClub from a third party) and also including any derivatives, improvements, enhancements or extensions of LendingClub Technology conceived, reduced to practice, or developed during the term of this Agreement by either party.
(d) “Rules And Regulations” means the LendingClub general rules and regulations governing Customer’s use of the Service, including, but not limited to, on line conduct.
(e) “Service Commencement Date” means the date LendingClub will begin providing the Service to Customer, as indicated in a notice of service commencement delivered by LendingClub to Customer.
2. Delivery of Services; Term; Exclusivity and Notice.
2.1. Delivery of Services. Customer agrees to take, and LendingClub agrees to provide, the Service during the Initial Term and for any period thereafter, as specified in paragraph 2.2 below.
2.2. Term.
(a) Term Commencement. The term for the Service will commence on the Service Commencement Date indicated in the notice of service commencement delivered by LendingClub to Customer when LendingClub begins providing the Service to Customer.
(b) Term. Unless earlier terminated as provided herein, this Agreement shall be effective during the period from the Service Commencement Date until the first anniversary of the Service Commencement Date, unless terminated earlier in accordance with Section 10 (the “Term”).
(c) Renewed Term. If no notice of termination is given in accordance with Section 10 prior to the expiration of the Term, this Agreement shall automatically renew for a period of one (1) year (“Renewed Term”).
2.3. Exclusivity. The parties acknowledge that Customer has developed an alternative trading system for notes or securities and that it is constantly modifying that system. The parties agree that Customer (or any affiliate of Customer) may, in its sole discretion, operate an alternative trading system (or similar exchange or system) for the trading of notes or securities by members, participants, subscribers (or persons of a similar nature) of an Internet-based social lending platform (howsoever described) that directly or indirectly competes with LendingClub.
3. Fees. LendingClub shall provide the Service to Customer during the term of this Agreement for no charge.

4. Confidential Information; Intellectual Property Ownership.
4.1. Confidential Information.
(a) Customer’s Confidentiality Obligation. For so long as this Agreement remains in effect and for a period of ten (10) years after any expiration or termination of this Agreement, Customer agrees that it and its managers, employees, consultants, agents and advisors shall treat confidentially and not disclose, or permit any affiliate of it or their respective advisors, employees, agents or representatives to disclose, to any third party any non-public or proprietary information received from or on behalf of LendingClub or about LendingClub (“Confidential Information”). Confidential Information will include all information in tangible or intangible form that is marked or designated as confidential or that, under the circumstances of its disclosure, should be considered confidential. Confidential Information also will include, but not be limited to, LendingClub Technology, Customer Technology, and the terms and conditions of this Agreement. Further, for the avoidance of doubt, such Confidential Information shall include any personally identifiable information about any borrower or lender member of the LendingClub Internet-based social lending platform, excluding information provided by any lender member to Customer in the course of establishing or maintaining a brokerage account for any such person or relating to executing a transaction for any such person. Customer agrees not to use such Confidential Information for any purpose other than for the purposes contemplated under this Agreement, without obtaining the prior written consent of LendingClub, except (i) portions of such information that are or become generally available to the public other than as a result of disclosure by Customer in violation of this Agreement, (ii) portions of such information received on a non-confidential basis from a third party who, to such recipient’s knowledge, is not prohibited from disclosing the information pursuant to a confidentiality agreement with, or fiduciary obligations to, LendingClub, and (iii) for the purpose of making any disclosures required by applicable law. In the event that such Confidential Information is disclosed in accordance with this paragraph, Customer agrees to contractually require each person to whom it has provided such Confidential Information as expressly permitted hereunder or with the prior written consent of LendingClub to keep such information confidential and to use and disclose it only in connection with its performance under this Agreement.
(b) LendingClub’s Confidentiality Obligation. For so long as this Agreement remains in effect and for a period of ten (10) years after any expiration or termination of this Agreement, LendingClub agrees that it and its directors, employees, consultants, agents, representatives and advisors shall treat confidentially and will not disclose to any third party any Confidential Information received from or on behalf of Customer or any of its affiliates, or use such Confidential Information for any purpose other than providing the Service or for the fulfillment of LendingClub’s obligations under this Agreement without obtaining the prior written consent of Customer, except (i) portions of such information that are or become generally available to the public other than as a result of disclosure by LendingClub in violation of this Agreement, (ii) portions of such information received on a non-confidential basis from a third party who, to such recipient’s knowledge, is not prohibited from disclosing the information pursuant to a confidentiality agreement with, or fiduciary obligations to, Customer, and (iii) for the purpose of making any disclosures required by applicable law.
(c) Permitted Disclosure. Notwithstanding paragraphs (a) and (b) above, either party may disclose Confidential Information received from the other if:
(i) such information is disclosed, in compliance with applicable law, by the receiving party to its advisors, representatives, agents and employees, acting in their capacity as such, who have a need to know such Confidential Information in connection with the performance of this Agreement; provided, however, that such advisors, representatives, agents and employees shall be required to agree to abide by the requirements of this Section 4.1 and the receiving party shall be liable to the other party for any breach of these requirements by its advisors, employees, agents and representatives; or
(ii) either party determines that it is required by applicable law to disclose information not otherwise permitted to be disclosed pursuant hereto. In advance of any such disclosure (to the extent legally permitted and reasonably practicable), the receiving party shall consult with the other party regarding such disclosure and seek confidential treatment for such portions of the disclosure as may be requested by the other party. Such receiving party shall have no liability hereunder if, prior to the required disclosure, the receiving party receives a written opinion from its counsel opining that such disclosure is required by law or regulation. In addition, notwithstanding any other provision of this Agreement, either party shall be permitted to file a copy of this Agreement with any governmental authority or securities regulatory body, as necessary.
(d) Damages Not an Adequate Remedy. Without prejudice to any other rights or remedies of a party, the parties acknowledge and agree that damages would not be an adequate remedy for any breach of this Section 4.1 and the remedies of prohibitory injunctions and other relief are appropriate and may be sought for any threatened or actual breach of any provision of this Section 4.1. No proof of special damages shall be necessary for the enforcement of any party’s rights under this Section 4.1.
4.2. Intellectual Property.
(a) Ownership. Except for the rights expressly granted herein, this Agreement does not transfer from LendingClub to Customer any LendingClub Technology, and all right, title and interest in and to LendingClub Technology will remain solely with LendingClub. Except for the rights expressly granted herein, this Agreement does not transfer from Customer to LendingClub any Customer Technology, and all right, title and interest in and to Customer Technology will remain solely with Customer. LendingClub and Customer each agrees that it will not, directly or indirectly, reverse engineer, decompile, disassemble or otherwise attempt to derive source code or other trade secrets from the other party.
(b) General Skills and Knowledge. Notwithstanding anything to the contrary in this Agreement, neither party will be prohibited or enjoined at any time from utilizing any skills or knowledge of a general nature acquired during the course of providing or receiving the Service, including, without limitation, information publicly known or available or that could reasonably be acquired in similar work performed for another.

2

5. LendingClub Representations and Warranties.
5.1. General. LendingClub represents and warrants that (a) it has the legal right to enter into this Agreement and perform its obligations hereunder, and (b) the performance of its obligations and delivery of the Service to Customer will not violate any applicable U.S. laws or regulations or cause a breach of any agreements with any third parties.
5.2. Service Performance Warranty. LendingClub warrants that it will perform the Service in a manner consistent with industry standards reasonably applicable to the performance thereof.
5.3. No Other Warranty. Except for the express warranties set forth in this Section 5, the Service is provided on an “as is” basis, and Customer’s use of the Service is at its own risk. LendingClub does not make, and hereby disclaims, any and all other express and/or implied warranties, including, but not limited to, warranties of merchantability, fitness for a particular purpose, noninfringement and title, and any warranties arising from a course of dealing, usage, or trade practice. LendingClub does not warrant that the Service will be uninterrupted, error-free, or completely secure.
5.4. Disclaimer of Actions Caused by and/or Under the Control of Third Parties. LendingClub does not and cannot control the flow of data to or from LendingClub’s network and other portions of the internet. Such flow depends in large part on the performance of internet services provided or controlled by third parties. At times, actions or inactions of such third parties can impair or disrupt Customer’s connections to the internet (or portions thereof). Although LendingClub will use commercially reasonable efforts to take all actions it deems appropriate to remedy and avoid such events, LendingClub cannot guarantee that such events will not occur. Accordingly, LendingClub disclaims any and all liability resulting from or related to such events.
6. Customer Obligations.
6.1. Warranties of Customer.
(a) General. Customer represents and warrants that the performance of its obligations and use of the Service (by Customer, its customers and users) will not violate any applicable laws, regulations or the Rules and Regulations or cause a breach of any agreements with any third parties.
(b) Breach of Warranties. In the event of any material breach of the foregoing warranty, in addition to any other remedies available at law or in equity, LendingClub will have the right, in its sole reasonable discretion, to suspend immediately the Service if deemed reasonably necessary by LendingClub to prevent any harm to LendingClub and its business. LendingClub will provide notice and opportunity to cure if practicable depending on the nature of the breach. Once cured, LendingClub will promptly restore the Service.
6.2. Compliance With Law and Rules and Regulations. Customer agrees that it will use the Service only for lawful purposes and in accordance with this Agreement. Customer will comply at all times with all applicable laws and regulations and the Rules and Regulations, as updated by LendingClub from time to time. The Rules and Regulations are incorporated herein and made a part hereof by this reference. LendingClub may change the Rules and Regulations upon fifteen (15) days’ written notice to Customer. Customer agrees that it has received, read and understands the current version of the Rules and Regulations. The Rules and Regulations contain restrictions on Customer’s and Customer’s users’ online conduct (including prohibitions against unsolicited commercial email) and contain financial penalties for violations of such restrictions. Customer agrees to comply with such restrictions and shall use commercially reasonable efforts to cause Customer’s users to comply with such restrictions. Customer acknowledges that LendingClub exercises no control whatsoever over the content of the information passing through Customer’s site(s).
6.3. Restrictions on Use of Services. Customer shall not resell the Service to any third parties.
7. Insurance.
7.1. LendingClub Minimum Levels. LendingClub agrees to keep in full force and effect during the term of this Agreement: (i) comprehensive general liability insurance in an amount standard for the industry and appropriate to cover its liabilities hereunder and (ii) workers’ compensation insurance in an amount not less than that required by applicable law. LendingClub agrees that it will ensure and be solely responsible for ensuring that its contractors and subcontractors maintain insurance coverage at levels no less than those required by applicable law and customary in LendingClub’s and its agents’ industries.
8. Limitations of Liability.
8.1. Consequential Damages Waiver. In no event will either party be liable or responsible to the other for any type of incidental, punitive, indirect or consequential damages, including, but not limited to, lost revenue, lost profits, replacement goods, loss of technology, rights or services, loss of data, or interruption or loss of use of service or equipment, even if advised of the possibility of such damages, whether arising under theory of contract, tort (including negligence), strict liability or otherwise.
8.2. Basis of the Bargain; Failure of Essential Purpose. The parties acknowledge that they each entered into this Agreement in reliance upon the limitations of liability and the disclaimers of warranties and damages set forth herein, and that the same form an essential basis of the bargain between the parties. The parties agree that the limitations and exclusions of liability and disclaimers specified in this Agreement will survive and apply even if found to have failed of their essential purpose.

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9. Indemnification.
9.1. Customer’s Indemnification of LendingClub. Customer shall defend, indemnify and hold LendingClub harmless from and against any and all claims, demands, causes of action, or suits of any nature or character based on any legal theory, including products liability, strict liability, violation of any federal, state or local law, rule or regulation, or the sole or concurrent negligence of any person (“Claims”) to which LendingClub may become subject (including any legal or other expenses reasonably incurred by it in connection with investigating any Claim against it and defending any action and any amounts paid in settlement or compromise, provided Customer shall have given its prior written approval of such settlement or compromise, which approval shall not be unreasonably withheld or delayed) that arise, directly or indirectly, from (i) any third party Claim resulting from any breach by Customer (or its affiliates) of this Agreement or the failure to perform any activities necessary under this Agreement by any employee of Customer, (ii) any grossly negligent act or omission to act by any employee of Customer relating to any activities, if any, performed under this Agreement, or (iii) Customer’s (or its affiliates’) willful misconduct or fraud.
9.2. LendingClub’s Indemnification of Folio. LendingClub shall defend, indemnify and hold Customer and its affiliates harmless from and against any and all Claims to which Customer and its affiliates may become subject (including any legal or other expenses reasonably incurred by it in connection with investigating any Claim against it and defending any action and any amounts paid in settlement or compromise, provided LendingClub shall have given its prior written approval of such settlement or compromise, which approval shall not be unreasonably withheld or delayed) that arise, directly or indirectly, from any third party Claim arising from any activities by Customer, Customer’s affiliates or Customer’s employees or agents relating to this Agreement (including, for the avoidance of doubt, any action or claim brought by a regulator or self-regulatory organization under federal or state securities laws, rules or regulations), except to the extent such Claim is a result of Customer’s gross negligence, willful misconduct or fraud (or the gross negligence, willful misconduct or fraud of any Customer employee) with respect to this Agreement.
9.3. Exclusivity of Remedies. Subject to Sections 4.1(d) and 8, absent actual fraud or willful misconduct by any of the parties to this Agreement, and except for matters for which the remedy of specific performance, injunctive relief or other non-monetary equitable remedies are available, the indemnification rights provided above shall be the sole and exclusive remedy of the parties under this Agreement.
10. Termination.
10.1. Termination with Notice. The following parties may terminate this Agreement:
(a) LendingClub in writing, without cause, effective nine (9) months’ after notice is sent to Customer, provided, however, this Agreement shall terminate along with the Services Agreement if the Services Agreement is terminated in accordance with Section 2.2(a)(i) thereof;
(b) Customer in writing, without cause, effective nine (9) months’ after such notice is sent to LendingClub;
(c) Either party, in writing, effective immediately, in the event of any material breach of any warranty, representation or covenant of this Agreement by the other party which remains uncured thirty (30) days after written notice of such breach to such other party; or
(d) Either party, upon mutual agreement of the parties.
10.2. Cross-termination. Notwithstanding the foregoing, this Agreement shall terminate immediately upon the effective termination of the License Agreement between the parties, dated October 6, 2008 (“License Agreement”) or the Services Agreement between the parties, dated October 6, 2008.
10.3. Effect of Termination. Upon the effective date of termination of this Agreement:
(a) LendingClub will immediately cease providing the Service; and
(b) Within thirty (30) days of such termination, each party will return all Confidential Information of the other party in its possession and will not make or retain any copies of such Confidential Information except as required to comply with any applicable legal or accounting record keeping requirement.
10.4. Survival. The following provisions will survive any expiration or termination of the Agreement: Sections 4.1, 4.2, 5.3, 8, 9, 10.3 and 11.
11. Miscellaneous Provisions.
11.1. Force Majeure. Neither party will be liable for any failure or delay in its performance under this Agreement due to any cause beyond its reasonable control, including acts of war, acts of god, earthquake, flood, embargo, riot, sabotage, labor shortage or dispute, governmental act or failure of the internet (not resulting from the actions or inactions of LendingClub), provided that the delayed party: (a) gives the other party prompt notice of such cause, and (b) uses its reasonable commercial efforts to promptly correct such failure or delay in performance. If LendingClub is unable to provide Service for a period of sixty (60) consecutive days as a result of a continuing force majeure event, Customer may cancel the Service.

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11.2. No Lease; Agreement Subordinate to Master Lease. This Agreement is a services agreement and is not intended to and will not constitute a lease of any real property. Customer acknowledges and agrees that (i) it has been granted only a license to use the Internet Data Centers in accordance with this Agreement; (ii) Customer has not been granted any real property interest in the Internet Data Centers; (iii) Customer has no rights as a tenant or otherwise under any real property or landlord/tenant laws, regulations, or ordinances; and (iv) this Agreement, to the extent it involves the use of space leased by LendingClub, shall be subordinate to any lease between LendingClub and its landlord(s).
11.3. Non-Solicitation. During the term of this Agreement and continuing through the first anniversary of the termination of this Agreement, Customer agrees that it will not, and will ensure that its affiliates do not, directly or indirectly, solicit or attempt to solicit for employment any persons employed by LendingClub or contracted by LendingClub to provide Service to Customer.
11.4. Third Party Beneficiaries. LendingClub and Customer agree that, except as otherwise expressly provided in this Agreement, there shall be no third party beneficiaries to this Agreement, including but not limited to the insurance providers for either party or the customers of Customer.
11.5. Governing Law. This Agreement is made under and will be governed by and construed in accordance with the laws of the Commonwealth of Virginia (except that body of law controlling conflicts of law) and specifically excluding from application to this Agreement that law known as the United Nations Convention on the International Sale of Goods.
11.6. Severability; Waiver. In the event any provision of this Agreement is held by a tribunal of competent jurisdiction to be contrary to the law, the remaining provisions of this Agreement will remain in full force and effect. The waiver of any breach or default of this Agreement will not constitute a waiver of any subsequent breach or default, and will not act to amend or negate the rights of the waiving party.
11.7. Assignment. Customer may not assign its rights or delegate its duties under this Agreement either in whole or in part without the prior written consent of LendingClub, and any attempted assignment or delegation without such consent will be void. LendingClub may assign this Agreement in whole or part. LendingClub also may delegate the performance of certain Services to third parties, including LendingClub’s wholly owned subsidiaries, provided LendingClub controls the delivery of such Services to Customer and remains responsible to Customer for the delivery of such Services. This Agreement will bind and inure to the benefit of each party’s successors and permitted assigns.
11.8. Notice. All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given when transmitted by facsimile during business hours with proof of confirmation from the transmitting machine, or delivered by courier or other hand delivery, as follows:
LendingClub Corporation:
440 North Wolfe Road
Sunnyvale, CA 94085
Attn: Renaud Laplanche, rlaplanche@lendingclub.com
FOLIOfn Investments, Inc.:
8000 Towers Crescent Drive
Suite 1500
Vienna, VA 22182
Attn: Michael Hogan, hoganm@foliofn.com
11.9. Relationship of Parties. LendingClub and Customer are independent contractors and this Agreement will not establish any relationship of partnership, joint venture, employment, franchise or agency between LendingClub and Customer. Neither LendingClub nor Customer will have the power to bind the other or incur obligations on the other’s behalf without the other’s prior written consent, except as otherwise expressly provided herein.
11.10. Entire Agreement; Counterparts; Originals. This Agreement, including all documents incorporated herein by reference, constitutes the complete and exclusive agreement between the parties with respect to the subject matter hereof, and supersedes and replaces any and all prior or contemporaneous discussions, negotiations, understandings and agreements, written and oral, regarding such subject matter. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. Once signed, any reproduction of this Agreement made by reliable means (e.g., photocopy, facsimile) is considered an original. This Agreement may be changed only by a written document signed by authorized representatives of LendingClub and Customer in accordance with this Section 11.10.

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Authorized representatives of Customer and LendingClub have read the foregoing and all documents incorporated therein and agree and accept such terms effective as of the date first above written.

FOLIOfn Investments, Inc.:		LendingClub Corporation:

Signature:	/s/ Michael J. Hogan	Signature:	/s/ Renaud Laplanche

Print Name:	Michael J. Hogan	Print Name:	Renaud Laplanche
Title:	Chief Executive Officer and President	Title:	Chief Executive Officer
Date:	October 8, 2008	Date:	October 6, 2008

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Schedule A
SERVICE
The operation and hosting of the current release and version of LendingClub’s computer software program as configured for use by FOLIOfn Investments, Inc., to operate an alternative trading system for the trading of certain notes issued by LendingClub and held by members of the LendingClub Internet-based social lending platform who also are customers of Folio, including all related updates, revisions, error corrections and enhancements thereof which are provided by LendingClub to Customer.

Exhibit 10.16
Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
SERVICES AGREEMENT
THIS SERVICES AGREEMENT (this “Agreement”), dated as of October 6, 2008 (the “Effective Date”), is by and between FOLIOfn Investments, Inc., a Virginia corporation registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (“Folio”), and LendingClub Corporation, a Delaware corporation (“Lending Club”).
RECITALS
WHEREAS, Lending Club and Folio have entered into a License Agreement whereby Lending Club has agreed to license to Folio certain software and technology that Folio will use to operate an alternative trading system (“Software”) for the secondary trading of certain notes issued by Lending Club (“Notes”) and held by members of the Lending Club Internet-based social lending platform who also are customers of Folio (“Folio’s Business”);
WHEREAS, Lending Club and Folio have entered into a Hosting Services Agreement whereby Lending Club has agreed to host such Software for Folio’s exclusive use; and
WHEREAS, in connection with Folio’s Business, Lending Club has agreed to provide to Folio, for the exclusive benefit of Folio, certain services, in accordance with the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement, subject to the satisfaction of the terms and conditions set forth herein, and intending to be legally bound, the parties hereto agree as follows:
ARTICLE I
SERVICES
SECTION 1.1 Provision of Services. Subject to the terms and conditions of this Agreement, Lending Club shall provide to Folio the services as listed and described on Exhibit A, or as otherwise described in this Agreement (collectively, the “Services”).
(a) Scope. The Services (i) shall include the services set forth in Exhibit A, as amended from time to time, and (ii) shall be provided (A) in a manner and with reasonable care consistent with the manner and reasonable care used by Lending Club in the conduct of its own business, and (B) in a manner consistent with laws and regulations applicable to Lending Club and Folio. Subject to the first sentence of this paragraph and Section 1.4, the parties may agree from time to time that in addition to the existing Services, other services are necessary for the conduct of Folio’s Business and subject further to the requirements of applicable law, statute, order, rule, regulation, policy or guideline (“Applicable Law”) of any United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the U.S. Securities and Exchange Commission (“Commission”), or any other authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof or any foreign jurisdiction, and any court, tribunal or arbitrator(s), and any United States or foreign governmental or non-governmental self-regulatory organization, agency or authority (including the Financial Industry Regulatory Authority, Inc.) (“SRO”), in each case, having competent jurisdiction or authority (collectively, “Governmental Authority”). Such other services will be included in the Services upon the written agreement of the parties.

(b) Review of Scope. If one of the parties wishes to conduct a review of, or make changes to, the Services, that party shall request in writing that a services review meeting be held within ten (10) business days, to discuss the provision of Services; provided that no changes to the Services will be made without the prior written consent of all parties. For the avoidance of doubt, Lending Club may choose to use different facilities, equipment, software programs, and employees to provide the Services without the prior approval of Folio.
(c) Relationship of the Parties. Lending Club acknowledges that it is an independent contractor. Nothing herein contained shall be deemed or construed (i) to constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking or (ii) to allow either party to create or assume any obligation on behalf of the other party. The duties and responsibilities of the parties hereto shall be rendered by each as an independent contractor and not as an agent for the other party. Folio acknowledges that, notwithstanding the provision of the Services by Lending Club to Folio, Folio shall remain responsible to any relevant Governmental Authority for the continued performance by Lending Club of the Services under this Agreement.
(d) Regulatory Requirements relating to Services. Lending Club shall file an undertaking with the Commission, in the form attached as Exhibit C to this Agreement, within seven (7) days after execution of this Agreement, and provide a copy to Folio.
(e) Consideration to Folio. For each Note sold, Folio will charge the seller a percentage of the proceeds received from such sale (“Transaction Fee”). Further, the parties acknowledge that Lending Club has an interest in the establishment and successful operation of Folio’s Business because of the shared customers of Lending Club and Folio. As such, Lending Club shall pay to Folio no later than fifteen (15) days after the end of each calendar month during the Term (as defined below) or any Renewed Term (as defined below) an amount equal to a flat fee (as set forth below) minus the aggregate Transaction Fees received by Folio for the preceding calendar month. Lending Club shall pay a flat fee of [*] dollars ($[*]) per month for the Term of this Agreement, [*] dollars ($[*]) per month for the first Renewed Term of this Agreement and [*] dollars ($[*]) per month for any subsequent Renewed Term. Further, for any period for which Folio conducts Folio’s Business that is less than one calendar month, Lending Club shall pay for that period of time only, a pro rata portion of the flat fee minus the aggregate Transaction Fee received by Folio for the same period of time.
(f) Marketing. For the Term (as defined below), Lending Club shall showcase Folio through the use of its corporate name or trademark, if any, in a manner mutually agreeable to the parties on either Lending Club’s homepage or any homepage through which a lender member would access the Lending Club website. In addition, the parties agree to facilitate the marketing campaign calendar set forth in Exhibit D.

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(g) Audit. Once during the Term (as defined below) and once during the Renewed Term (as defined below), Folio shall have the right to conduct (or direct an agent to conduct) at Lending Club’s expense not to exceed [*] dollars ($[*]) per audit, an audit of any appropriate site, facility or performance documentation of Lending Club, as directly related to the Services, and as may be reasonably necessary for compliance purposes under Applicable Law. Such audits shall be conducted during normal business hours and in a manner so as not to cause Lending Club to be in violation of any Applicable Law or contracts or other rights of third parties. Lending Club shall provide to Folio or any auditor or attorney acting on Folio’s behalf with respect to conducting an audit of the Services such assistance as they reasonably require, including installing and operating audit software. With respect to any agreement between Folio and any auditor or attorney acting on Folio’s behalf under this paragraph, Folio shall require such auditor or attorney to maintain any confidential information created or received relating to Lending Club in accordance with Section 4.1 of this Agreement.
SECTION 1.2 No Employment Relationship. At all times during the performance of the Services, all persons performing Services shall be in the employ and/or under the control of Lending Club (including agents, contractors, temporary employees and consultants) and shall be independent from Folio and shall not be considered to be employees of Folio or its affiliates and shall not be entitled to any payment, benefit or perquisite directly from Folio or its affiliates on account of the Services received. Lending Club agrees that no person acting as an employee of Lending Club who performs Services under this Agreement may, at such time and in the exclusive capacity as a Lending Club employee, make any representation regarding Folio, hold himself or herself out as an agent or employee of Folio, bind, or attempt to bind, Folio or take any similar action.
SECTION 1.3 No Conflicts. Notwithstanding any other provision of this Agreement, Lending Club shall not be required to provide or to cause to be provided Services hereunder that conflict with any Applicable Law, contract, rule, regulation, order, license, authorization, certification or permit.
SECTION 1.4 Limitation of Services. Except as otherwise expressly contemplated by Exhibit A, Lending Club shall not be obligated to (a) make modifications to its existing systems, or (b) acquire additional assets, equipment, rights or properties (including computer equipment, software, furniture, furnishings, fixtures, machinery, vehicles, tools or other tangible personal property) or hire additional personnel in connection with this Agreement.
SECTION 1.5 Exclusivity. The parties acknowledge that Folio has developed an alternative trading system for notes or securities and that it is constantly modifying that system. The parties agree that Folio (or any affiliate of Folio) may, in its sole discretion, operate an alternative trading system (or similar exchange or system) for the trading of notes or securities by members, participants, subscribers (or persons of a similar nature) of an Internet-based social lending platform (howsoever described) that directly or indirectly competes with Lending Club.

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ARTICLE II
TERM OF THE AGREEMENT
SECTION 2.1 Term of the Agreement.
(a) The term of this Agreement shall commence on the Effective Date and shall continue until the first anniversary of the Effective Date, unless terminated earlier in accordance with Section 2.2 (“Term”).
(b) If no notice of termination is given in accordance with Section 2.2 prior to the expiration of the Term, this Agreement shall automatically renew for a period of one (1) year (“Renewed Term”) and the consideration to Folio shall increase as described in Section 1.1(e).
SECTION 2.2 Termination.
(a) The following parties may terminate this Agreement:
(i) Lending Club in writing, without cause, effective nine (9) months’ after notice is sent to Folio; provided, however, that Lending Club may terminate in writing, without cause, effective three (3) months after notice to Folio and Folio shall be entitled to receive liquidated damages in the amount of forty-five thousand dollars ($45,000) minus any monies paid to Folio by Lending Club during the term of the Agreement pursuant to Section 1.1(e);
(ii) Folio in writing, effective immediately, if Lending Club commits a breach of Applicable Law that materially affects Folio’s ability to provide brokerage services to customers of Folio (“Folio Customers”) in compliance with any federal or state securities laws, rules or regulations or any rules of a self-regulatory organization of which Folio is a member, provided, however, that Lending Club shall provide the Services for a commercially reasonable period of time to allow Folio to close out any outstanding transactions relating to Folio’s Business at the time of termination;
(iii) Folio in writing, without cause, effective nine (9) months’ after such notice is sent to Lending Club;
(iv) Either party, in writing, effective immediately, in the event of any material breach of any warranty, representation or covenant of this Agreement by the other party which remains uncured thirty (30) days after written notice of such breach to such other party; or
(v) Either party, upon mutual agreement of the parties.
(b) Notwithstanding the foregoing, this Agreement shall terminate immediately upon the effective termination of the License Agreement between the parties, dated October 6, 2008 (“License Agreement”) or the Hosting Services Agreement between the parties, dated October 6, 2008.

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SECTION 2.3 Consequences of Termination, Expiration of the Term or Expiration of the Renewed Term. Upon termination, for any reason, expiration of the Term or expiration of any Renewed Term of this Agreement, (i) Lending Club shall maintain the Books and Records for the terms outlined in Exhibit A on behalf of, and for the benefit of, Folio; and (ii) either party shall, if required by the other (disclosing) party, return or destroy all Confidential Information (as defined below), subject to Applicable Law.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
SECTION 3.1 Representations and Warranties. Each party represents and warrants to the other party that:
(a) it is a company duly incorporated and validly existing under the laws of the jurisdiction of its establishment;
(b) it has the full power and authority to enter into this Agreement and to perform its obligations under this Agreement;
(c) it has obtained all material consents and approvals and taken all actions necessary for it to validly enter into and give effect to this Agreement;
(d) this Agreement will, when executed, constitute lawful, valid and binding obligations on it, enforceable in accordance with its terms; and
(e) it has since June 30, 2008, in all material respects, carried on and is carrying on its business in compliance with all Applicable Law, and since June 30, 2008 has complied and is able to comply with the rules and requirements of all relevant Governmental Authorities. It has not breached, and there are no breaches, of its organizational documents. To its actual knowledge, there has not been and there is no investigation or inquiry by, or order, decree, decision or judgment of, any Governmental Authority outstanding or anticipated against it, which, in each case, would have a material adverse effect on its ability to enter into or perform its obligations under this Agreement.
SECTION 3.2 Continuing Effect. The representations and warranties set out in Section 3.1 shall be deemed to be repeated throughout the term of this Agreement.

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ARTICLE IV
CONFIDENTIALITY
SECTION 4.1 Folio’s Confidentiality Obligation. For so long as this Agreement remains in effect and for a period of ten (10) years after any expiration or termination of this Agreement, Folio agrees that it and its managers, employees, consultants, agents and advisors shall treat confidentially and not disclose, or permit any affiliate of it or their respective advisors, employees, agents or representatives to disclose, to any third party any non-public or proprietary information received from or on behalf of Lending Club or about Lending Club (“Confidential Information”). Confidential Information will include all information in tangible or intangible form that is marked or designated as confidential or that, under the circumstances of its disclosure, should be considered confidential. Further, for the avoidance of doubt, such Confidential Information shall include any personally identifiable information about any borrower or lender member of the Lending Club Internet-based social lending platform, excluding personally identifiable lender information received by Folio in the course of establishing or maintaining an account for any such member or relating to executing a transaction for any such member. Folio agrees not to use such Confidential Information for any purpose other than for the purposes contemplated under this Agreement, without obtaining the prior written consent of Lending Club, except (a) portions of such information that are or become generally available to the public other than as a result of disclosure by Folio in violation of this Agreement, (b) portions of such information received on a non-confidential basis from a third party who, to such recipient’s knowledge, is not prohibited from disclosing the information pursuant to a confidentiality agreement with, or fiduciary obligations to, Lending Club, and (c) for the purpose of making any disclosures required by Applicable Law. In the event that such Confidential Information is disclosed in accordance with this paragraph, Folio agrees to contractually require each person to whom it has provided such Confidential Information as expressly permitted hereunder or with the prior written consent of Lending Club to keep such information confidential and to use and disclose it only in connection with its performance under this Agreement.
SECTION 4.2 Lending Club’s Confidentiality Obligation. For so long as this Agreement remains in effect and for a period of ten (10) years after any expiration or termination of this Agreement, Lending Club agrees that it and its directors, employees, consultants, agents, representatives and advisors shall treat confidentially and will not disclose to any third party any Confidential Information received from or on behalf of Folio or any of its affiliates, or use such Confidential Information for any purpose other than providing the Services or for the fulfillment of Lending Club’s obligations under this Agreement without obtaining the prior written consent of Folio, except (a) portions of such information that are or become generally available to the public other than as a result of disclosure by Lending Club in violation of this Agreement, (b) portions of such information received on a non-confidential basis from a third party who, to such recipient’s knowledge, is not prohibited from disclosing the information pursuant to a confidentiality agreement with, or fiduciary obligations to, Folio, and (c) for the purpose of making any disclosures required by Applicable Law.
SECTION 4.3 Protection of Customer Information. For purposes of complying with their obligations under Applicable Law relating to the protection of consumer personal information, if any, the parties will comply with the terms and conditions set forth in Exhibit B attached hereto.
SECTION 4.4 Permitted Disclosure. Notwithstanding the foregoing provisions of ARTICLE IV, either party may disclose Confidential Information received from the other if:
(a) such information is disclosed, in compliance with Applicable Law, by the receiving party to its advisors, representatives, agents and employees, acting in their capacity as such, who have a need to know such Confidential Information in connection with the performance of this Agreement; provided, however, that such advisors, representatives, agents and employees shall be required to agree to abide by the requirements of this ARTICLE IV and the receiving party shall be liable to the other party for any breach of these requirements by its advisors, employees, agents and representatives; or

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(b) either party determines that it is required by Applicable Law to disclose information not otherwise permitted to be disclosed pursuant hereto. In advance of any such disclosure (to the extent legally permitted and reasonably practicable), the receiving party shall consult with the other party regarding such disclosure and seek confidential treatment for such portions of the disclosure as may be requested by the other party. Such receiving party shall have no liability hereunder if, prior to the required disclosure, the receiving party receives a written opinion from its counsel opining that such disclosure is required by law or regulation. In addition, notwithstanding any other provision of this Agreement, either party shall be permitted to file a copy of this Agreement with any Governmental Authority or securities regulatory body.
SECTION 4.5 Damages Not an Adequate Remedy. Without prejudice to any other rights or remedies of a party, the parties acknowledge and agree that damages would not be an adequate remedy for any breach of this ARTICLE IV and the remedies of prohibitory injunctions and other relief are appropriate and may be sought for any threatened or actual breach of any provision of this ARTICLE IV. No proof of special damages shall be necessary for the enforcement of any party’s rights under this ARTICLE IV.
ARTICLE V
LIMITATION OF DAMAGES
SECTION 5.1 Folio’s Liability to Lending Club. EXCEPT TO THE EXTENT (A) INCLUDED IN A FINAL AWARD AGAINST LENDING CLUB RESULTING FROM A THIRD PARTY CLAIM FOR WHICH LENDING CLUB IS INDEMNIFIED PURSUANT TO SECTION 6.1, OR (B) RELATING TO OR ARISING FROM THE WILLFUL OR INTENTIONAL MISCONDUCT OF FOLIO, IN NO EVENT SHALL FOLIO OR ITS AFFILIATES BE LIABLE TO LENDING CLUB FOR ANY LOST OR PROSPECTIVE PROFITS OR ANY OTHER SPECIAL, CONSEQUENTIAL, PUNITIVE, INCIDENTAL, OR INDIRECT LOSSES OR DAMAGES FROM THEIR PERFORMANCE UNDER THIS AGREEMENT, OR, EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH HEREIN, FOR ANY FAILURE OF OR DEFECT IN PERFORMANCE HEREUNDER OR RELATED HERETO, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. IN NO EVENT SHALL THE LIABILITY OF FOLIO OR ITS AFFILIATES UNDER THIS AGREEMENT EXCEED IN ANY GIVEN CALENDAR YEAR ONE PERCENT OF THE TOTAL DOLLAR AMOUNT OF TRANSACTIONS EXECUTED ON THE ALTERNATIVE TRADING SYSTEM OPERATED BY FOLIO IN CONJUNCTION WITH FOLIO’S BUSINESS.
SECTION 5.2 Lending Club’s Liability to Folio. EXCEPT TO THE EXTENT (A) INCLUDED IN A FINAL AWARD AGAINST FOLIO RESULTING FROM A THIRD PARTY CLAIM FOR WHICH FOLIO IS INDEMNIFIED PURSUANT TO SECTION 6.2, OR (B) RELATING TO OR ARISING FROM THE WILLFUL OR INTENTIONAL MISCONDUCT OF LENDING CLUB, IN NO EVENT SHALL LENDING CLUB BE LIABLE TO FOLIO OR ITS AFFILIATES FOR ANY LOST OR PROSPECTIVE PROFITS OR ANY OTHER SPECIAL, CONSEQUENTIAL, PUNITIVE, INCIDENTAL, OR INDIRECT LOSSES OR DAMAGES FROM ITS PERFORMANCE UNDER THIS AGREEMENT, OR, EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH HEREIN, FOR ANY FAILURE OF OR DEFECT IN PERFORMANCE HEREUNDER OR RELATED HERETO, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.

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ARTICLE VI
INDEMNIFICATION
SECTION 6.1 Folio’s Indemnification of Lending Club. Folio shall defend, indemnify and hold Lending Club harmless from and against any and all claims, demands, causes of action, or suits of any nature or character based on any legal theory, including products liability, strict liability, violation of any federal, state or local law, rule or regulation, or the sole or concurrent negligence of any person (“Claims”) to which Lending Club may become subject (including any legal or other expenses reasonably incurred by it in connection with investigating any Claim against it and defending any action and any amounts paid in settlement or compromise, provided Folio shall have given its prior written approval of such settlement or compromise, which approval shall not be unreasonably withheld or delayed) that arise, directly or indirectly, from (i) any third party Claim resulting from any breach by Folio (or its affiliates) of this Agreement or the failure to perform any activities necessary to facilitate the operation of Folio’s Business by any employee of Folio, (ii) any grossly negligent act or omission to act by any employee of Folio with respect to facilitating the operation of Folio’s Business, or (iii) Folio’s (or its affiliates’) willful misconduct or fraud.
SECTION 6.2 Lending Club’s Indemnification of Folio. Lending Club shall defend, indemnify and hold Folio and its affiliates harmless from and against any and all Claims to which Folio and its affiliates may become subject (including any legal or other expenses reasonably incurred by it in connection with investigating any Claim against it and defending any action and any amounts paid in settlement or compromise, provided Lending Club shall have given its prior written approval of such settlement or compromise, which approval shall not be unreasonably withheld or delayed) that arise, directly or indirectly, from any third party Claim arising from the operation of Folio’s Business (including, for the avoidance of doubt, any action or claim brought by a regulator or self-regulatory organization under federal or state securities laws, rules or regulations), except to the extent such Claim is a result of Folio’s negligence, willful misconduct or fraud (or the negligence, willful misconduct or fraud of any Folio employee) with respect to facilitating the operation of Folio’s Business.
SECTION 6.3 Exclusivity of Remedies. Subject to ARTICLE V, absent actual fraud or willful misconduct by any of the parties to this Agreement, and except for matters for which the remedy of specific performance, injunctive relief or other non-monetary equitable remedies are available, the indemnification rights provided above shall be the sole and exclusive remedy of the parties under this Agreement.

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ARTICLE VII
MISCELLANEOUS
SECTION 7.1 Successors and Assigns. Neither party shall assign or transfer this Agreement or any of the rights, interests or obligations hereunder without the prior written consent of the other party. A purported assignment of this Agreement or any of the rights, interests or obligations hereunder not in compliance with the provisions of this Agreement shall be null and void ab initio.
SECTION 7.2 Cooperation. Each party shall cooperate with the other party as is reasonably necessary to assist in the performance of the other party’s obligations under this Agreement.
SECTION 7.3 Entire Agreement; Amendment. This Agreement, including the exhibits referred to herein, which are hereby incorporated in and made a part of this Agreement, constitutes the entire contract between the parties with respect to the subject matter covered by this Agreement. This Agreement supersedes all previous agreements and understandings, if any, by and between the parties with respect to the subject matter covered by this Agreement. This Agreement may not be amended, changed or modified except by a writing duly executed by the parties hereto.
SECTION 7.4 Governing Law. This Agreement, and the rights and liabilities of the parties hereunder, shall be governed by the substantive laws of the Commonwealth of Virginia to the exclusion of its rules of conflict of laws and the parties agree to submit to the exclusive jurisdiction of the state and federal courts located in the Commonwealth of Virginia for the resolution of all disputes arising out of this Agreement or in connection with the Services.
SECTION 7.5 Survival. The following provisions will survive any expiration or termination of the Agreement: Sections Section 2.3, ARTICLE IV, ARTICLE V, ARTICLE VI, Section 7.4, and Section 7.6.
SECTION 7.6 Notices. All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given when transmitted by facsimile during business hours with proof of confirmation from the transmitting machine, or delivered by courier or other hand delivery, as follows:
If to Lending Club:
LendingClub Corporation:
440 North Wolfe Road
Sunnyvale, CA 94085
Attn: Renaud Laplanche, rlaplanche@lendingclub.com
If to Folio:
FOLIOfn Investments, Inc.
8000 Towers Crescent Drive
Suite 1500
Vienna, VA 22182
Attn: Michael Hogan, hoganm@foliofn.com

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SECTION 7.7 Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, firm, or corporation other than the parties, any rights or remedies under or by reason of this Agreement.
SECTION 7.8 Force Majeure. Neither party shall incur liability to the other party due to any delay or failure in performance hereunder caused by reason of any occurrence or contingency beyond its reasonable control, including but not limited to failure of suppliers, strikes, lockouts or other labor disputes, riots, acts of war or civil unrest, earthquake, fire, the elements or acts of God, novelty of product manufacture, unanticipated product development problems, or governmental restrictions or other legal requirements; provided, that such party notifies the other party in writing immediately upon commencement of such event and makes diligent efforts to resume performance immediately upon cessation of such event.
SECTION 7.9 Severability. In the event that any provision of this Agreement is declared by any court or other judicial or administrative body of competent jurisdiction to be null, void or unenforceable, such provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT EACH AND EVERY PROVISION OF THIS AGREEMENT WHICH PROVIDES FOR A LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTIES OR EXCLUSION OF DAMAGES, IS INTENDED BY THE PARTIES TO BE SEVERABLE AND INDEPENDENT OF ANY OTHER PROVISION AND TO BE ENFORCED AS SUCH.
SECTION 7.10 Headings. The headings contained in this Agreement are for convenience only and are not a part of this Agreement, and do not in any way interpret, limit or amplify the scope, extent or intent of this Agreement, or any of the provisions of this Agreement.
SECTION 7.11 Counterparts and Facsimile. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same agreement. Transmission of facsimile copies of signed original signature pages of this Agreement shall have the same effect as delivery of the signed originals.
[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused their respective names to be subscribed to this Services Agreement as of the date and year first above written.

LendingClub Corporation
By:	/s/ Renaud Laplanche
	Name:	Renaud Laplanche
	Title:	Chief Executive Officer

FOLIOfn Investments, Inc.
By:	/s/ Michael J. Hogan
	Name:	Michael J. Hogan
	Title:	Chief Executive Officer and President

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Exhibits
Exhibit A: Description of Services
Exhibit B: Protection of Consumer Information
Exhibit C: Written Undertaking to Create and Maintain Certain Books and Records
Exhibit D: Marketing Campaign Calendar

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Exhibit A
Description of Services
On behalf of Folio, Lending Club agrees to perform the following services:
New Account Opening
1. Lending Club will collect information regarding prospective Folio Customers via an online automated process, as required by Folio and in the form determined by Folio, necessary to open a customer account with Folio. Folio will review such information and approve all new accounts prior to opening.
2. Lending Club will collect such information from prospective Folio Customers, as required by Folio, and in the form agreed to by Folio, relating to anti-money laundering and customer identification laws, rules and regulations, and will have that information processed by Folio approved vendors to implement the Folio anti-money laundering and customer identification programs.
Creation and Maintenance of Books and Records
1. The books and records to be created and maintained for the specified period of time by Lending Club on behalf of Folio (collectively “Books and Records”), in the medium agreed to by the parties, shall be as follows:
•	Account agreements between Folio and Folio Customers (must be preserved for a period of not less than ten (10) years, the first two (2) years in an easily accessible place);

•
Records relating to the terms and conditions with respect to the opening and maintenance of a Folio Customer account (must be preserved for a period of not less than ten (10) years after the closing of the relevant Folio Customer account);

•
A memorandum of each order, and of any other instruction given to Folio or received by Folio for the purchase or sale of Notes, whether executed or unexecuted, including the terms and conditions of the order or instructions and of any modification or cancellation thereof and the movement of funds related to such order, the account for which the order or instruction was entered, the time the order or instruction was received, the time of entry, the price at which executed, a notation indicating that a customer entered the order or instruction on an electronic system, and, to the extent feasible, the time of execution or cancellation (must be preserved for a period of not less than ten (10) years, the first two (2) years in an easily accessible place);

•
Copies of confirmations of all purchases and sales of Notes for the account of Folio Customers (must be preserved for a period of not less than ten (10) years, the first two (2) years in an easily accessible place);

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•
A record in respect of each Folio Customer account indicating the name and address of the beneficial owner (and in the event there are multiple beneficial owners, each beneficial owner) of such account (must be preserved for a period of not less than ten (10) years, the first two (2) years in an easily accessible place);

•
A record indicating that, for each Folio Customer account record updated to reflect a change in the name, address or email address of the customer, a notification of that change has been furnished to the customer’s old address, or to each joint owner on or before the 5th day after the date notice of the change was received (must be preserved in an easily accessible place until at least ten (10) years after the earlier of the date the account was closed or the date on which the information was replaced or updated);

•
A record for each Folio Customer account indicating that each customer was furnished with a copy of each written agreement entered into pertaining to that account and that, if requested by the customer, the customer was furnished with a fully executed copy of each agreement (must be preserved in an easily accessible place until at least ten (10) years after the earlier of the date the account was closed or the date on which the information was replaced or updated); and

•
A record of any written (to include email) communications from a Folio Customer sent to a Lending Club address including specifically any communications expressing any complaint (must be preserved in an easily accessible place until at least ten (10) years after the earlier of the date the account was closed or the date on which the information was replaced or updated).

2. Under no circumstances shall Lending Club destroy, delete or otherwise eliminate any or all or any part of such Books and Records without the prior written approval of Folio.
3. At all times, the Books and Records, including all copies thereof, whether electronic or otherwise, are the property of Folio and, as such, will be surrendered to Folio promptly upon Folio’s request.
4. Lending Club hereby undertakes to permit examination of such Books and Records at any time or from time to time during business hours by representatives or designees of the Commission or relevant SRO, and to promptly furnish to said Commission or relevant SRO or their designee true, correct, complete and current hard copies of any or all or any part of such Books and Records.
5. The parties acknowledge that the Agreement shall not relieve Folio from the responsibility to prepare and maintain such Books and Records as specified in Exchange Act Rule 17a-4(i) or in Rule 17a-3.
6. To the extent that Lending Club receives a demand from the United States federal government, any United States SRO of which Folio is a member but is not the designated examining authority as defined under the Exchange Act or any United States state government, United States state securities regulator or federal or state court having jurisdiction over Folio or is otherwise required by operation of law to permit examination of or to furnish a copy of any or all or any part of such Books and Records, Lending Club must immediately notify Folio.

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7. Lending Club shall maintain and preserve the Books and Records in electronic form in accordance with the electronic storage media requirements outlined in Exchange Act Rule 17a-4(f)(2). Specifically the electronic storage media must: (a) preserve the records exclusively in a non-rewriteable, non-erasable format; (b) verify automatically the quality and accuracy of the storage media recording process; (c) serialize the original and, if applicable, duplicate units of storage media, and time-date for the required period of retention the information placed on such electronic storage media; and (d) have the capacity to readily download indexes and records preserved on the electronic storage media as agreed to between the parties, as required by the Commission or the SRO of which Folio is a member.
8. Lending Club shall,
(a) at all times have available, for examination by Folio, the staffs of the Commission and any SRO of which Folio is a member, facilities for immediate, easily readable projection or production of electronic storage media images of the Books and Records and facilities for producing easily readable images of the Books and Records;
(b) be ready at all times to provide, and immediately provide, any facsimile enlargement which Folio, the staffs of the Commission, any SRO of which Folio is a member, or any State securities regulator having jurisdiction over Folio may request;
(c) store separately from the original, a duplicate copy of the Books and Records for the specified period of time;
(d) organize and index accurately all Books and Records maintained on both original and any duplicate storage media. At all times, Lending Club shall make available such indexes for examination by the Firm, the staffs of the Commission and any SRO of which Folio is a member. Each index must be duplicated and the duplicate copies must be stored separately from the original copy of each index and the original and duplicate indexes must be preserved for a period of not less than ten (10) years, the first two (2) in an easily accessible place;
(e) have in place an audit system providing for accountability regarding the inputting of Books and Records to electronic storage media and inputting of any changes made to every original and duplicate record of the Books and Records. At all times, Lending Club must be able to have the results of such audit system available for examination by Folio, the staffs of the Commission and any SRO of which Folio is a member. Further, the audit results must be preserved for a period of not less than ten (10) years, the first two (2) in an easily accessible place; and
(f) keep current, and provide promptly upon request by Folio, the staffs of the Commission and any SRO of which Folio is a member all information necessary to access records and indexes stored on the electronic storage media; or place in escrow and keep current a copy of the physical and logical file format of the electronic storage media, the field format of all Books and Records written on the electronic storage media and the source code, together with the appropriate documentation and information necessary to access records and indexes.

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9. Annually, Folio (or a third party auditor) may review the audit system established by Lending Club pursuant to this Agreement for the purpose of ascertaining the effectiveness of such audit system for accountability regarding inputting of the Books and Records and inputting of any changes made to every original and duplicate record.
10. Lending Club shall provide Folio with access to and the ability to download information from Lending Club’s electronic storage media, maintained on behalf of Folio, to any medium permitted under Section 17(a) of the Exchange Act and Rule 17a-4 thereunder. Further, Lending Club shall submit the following undertakings to the Financial Industry Regulatory Association, Inc.:
(a) Lending Club hereby undertakes to furnish promptly to FOLIOfn Investments, Inc. (“Folio”), the U.S. Securities and Exchange Commission (“Commission”), its designees or representatives, any self-regulatory organization of which Folio is a member, or any State securities regulator having jurisdiction over Folio, upon reasonable request, such information as is deemed necessary by Folio, the staffs of the Commission, any self-regulatory organization of which Folio is a member, or any State securities regulator having jurisdiction over Folio to download information kept on Lending Club’s electronic storage media, maintained on behalf of Folio, to any medium acceptable under Securities Exchange Act of 1934 Rule 17a-4.
(b) Furthermore, Lending Club hereby undertakes to take reasonable steps to provide access to information contained on Lending Club’s electronic storage media, maintained on behalf of Folio, including, as appropriate, arrangements for the downloading of any record required to be maintained and preserved by Folio pursuant to Rules 17a-3 and 17a-4 under the Securities Exchange Act of 1934 in a format acceptable to the staffs of the Commission, any self-regulatory organization of which Folio is a member, or any State securities regulator having jurisdiction over Folio. Such arrangements will provide specifically that in the event of a failure on the part of Folio to download the record into a readable format and after reasonable notice to Lending Club acting on behalf of Folio, upon being provided with the appropriate electronic storage medium, Lending Club will undertake to do so, as the staffs of the Commission, any self-regulatory organization of which Folio is a member, or any State securities regulator having jurisdiction over Folio may request.
11. All Folio files and records shall be maintained segregated, separate and apart from the files and records of Lending Club.
Good Control Location for Purposes of Rule 15c3-3 under the Exchange Act
1. Lending Club, as a “good control location” for Folio in compliance with Rule 15c3-3 under the Exchange Act, will maintain records regarding the uncertificated Notes issued by Lending Club and held by Folio Customers.

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2. Lending Club shall ensure and warrant that the Notes held in each Folio Customer’s account are not subject to any right, charge, security interest, lien, or claim of any kind in favor of Lending Club or any person claiming through Lending Club.
3. As part of the Books and Records, Lending Club shall maintain separate records on behalf of Folio that reflect all positions in the Notes in each Folio Customer’s account.
Trade Confirmations and Monthly Statements for Folio Customers
Lending Club shall provide trade confirmations and monthly account statements to Folio Customers substantially in the form required by Folio. Such trade confirmations and monthly account statements will be provided to each Folio Customer by electronic delivery.
Error Correction
On behalf of, and for the benefit of, Folio, Lending Club shall use commercially reasonable efforts to assist Folio in correcting transaction errors by assigning an initial severity category to the error in accordance with the description set out below (“Service Levels”):

Category	Definition	Target Action
1-Critical	Production use of any of the Software is not possible and no reasonable workaround exists. Folio requires resolution urgently due to financial, legal, and public risk.	Initial response within two hours of notice. Resource assigned immediately thereafter and remains assigned until resolution.

2-Severe	Production use of any of the Software is possible, but a business function is disabled and no reasonable workaround exists. This category also applies to errors and problems that severely impact the progress of an implementation project where no reasonable workaround exists.	Initial response within one business day of notice. Resource assigned within one business day thereafter and remains until resolution.

3-Medium	Production use of any of the Software is possible, but a workaround is unacceptable for more than a short period due to frequency of the affected function’s usage and the criticality of the function. This category also applies to errors and problems that severely impact implementation projects where there is an unacceptable long-term workaround.	Initial response within two (2) business days of notice. Resource assigned within one (1) business day of initial response. Target resolution: 80% within 20 business days, the remainder resolved within 60 business days.

4-Low	All others. Production and/or implementation is not impacted severely for one of the following reasons:	Response and resolution as time permits or indefinitely postponed. Any resolutions made available as part of next scheduled Update.

A. a reasonably acceptable workaround exists;

B. the error or problem is resolved onsite;

C. the error or problem is not severe; or

D. the extent of the error or problem is limited.

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A new severity category to the error may be assigned, after research, if the initial description was not accurate or after provision of a reasonable workaround if the provision of the workaround lessens the severity of the error.
Email Reporting System
Lending Club shall maintain an email reporting system that permits Folio Customers to report Errors and seek assistance with the use of any of the Software, and Folio shall monitor and respond to such reports and requests for assistance in accordance with the Service Levels.
Scope
Lending Club shall provide the Services for the then-current version of the Software.

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Exhibit B
Protection of Consumer Information
For purposes of complying with their obligations relating to the protection of consumer personal information, if any, each party represents, warrants and covenants to the other that:
•
it will process, use, maintain and disclose personal information only as necessary for the specific purpose for which this information was disclosed to it and only in accordance with the terms of this Agreement;

•
subject to ARTICLE IV of the Agreement it will not disclose any personal information to any third party (including to the subject of such information) or any employee, agent or representative who does not have a need to know such personal information;

•
it will implement and maintain an appropriate security program to (a) ensure the security and confidentiality of all information provided to it by the other party, including personal information (collectively, the “Confidential Information” as such term is defined in Section 4.1 of this Agreement), (b) protect against any threats or hazards to the security or integrity of the Confidential Information, including unlawful destruction or accidental loss, alteration and any other form of unlawful processing and (c) such prevent unauthorized access to, use or disclosure of the Confidential Information;

•
it will immediately notify the other party in writing if it becomes aware of (a) any disclosure or use of any of the Confidential Information by it or any of its employees, agents or representatives in breach of this Agreement, (b) any disclosure of any Confidential Information to it or its employees, agents or representatives where the purpose of such disclosure is not known, and (c) any request for disclosure or inquiry regarding the Confidential Information from a third party;

•
it will cooperate with the other party and the relevant supervisory authority in the event of any apparent unauthorized access to or use of Confidential Information, litigation or a regulatory inquiry concerning the Confidential Information, provided, however, it will not communicate with the other party’s customers or members concerning a security breach unless required by applicable law without the written consent of the other party;

•	it will enter into further agreements as reasonably requested by the other party to comply with Applicable Law from time to time; and

•	it will cause any employee, agent or representatives to act in accordance with this Exhibit C.
The provisions of this Exhibit supplement, are in addition to, and will not be construed to limit any other confidentiality obligations under the Agreement. For purposes of this Agreement, “personal consumer information” means personally identifiable information about or relating to any former or current members of the Lending Club Internet-based social lending platform and any Folio Customer, in each case, that the other party receives or otherwise has access to; provided, however, personally identifiable information independently obtained by Lending Club about any Lending Club member or independently obtained by Folio about any Folio Customer shall be excluded from the definition of “personal consumer information” with respect to the relevant party for purposes of the Agreement.

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Exhibit C
Written Undertaking to Maintain Certain Books and Records
[DATE]
U.S. Securities and Exchange Commission

RE:	Written Undertaking to Maintain Certain Books and Records on behalf of FOLIOfn Investments, Inc.
Pursuant to Section 17(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and Rules 17a-3 and 17a-4 promulgated thereunder, FOLIOfn Investments, Inc. (“Firm”) is required to create, maintain and preserve (or contract with a third party to create, maintain and preserve) certain books and records for prescribed periods of time. Accordingly, the undersigned undertakes to maintain such books and records on behalf of the Firm and stipulates that:
1. At all times, such books and records, including all copies thereof, whether electronic or otherwise, are the property of the Firm and, as such, will be surrendered to the Firm promptly upon the Firm’s request.
2. With respect to the books and records maintained or preserved on behalf of the Firm, the undersigned hereby undertakes to permit examination of such books and records at any time or from time to time during business hours by representatives or designees of the Securities and Exchange Commission (“Commission”), and to promptly furnish to said Commission or its designee true, correct, complete and current hard copies of any or all or any part of such books and records.
3. The agreement between the Firm and the undersigned shall not relieve the Firm from the responsibility to prepare and maintain records as specified in Exchange Act Rule 17a-4(i) or in Rule 17a-3.

Sincerely,

LendingClub Corporation

By:

Name:

Title:

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Exhibit D
Marketing Campaign Calendar
Folio plans to send one email per quarter to those Lending Club lender members who opened an account with Folio in order to become a trading member and participate in the Trading System to inform them of the availability of other Folio investments.
Folio also will send on email per quarter to all its members to inform them of the availability of the Trading System.
Folio will display a link on the home page or the lender start page of the Lending Club Website. This will be a crawlable, indexable, HTML link. Folio will propose text for the Folio link and can request changes to that text on an as needed basis. Changes will become effective after they are approved by Lending Club, which approval will not be unreasonably withheld.
Folio will determine what landing page the Folio link will link to.
Folio will have final approval on all placements or changes to Folio’s logo or corporate name.
Folio can request changes to this Marketing Calendar at any time. Changes will become effective after they are approved by Lending Club, which approval will not be unreasonably withheld.

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Exhibit 10.17
LICENSE AGREEMENT
THIS LICENSE AGREEMENT (this “Agreement”) is made and entered into as of October 6, 2008 by and between LendingClub Corporation (“LendingClub” or “Licensor”) and FOLIOfn Investments, Inc., a broker-dealer registered under the Securities Exchange Act of 1934, as amended, and organized under the laws of the Commonwealth of Virginia (“Licensee”).
RECITALS
A. Licensor owns certain rights relating to the Licensed Property (as defined below).
B. Licensee desires to utilize the Licensed Property in connection with the Business (as defined below).
C. Licensor and Licensee have entered into that certain Services Agreement of even date herewith, pursuant to which Licensor has agreed to provide certain services to Licensee in connection with the Business (as defined below) (“Services Agreement”).
D. Licensor and Licensee have entered into that certain Hosting Services Agreement of even date herewith, pursuant to which Licensee has agreed to host the Licensed Property for Licensor’s exclusive use in connection with the Business (“Hosting Services Agreement”).
E. On the terms and subject to the conditions hereafter set forth, Licensee desires to obtain from Licensor, and Licensor is willing to grant to Licensee, the rights and licenses described below.
NOW THEREFORE, in consideration of the mutual covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:
“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, is under common control with, or is controlled by, that Person. For purposes of this definition, “control” (including, with its correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Business” shall mean the operation of an alternative trading system for the trading of certain notes issued by LendingClub by members of the LendingClub Internet-based social lending platform who also are customers of Licensee.
“Documentation” shall mean Licensor’s printed and electronic documentation, manuals, and instructions relating to the operation of the Licensed Software which Licensor delivers to Licensee hereunder.

“Effective Date” shall mean the date of this Agreement as set forth in the preamble hereof.
“Enhancements” shall mean modifications to the Licensed Software requested by Licensee that add significant features to it, including new functionality, capabilities, services and links to Third Party Software, to be delivered by Licensor to Licensee.
“Intellectual Property” shall mean all (i) patents, patent applications, patent disclosures, certificates of invention and any related continuations, continuations-in-part, divisionals, reissues or reexaminations; (ii) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof; (iii) copyrights and registrations and applications for registration thereof; (iv) mask works and registrations and applications for registration thereof; (v) computer software, data and documentation; (vi) inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; and (vii) copies and tangible embodiments thereof.
“Licensed Property” shall mean the Documentation and the Licensed Software.
“Licensed Software” shall mean that computer software listed on Exhibit A hereto, together with all Updates and Enhancements.
“Object Code” shall mean (i) machine executable programming instructions, substantially in binary form, which are intended to be directly executable by an operating system after suitable processing and linking but without the intervening steps of compilation or assembly, or (ii) other executable code (e.g., programming instructions written in procedural or interpretive languages).
“Patch” means additional or revised software designed to correct an identified problem with the Software. A Patch may include revised Documentation.
“Person” shall mean a natural person, sole proprietorship, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, joint venture, unincorporated organization, joint stock company, trust, estate, governmental entity or other entity.
“Source Code” shall mean the human readable form of Object Code and related system documentation, including comments, procedural language and material useful for understanding, implementing and maintaining such instructions (for example, logic manuals, flow charts and principles of operation).
“Third Party Software” shall mean software that is incorporated into or bundled with the Licensed Software but that is not owned by Licensor.
“Update” means any, correction, bug fix or modification to the Licensed Software other than an Enhancement to be delivered by Licensor to Licensee.

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2. License.
2.1 Grant of License. On the terms and subject to the conditions of this Agreement, Licensor hereby grants to Licensee, subject to termination as provided herein, an exclusive, non-sublicensable, non-transferable (except as provided herein), royalty-free right and license to use, display and operate the Licensed Software in Object Code form solely for Licensee’s commercial purposes in conducting the Business. Licensee shall have no right to use the Licensed Property for any purpose outside the Business.
2.2 Restrictions. Licensee shall not: (i) copy, reverse compile, disassemble, or reverse engineer any portion of Licensed Software, (ii) remove any production identification, copyright notices or proprietary indications from the Licensed Property, (iii) disclose results of any benchmark test of the Licensed Software to any third party without Licensor’s prior written approval or (iv) disclose, distribute or publish any portion of the Licensed Property.
2.3 No Other Rights. Except as provided in this Section 2, nothing in this Agreement shall be deemed to grant any license or rights in any other technology, products or services to Licensee except for rights specifically granted herein with respect to the Licensed Property. Licensee has no right to utilize or dispose of any Licensed Property beyond the scope of this Section 2.
2.4 Exclusivity. Licensee (or any Affiliate of Licensee) may, in its sole discretion, develop or operate an alternative trading system (or similar exchange or system) for the trading of notes or securities by members, participants, subscribers (or persons of a similar nature) of an Internet-based social lending platform (howsoever described) that directly or indirectly competes with Licensor.
3. Updates and Enhancement of Licensed Software.
3.1 No Right to Modify. Licensee shall not, without the prior written approval of Licensor in each instance, modify, correct or change the Licensed Property in any respect.
3.2 Updates and Enhancement. Licensor will update and enhance the Licensed Software, from time to time and in its sole discretion. This Agreement shall apply to all such Updates and Enhancements during the term of this Agreement.
4. Rights in Intellectual Property.
4.1 Reservation of Rights. Except as otherwise expressly granted herein, this Agreement does not transfer from Licensor to Licensee any Intellectual Property and all right, title or interest in or to the Licensed Property, or in or to any Intellectual Property of Licensor therein, shall remain solely with Licensor. Except for the rights expressly granted herein, this Agreement does not transfer from Licensee to Licensor any Intellectual Property and all right, title or interest in or to any Intellectual Property of Licensee will remain solely with Licensee. Licensor and Licensee each agree that it will not, directly or indirectly, reverse engineer, decompile, disassemble or otherwise attempt to derive source code or other trade secrets from the other party.

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4.2 Licensee Developments. Licensee shall own Intellectual Property only to the extent that it independently develops or acquires such Intellectual Property and that it does not infringe on the Licensed Property, or any Updates or Enhancements to the Licensed Software by it (“Licensee Developments”).
4.3 Benefit. All use of the Licensed Property shall inure to the benefit of Licensor, or, as applicable, its suppliers.
4.4 Injunctive Relief. Because unauthorized use, disclosure or transfer of the Licensed Property will diminish substantially its value and irrevocably harm Licensor, if Licensee materially breaches the provisions of Sections 2 or 7 of this Agreement, Licensor shall be entitled to injunctive and/or other equitable relief, in addition to other remedies afforded by law, to prevent a breach of such sections of this Agreement.
4.5 General Skills and Knowledge. Notwithstanding anything to the contrary in this Agreement, neither party will be prohibited or enjoined at any time from utilizing skills or knowledge of a general nature acquired during the course of providing or using the Licensed Property pursuant to this Agreement, including without limitation, information publicly known or available or that could reasonably be acquired during the course of similar work performed for another.
5. Indemnification. In addition to, and not in lieu of, such other indemnifications to which Licensor or Licensee is entitled with regard to use of the Licensed Property (provided, however, that no indemnified party hereunder or under any other indemnification receive more than one entire indemnity (including costs) for an indemnified loss), the parties hereto agree to indemnify each other as follows:
5.1 Infringement. If any Licensed Property provided to Licensee by Licensor is held to infringe a United States patent, copyright trade secret or trademark right of a third party, Licensor may, at its own expense, and in its sole discretion, (a) procure for Licensee the right to continue to use the allegedly infringing Licensed Property; (b) replace or modify the Licensed Property to make it non-infringing so long as the replacement to or modification of Licensed Software provide substantially the same functional, performance and operational features as the infringing software which is being replaced or modified; or (c) to the extent that the activities under clauses (a) and (b) above are not commercially reasonable, terminate this Agreement with respect to the allegedly infringing Licensed Property and accept the return of the Licensed Software and related Documentation.
5.2 Indemnification by Licensor.
(a) Licensor agrees to defend any claims or suits brought against Licensee and, subject to the limitations set forth in Section 6.1, will indemnify and hold it harmless against any award of damages and costs made against it by settlement or a final judgment of a court of competent jurisdiction in any suit insofar as, and only to the extent that, the same is based on a claim by any Person (other than Licensee or a Licensee Affiliate) that the Licensed Property infringes any United States patent, copyright or trademark or misappropriates any trade secret (a “Licensee Claim”). Licensee shall give Licensor prompt written notice of any Licensee Claim.

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(b) Licensor shall have sole control over the defense of any Licensee Claim, including appeals, negotiations and the right to effect a settlement or compromise thereof, provided that (i) Licensor may not partially settle any Licensee Claim without the written consent of Licensee, unless such settlement releases Licensee fully from such claim, (ii) Licensor shall promptly provide Licensee with copies of all pleadings or similar document relating to any Licensee Claim, (iii) Licensor shall consult with Licensee with respect to the defense and settlement of any Licensee Claim, and (iv) in any litigation to which Licensee is a party, Licensee shall be entitled to be separately represented at its own expense by counsel of its own selection.
(c) Licensor shall have no liability for any Licensee Claim or any other claim of intellectual property infringement or trade secret misappropriation to the extent (i) such infringement is based upon adherence to specifications, designs or instructions furnished by Licensee, (ii) such claim is based upon the combination, operation or use of any Licensed Property with products or content owned by any Person other than Licensor, including without limitation Licensee Developments, (iii) such claim is based upon the combination of any Licensed Property or modification of any products or content supplied by any Person other than Licensor, (iv) such claim is based upon use of Licensed Property in a manner which is inconsistent with the terms of this Agreement if such infringement would not have occurred except for such use, or (v) such claim is based upon use of a version of the Licensed Property other than the latest version of the Licensed Property, which has been delivered by Licensor to Licensee, to the extent such latest version provides substantially all of the same functional, performance and operational features as the prior version, and to the extent such claim could have been avoided by use of the latest version.
5.3 Indemnification by Licensee.
(a) Licensee agrees to defend any claims or suits brought against Licensor or any of its Affiliates (“Licensor Claims”), and will indemnify and hold them harmless against any award or damages and costs made against them by settlement or a final judgment of a court of competent jurisdiction in any suit insofar as, and only to the extent that, the same is based on a claim by any Person (other than Licensor or a Licensor Affiliate) (i) arising from the use of the Licensed Property, other than claims for which Licensor indemnifies Licensee pursuant to Section 5.2(a) or (ii) the violation by Licensee of any applicable law, rule, regulation or order in any jurisdiction. Licensor shall give Licensee prompt written notice of any Licensor Claim.
(b) Licensee shall have sole control over the defense of any Licensor Claim, including appeals, negotiations and the right to effect a settlement or compromise thereof, provided that (i) Licensee may not partially settle any Licensor Claim without the written consent of Licensor, unless such settlement releases Licensor fully from such claim, (ii) Licensee shall promptly provide Licensor with copies of all pleadings or similar document relating to any Licensor Claim, (iii) Licensee shall consult with Licensor with respect to the defense and settlement of any Licensor Claim, and (iv) in any litigation to which Licensor is a party, Licensor shall be entitled to be separately represented at its own expense by counsel of its own selection.

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5.4 Exclusive Remedy. The remedies set forth in this Section 5 shall constitute the sole and exclusive remedies of the parties, and the exclusive liability of the parties, with respect to the claims described in this Section 5.
6. Limitation of Damages and Disclaimer of Warranties.
6.1 Limit on Aggregate Damages.
(a) Waiver of Certain Damages. EXCEPT WITH RESPECT TO LICENSOR’S INDEMNIFICATION OBLIGATIONS HEREUNDER AND UNDER THE SERVICES AGREEMENT AND THE HOSTING SERVICES AGREEMENT, IN NO EVENT SHALL LICENSOR BE LIABLE TO LICENSEE OR ANY OTHER PARTY FOR ANY DAMAGES RESULTING FROM LOSS OF DATA, LOST PROFITS, LOSS OF USE OF EQUIPMENT OR LOST CONTRACTS OR FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES IN ANY WAY ARISING OUT OF OR IN CONNECTION WITH THE USE OR PERFORMANCE OF THE LICENSED PROPERTY OR RELATING TO THIS AGREEMENT, HOWEVER CAUSED, EVEN IF LICENSOR HAS BEEN MADE AWARE OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL LICENSEE BE LIABLE TO LICENSOR OR ANY OTHER PARTY FOR ANY DAMAGES RESULTING FROM LOSS OF DATA, LOST PROFITS, LOSS OF USE OF EQUIPMENT OR LOST CONTRACTS OR FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES IN ANY WAY ARISING OUT OF OR IN CONNECTION WITH THE USE OR PERFORMANCE OF THE LICENSEE’S DEVELOPMENTS OR RELATING TO THIS AGREEMENT, HOWEVER CAUSED, EVEN IF LICENSEE HAS BEEN MADE AWARE OF THE POSSIBILITY OF SUCH DAMAGES.
(b) Warranty Disclaimers. THE LICENSED PROPERTY IS PROVIDED TO LICENSEE, AND THE LICENSEE DEVELOPMENTS ARE PROVIDED TO LICENSOR, AS-IS. LICENSOR MAKES NO WARRANTIES TO LICENSEE OR TO ANY OTHER PARTY OF ANY KIND WHATSOEVER WITH RESPECT TO THE LICENSED PROPERTY, WRITTEN OR ORAL, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE OR NON-INFRINGEMENT, ALL OF WHICH WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. LICENSEE MAKES NO WARRANTIES TO LICENSOR OR TO ANY OTHER PARTY OF ANY KIND WHATSOEVER WITH RESPECT TO THE LICENSEE DEVELOPMENTS, WRITTEN OR ORAL, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE OR NON-INFRINGEMENT, ALL OF WHICH WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

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6.2 LICENSOR DOES NOT WARRANT THAT THE LICENSED SOFTWARE WILL MEET LICENSEE’S REQUIREMENTS, WILL OPERATE IN COMBINATIONS LICENSEE MAY SELECT FOR USE, OR THAT OPERATION OF THE LICENSED SOFTWARE WILL BE UNINTERRUPTED OR ERROR-FREE. LICENSEE DOES NOT WARRANT THAT THE LICENSEE DEVELOPMENTS WILL MEET LICENSORS REQUIREMENTS, WILL OPERATE IN COMBINATIONS LICENSOR MAY SELECT FOR USE, OR THAT OPERATION OF THE LICENSEE DEVELOPMENTS WILL BE UNINTERRUPTED OR ERROR-FREE.
6.3 LICENSEE IS REQUIRED TO ACCESS OR USE THE INTERNET IN CONNECTION WITH THE USE OF THE LICENSED SOFTWARE. LICENSEE UNDERSTANDS AND AGREES THAT THE INTERNET IS AN UNREGULATED, PUBLIC NETWORK OVER WHICH LICENSOR EXERTS NO CONTROL. LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES TO LICENSEE OR ANY OTHER PARTY OF ANY KIND WHATSOEVER, AND SHALL HAVE NO LIABILITY WHATSOEVER, WITH RESPECT TO THE ACCURACY, DEPENDABILITY, PRIVACY, SECURITY, AUTHENTICITY OR COMPLETENESS OF DATA TRANSMITTED OVER OR OBTAINED USING THE INTERNET, OR ANY INTRUSION, VIRUS, DISRUPTION, LOSS OF COMMUNICATION, LOSS OR CORRUPTION OF DATA, OR OTHER ERROR OR EVENT CAUSED OR PERMITTED BY OR INTRODUCED THROUGH LICENSEE’S USE OF THE INTERNET.
7. Confidentiality.
7.1 Licensee’s Confidentiality Obligation. For so long as this Agreement remains in effect and for a period of ten (10) years after any expiration or termination of this Agreement (and indefinitely with respect to any Source Code of Licensor), Licensee agrees that it and its managers, employees, consultants, agents and advisors shall treat confidentially and not disclose, or permit any affiliate of it or its respective advisors, employees, agents or representatives to disclose, to any third party any non-public or proprietary information received from or on behalf of Licensor or about Licensor (“Confidential Information”). Confidential Information will include all information in tangible or intangible form that is marked or designated as confidential or that, under the circumstances of its disclosure, should be considered confidential. Further, for the avoidance of doubt, such Confidential Information shall include any personally identifiable information about any borrower or lender member of the LendingClub Internet-based social lending platform, excluding lender member information received by Licensee in the course of establishing or maintaining a brokerage account for any such person or relating to executing a transaction for any such person. Licensee agrees not to use such Confidential Information for any purpose other than for the purposes contemplated under this Agreement, without obtaining the prior written consent of Licensor, except (a) portions of such information that are or become generally available to the public other than as a result of disclosure by Licensee in violation of this Agreement, (b) portions of such information received on a non-confidential basis from a third party who, to such recipient’s knowledge, is not prohibited from disclosing the information pursuant to a confidentiality agreement with, or fiduciary obligations to, Licensor, and (c) for the purpose of making any disclosures required by applicable law. In the event that such Confidential Information is disclosed in accordance with this paragraph, Licensee agrees to contractually require each Person to whom it has provided such Confidential Information as expressly permitted hereunder or with the prior written consent of Licensor to keep such information confidential and to use and disclose it only in connection with its performance under this Agreement.

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7.2 Licensor’s Confidentiality Obligation. For so long as this Agreement remains in effect and for a period of ten (10) years after any expiration or termination of this Agreement, Licensor agrees that it and its directors, employees, consultants, agents, representatives and advisors shall treat confidentially and will not disclose to any third party any Confidential Information received from or on behalf of or any of its affiliates, or use such Confidential Information for any purpose other than granting the license hereunder or for the fulfillment of Licensor’s obligations under this Agreement without obtaining the prior written consent of Licensee, except (a) portions of such information that are or become generally available to the public other than as a result of disclosure by Licensor in violation of this Agreement, (b) portions of such information received on a non-confidential basis from a third party who, to such recipient’s knowledge, is not prohibited from disclosing the information pursuant to a confidentiality agreement with, or fiduciary obligations to, Licensee, and (c) for the purpose of making any disclosures required by applicable law.
7.3 Permitted Disclosure. Notwithstanding the foregoing provisions of Sections 7.1 and 7.2, either party may disclose Confidential Information received from the other if:
(a) such information is disclosed, in compliance with applicable law, by the receiving party to its advisors, representatives, agents and employees, acting in their capacity as such, who have a need to know such Confidential Information in connection with the performance of this Agreement; provided, however, that such advisors, representatives, agents and employees shall be required to agree to abide by the requirements of this Section 7 and the receiving party shall be liable to the other party for any breach of these requirements by its advisors, employees, agents and representatives; or
(b) either party determines that it is required by applicable law to disclose information not otherwise permitted to be disclosed pursuant hereto. In advance of any such disclosure (to the extent legally permitted and reasonably practicable), the receiving party shall consult with the other party regarding such disclosure and seek confidential treatment for such portions of the disclosure as may be requested by the other party. Such receiving party shall have no liability hereunder if, prior to the required disclosure, the receiving party receives a written opinion from its counsel opining that such disclosure is required by law or regulation. In addition, notwithstanding any other provision of this Agreement, either party shall be permitted to file a copy of this Agreement with any governmental authority or securities regulatory body.
7.4 Damages Not an Adequate Remedy. Without prejudice to any other rights or remedies of a party, the parties acknowledge and agree that damages would not be an adequate remedy for any breach of this Section 7 and the remedies of prohibitory injunctions and other relief are appropriate and may be sought for any threatened or actual breach of any provision of this Section 7. No proof of special damages shall be necessary for the enforcement of any party’s rights under this Section 7.

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8. Term and Termination.
8.1 Term.
(a) Unless earlier terminated as provided herein, this Agreement shall be effective during the period from the Effective Date until the first anniversary of the Effective Date, unless terminated earlier in accordance with Section 8.2 (the “Term”).
(b) If no notice of termination is given in accordance with Section 8.2 prior to the expiration of the Term, this Agreement shall automatically renew for a period of one (1) year (“Renewed Term”).
8.2 Termination.
(a) The following parties may terminate this Agreement:
(i)	Licensor in writing, without cause, effective nine (9) months’ after notice is sent to Licensee, provided, however, this Agreement shall terminate along with the Services Agreement if the Services Agreement is terminated in accordance with Section 2.2(a)(i) thereof;
(ii)	Licensee in writing, effective nine (9) months’ after such notice is sent to Licensor;
(iii)	Either party, in writing, effective immediately, in the event of any material breach of any warranty, representation or covenant of this Agreement by the other party which remains uncured thirty (30) days after written notice of such breach to such other party; or
(iv)	Either party, upon mutual agreement of the parties.
(b) Notwithstanding the foregoing, this Agreement shall terminate immediately upon the effective termination of the Services Agreement or the Hosting Services Agreement.
8.3 Effect of Termination. Upon the expiration or termination of this Agreement for any reason, all of the rights and licenses granted hereunder, shall terminate, and Licensee shall immediately (a) cease any use of the Licensed Property, (b) either return to Licensor or destroy all embodiments thereof, and (c) certify to Licensor in writing that Licensee has complied with the requirements of clauses (a) and (b) of this Section 8.3.
8.4 Waiver. Upon the expiration or termination of this Agreement, Licensor shall not have any obligation to Licensee or employee of Licensee, for compensation or indemnity on account of the loss by Licensee of present or prospective sales, investments, compensation or goodwill. Licensee, for itself and on behalf of each of its employees, hereby waives any rights which may be granted to it or them under all applicable laws and regulations which are not granted to it or them by this Agreement. Licensee hereby indemnifies and holds Licensor harmless from and against any and all claims, costs, damages and liabilities whatsoever asserted by any employee, agent or representative of Licensee under any applicable employment termination, labor, social security or other similar laws or regulations.

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8.5 Survival. The provisions of Sections 4, 5, 6, 7, 8.3, 8.4, 8.5 and 9.6 shall survive any expiration or termination of this Agreement in accordance with their terms.
9. Miscellaneous.
9.1 Notices. All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given when transmitted by facsimile during business hours with proof of confirmation from the transmitting machine, or delivered by courier or other hand delivery, as follows:
LendingClub Corporation:
440 North Wolfe Road
Sunnyvale, CA 94085
Attn: Renaud Laplanche, rlaplanche@lendingclub.com
FOLIOfn Investments, Inc.:
8000 Towers Crescent Drive
Suite 1500
Vienna, VA 22182
Attn: Michael Hogan, hoganm@foliofn.com
9.2 Assignment. Licensee shall neither assign nor transfer this Agreement or any interest herein without the prior written consent of Licensor. Licensor may assign this Agreement and/or subcontract its performance hereunder upon notice to Licensee. A purported assignment of this Agreement or any of the rights, interests or obligations hereunder not in compliance with this Section 9.2 shall be null and void ab initio.
9.3 Entire Agreement. This Agreement, including the exhibits referred to herein, which are hereby incorporated in and made a part of this Agreement, constitutes the entire contract between the parties with respect to the subject matter covered by this Agreement. This Agreement supersedes all previous agreements and understandings, if any, by and between the parties with respect to the subject matter covered by this Agreement. This Agreement may not be amended, changed or modified except by a writing duly executed by the parties hereto.
9.4 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, invalid or void in any respect, no other provision of this Agreement shall be affected thereby, and all other provisions of this Agreement shall nevertheless be carried into effect and the parties shall amend this Agreement to modify the unenforceable, invalid or void provision to give effect to the intentions of the parties to the extent possible in a manner which is valid and enforceable. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT EACH AND EVERY PROVISION OF THIS AGREEMENT WHICH PROVIDES FOR A LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTIES OR EXCLUSION OF DAMAGES, IS INTENDED BY THE PARTIES TO BE SEVERABLE AND INDEPENDENT OF ANY OTHER PROVISION AND TO BE ENFORCED AS SUCH.

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9.5 Remedies and Waivers. All rights and remedies of the parties under this Agreement are separate and cumulative, and no one of them, whether exercised or not, shall be deemed to be to the exclusion of or to limit or prejudice any other rights or remedies which the parties may have. The parties shall not be deemed to waive any of their rights or remedies under this Agreement, unless such waiver is in writing and signed by the party to be bound. No delay or omission on the part of either party in exercising any right or remedy hereunder or thereunder shall operate as a waiver of such right or remedy or any other right or remedy. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.
9.6 Governing Law. This Agreement, and the rights and liabilities of the parties hereunder, shall be governed by the substantive laws of the Commonwealth of Virginia to the exclusion of its rules of conflict of laws and the parties agree to submit to the exclusive jurisdiction of the state and federal courts located in Virginia for the resolution of all disputes arising out of this Agreement or in connection with the Licensed Property.
9.7 Headings. The headings contained in this Agreement are for convenience only and are not a part of this Agreement, and do not in any way interpret, limit or amplify the scope, extent or intent of this Agreement, or any of the provisions of this Agreement.
9.8 Counterparts and Facsimile. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same agreement. Transmission of facsimile copies of signed original signature pages of this Agreement shall have the same effect as delivery of the signed originals.
9.9 Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, firm, or corporation other than the parties, any rights or remedies under or by reason of this Agreement.
9.10 Binding Effect. Subject to Section 9.3 hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.
9.11 Independent Contractors. The parties shall for all purposes hereunder be considered independent contractors with respect to each other, and neither shall be considered an employee, employer, agent, principal, partner, franchisee, franchisor or joint venturer of the other.
9.12 Force Majeure. Neither party shall incur liability to the other party due to any delay or failure in performance hereunder caused by reason of any occurrence or contingency beyond its reasonable control, including but not limited to failure of suppliers, strikes, lockouts or other labor disputes, riots, acts of war or civil unrest, earthquake, fire, the elements or acts of God, novelty of product manufacture, unanticipated product development problems, or governmental restrictions or other legal requirements; provided, that such party notifies the other party in writing immediately upon commencement of such event and makes diligent efforts to resume performance immediately upon cessation of such event.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LendingClub Corporation		FOLIOfn Investments, Inc.

By:	/s/ Renaud Laplanche	By:	/s/ Michael J. Hogan
Name:	Renaud Laplanche	Name:	Michael J. Hogan
Title:	Chief Executive Officer	Title:	Chief Executive Officer and President
Date:	October 6, 2008	Date:	October 8, 2008

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EXHIBITS
Exhibit A: Licensed Software

EXHIBIT A
Licensed Software
The software lets users perform the following tasks: (i) register as a brokerage customer with Licensee, (ii) post an offer to sell Lending Club Member Payment Dependent Notes (the “Notes”) they hold in their account with LendingClub, (iii) review offers posted by other users, (iv) access information about the consumer loans underlying each Note (including static information available at the time the loan was issued, and dynamic information such as payment history and the borrower’s credit score range, updated each month), and (v) submit orders to buy Notes. The software also features administrative functions that permits Licensee’s personnel to review and approve new customer applications, retrieve customer account information and review information regarding transactions. For the avoidance of doubt, the aforementioned features may be modified by Licensor from time to time as may be required by federal or state securities laws, rules or regulations.

Exhibit 10.18
LENDINGCLUB CORPORATION
SERIES A PREFERRED STOCK PURCHASE AGREEMENT
August 21, 2007

(Continued)

(Continued)

Page

6.8 Notices	17

6.9 Expenses	17

6.10 Attorneys’ Fees	17

6.11 Titles and Subtitles	17

6.12 Counterparts	18

6.13 Broker’s Fees	18

6.14 Exculpation Among Purchasers	18

6.15 Pronouns	18

6.16 California Corporate Securities Law	18

List Of Exhibits

Schedule of Purchasers	Exhibit A

Certificate of Incorporation	Exhibit B

Investor Rights Agreement	Exhibit C

Co-Sale Agreement	Exhibit D

Voting Agreement	Exhibit E

Form of Indemnification Agreement	Exhibit F

Form of Legal Opinion	Exhibit G

Employment Agreement	Exhibit H

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LENDINGCLUB CORPORATION
SERIES A PREFERRED STOCK PURCHASE AGREEMENT
This Series A Preferred Stock Purchase Agreement (the “Agreement) is made and entered into as of August 21, 2007, by and among LendingClub Corporation, a Delaware corporation (the “Company”), and each of those persons and entities, severally and not jointly, whose names are set forth on the Schedule of Purchasers attached hereto as Exhibit A (which persons and entities are hereinafter collectively referred to as “Purchasers” and each individually as a “Purchaser”).
Recitals
Whereas, the Company has authorized the sale and issuance of an aggregate of Nine Million Six Hundred Thirty-Three Thousand Eight Hundred Four (9,633,804) shares of its Series A Preferred Stock (the “Shares”),
Whereas, Purchasers desire to purchase the Shares on the terms and conditions set forth herein; and
Whereas, the Company desires to issue and sell the Shares to Purchasers on the terms and conditions set forth herein.
Agreement
Now, Therefore, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Agreement To Sell And Purchase.
1.1 Authorization of Shares. The Company has authorized (a) the sale and issuance to Purchasers of the Shares and (b) the issuance of such shares of Common Stock to be issued upon conversion of the Shares (the “Conversion Shares”). The Shares and the Conversion Shares have the rights, preferences, privileges and restrictions set forth in the Amended and Restated Certificate of Incorporation of the Company, in the form attached hereto as Exhibit B (the “Restated Charter”).
1.2 Sale and Purchase. Subject to the terms and conditions hereof, at the Closing (as hereinafter defined) the Company hereby agrees to issue and sell to each Purchaser, and each Purchaser agrees to purchase from the Company, severally and not jointly, the number of Shares set forth opposite such Purchaser’s name on Exhibit A, at a purchase price of one dollar and six and one-half cents ($1.065) per share.

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2. Closing, Delivery And Payment.
2.1 Closing. The closing of the sale and purchase of the Shares under this Agreement (the “Closing”) shall take place at 1:00 p.m. on the date hereof, at the offices of Cooley Godward Kronish LLP, 3175 Hanover Street, Palo Alto, CA, 94304 or at such other time or place as the Company and Purchasers may mutually agree (such date is hereinafter referred to as the “Closing Date”).
2.2 Delivery. At the Closing, subject to the terms and conditions hereof, the Company will deliver to each Purchaser a certificate representing the number of Shares to be purchased at the Closing by such Purchaser, against payment of the purchase price therefor by check or wire transfer made payable to the order of the Company.
2.3 Subsequent Sales of Shares. At any time on or before the ninetieth (90th) day following the Closing, or at such later time as the Company and the holders of at least fifty-five percent (55%) of the Shares purchased at the Closing (pursuant to Section 2.1) may mutually agree, the Company may sell up to the balance of the authorized shares of Series A Preferred Stock not sold at the Closing to such persons as may be approved by the Company (the “Additional Purchasers”). All such sales made at any additional closings (each an “Additional Closing”), shall be made on the terms and conditions set forth in this Agreement, and the representations and warranties of the Additional Purchasers in Section 4 hereof shall speak as of such Additional Closing. The Schedule of Purchasers may be amended by the Company without the consent of the Purchasers to include any Additional Purchasers upon the execution by such Additional Purchasers of a counterpart signature page hereto. Any shares of Series A Preferred Stock sold pursuant to this Section 2.3 shall be deemed to be “Shares” for all purposes under this Agreement and any Additional Purchasers thereof shall be deemed to be “Purchasers” for all purposes under this Agreement.
3. Representations And Warranties Of The Company.
Except as set forth on a Schedule of Exceptions delivered by the Company to Purchasers at the Closing, the Company hereby represents and warrants to each Purchaser as of the date of this Agreement as set forth below. For purposes of this Section 3, the term “to the Company’s Knowledge” or “to its Knowledge” shall mean the knowledge of Renaud Laplanche, John Donovan and/or Joaquin Delgado, including such knowledge as such individuals would have after reasonable investigation.
3.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and the Investor Rights Agreement in the form attached hereto as Exhibit C (the “Investor Rights Agreement”), the Right of First Refusal and Co-Sale Agreement in the form attached hereto as Exhibit D (the “Co-Sale Agreement”), and the Voting Agreement in the form attached hereto as Exhibit E (the “Voting Agreement”) (collectively, the “Related Agreements”), to issue and sell the Shares and the Conversion Shares, and to carry out the provisions of this Agreement, the Related Agreements and the Restated Charter and to carry on its business as presently conducted and as presently proposed to be conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in California and in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business.

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3.2 Subsidiaries. The Company does not own or control any equity security or other interest of any other corporation, partnership, limited liability company or other business entity. The Company is not a participant in any joint venture, partnership, limited liability company or similar arrangement. Since its inception, the Company has not consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any corporation, partnership, limited liability company or other business entity.
3.3 Capitalization; Voting Rights.
(a) The authorized capital stock of the Company, immediately prior to the Closing, consists of (i) 23,725,000 shares of Common Stock, par value $0.01 per share, 8,190,000 shares of which are issued and outstanding, and (ii) 10,075,000 shares of Preferred Stock, par value $0.01 per share, all shares of which are designated Series A Preferred Stock, none of which are issued and outstanding.
(b) Under the Company’s 2007 Stock Incentive Plan (the “Plan”), (i) no shares have been issued pursuant to restricted stock purchase agreements and/or the exercise of outstanding options and are included in 3.3(a)(i) above, (ii) 1,508,000 options to purchase shares have been granted and are currently outstanding, and (iii) 2,184,000 shares of Common Stock remain available for future issuance to officers, directors, employees and consultants of the Company. The Company has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the Company’s board minutes.
(c) Other than the shares reserved for issuance under the Plan, and except as may be granted pursuant to this Agreement and the Related Agreements, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its securities.
(d) All issued and outstanding shares of the Company’s Common Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities; and (iii) are subject to a right of first refusal in favor of the Company upon transfer.
(e) The rights, preferences, privileges and restrictions of the Shares are as stated in the Restated Charter. The Conversion Shares have been duly and validly reserved for issuance. When issued in compliance with the provisions of this Agreement and the Restated Charter, the Shares and the Conversion Shares will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances other than (i) liens and encumbrances created by or imposed upon the Purchasers and (ii) any right of first refusal set forth in the Company’s Bylaws; provided, however, that the Shares and the Conversion Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed. The sale of the Shares and the subsequent conversion of the Shares into Conversion Shares are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

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(f) All options granted and Common Stock issued vest as follows: twenty-five percent (25%) of the shares vest one (1) year following the vesting commencement date, with the remaining seventy-five percent (75%) vesting in equal quarterly installments over the next three (3) years, and, as of the Closing, no such shares are more than twenty five percent (25%) vested. No stock plan, stock purchase, stock option or other agreement or understanding between the Company and any holder of any equity securities or rights to purchase equity securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of (i) termination of employment or consulting services (whether actual or constructive); (ii) any merger, consolidated sale of stock or assets, change in control or any other transaction(s) by the Company; or (iii) the occurrence of any other event or combination of events.
(g) All outstanding shares of Common Stock, and all shares of Common Stock issuable upon the exercise or conversion of outstanding options, warrants or other exercisable or convertible securities are subject to a market standoff or “lockup” agreement of not less than 180 days following the Company’s initial public offering.
3.4 Authorization; Binding Obligations. All corporate action on the part of the Company, its officers, and directors, including but not limited to the consent of the board of directors and the stockholders, necessary for the authorization of this Agreement and the Related Agreements, the performance of all obligations of the Company hereunder and thereunder at the Closing and the authorization, sale, issuance and delivery of the Shares pursuant hereto and the Conversion Shares pursuant to the Restated Charter has been taken. The Agreement and the Related Agreements, when executed and delivered, will be valid and binding obligations of the Company enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, (b) general principles of equity that restrict the availability of equitable remedies, and (c) to the extent that the enforceability of the indemnification provisions in the Investor Rights Agreement may be limited by applicable laws.
3.5 Financial Statements. The Company has made available to each Purchaser its audited balance sheet as at December 31, 2006 and audited statement of income and cash flows for the period from inception to December 31, 2006 (the “Statement Date”) (collectively, the “Financial Statements”). The Financial Statements, together with the notes thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except as disclosed therein, and present fairly the financial condition and position of the Company as of December 31, 2006 and as of the Statement Date.

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3.6 Liabilities. The Company has no material liabilities and, to its Knowledge, no material contingent liabilities, not disclosed in the Financial Statements, except current liabilities incurred in the ordinary course of business which have not been, either in any individual case or in the aggregate, materially adverse.
3.7 Agreements; Action.
(a) Except for agreements explicitly contemplated hereby and agreements between the Company and its employees with respect to the sale of the Company’s outstanding Common Stock, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, employees, affiliates or any affiliate thereof.
(b) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party, or to its Knowledge, by which it is bound, which may involve (i) future obligations (contingent or otherwise) of, or payments to, the Company in excess of $25,000, or (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from the Company (other than licenses by the Company of “off the shelf” or other standard products), or (iii) provisions restricting the development, manufacture or distribution of the Company’s products or services, or (iv) indemnification by the Company with respect to infringements of proprietary rights.
(c) The Company has not (i) accrued, declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred or guaranteed any indebtedness for money borrowed or any other liabilities (other than trade payables incurred in the ordinary course of business or as disclosed in the Financial Statements) individually in excess of $25,000 or, in the case of indebtedness and/or liabilities individually less than $25,000, in excess of $50,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.
(d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.
3.8 Obligations to Related Parties. There are no obligations of the Company to officers, directors, stockholders, or employees of the Company other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company and (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company). None of the officers, directors or, to the Company’s Knowledge, key employees or stockholders of the Company or any members of their immediate families, is indebted to the Company or has any direct or indirect ownership interest in any firm

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or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, other than (i) passive investments in publicly traded companies (representing less than 1% of such company) which may compete with the Company and (ii) investments by venture capital funds with which directors of the Company may be affiliated and service as a board member of a company in connection therewith due to a person’s affiliation with a venture capital fund or similar institutional investor in such company. No officer or director or any member of such officer’s or director’s immediate families or, to the Company’s Knowledge, stockholder or any member of such stockholder’s immediate family, is, directly or indirectly, interested in any material contract with the Company (other than such contracts as relate to any such person’s ownership of capital stock or other securities of the Company).
3.9 Changes. Since the Statement Date, there has not been, to the Company’s Knowledge:
(a) Any change in the assets, liabilities, financial condition or operations of the Company from that reflected in the Financial Statements, other than changes in the ordinary course of business, none of which individually or in the aggregate has had or is reasonably expected to have a material adverse effect on such assets, liabilities, financial condition or operations of the Company;
(b) Any resignation or termination of any officer, key employee or group of employees of the Company;
(c) Any material change, except in the ordinary course of business, in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise;
(d) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, business or financial condition of the Company;
(e) Any waiver by the Company of a valuable right or of a material debt owed to it;
(f) Any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;
(g) Any labor organization activity related to the Company;
(h) Any sale, assignment, or exclusive license or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;
(i) Any change in any material agreement to which the Company is a party or by which it is bound, which materially and adversely affects the business, assets, liabilities, financial condition or operations of the Company;

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(j) Any other event or condition of any character that, either individually or cumulatively, has materially and adversely affected the business, assets, liabilities, financial condition or operations of the Company; or
(k) Any arrangement or commitment by the Company to do any of the acts described in subsection (a) through (l) above.
3.10 Title to Properties and Assets; Liens, Etc. The Company has good and marketable title to its properties and assets and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (a) those resulting from taxes which have not yet become delinquent, (b) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company, and (c) those that have otherwise arisen in the ordinary course of business.
3.11 Intellectual Property.
(a) The Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted and as presently proposed to be conducted, without any known infringement of the rights of others. There are no outstanding options, licenses or agreements of any kind relating to the foregoing proprietary rights, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of “off the shelf” or standard products.
(b) The Company has not received any communications alleging that the Company has violated or, by conducting its business as presently proposed to be conducted, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.
(c) To the Company’s Knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or that would conflict with the Company’s business as proposed to be conducted. Each former and current employee, officer and consultant of the Company has executed a proprietary information and inventions agreement in the form(s) as delivered to Purchasers. No former or current employee, officer or consultant of the Company has (i) excluded works or inventions made prior to his or her employment with the Company from his or her assignment of inventions pursuant to such employee, officer or consultant’s proprietary information and inventions agreement or (ii) failed to affirmatively indicate in such proprietary information and inventions agreement that no such works or inventions made prior to his or her employment with the Company exist. The Company does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Company, except for inventions, trade secrets or proprietary information that have been assigned to the Company.
(d) The Company is not subject to any “open source” or “copyleft” obligations or otherwise required to make any public disclosure or general availability of source code either used or developed by the Company.

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3.12 Compliance with Other Instruments. The Company is not in violation or default of any term of its charter documents, each as amended, or of any provision of any mortgage, indenture, contract, lease, agreement, instrument or contract to which it is party or, to its Knowledge, by which it is bound or of any judgment, decree, order or writ other than any such violation that would not have a material adverse effect on the Company. The execution, delivery, and performance of and compliance with this Agreement, and the Related Agreements, and the issuance and sale of the Shares pursuant hereto and of the Conversion Shares pursuant to the Restated Charter, will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a material default under any such term or provision, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties. To the Company’s Knowledge, the Company has not performed any act which would result in the Company’s loss of any material right granted under any license or other agreement required to be disclosed in the Schedule of Exceptions.
3.13 Litigation. There is no action, suit, proceeding or investigation pending or, to the Company’s Knowledge, currently threatened against the Company that would reasonably be expected to result, either individually or in the aggregate, in any material adverse change in the assets, condition or affairs of the Company, financially or otherwise, or any change in the current equity ownership of the Company or that questions the validity of this Agreement or the Related Agreements or the right of the Company to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby. The foregoing includes, without limitation, actions pending or, to the Company’s Knowledge, threatened involving the prior employment of any of the Company’s employees, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or to its Knowledge subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.
3.14 Tax Returns and Payments. The Company is and always has been a subchapter C corporation. The Company has timely filed all tax returns (federal, state and local) required to be filed by it. All taxes shown to be due and payable on such returns, any assessments imposed, and to the Company’s Knowledge all other taxes due and payable by the Company on or before the Closing, have been paid or will be paid prior to the time they become delinquent. The Company has not been advised (a) that any of its returns, federal, state or other, have been or are being audited as of the date hereof, or (b) of any deficiency in assessment or proposed judgment to its federal, state or other taxes. The Company has no Knowledge of any liability of any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for.

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3.15 Employees. The Company has no collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the Company’s Knowledge, threatened with respect to the Company. The Company is not a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement. No employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company. To the Company’s Knowledge, no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company; and to the Company’s Knowledge the continued employment by the Company of its present employees, and the performance of the Company’s contracts with its independent contractors, will not result in any such violation. The Company has not received any notice alleging that any such violation has occurred. To the Company’s Knowledge, no officer, key employee or group of employees intends to terminate his, her or their employment with the Company, nor does the Company have a present intention to terminate the employment of any officer, key employee or group of employees. Each former employee of the Company whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment. There are no actions pending, or to the Company’s Knowledge, threatened, by any former or current employee concerning such person’s employment by the Company.
3.16 Obligations of Management. Each officer and key employee of the Company is currently devoting substantially all of his or her business time to the conduct of the business of the Company. To the Company’s Knowledge, no officer or key employee of the Company is planning to work less than full time at the Company in the future. No officer or key employee is currently working or, to the Company’s Knowledge, plans to work for a competitive enterprise, whether or not such officer or key employee is or will be compensated by such enterprise.
3.17 Registration Rights and Voting Rights. Except as required pursuant to the Investor Rights Agreement, the Company is presently not under any obligation, and has not granted any rights, to register under the Securities Act of 1933, as amended (the “Securities Act”), any of the Company’s presently outstanding securities or any of its securities that may hereafter be issued. To the Company’s Knowledge, except as contemplated in the Voting Agreement, no stockholder of the Company has entered into any agreement with respect to the voting of equity securities of the Company.

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3.18 Compliance with Laws; Permits. The Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, which violation would materially and adversely affect the business, assets, liabilities, financial condition, or operations of the Company. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement or the issuance of the Shares or the Conversion Shares, except such as have been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing, as will be filed in a timely manner. The Company has all franchises, permits and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, assets, properties or financial condition of the Company and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. The Company has all licenses (including without limitation lending licenses in each state) required for the conduct of its business as now conducted and as presently proposed to be conducted.
3.19 Offering Valid. Assuming the accuracy of the representations and warranties of Purchasers contained in Section 4.2 hereof, the offer, sale and issuance of the Shares and the Conversion Shares will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither the Company nor any agent on its behalf has solicited any offers to sell or has offered to sell all or any part of the Shares to any person or persons so as to bring the sale of such Shares by the Company within the registration provisions of the Securities Act or any state securities laws.
3.20 Full Disclosure. The Company has provided Purchasers with all information requested by the Purchasers in connection with their decision to purchase the Shares. Neither this Agreement, the exhibits hereto, the Related Agreements nor any other document delivered by the Company to Purchasers or their attorneys or agents in connection herewith or therewith at the Closing or with the transactions contemplated hereby or thereby, contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. Notwithstanding the foregoing, the Business Plan dated as of _____, 2007 provided to each Purchaser (the “Business Plan”) was prepared by the management of the Company in a good faith effort to describe the Company’s presently proposed business and products and the markets therefore. The assumptions applied in preparing the Business Plan appeared reasonable to management as of the date thereof and as of the date hereof; however, there is no assurance that these assumptions will prove to be valid or that the objectives set forth in the Business Plan will be achieved.
3.21 Qualified Small Business.
(a) The Company represents and warrants to Purchasers that, to the best of its Knowledge, the Company is a “qualified small business” within the meaning of Section 1202(d) of the Internal Revenue Code of 1986, as amended (the “Code”), as of the date hereof and the Shares should qualify as “qualified small business stock” as defined in Section 1202(c) of the Code as of the date hereof. The Company further represents and warrants that, as of the date hereof, it meets the “active business requirement” of Section 1202(e) of the Code, and it has made no “significant redemptions” within the meaning of Section 1202(c)(3)(B) of the Code.

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(b) The Company represents and warrants to Purchasers that, to the best of its Knowledge, (i) the Company will meet the requirements for qualification as “qualified small business stock” set forth in Section 18152.5 of the California Revenue and Taxation Code; (ii) the Company’s principal business operations are in the State of California with more than eighty percent (80%) by value of the Company’s payroll paid to residents of the State of California; (iii) more than eighty percent (80%) by value of the assets of the Company are used by it in the active conduct of one or more qualified trades or businesses in California, as defined by Code Section 18152.5(e)(3), and (iv) the Company is an eligible corporation, as defined by Code Section 18152.5(e)(4).
3.22 Minute Books. The minute books of the Company made available to Purchasers contain a complete summary of all meetings of directors and stockholders since the time of incorporation.
3.23 Real Property Holding Corporation. The Company is not a real property holding corporation within the meaning of Code Section 897(c)(2) and any regulations promulgated thereunder.
3.24 Insurance. The Company has general commercial, product liability, fire and casualty insurance policies with coverage customary for companies similarly situated to the Company.
3.25 Executive Officers. No executive officer or person nominated to become an executive officer of the Company (i) to the Company’s Knowledge, has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding minor traffic violations) or (ii) is or has been subject to any judgment or order of, or is the subject of any pending civil or administrative action by the Securities and Exchange Commission or any related self-regulatory organization.
4. Representations And Warranties Of Purchasers.
Each Purchaser hereby represents and warrants to the Company, severally and not jointly, as follows (provided that such representations and warranties do not lessen or obviate the representations and warranties of the Company set forth in this Agreement):
4.1 Requisite Power and Authority. Purchaser has all necessary power and authority to execute and deliver this Agreement and the Related Agreements and to carry out their provisions. All action on Purchaser’s part required for the lawful execution and delivery of this Agreement and the Related Agreements has been taken. Upon their execution and delivery, this Agreement and the Related Agreements will be valid and binding obligations of Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, (b) as limited by general principles of equity that restrict the availability of equitable remedies, and (c) to the extent that the enforceability of the indemnification provisions of the Investor Rights Agreement may be limited by applicable laws.

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4.2 Investment Representations. Purchaser understands that neither the Shares nor the Conversion Shares have been registered under the Securities Act. Purchaser also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser’s representations contained in the Agreement. Purchaser hereby represents and warrants as follows:
(a) Purchaser Bears Economic Risk. Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Purchaser must bear the economic risk of this investment indefinitely unless the Shares (or the Conversion Shares) are registered pursuant to the Securities Act, or an exemption from registration is available. Purchaser understands that the Company has no present intention of registering the Shares, the Conversion Shares or any shares of its Common Stock. Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Purchaser to transfer all or any portion of the Shares or the Conversion Shares under the circumstances, in the amounts or at the times Purchaser might propose.
(b) Acquisition for Own Account. Purchaser is acquiring the Shares and the Conversion Shares for Purchaser’s own account for investment only, and not with a view towards their distribution.
(c) Purchaser Can Protect Its Interest. Purchaser represents that by reason of its, or of its management’s, business or financial experience, Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement, and the Related Agreements. Further, Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.
(d) Accredited Investor. Purchaser represents that it is an “accredited investor” within the meaning of Regulation D under the Securities Act.
(e) Company Information. Purchaser has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company’s operations and facilities. Purchaser has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.
(f) Rule 144. Purchaser acknowledges and agrees that the Shares, and, if issued, the Conversion Shares are “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

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(g) Residence. If Purchaser is an individual, then Purchaser resides in the state or province identified in the address of Purchaser set forth on Exhibit A; if Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of Purchaser in which its investment decision was made is located at the address or addresses of Purchaser set forth on Exhibit A.
(h) Foreign Investors. If Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any government or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Shares. The Company’s offer and sale and Purchaser’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of Purchaser’s jurisdiction.
4.3 Transfer Restrictions. Each Purchaser acknowledges and agrees that the Shares and, if issued, the Conversion Shares are subject to restrictions on transfer as set forth in the Investor Rights Agreement.
5. Conditions To Closing.
5.1 Conditions to Purchasers’ Obligations at the Closing. Purchasers’ obligations to purchase the Shares at the Closing are subject to the satisfaction, at or prior to the Closing Date, of the following conditions:
(a) Representations and Warranties True; Performance of Obligations. The representations and warranties made by the Company in Section 3 hereof shall be true and correct as of the Closing Date with the same force and effect as if they had been made as of the Closing Date, and the Company shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Closing.
(b) Legal Investment. On the Closing Date, the sale and issuance of the Shares and the proposed issuance of the Conversion Shares shall be legally permitted by all laws and regulations to which Purchasers and the Company are subject.
(c) Consents, Permits, and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement and the Related Agreements (including any filing required to comply with the Hart Scott Rodino Antitrust Improvements Act of 1976) except for such as may be properly obtained subsequent to the Closing.
(d) Filing of Restated Charter. The Restated Charter shall have been filed with the Secretary of State of the State of Delaware and shall continue to be in full force and effect as of the Closing Date.

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(e) Corporate Documents. The Company shall have delivered to Purchasers or their counsel copies of all corporate documents of the Company as Purchasers shall reasonably request.
(f) Reservation of Conversion Shares. The Conversion Shares issuable upon conversion of the Shares shall have been duly authorized and reserved for issuance upon such conversion.
(g) Compliance Certificate. The Company shall have delivered to Purchasers a Compliance Certificate, executed by the President of the Company, dated the Closing Date, to the effect that the conditions specified in subsections (a), (c), (d) and (f) of this Section 5.1 have been satisfied.
(h) Secretary’s Certificate. Purchasers shall have received from the Company’s Secretary, a certificate having attached thereto (i) the Company’s Restated Charter as in effect at the time of the Closing, (ii) the Company’s Bylaws as in effect at the time of the Closing, (iii) resolutions approved by the Board of Directors authorizing the transactions contemplated hereby, (iv) resolutions approved by the Company’s stockholders authorizing the filing of the Restated Charter, and (v) good standing certificates (including tax good standing) with respect to the Company from the applicable authority(ies) in Delaware and in California, dated a recent date before the Closing.
(i) Investor Rights Agreement. The Investor Rights Agreement shall have been executed and delivered by the parties thereto.
(j) Co-Sale Agreement. The Co-Sale Agreement shall have been executed and delivered by the parties thereto. The stock certificates representing the outstanding shares subject to the Co-Sale Agreement shall have been delivered to the Secretary of the Company and shall have had appropriate legends placed upon them to reflect the restrictions on transfer set forth in the Co-Sale Agreement.
(k) Voting Agreement. The Voting Agreement shall have been executed and delivered by the parties thereto. The stock certificates representing the outstanding shares subject to the Voting Agreement shall have been delivered to the Secretary of the Company and shall have had appropriate legends placed upon them to reflect the restrictions on transfer set forth in the Voting Agreement.
(l) Indemnification Agreements. The Company shall have entered into an Indemnification Agreement in substantially the form attached hereto as Exhibit F with each member of the Board of Directors.
(m) Board of Directors. Upon the Closing, the authorized size of the Board of Directors of the Company shall be five (5) members and the Board shall initially consist of Renaud Laplanche, Jeffrey Crowe, Daniel Ciporin, John Donovan and one vacancy.
(n) Legal Opinion. Purchasers shall have received from legal counsel to the Company an opinion addressed to them, dated as of the Closing Date, in substantially the form attached hereto as Exhibit G.

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(o) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to Purchasers and their special counsel, and Purchasers and their special counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.
(p) Proprietary Information and Inventions Agreement. The Company and each of its employees shall have entered into the Company’s standard form of Proprietary Information and Inventions Agreement, in a form reasonably acceptable to Purchasers.
(q) Founder Employment Agreement. The Company and Renaud Laplanche shall have entered into an employment agreement in substantially the form attached hereto as Exhibit H.
5.2 Conditions to Obligations of the Company. The Company’s obligation to issue and sell the Shares at each Closing is subject to the satisfaction, on or prior to such Closing, of the following conditions:
(a) Representations and Warranties True. The representations and warranties in Section 4 made by those Purchasers acquiring Shares hereof shall be true and correct at the date of the Closing, with the same force and effect as if they had been made on and as of said date.
(b) Performance of Obligations. Such Purchasers shall have performed and complied with all agreements and conditions herein required to be performed or complied with by such Purchasers on or before the Closing.
(c) Filing of Restated Charter. The Restated Charter shall have been filed with the Secretary of State of the State of Delaware.
(d) Voting Agreement. The Voting Agreement shall have been executed and delivered by the parties thereto.
(e) Consents, Permits, and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement and the Related Agreements (including any filing required to comply with the Hart Scott Rodino Antitrust Improvements Act of 1976, and except for such as may be properly obtained subsequent to the Closing).
6. Miscellaneous.
6.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware in all respects as such laws are applied to agreements among Delaware residents entered into and performed entirely within Delaware, without giving effect to conflict of law principles thereof. The parties agree that any action brought by either party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in the County of Santa Clara, California.

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6.2 Survival; Limitation of Liability. The representations, warranties, covenants and agreements made herein shall survive the closing of the transactions contemplated hereby; provided, however, that in the event a Purchaser receives written notice of a breach of any representation, warranty, covenant or agreement made herein by the Company, such Purchaser shall have two (2) years after the date of such notice to bring a claim against the Company in connection with such breach; provided, further, however that in the event that such Purchaser obtains knowledge of any breach of any representation, warranty, covenant or agreement made herein by the Company after the Closing, such Purchaser shall promptly provide notice to the Company of such breach. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument. The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Purchasers, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Purchasers or any of their representatives.
6.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon the parties hereto and their respective successors, assigns, heirs, executors and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Shares specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such Shares in its records as the absolute owner and holder of such Shares for all purposes.
6.4 Entire Agreement. This Agreement, the exhibits and schedules hereto, the Related Agreements and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable for or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein.
6.5 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
6.6 Amendment and Waiver. Except as otherwise expressly provided for in Section 2.3, this Agreement may be amended or modified, and the obligations of the Company and the rights of the holders of the Shares and the Conversion Shares under the Agreement may be waived, only upon the written consent of the Company and holders of at least fifty-five percent (55%) of the Shares purchased pursuant to this Agreement (treated as if converted and including any Conversion Shares into which the then outstanding Shares have been converted that have not been sold to the public).

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6.7 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, the Related Agreements or the Restated Charter, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement, the Related Agreements or the Restated Charter or any waiver on such party’s part of any provisions or conditions of the Agreement, the Related Agreements or the Restated Charter must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, the Related Agreements or the Restated Charter or otherwise shall be cumulative and not alternative.
6.8 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail, telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address as set forth on the signature page hereof and to Purchaser at the address set forth on Exhibit A attached hereto or at such other address or electronic mail address as the Company or Purchaser may designate by ten (10) days advance written notice to the other parties hereto.
6.9 Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Agreement; provided, however, that the Company shall, at the Closing, reimburse the reasonable fees of and expenses of Cooley Godward Kronish LLP, not to exceed thirty five thousand dollars ($35,000), incurred in connection with the negotiation, execution, delivery and performance of this Agreement.
6.10 Attorneys’ Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.
6.11 Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

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6.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
6.13 Broker’s Fees. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 6.13 being untrue.
6.14 Exculpation Among Purchasers. Each Purchaser acknowledges that it is not relying upon any person, firm, or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Purchaser agrees that no Purchaser nor the respective controlling persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares and Conversion Shares.
6.15 Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.
6.16 California Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION OR IN THE ABSENCE OF AN EXEMPTION FROM SUCH QUALIFICATION IS UNLAWFUL. PRIOR TO ACCEPTANCE OF SUCH CONSIDERATION BY THE COMPANY, THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED OR AN EXEMPTION FROM SUCH QUALIFICATION BEING AVAILABLE.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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In Witness Whereof, the parties hereto have executed the Series A Preferred Stock Purchase Agreement as of the date set forth in the first paragraph hereof.

COMPANY:		PURCHASERS:

LendingClub Corporation		Norwest Venture Partners X, LP

by: genesis vc partners x, llc, its general partner

Signature:	/s/ Renaud Laplanche	Signature:	/s/ Jeffrey M. Crowe
Print Name:	Renaud Laplanche	Print Name:	Jeffrey M. Crowe
Title:	President & Ceo	Title:	General Partner
Address:	440 North Wolfe Road	Address:	525 University Avenue, Ste. 800
	Sunnyvale, CA 94085		Palo Alto, CA 94301

Canaan VII L.P,

by: Canaan Partners VII LLC

		Signature:	/s/ Guy M. Russo
		Print Name:	Guy M. Russo
		Title:	Member/Manager
		Address:	285 Riverside Avenue, Suite 250
Westport, CT 06880
[Series A Preferred Stock Purchase Agreement Signature Page]

Daniel Ciporin

Signature: Print Name:	/s/ Daniel T. Ciporin Daniel T. Ciporin
Title:

Address:	C/o Canaan Partners VII L.P.
285 Riverside Avenue, Suite 250
Westport, CT 06880

Sagax Development Corp.

Signature:	/s/ Luc Hardy
Print Name:	Luc Hardy
Title:	President
Address:	303 Cognewaugh Road
Cos Cob, CT 06807
[Series A Preferred Stock Purchase Agreement Signature Page]

ExhibitA
SCHEDULE OF PURCHASERS

		Aggregate
Name and Address	Shares	Purchase Price

Norwest Venture Partners X, LP 525 University Avenue, Suite 800 Palo Alto, CA 94301	4,582,160	$4,880,000.40

Canaan VII L.P. 285 Riverside Avenue, Suite 250 Westport, CT 06880	4,513,428	$4,806,800.82

Daniel Ciporin C/o Canaan VII L.P. 285 Riverside Avenue, Suite 250 Westport, CT 06880	68,732	$73,199.58

Sagax Development Corp. 303 Cognewaugh Road Cos Cob, CT 06807	182,000	$193,830	[1]

Total:	9,346,320	$9,953,830.80

[1]	Paid for in Services Previously Rendered to the Company.

EXHIBIT 10.19
LENDINGCLUB CORPORATION
SERIES B PREFERRED STOCK PURCHASE AGREEMENT
This Series B Preferred Stock Purchase Agreement (the “Agreement”) is made and entered into as of March 13, 2009, by and among LendingClub Corporation, a Delaware corporation (the “Company”), and each of those persons and entities, severally and not jointly, whose names are set forth on the Schedule of Purchasers attached hereto as Exhibit A (which persons and entities are hereinafter collectively referred to as “Purchasers” and each individually as a “Purchaser”).
Recitals
Whereas, the Company has authorized the sale and issuance of an aggregate of Sixteen Million Thirty Six Thousand Three Hundred Forty Six (16,036,346) shares of its Series B Preferred Stock (the “Shares”);
Whereas, Purchasers desire to purchase the Shares on the terms and conditions set forth herein; and
Whereas, the Company desires to issue and sell the Shares to Purchasers on the terms and conditions set forth herein.
Agreement
Now, Therefore, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Agreement To Sell And Purchase.
1.1 Authorization of Shares. The Company has authorized (a) the sale and issuance to Purchasers of the Shares and (b) the issuance of such shares of Common Stock to be issued upon conversion of the Shares (the “Conversion Shares”). The Shares and the Conversion Shares have the rights, preferences, privileges and restrictions set forth in the Amended and Restated Certificate of Incorporation of the Company, in the form attached hereto as Exhibit B (the “Restated Charter”).
1.2 Sale and Purchase. Subject to the terms and conditions hereof, at the Closing (as hereinafter defined) the Company hereby agrees to issue and sell to each Purchaser, and each Purchaser agrees to purchase from the Company, severally and not jointly, the number of Shares set forth opposite such Purchaser’s name on Exhibit A, at a purchase price of Seventy-Four and Eighty Three Hundredths of a Cent ($0.7483) per share.

2. Closing, Delivery And Payment.
2.1 Closing. The closing of the sale and purchase of the Shares under this Agreement (the “Closing”) shall take place at 11:00 a.m. on the date hereof, at the offices of Fenwick and West LLP, 801 California Street, Mountain View, CA 94041 or at such other time or place as the Company and Purchasers may mutually agree (such date is hereinafter referred to as the “Closing Date”).
2.2 Delivery. At the Closing, subject to the terms and conditions hereof, the Company will deliver to each Purchaser a certificate representing the number of Shares to be purchased at the Closing by such Purchaser, against payment of the purchase price therefor by check or wire transfer made payable to the order of the Company.
3. Representations And Warranties Of The Company.
Except as set forth on a Schedule of Exceptions delivered by the Company to Purchasers at the Closing attached hereto as Exhibit C, the Company hereby represents and warrants to each Purchaser as of the date of this Agreement as set forth below. For purposes of this Section 3, the terms “to the Company’s Knowledge,” “to its Knowledge” or “Known” shall mean the knowledge of Renaud Laplanche, John Donovan, and Soulaiman Htite, as such knowledge as such individuals would have after reasonable investigation.
3.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and the Amended and Restated Investor Rights Agreement in the form attached hereto as Exhibit D (the “Investor Rights Agreement”), the Amended and Restated Right of First Refusal and Co-Sale Agreement in the form attached hereto as Exhibit E (the “Co-Sale Agreement”), and the Amended and Restated Voting Agreement in the form attached hereto as Exhibit F (the “Voting Agreement”) (collectively, the “Related Agreements”), to issue and sell the Shares and the Conversion Shares, and to carry out the provisions of this Agreement, the Related Agreements and the Restated Charter and to carry on its business as presently conducted and as presently proposed to be conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in California and in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business.
3.2 Subsidiaries. The Company does not own or control, directly or indirectly, any equity security or other interest of any other corporation, partnership, limited liability company or other business entity. The Company is not a participant in any joint venture, partnership, limited liability company or similar arrangement. Since its inception, the Company has not consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any corporation, partnership, limited liability company or other business entity.

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3.3 Capitalization; Voting Rights.
(a) The authorized capital stock of the Company, immediately prior to the Closing, consists of (i) 50,000,000 shares of Common Stock, par value $0.01 per share, 8,199,750 shares of which are issued and outstanding, and (ii) 33,200,000 shares of Preferred Stock, par value $0.01 per share, 17,100,000 of which are designated Series A Preferred Stock, 15,740,285 are issued and outstanding, and 16,100,000 are designated Series B Preferred Stock, none of which are issued and outstanding.
(b) Under the Company’s 2007 Stock Incentive Plan (the “Plan”), (i) no shares have been issued pursuant to restricted stock purchase agreements and/or the exercise of outstanding options, (ii) options to purchase 1,906,050 shares of Common Stock have been granted and are currently outstanding, and (iii) 4,632,200 shares of Common Stock remain available for future issuance to officers, directors, employees and consultants of the Company. The Company has furnished to the Purchasers complete and accurate copies of the Plan and forms of agreements used thereunder. The Company has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the Company’s board minutes.
(c) Warrants to purchase 325,000 shares of Common Stock are outstanding.
(d) Warrants to purchase 1,265,990 shares of Series A Preferred Stock are outstanding.
(e) Other than the shares reserved for issuance under the Plan, and except as may be granted pursuant to this Agreement and the Related Agreements, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its securities.
(f) All issued and outstanding shares of the Company’s capital stock (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities, and (iii) as to the issued and outstanding shares of the Company’s Common Stock, are subject to a right of first refusal in favor of the Company upon transfer.
(g) The rights, preferences, privileges and restrictions of the Shares are as stated in the Restated Charter. The Conversion Shares have been duly and validly reserved for issuance. When issued in compliance with the provisions of this Agreement and the Restated Charter, the Shares and the Conversion Shares will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances other than (i) liens and encumbrances created by or imposed upon the Purchasers and (ii) any right of first refusal set forth in the Company’s Bylaws; provided, however, that the Shares and the Conversion Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed. The sale of the Shares and the subsequent conversion of the Shares into Conversion Shares are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

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(h) All outstanding options (and Common Stock issued upon exercise of such options) vest as follows: twenty-five percent (25%) of the shares vest one (1) year following the vesting commencement date, with the remaining seventy-five percent (75%) vesting in equal quarterly installments over the next three (3) years, and, as of the Closing, no such options or shares are more than twenty five percent (25%) vested. No stock plan, stock purchase, stock option or other agreement or understanding between the Company and any holder of any equity securities or rights to purchase equity securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of (i) termination of employment or consulting services (whether actual or constructive); (ii) any merger, sale of stock or assets, change in control or any other transaction(s) by the Company; or (iii) the occurrence of any other event or combination of events. All outstanding options and warrants to purchase shares of the Company’s capital stock have been issued in compliance with all applicable federal, state, foreign or local statutes, laws, rules, or regulations, including federal and state securities laws, and were issued and transferred in accordance with any right of first refusal or similar right or limitation Known to the Company, including those in the Company’s certificate of incorporation and Bylaws, each as amended to date.
(i) All outstanding shares of Common Stock and all shares of Common Stock issuable upon the exercise or conversion of outstanding options, warrants or other exercisable or convertible securities are subject to a market standoff or “lockup” agreement of not less than 180 days following the Company’s initial public offering.
(j) The Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. Except as set forth in the Restated Charter, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.
(k) The Company believes in good faith that any “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and the guidance thereunder) under which the Company makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. To the Knowledge of the Company, no payment to be made under any 409A Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.
3.4 Authorization; Binding Obligations. All corporate action on the part of the Company, its officers, and directors, including, but not limited to, the consent of the board of directors and the stockholders, necessary for the authorization of this Agreement and the Related Agreements, the performance of all obligations of the Company hereunder and thereunder at the Closing and the authorization, sale, issuance and delivery of the Shares pursuant hereto and the Conversion Shares pursuant to the Restated Charter has been taken. The Agreement and the Related Agreements, when executed and delivered, will be valid and binding obligations of the Company enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, (b) general principles of equity that restrict the availability of equitable remedies, and (c) to the extent that the enforceability of the indemnification provisions in the Investor Rights Agreement may be limited by applicable laws.

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3.5 Financial Statements. The Company has made available to each Purchaser its audited balance sheet for the year ended March 31, 2008, an audited statement of income and cash flows for the year ended March 31, 2008 and an unaudited balance sheet for the nine (9) month period ending December 31, 2008 (the “Statement Date”) and unaudited statement of income and cash flows for the nine (9) month period ending December 31, 2008 (collectively, all of the previously listed financial statements being referred to as the “Financial Statements”). The Financial Statements, together with the notes thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except as disclosed therein and, as to the unaudited Financial Statements, for the omission of notes thereto and normal year-end audit adjustments, and present fairly the financial condition and position of the Company as of March 31, 2008 and as of the Statement Date, as the case may be.
3.6 Liabilities. The Company has no liabilities and, to its Knowledge, no material contingent liabilities, not disclosed in the Financial Statements, except current liabilities incurred in the ordinary course of business which have not been, either in any individual case or in the aggregate, materially adverse.
3.7 Agreements; Action.
(a) Except for agreements explicitly contemplated hereby and agreements between the Company and its employees with respect to the sale of the Company’s outstanding Common Stock, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, employees, affiliates or any affiliate thereof.
(b) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party, or to its Knowledge, by which it is bound, which may involve (i) future obligations (contingent or otherwise) of, or payments to, the Company in excess of $25,000, or (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from the Company (other than licenses to the Company of “off the shelf” software or other standard products), or (iii) the grant of any rights affecting the development, manufacture, licensing, distribution, marketing, or sale of the Company’s products or services, or (iv) indemnification by the Company with respect to infringements of proprietary rights.
(c) The Company has not (i) accrued, declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred or guaranteed any indebtedness for money borrowed or any other liabilities (other than trade payables incurred in the ordinary course of business or as disclosed in the Financial Statements) individually in excess of $25,000 or, in the case of indebtedness and/or liabilities individually less than $25,000, in excess of $50,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights.

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(d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.
(e) The Company is not a guarantor or indemnitor of any indebtedness of any other person.
3.8 Obligations to Related Parties. There are no obligations of the Company to officers, directors, stockholders, or employees of the Company other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company and (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company). None of the officers, directors or, to the Company’s Knowledge, key employees or stockholders of the Company or any members of their immediate families, is indebted to the Company or has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, other than (i) passive investments in publicly traded companies (representing less than one percent (1%) of such company) which may compete with the Company and (ii) investments by venture capital funds with which directors of the Company may be affiliated and service as a board member of a company in connection therewith due to a person’s affiliation with a venture capital fund or similar institutional investor in such company. No officer or director or any member of such officer’s or director’s immediate families or, to the Company’s Knowledge, stockholder or any member of such stockholder’s immediate family, is, directly or indirectly, interested in any material contract with the Company (other than such contracts as relate to any such person’s ownership of capital stock or other securities of the Company).
3.9 Changes. Since the Statement Date, there has not been, to the Company’s Knowledge:
(a) Any change in the assets, liabilities, financial condition or operations of the Company from that reflected in the Financial Statements, other than changes in the ordinary course of business, none of which individually or in the aggregate has had or is reasonably expected to have a material adverse effect on such assets, liabilities, financial condition or operations of the Company;
(b) Any resignation or termination of any officer, key employee or group of employees of the Company;
(c) Any material change, except in the ordinary course of business, in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise;

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(d) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, business or financial condition of the Company;
(e) Any waiver by the Company of a valuable right or of a material debt owed to it;
(f) Any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;
(g) Any labor organization activity related to the Company;
(h) Any sale, assignment, exclusive license or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;
(i) Any change in any material agreement to which the Company is a party or by which it is bound, which materially and adversely affects the business, assets, liabilities, financial condition or operations of the Company;
(j) Any loans made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of business;
(k) Any resignation or termination of any executive officer or key employee of the Company, and the Company is not aware of any impending resignation or termination of employment of any such officer or key employee;
(l) Any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that is not material to the business, properties, prospects or financial condition of the Company;
(m) Any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due and payable;
(n) Any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase or other acquisition of any such stock by the Company;
(o) Any receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;
(p) Any other event or condition of any character that, either individually or cumulatively, has materially and adversely affected the business, assets, liabilities, financial condition or operations of the Company; or
(q) Any arrangement or commitment by the Company to do any of the acts described in subsection (a) through (p) above.

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3.10 Title to Properties and Assets; Liens, Etc. The Company has good and marketable title to its properties and assets and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (a) those resulting from taxes which have not yet become delinquent, (b) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company, and (c) those that have otherwise arisen in the ordinary course of business. With respect to the property and assets it leases, the Company is in compliance with such leases in all material respects and holds a valid leasehold interest free of any liens, claims or encumbrances, subject to clauses (a) through (c) above.
3.11 Intellectual Property.
(a) The Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted and as presently proposed to be conducted, without any known infringement of the rights of others. The Schedule of Exceptions contains a complete list of the Company’s patents, trademarks copyrights and domain names and pending patent, trademark and copyright applications. There are no outstanding options, licenses or agreements of any kind relating to the foregoing proprietary rights, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of “off the shelf” software or standard products.
(b) The Company has not received any communications alleging that the Company has violated or, by conducting its business as presently proposed to be conducted, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity, nor is the Company aware of any basis therefor.
(c) To the Company’s Knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or that would conflict with the Company’s business as proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as presently conducted, will, to the Company’s Knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated.

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(d) Each former and current employee, officer and consultant of the Company has executed a proprietary information and inventions agreement in the form(s) as delivered to Purchasers. No former or current employee, officer or consultant of the Company (i) has excluded works or inventions made prior to his or her employment with the Company from his or her assignment of inventions pursuant to such employee, officer or consultant’s proprietary information and inventions agreement; (ii) is, to the Company’s Knowledge, in violation of such employee, officer or consultant’s proprietary information and inventions agreement; or (iii) has failed to affirmatively indicate in such proprietary information and inventions agreement that no such works or inventions made prior to his or her employment with the Company exist. The Company does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Company, except for inventions, trade secrets or proprietary information that have been assigned to the Company. Each employee and consultant has assigned to the Company all intellectual property rights he or she owns that were created during such employee’s or consultant’s service to the Company or using the Company’s confidential information and are related to the Company’s business as now conducted and as presently proposed to be conducted.
(e) The Company is not subject to any “open source” or “copyleft” obligations or otherwise required to make any public disclosure or general availability of source code either used or developed by the Company.
3.12 Compliance with Other Instruments. The Company is not in violation or default of any term of its charter documents, each as amended, or of any provision of any mortgage, indenture, contract, lease, agreement, instrument or contract to which it is party or, to its Knowledge, by which it is bound or of any judgment, decree, order or writ other than any such violation that would not have a material adverse effect on the Company. The execution, delivery, and performance of and compliance with this Agreement, and the Related Agreements, and the issuance and sale of the Shares pursuant hereto and of the Conversion Shares pursuant to the Restated Charter, will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a material default under any such term or provision, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties. To the Company’s Knowledge, the Company has not performed any act, or failed to perform any act, which action or failure to act would result in the Company’s loss of any material right granted under any license or other agreement required to be disclosed in the Schedule of Exceptions.
3.13 Litigation. There is no action, suit, proceeding or investigation pending or, to the Company’s Knowledge, currently threatened against the Company that would reasonably be expected to result, either individually or in the aggregate, in any material adverse change in the assets, condition or affairs of the Company, financially or otherwise, or any change in the current equity ownership of the Company or that questions the validity of this Agreement or the Related Agreements or the right of the Company to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby. The foregoing includes, without limitation, actions pending or, to the Company’s Knowledge, threatened involving the prior employment of any of the Company’s employees, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or to its Knowledge subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

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3.14 Tax Returns and Payments. The Company is and always has been a subchapter C corporation. The Company has timely filed all tax returns (federal, state and local) required to be filed by it, and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year. Such tax returns are true and correct and have been completed in accordance with applicable law. All taxes shown to be due and payable on such returns, any assessments imposed, and to the Company’s Knowledge all other taxes due and payable by the Company on or before the Closing have been paid or will be paid prior to the time they become delinquent. The Company has timely withheld and paid over to the appropriate governmental authorities all amounts required to be withheld and paid over with respect to its employees and other third parties. The Company has not been advised (a) that any of its returns, federal, state or other, have been or are being audited as of the date hereof, or (b) of any deficiency in assessment or proposed judgment to its federal, state or other taxes. The Company has no Knowledge of any liability of any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for.
3.15 Employees.
(a) The Company has no collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the Company’s Knowledge, threatened with respect to the Company.
(b) The Company is not a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement.
(c) No employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company.
(d) To the Company’s Knowledge, no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company; and to the Company’s Knowledge the continued employment by the Company of its present employees, and the performance of the Company’s contracts with its independent contractors, will not result in any such violation. The Company has not received any notice alleging that any such violation has occurred.
(e) To the Company’s Knowledge, no officer, key employee or group of employees intends to terminate his, her or their employment with the Company, nor does the Company have a present intention to terminate the employment of any officer, key employee or group of employees. Each former employee of the Company whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment. There are no actions pending, or to the Company’s Knowledge, threatened, by any former or current employee concerning such person’s employment by the Company.

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(f) The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it or amounts required to be reimbursed to such employees, consultants, or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.
3.16 Obligations of Management. Each officer and key employee of the Company is currently devoting substantially all of his or her business time to the conduct of the business of the Company. To the Company’s Knowledge, no officer or key employee of the Company is planning to work less than full time at the Company in the future. No officer or key employee is currently working or, to the Company’s Knowledge, plans to work for a competitive enterprise, whether or not such officer or key employee is or will be compensated by such enterprise.
3.17 Registration Rights and Voting Rights. Except as required pursuant to the Investor Rights Agreement, the Company is presently not under any obligation, and has not granted any rights, to register under the Securities Act of 1933, as amended (the “Securities Act”), any of the Company’s presently outstanding securities or any of its securities that may hereafter be issued. To the Company’s Knowledge, except as contemplated in the Voting Agreement, no stockholder of the Company has entered into any agreement with respect to the voting of equity securities of the Company.
3.18 Compliance with Laws; Permits. The Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, which violation would materially and adversely affect the business, assets, liabilities, financial condition, or operations of the Company. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement, the issuance of the Shares or the Conversion Shares, or the consummation of any other transaction contemplated by this Agreement, except such as have been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing, as will be filed in a timely manner. The Company has all franchises, permits and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, assets, properties or financial condition of the Company and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. The Company has all licenses (including without limitation lending licenses in each state) required for the conduct of its business as now conducted and as presently proposed to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

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3.19 Offering Valid. Assuming the accuracy of the representations and warranties of Purchasers contained in Section 4.2 hereof, the offer, sale and issuance of the Shares and the Conversion Shares will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither the Company nor any agent on its behalf has solicited any offers to sell or has offered to sell all or any part of the Shares to any person or persons so as to bring the sale of such Shares by the Company within the registration provisions of the Securities Act or any state securities laws.
3.20 Full Disclosure. The Company has provided Purchasers with all information requested by the Purchasers in connection with their decision to purchase the Shares. Neither this Agreement, the exhibits hereto, the Related Agreements nor any other document delivered by the Company to Purchasers or their attorneys or agents in connection herewith or therewith at the Closing or with the transactions contemplated hereby or thereby, contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.
3.21 Qualified Small Business.
(a) The Company represents and warrants to Purchasers that, to the best of its Knowledge, the Company is a “qualified small business” within the meaning of Section 1202(d) of the Code, as of the date hereof, and the Shares qualify as “qualified small business stock” as defined in Section 1202(c) of the Code as of the date hereof. The Company further represents and warrants that, as of the date hereof, it meets the “active business requirement” of Section 1202(e) of the Code, and it has made no “significant redemptions” within the meaning of Section 1202(c)(3)(B) of the Code.
(b) The Company represents and warrants to Purchasers that, to the best of its Knowledge, (i) the Company will meet the requirements for qualification as “qualified small business stock” set forth in Section 18152.5 of the California Revenue and Taxation Code; (ii) the Company’s principal business operations are in the State of California with more than eighty percent (80%) by value of the Company’s payroll paid to residents of the State of California; (iii) more than eighty percent (80%) by value of the assets of the Company are used by it in the active conduct of one or more qualified trades or businesses in California, as defined by Code Section 18152.5(e)(3), and (iv) the Company is an eligible corporation, as defined by Code Section 18152.5(e)(4).
3.22 Corporate Documents. The Restated Charter and Bylaws of the Company are in the form provided to the Purchasers. The minute books of the Company made available to Purchasers contain a complete summary of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the time of incorporation and accurately reflects in all material respects all actions by the directors (and any committees of directors) and stockholders with respect to all transactions referred to in such minutes.

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3.23 Real Property Holding Corporation. The Company is not a real property holding corporation within the meaning of Code Section 897(c)(2) and any regulations promulgated thereunder.
3.24 Insurance. The Company has general commercial, product liability, director and officer liability, fire and casualty insurance policies with coverage customary for companies similarly situated to the Company.
3.25 Executive Officers. No executive officer or person nominated to become an executive officer of the Company (i) to the Company’s Knowledge, has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding minor traffic violations) or (ii) is or has been subject to any judgment or order of, or is the subject of any pending civil or administrative action by the Securities and Exchange Commission or any related self-regulatory organization.
3.26 83(b) Elections. To the Company’s Knowledge, all individuals who have purchased shares of the Company’s Common Stock under agreements that provide for the vesting of such shares have timely filed elections under Section 83(b) of the Code and any analogous provisions of applicable state tax laws.
3.27 Employee Benefit Plans. The Company is in substantial compliance with its “employee benefits plans” as defined in the Employee Retirement Income Security Act of 1974, as amended.
3.28 Investment Company. The Company is not an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).
3.29 Internal Control Over Financial Reporting; Disclosure Controls and Procedures.
(a) The Company maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that complies with the requirements of the Exchange Act and has been designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Except as disclosed in the Schedule of Exceptions, the Company’s internal control over financial reporting is effective and the Company is not aware of any material weaknesses in its internal control over financial reporting.
(b) Except as disclosed in the Schedule of Exceptions, since the date of the filing of the Company’s Form 10-Q for the quarterly period ended December 31, 2008, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

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(c) The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Company and its subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and such disclosure controls and procedures are effective.
4. Representations And Warranties Of Purchasers.
Each Purchaser hereby represents and warrants to the Company, severally and not jointly, as follows (provided that such representations and warranties do not lessen or obviate the representations and warranties of the Company set forth in this Agreement):
4.1 Requisite Power and Authority. Purchaser has all necessary power and authority to execute and deliver this Agreement and the Related Agreements and to carry out their provisions. All action on Purchaser’s part required for the lawful execution and delivery of this Agreement and the Related Agreements has been taken. Upon their execution and delivery, this Agreement and the Related Agreements will be valid and binding obligations of Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, (b) as limited by general principles of equity that restrict the availability of equitable remedies, and (c) to the extent that the enforceability of the indemnification provisions of the Investor Rights Agreement may be limited by applicable laws.
4.2 Investment Representations. Purchaser understands that neither the Shares nor the Conversion Shares have been registered under the Securities Act. Purchaser also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser’s representations contained in the Agreement. Purchaser hereby represents and warrants as follows:
(a) Purchaser Bears Economic Risk. Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Purchaser must bear the economic risk of this investment indefinitely unless the Shares (or the Conversion Shares) are registered pursuant to the Securities Act, or an exemption from registration is available. Purchaser understands that the Company has no present intention of registering the Shares, the Conversion Shares or any shares of its Common Stock. Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Purchaser to transfer all or any portion of the Shares or the Conversion Shares under the circumstances, in the amounts or at the times Purchaser might propose.
(b) Acquisition for Own Account. Purchaser is acquiring the Shares and the Conversion Shares for Purchaser’s own account for investment only, and not with a view towards their distribution.

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(c) Purchaser Can Protect Its Interest. Purchaser represents that by reason of its, or of its management’s, business or financial experience, Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement, and the Related Agreements. Further, Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.
(d) Accredited Investor. Purchaser represents that it is an “accredited investor” within the meaning of Regulation D under the Securities Act.
(e) Company Information. Purchaser has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company’s operations and facilities. Purchaser has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.
(f) Rule 144. Purchaser acknowledges and agrees that the Shares, and, if issued, the Conversion Shares are “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.
(g) Residence. If Purchaser is an individual, then Purchaser resides in the state or province identified in the address of Purchaser set forth on Exhibit A; if Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of Purchaser in which its investment decision was made is located at the address or addresses of Purchaser set forth on Exhibit A.
(h) Foreign Investors. If Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any government or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Shares. The Company’s offer and sale and Purchaser’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of Purchaser’s jurisdiction.

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4.3 Transfer Restrictions. Each Purchaser acknowledges and agrees that the Shares and, if issued, the Conversion Shares are subject to restrictions on transfer as set forth in the Investor Rights Agreement.
5. Conditions To Closing.
5.1 Conditions to Purchasers’ Obligations at the Closing. Purchasers’ obligations to purchase the Shares at the Closing are subject to the satisfaction, at or prior to the Closing Date, of the following conditions:
(a) Representations and Warranties True; Performance of Obligations. The representations and warranties made by the Company in Section 3 hereof shall be true and correct as of the Closing Date with the same force and effect as if they had been made as of the Closing Date, and the Company shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Closing.
(b) Legal Investment. On the Closing Date, the sale and issuance of the Shares and the proposed issuance of the Conversion Shares shall be legally permitted by all laws and regulations to which Purchasers and the Company are subject.
(c) Consents, Permits, and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement and the Related Agreements (including any filing required to comply with the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended) except for such as may be properly obtained subsequent to the Closing.
(d) Filing of Restated Charter. The Restated Charter shall have been filed with the Secretary of State of the State of Delaware and shall continue to be in full force and effect as of the Closing Date.
(e) Corporate Documents. The Company shall have delivered to Purchasers or their counsel copies of all corporate documents of the Company as Purchasers shall reasonably request, and such Purchasers shall have completed their due diligence to their satisfaction.
(f) Reservation of Conversion Shares. The Conversion Shares issuable upon conversion of the Shares shall have been duly authorized and reserved for issuance upon such conversion.
(g) Compliance Certificate. The Company shall have delivered to Purchasers a Compliance Certificate, executed by the President of the Company, dated the Closing Date, to the effect that the conditions specified in subsections (a), (c), (d) and (f) of this Section 5.1 have been satisfied.
(h) Secretary’s Certificate. Purchasers shall have received from the Company’s Secretary, a certificate having attached thereto (i) the Company’s Restated Charter as in effect at the time of the Closing, (ii) the Company’s Bylaws as in effect at the time of the Closing, (iii) resolutions approved by the Board of Directors authorizing the transactions contemplated hereby, (iv) resolutions approved by the Company’s stockholders authorizing the filing of the Restated Charter, and (v) good standing certificates (including tax good standing) with respect to the Company from the applicable authority(ies) in Delaware and in California, dated a recent date before the Closing.

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(i) Investor Rights Agreement. The Investor Rights Agreement shall have been executed and delivered by the Company and each Investor (as such term is defined therein).
(j) Co-Sale Agreement. The Co-Sale Agreement shall have been executed and delivered by the Company, the Key Holders and the Investors (as such terms are defined therein).
(k) Voting Agreement. The Voting Agreement shall have been executed and delivered by the Company, the Key Holders, the Investors and the Designated Common Stockholders (as such terms are defined therein).
(l) Indemnification Agreements. The Company shall have entered into an Indemnification Agreement in substantially the form attached hereto as Exhibit G with each member of the Board of Directors.
(m) Board of Directors. Upon the Closing, the authorized size of the Board of Directors of the Company shall be five (5) members and the Board shall initially consist of Renaud Laplanche, Rebecca Lynn, Jeffrey Crowe, Daniel Ciporin and one (1) vacancy.
(n) Legal Opinion. Purchasers shall have received from legal counsel to the Company an opinion addressed to them, dated as of the Closing Date, in substantially the form attached hereto as Exhibit H.
(o) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to Purchasers and their special counsel, and Purchasers and their special counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.
(p) Proprietary Information and Inventions Agreement. The Company and each of its current and former officers, employees and consultants shall have entered into the Company’s standard form of Proprietary Information and Inventions Agreement, in a form reasonably acceptable to Purchasers, with no exceptions noted in such agreements.
(q) Increase in Option Pool. The Board of Directors and the Company’s stockholders shall have approved an increase in the number of shares of Common Stock authorized for issuance under the Plan by 2,856,000 shares of Common stock such that a total of 6,548,000 shares of Common Stock shall be authorized for issuance under the Plan as of the date hereof.

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(r) Commencement of Employment of Chief Marketing Officer. The candidate proposed to be the Company’s Chief Marketing Officer shall have commenced employment with the Company.
(s) Board Approval of Initiation of Search for Chief Credit Officer. The Board of Directors shall have approved the commencement of an executive search for a Chief Credit Officer for the Company with the goal of hiring such officer within six (6) months of the Closing Date.
(t) Attorneys’ Fees. The Company shall pay the fees set forth in Section 6.10 of this Agreement.
5.2 Conditions to Obligations of the Company. The Company’s obligation to issue and sell the Shares at each Closing is subject to the satisfaction, on or prior to such Closing, of the following conditions:
(a) Representations and Warranties True. The representations and warranties in Section 4 made by those Purchasers acquiring Shares hereof shall be true and correct at the date of the Closing, with the same force and effect as if they had been made on and as of said date.
(b) Performance of Obligations. Such Purchasers shall have performed and complied with all agreements and conditions herein required to be performed or complied with by such Purchasers on or before the Closing.
(c) Filing of Restated Charter. The Restated Charter shall have been filed with the Secretary of State of the State of Delaware.
(d) Voting Agreement. The Voting Agreement shall have been executed and delivered by the Company, the Key Holders, the Investors and the Designated Common Stockholders (as such terms are defined therein).
(e) Consents, Permits, and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement and the Related Agreements (including any filing required to comply with the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and except for such as may be properly obtained subsequent to the Closing).

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6. Miscellaneous.
6.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California in all respects as such laws are applied to agreements among California residents entered into and performed entirely within California, without giving effect to conflict of law principles thereof. The parties agree that any action brought by either party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in the County of Santa Clara, California.
6.2 Survival; Limitation of Liability. The representations, warranties, covenants and agreements made herein shall survive the closing of the transactions contemplated hereby; provided, however, that in the event a Purchaser receives written notice of a breach of any representation, warranty, covenant or agreement made herein by the Company, such Purchaser shall have two (2) years after the date of such notice to bring a claim against the Company in connection with such breach; provided further, however, that in the event that such Purchaser obtains knowledge of any breach of any representation, warranty, covenant or agreement made herein by the Company after the Closing, such Purchaser shall promptly provide notice to the Company of such breach. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument. The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Purchasers, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Purchasers or any of their representatives.
6.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon the parties hereto and their respective successors, assigns, heirs, executors and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Shares specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such Shares in its records as the absolute owner and holder of such Shares for all purposes.
6.4 Entire Agreement. This Agreement, the exhibits and schedules hereto, the Related Agreements and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable for or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein.
6.5 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

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6.6 Amendment and Waiver. This Agreement may be amended or modified, and the obligations of the Company and the rights of the holders of the Shares and the Conversion Shares under the Agreement may be waived, only upon the written consent of the Company and holders of at least fifty-five percent (55%) of the Shares purchased pursuant to this Agreement (treated as if converted and including any Conversion Shares into which the then outstanding Shares have been converted that have not been sold to the public).
6.7 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, the Related Agreements or the Restated Charter, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement, the Related Agreements or the Restated Charter or any waiver on such party’s part of any provisions or conditions of the Agreement, the Related Agreements or the Restated Charter must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, the Related Agreements or the Restated Charter or otherwise shall be cumulative and not alternative.
6.8 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail, telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address as set forth on the signature page hereof and to Purchaser at the address set forth on Exhibit A attached hereto or at such other address or electronic mail address as the Company or Purchaser may designate by ten (10) days advance written notice to the other parties hereto.
6.9 Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Agreement; provided, however, that the Company shall, at the Closing, reimburse the reasonable fees of and expenses of Wilson Sonsini Goodrich & Rosati PC, not to exceed thirty thousand dollars ($30,000), incurred in connection with the negotiation, execution, delivery and performance of this Agreement.
6.10 Attorneys’ Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

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6.11 Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
6.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
6.13 Broker’s Fees. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 6.13 being untrue.
6.14 Exculpation Among Purchasers. Each Purchaser acknowledges that it is not relying upon any person, firm, or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Purchaser agrees that no Purchaser nor the respective controlling persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares and Conversion Shares.
6.15 Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

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6.16 California Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION OR IN THE ABSENCE OF AN EXEMPTION FROM SUCH QUALIFICATION IS UNLAWFUL. PRIOR TO ACCEPTANCE OF SUCH CONSIDERATION BY THE COMPANY, THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED OR AN EXEMPTION FROM SUCH QUALIFICATION BEING AVAILABLE.
6.17 Waiver of Conflict of Interest. Each Purchaser and the Company is aware that Fenwick & West LLP (“F&W”) may have an investment in certain of the Purchasers or may have previously performed and may continue to perform certain legal services for certain of the Purchasers in matters unrelated to F&W’s representation of the Company. In connection with its Purchaser representation, F&W may have obtained confidential information of such Purchasers that could be material to F&W’s representation of the Company in connection with negotiation, execution and performance of this Agreement. By signing this Agreement, each New Purchaser and the Company hereby (a) acknowledges that the terms of this Agreement were negotiated between the Purchasers and the Company and (b) waives any potential conflict of interest arising out of such representation or such possession of confidential information. Each New Purchaser and the Company further represents that it has had the opportunity to be, or has been, represented by independent counsel in giving the waivers contained in this Section 6.17.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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In Witness Whereof, the parties hereto have executed the Series B Preferred Stock Purchase Agreement as of the date set forth in the first paragraph hereof.

COMPANY:

LendingClub Corporation

Signature:	/s/ Renaud Laplanche

	Print Name:	Renaud Laplanche
	Title:	President & CEO
	Address:	440 North Wolfe Road Sunnyvale, CA 94085
Signature Page to Series B Preferred Stock Purchase Agreement

In Witness Whereof, the parties hereto have executed the Series B Preferred Stock Purchase Agreement as of the date set forth in the first paragraph hereof.

PURCHASER(S):

Morgenthaler Ventures IX, L.P.

By: Morgenthaler Management Partners IX, LLC, Its Managing Partner

Signature:	/s/ Gary R. Little

	Print Name:	Gary R. Little
	Title:	Member
	Address:	2710 Sand Hill Road, Ste. 100
Menlo Park, CA 94025
Signature Page to Series B Preferred Stock Purchase Agreement

In Witness Whereof, the parties hereto have executed the Series B Preferred Stock Purchase Agreement as of the date set forth in the first paragraph hereof.

PURCHASER(S):

Norwest Venture Partners X, LP

by: genesis vc partners x, llc, its general partner

Signature:	/s/ Jeffrey M. Crowe

	Print Name:	Jeffrey M. Crowe
	Title:	General Partner
	Address:	525 University Avenue, Ste. 800
Palo Alto, CA 94301
Signature Page to Series B Preferred Stock Purchase Agreement

In Witness Whereof, the parties hereto have executed the Series B Preferred Stock Purchase Agreement as of the date set forth in the first paragraph hereof.

PURCHASER(S):

Canaan VII L.P.
By: Canaan Partners VII LLC

Signature:	/s/ Eric A. Young

	Print Name:	Eric A. Young
	Title:	Member/Manager
Address:

Signature Page to Series B Preferred Stock Purchase Agreement

In Witness Whereof, the parties hereto have executed the Series B Preferred Stock Purchase Agreement as of the date set forth in the first paragraph hereof.

PURCHASER(S):

Bay Partners XI, L.P.
By Bay Management Company XI, LLC, General Partner

Signature:	/s/ Salil Deshpande

	Print Name:	Salil Deshpande
	Title:	Manager

Bay Partners XI Parallel Fund, L.P.
By Bay Management Company XI, LLC, General Partner

Signature:	/s/ Salil Deshpande

	Print Name:	Salil Deshpande
	Title:	Manager
	Address:	490 S. California Avenue, Suite 200
Palo Alto, CA 94306
Signature Page to Series B Preferred Stock Purchase Agreement

In Witness Whereof, the parties hereto have executed the Series B Preferred Stock Purchase Agreement as of the date set forth in the first paragraph hereof.

PURCHASER(S):

Pierre Latecoere

Signature:	/s/ Pierre Latecoere

	Print Name:	Pierre Latecoere
Title:
	Address:	27, ch. des Pecheurs
1166 Perroy, VD
Switzerland
Signature Page to Series B Preferred Stock Purchase Agreement

In Witness Whereof, the parties hereto have executed the Series B Preferred Stock Purchase Agreement as of the date set forth in the first paragraph hereof.

PURCHASER(S):

Daniel Ciporin

Signature:	/s/ Daniel Ciporin

	Print Name:	Daniel Ciporin
Title:
	Address:	285 Riverside Ave
Westport, CT 06880

Signature Page to Series B Preferred Stock Purchase Agreement

List Of Exhibits

Schedule of Purchasers	Exhibit A

Certificate of Incorporation	Exhibit B

Schedule of Exceptions	Exhibit C

Investor Rights Agreement	Exhibit D

Co-Sale Agreement	Exhibit E

Voting Agreement	Exhibit F

Form of Indemnification Agreement	Exhibit G

Form of Legal Opinion	Exhibit H

Exhibit A
SCHEDULE OF PURCHASERS

		Aggregate
Name and Address	Shares	Purchase Price

Morgenthaler Ventures IX, L.P.	9,354,536	$6,999,999.29
2710 Sand Hill Road, Suite 100 Menlo Park, CA 94025

Norwest Venture Partners X, LP	3,091,663	$2,313,491.43
525 University Avenue, Suite 800 Palo Alto, CA 94301

Canaan VII L.P.	3,000,366	$2,245,173.88
285 Riverside Avenue, Suite 250 Westport, CT 06880

Daniel Ciporin	45,691	$34,190.58
c/o Canaan Partners 285 Riverside Avenue, Suite 250 Westport, CT 06880

Bay Partners XI, L.P.	408,402	$305,607.22
2882 Sand Hill Road, Suite 240 Menlo Park, CA 94025

Bay Partners XI Parallel Fund, L.P.	2,052	$1,535.52
2882 Sand Hill Road, Suite 240 Menlo Park, CA 94025

Pierre Latecoere	133,636	$99,999.82
27, chemin des Pecheurs 1166 Perroy VD Switzerland

Total:	16,036,346	$11,999,997.74

EXHIBIT 10.20
Final Execution Version
LENDINGCLUB CORPORATION
AMENDED AND RESTATED
INVESTOR RIGHTS AGREEMENT
MARCH 13, 2009

LENDINGCLUB CORPORATION
AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT
This Amended and Restated Investor Rights Agreement (the “Agreement”) is entered into as of the 13th day of March 2009, by and among LendingClub Corporation, a Delaware corporation (the “Company”) and the investors listed on Exhibit A hereto, referred to hereinafter as the “Investors” and each individually as an “Investor.”
Recitals
Whereas, certain Investors (the “Prior Investors”) are holders of outstanding shares of the Company’s Series A Preferred Stock (the “Series A Stock”) issued by the Company to such Prior Investors pursuant to the Series A Preferred Stock Purchase Agreement by and among the Company and the Prior Investors dated August 21, 2007, as amended from time to time, and have also been granted certain registration rights, information rights and other rights under that certain Investor’ Rights Agreement by and among the Company and the Prior Investors dated August 21, 2007 (the “Prior Agreement”);
Whereas, certain Investors (the “Series B Investors”) have agreed to purchase shares of the Company’s Series B Preferred Stock (the “Series B Stock” together with the Series A Stock the “Preferred Stock”) pursuant to that certain Series B Preferred Stock Purchase Agreement (the “Purchase Agreement”) of even date herewith (the “Financing”);
Whereas, the obligations in the Purchase Agreement are conditioned upon the execution and delivery of this Agreement by the Investors and the Company; and
Whereas, in connection with the consummation of the Financing, the Company and Prior Investors hereby agree that the Prior Agreement shall be amended and restated in its entirety by this Agreement, and the parties hereto desire to enter into this Agreement in order to grant registration, information rights and other rights to the Investors as set forth below.
Now, Therefore, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Agreement
SECTION 1. GENERAL.
1.1 Definitions. As used in this Agreement the following terms shall have the following respective meanings:
(a) “Acquisition” shall have the meaning ascribed to such term in the Company’s Amended and Restated Certificate of Incorporation as in effect on the date hereof.
(b) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(c) “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.
(d) “Holder” means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.9 hereof.
(e) “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.
(f) “Major Investor” means an Investor that, together with its affiliates, including investment funds under common management, owns at least 2,000,000 shares of Registrable Securities; provided, however, that Bay Partners XI, L.P., and its affiliated funds (collectively, “Bay Partners”) shall be deemed to be a Major Investor for the purposes of this Agreement, so long as Bay Partners holds at least 900,000 shares of Registrable Securities.
(g) “Qualified Public Offering” shall have the meaning ascribed to such term in the Company’s Amended and Restated Certificate of Incorporation as in effect on the date hereof.
(h) “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.
(i) “Registrable Securities” means:
(1) Common Stock of the Company issuable or issued upon conversion of the Shares;
(2) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities;
(3) shares of Common Stock that are issued or issuable upon conversion of the Preferred Stock issuable upon the exercise of those certain Warrants to Purchase Stock held by SVB Financial Group (“SVB”) dated October 29, 2007 and October 7, 2008, respectively (each an “SVB Warrant” and collectively, the “SVB Warrants”) solely with respect to Sections 2.1, 2.3, 2.4 through 2.8, 2.11, 2.12, 2.13, 2.14, and 5.1 through 5.13 hereof (in all cases only to the extent related to a registration pursuant to Sections 2.3 and 2.4 hereof; provided, that SVB’s obligations under Section 2.11 of this Agreement exist independently of any registration under Sections 2.3 or 2.4 hereof) (it being acknowledged that in connection with any amendment or restatement of such sections or this Agreement, the number of shares of the Company’s capital stock issuable to SVB upon exercise of the SVB Warrants will not be counted or included as shares entitled to participate in any vote, agreement or consent approving same for so long as such SVB Warrant has not been exercised with respect to such shares). SVB agrees to be bound by and comply with Sections 2.1 (provided that the restrictions on transfer in Section 2.1 shall only be applicable to the shares issued upon exercise of the SVB Warrants but shall not restrict the transfer of the SVB Warrants themselves), 2.3, 2.4 through 2.8, 2.11, 2.12, 2.13, 2.14, and 5.1 through 5.13 of this Agreement (in all cases only to the extent related to a registration pursuant to Sections 2.3 or 2.4 hereof); and

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(4) shares of Common Stock that are issued or issuable upon conversion of the Preferred Stock issuable upon the exercise of that certain Warrant to Purchase Stock held by Gold Hill Venture Lending 03, LP (“Gold Hill”) dated February 19, 2008 (the “Gold Hill Warrant”) solely with respect to Sections 2.1, 2.3, 2.4 through 2.8, 2.11, 2.12, 2.13, 2.14, and 5.1 through 5.13 of the hereof (in all cases only to the extent related to a registration pursuant to Sections 2.3 and 2.4 hereof; provided, that Gold Hill’s obligations under Section 2.11 of this Agreement exist independently of any registration under Sections 2.3 or 2.4 hereof) (it being acknowledged that in connection with any amendment or restatement of such sections or this Agreement, the number of shares of the Company’s capital stock issuable to Gold Hill upon exercise of the Gold Hill Warrant will not be counted or included as shares entitled to participate in any vote, agreement or consent approving same for so long as such Gold Hill Warrant has not been exercised with respect to such shares). Gold Hill agrees to be bound by and comply with Sections 2.1 (provided that the restrictions on transfer in Section 2.1 shall only be applicable to the shares issued upon exercise of the Gold Hill Warrant but shall not restrict the transfer of the Gold Hill Warrant itself), 2.3, Sections 2.4 through 2.8, 2.11, 2.12, 2.13, 2.14, and 5.1 through 5.13 of this Agreement (in all cases only to the extent related to a registration pursuant to Sections 2.3 or 2.4 hereof).
Notwithstanding the foregoing, Registrable Securities shall not include any securities (i) sold by a person to the public either pursuant to a registration statement or Rule 144 or (ii) sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned
(j) “Registrable Securities then outstanding” shall be the number of shares of the Company’s Common Stock that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to then exercisable or convertible securities.
(k) “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements not to exceed twenty-five thousand dollars ($25,000) of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).
(l) “SEC” or “Commission” means the Securities and Exchange Commission.
(m) “Securities Act” shall mean the Securities Act of 1933, as amended.

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(n) “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale.
(o) “Shares” shall mean the Company’s Preferred Stock held by the Investors listed on Exhibit A hereto and their permitted assigns.
(p) “Special Registration Statement” shall mean (i) a registration statement relating to any employee benefit plan or (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, any registration statements related to the issuance or resale of securities issued in such a transaction or (iii) a registration related to stock issued upon conversion of debt securities.
SECTION 2. REGISTRATION; RESTRICTIONS ON TRANSFER.
2.1 Restrictions on Transfer.
(a) Each Holder agrees not to make any disposition of all or any portion of the Shares or Registrable Securities unless and until:
(i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or
(ii) (A) The transferee has agreed in writing to be bound by the terms of this Agreement, (B) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144, except in unusual circumstances. After its Initial Offering, the Company will not require any transferee pursuant to Rule 144 to be bound by the terms of this Agreement if the shares so transferred do not remain Registrable Securities hereunder following such transfer.
(b) Notwithstanding the provisions of subsection (a) above, no such restriction shall apply to a transfer by a Holder that is (A) a partnership transferring to any affiliated partnership or to its partners or former partners in accordance with partnership interests, (B) a corporation transferring to any affiliated corporation or to a wholly-owned subsidiary or a parent corporation that owns all of the capital stock of the Holder, (C) a limited liability company transferring to any affiliated limited liability company or to its members or former members in accordance with their interest in the limited liability company, or (D) an individual transferring to the Holder’s family member or trust for the benefit of an individual Holder; provided that in each case the transferee will agree in writing to be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder.

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(c) Each certificate representing Shares or Registrable Securities shall be stamped or otherwise imprinted with legends substantially similar to the following (in addition to any legend required under applicable state securities laws):
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.
THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INVESTOR RIGHTS AGREEMENT BY AND BETWEEN THE STOCKHOLDER AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.
(d) The Company shall be obligated to reissue promptly unlegended certificates at the request of any Holder thereof if the Company has completed its Initial Offering and the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification and legend, provided that the second legend listed above shall be removed only at such time as the Holder of such certificate is no longer subject to any restrictions hereunder.
(e) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.
2.2 Demand Registration.
(a) Subject to the conditions of this Section 2.2, if the Company shall receive a written request from the Holders of a majority of the Registrable Securities (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of a majority of the Registrable Securities then outstanding and for which the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $10,000,000, then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.2, use reasonable best efforts to effect, as expeditiously as reasonably possible, the registration under the Securities Act of all Registrable Securities that all Holders request to be registered.

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(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 or any request pursuant to Section 2.4 and the Company shall include such information in the written notice referred to in Section 2.2(a) or Section 2.4(a), as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company, subject to the approval of the Holders of at least fifty-five percent (55%) of the Registrable Securities held by all Initiating Holders, which approval shall not be unreasonably withheld or delayed. Notwithstanding any other provision of this Section 2.2 or Section 2.4, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.
(c) The Company shall not be required to effect a registration pursuant to this Section 2.2:
(i) prior to the earlier of (A) the third anniversary of the date of this Agreement or (B) the expiration of the restrictions on transfer set forth in Section 2.11 following the Initial Offering;
(ii) after the Company has effected two (2) registrations pursuant to this Section 2.2, and such registrations have been declared or ordered effective;
(iii) during the period starting with the date of filing of, and ending on the date one hundred eighty (180) days following the effective date of the registration statement pertaining to the Initial Offering (or such longer period as may be determined pursuant to Section 2.11 hereof); provided that the Company makes reasonable good faith efforts to cause such registration statement to become effective;
(iv) if within thirty (30) days after receipt of a written request from Initiating Holders pursuant to Section 2.2(a), the Company gives notice to the Holders of the Company’s intention to file a registration statement for its Initial Offering within ninety (90) days;

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(v) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2 a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period;
(vi) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.4 below; or
(vii) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.
2.3 Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least fifteen (15) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration pursuant to Sections 2.2 and 2.4 and Special Registration Statements) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within fifteen (15) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.
(a) Underwriting. If the registration statement of which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to include Registrable Securities in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company and, second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; provided, however, that no such reduction shall reduce the amount of securities of the selling Holders included in the registration below thirty percent (30%) of the total amount of securities included in such registration,

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unless such offering is the Initial Offering and such registration does not include shares of any other selling stockholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding clause. In no event will shares of any other selling stockholder be included in such registration if the inclusion of such shares would reduce the number of shares that may be included by Holders without the written consent of Holders of not less than sixty-six and two-thirds percent (66-2/3%) of the Registrable Securities proposed to be sold in the offering. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing person shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.
(b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 whether or not any Holder has elected to include securities in such registration, and shall promptly notify any Holder that has elected to include shares in such registration of such termination or withdrawal. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.
2.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:
(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and
(b) as soon as practicable, use reasonable best efforts to effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:
(i) if Form S-3 is not available for such offering by the Holders, or
(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than one million dollars ($1,000,000);

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(iii) if within thirty (30) days after receipt of a written request from any Holder or Holders pursuant to this Section 2.4, the Company gives notice to such Holder or Holders of the Company’s intention to make a public offering within ninety (90) days, other than pursuant to a Special Registration Statement;
(iv) if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.4; provided, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period; or
(v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.
(c) Subject to the foregoing, the Company shall use its reasonable best efforts to file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the requests of the Holders. Registrations effected pursuant to this Section 2.4 shall not be counted as demands for registration or registrations effected pursuant to Section 2.2.
2.5 Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.2, 2.3 or 2.4 herein shall be borne by the Company, including the expense of one special counsel of the selling Holders not to exceed Twenty-Five Thousand Dollars ($25,000.00). All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2 or 2.4, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of at least fifty-five percent (55%) of Registrable Securities agree to deem such registration to have been effected as of the date of such withdrawal for purposes of determining whether the Company shall be obligated pursuant to Section 2.2(c)(ii) to undertake any subsequent registration, in which event such right shall be forfeited by all Holders. If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then such registration shall not be deemed to have been effected for purposes of determining whether the Company shall be obligated pursuant to Section 2.2(c)(ii) to undertake any subsequent registration.

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2.6 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall use its reasonable best efforts to, as expeditiously as reasonably possible:
(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to sixty (60) days or, if earlier, until the Holder or Holders have completed the distribution related thereto; provided, however, that at any time, upon written notice to the participating Holders and for a period not to exceed ninety (90) days thereafter (the “Suspension Period”), the Company may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement (and the Initiating Holders hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that there is or may be in existence material nonpublic information or events involving the Company, the failure of which to be disclosed in the prospectus included in the registration statement could result in a Violation (as defined below). In the event that the Company shall exercise its right to delay or suspend the filing or effectiveness of a registration hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period. The Company may extend the Suspension Period for an additional consecutive ninety (90) days with the consent of the holders of at least fifty-five percent (55%) of the Registrable Securities registered under the applicable registration statement. No more than two (2) such Suspension Periods shall occur in any twelve (12) month period. In no event shall any Suspension Period, when taken together with all prior Suspension Periods, exceed one hundred eighty (180) days in the aggregate. If so directed by the Company, all Holders registering shares under such registration statement shall (i) not offer to sell any Registrable Securities pursuant to the registration statement during the period in which the delay or suspension is in effect after receiving notice of such delay or suspension; and (ii) use their reasonable best efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. Notwithstanding the foregoing, the Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement other than a registration statement on Form S-3 (or any comparable or successor form or forms) that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.
(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above.

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(c) Furnish to the Holders such number of copies of a prospectus in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.
(d) Register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.
(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.
(f) When the Company has knowledge, notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.
(g) Furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.
(h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.
(i) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.
(j) Comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first month after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

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2.7 Delay of Registration; Furnishing Information.
(a) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.
(b) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.
(c) The Company shall have no obligation with respect to any registration requested pursuant to Section 2.2 or Section 2.4 if the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 2.2 or Section 2.4, whichever is applicable.
2.8 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:
(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated by reference therein, including any prospectus or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, member, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, member, officer, director, underwriter or controlling person of such Holder.

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(b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any of the following statements: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated by reference therein, including any prospectus or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act (collectively, a “Holder Violation”), in each case to the extent (and only to the extent) that such Holder Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Holder Violation; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.8 exceed the net proceeds from the offering received by such Holder.
(c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses thereof to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8 to the extent, and only to the extent, prejudicial to its ability to defend such action, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

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(d) If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) or Holder Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder, together with any amount paid or required to be paid pursuant to Section 2.8(b) above, exceed the net proceeds from the offering received by such Holder.
(e) The obligations of the Company and Holders under this Section 2.8 shall survive completion of any offering of Registrable Securities in a registration statement and, with respect to liability arising from an offering to which this Section 2.8 would apply that is covered by a registration filed before termination of this Agreement, such termination. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
2.9 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities (for so long as such shares remain Registrable Securities) that (a) is a subsidiary, parent, affiliated fund, general partner, limited partner, retired partner, member or retired member, or stockholder of a Holder that is a corporation, partnership or limited liability company, (b) is a Holder’s family member or trust for the benefit of an individual Holder, (c) following such transfer is a Major Investor, or (d) is an entity affiliated by common control (or other related entity) with such Holder; provided, however, (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

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2.10 Limitation on Subsequent Registration Rights. After the date of this Agreement, the Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder rights to include such shares in a registration statement that would reduce the number of shares includable by the Holders unless consented to by the Holders of at least fifty-five percent (55%) of the Registrable Securities then outstanding.
2.11 “Market Stand-Off” Agreement. Each Holder hereby agrees that such Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) during the 180-day period following the effective date of the Initial Offering (or such longer period, not to exceed 18 days after the expiration of the 180-day period, as the underwriters or the Company shall request in order to facilitate compliance with NASD Rule 2711); provided, that all officers, directors and holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements. The obligations described in this Section 2.11 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future.
2.12 Agreement to Furnish Information. Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter that are consistent with the Holder’s obligations under Section 2.11 or that are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder shall provide, within ten (10) days of such request, such information as may be required by applicable law in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in Section 2.11 and this Section 2.12 shall not apply to a Special Registration Statement. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said 180-day period. Each Holder agrees that any transferee of any shares of Registrable Securities shall be bound by Sections 2.11 and 2.12. The underwriters of the Company’s stock are intended third party beneficiaries of Sections 2.11 and 2.12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.
2.13 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its reasonable best efforts to:
(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;
(b) file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

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(c) so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company filed with the Commission; and such other reports and documents as a Holder may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.
2.14 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.2, Section 2.3, or Section 2.4 hereof shall terminate upon the earlier of: (i) the date three (3) years following an initial public offering that results in the automatic conversion of all outstanding shares of Preferred Stock; or (ii) such time as such Holder, as reflected on the Company’s list of stockholders, holds less than one percent (1%) of the Company’s outstanding Common Stock (treating all shares of Preferred Stock on an as converted basis), the Company has completed its Initial Offering and all Registrable Securities of the Company issuable or issued upon conversion of the Shares held by and issuable to such Holder (and its affiliates) may be sold pursuant to Rule 144 during any ninety (90) day period. Upon such termination, such shares shall cease to be “Registrable Securities” hereunder for all purposes.
SECTION 3. COVENANTS OF THE COMPANY.
3.1 Basic Financial Information and Reporting.
(a) The Company will maintain proper books and records of account in accordance with generally accepted accounting principles consistently applied (except as noted therein), including all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.
(b) So long as an Investor holds shares of Preferred Stock or shares of Common Stock issued upon conversion thereof, the Company shall:
(i) as soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter (or such shorter period as required by the rules and regulations of the Exchange Act for filing the Company’s annual report on Form 10-K), furnish such Investor a balance sheet of the Company, as at the end of such fiscal year, and a statement of income and a statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein) and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants of national standing selected by the Company’s Board of Directors; and
(ii) furnish such Investor, as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, a balance sheet of the Company as of the end of each such quarterly period, and a statement of income and a statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

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(c) The Company will furnish each such Major Investor: (i) at least thirty (30) days prior to the beginning of each fiscal year an annual budget and operating plans for such fiscal year (and as soon as available, any subsequent written revisions thereto); and (ii) as soon as practicable after the end of each month, and in any event within thirty (30) days thereafter, a balance sheet of the Company as of the end of each such month, and a statement of income and a statement of cash flows of the Company for such month and for the current fiscal year to date, including a comparison to plan figures for such period, prepared in accordance with generally accepted accounting principles consistently applied (except as noted thereon), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.
3.2 Inspection Rights. Each Investor shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested, all with reasonable prior notice and at such reasonable times during normal business hours and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this Section 3.2 with respect to a competitor of the Company or with respect to information which the Board of Directors determines in good faith is confidential or attorney-client privileged and should not, therefore, be disclosed.
3.3 Confidentiality of Records. Each Investor agrees to use at least the same degree of care as such Investor uses to protect its own confidential information but in no event less than reasonable due care to keep confidential any information furnished to such Investor pursuant to Section 3.1 and 3.2 hereof that the Company identifies as being confidential or proprietary (so long as such information is not in the public domain), except that such Investor may disclose such proprietary or confidential information (i) to any partner, subsidiary or parent of such Investor as long as such partner, subsidiary or parent is advised of and has agreed to be bound by the confidentiality provisions of this Section 3.3 or comparable restrictions; (ii) at such time as it enters the public domain through no fault of such Investor; (iii) that is communicated to it free of any obligation of confidentiality; (iv) that is developed by Investor or its agents independently of and without reference to any confidential information communicated by the Company; or (v) as required by applicable law.
3.4 Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock, all Common Stock issuable from time to time upon such conversion.

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3.5 Stock Vesting. Unless otherwise approved by the Board of Directors (including a representative of the holders of Preferred Stock), all stock options and other stock equivalents issued after the date of this Agreement to employees, directors, consultants and other service providers shall be subject to vesting as follows: (a) twenty-five percent (25%) of such stock shall vest at the end of the first year following the earlier of the date of issuance or such person’s services commencement date with the Company, and (b) seventy-five percent (75%) of such stock shall vest monthly over the remaining three (3) years. If employees are permitted to purchase (by exercise of an option or otherwise) unvested shares, the Company shall have the right to repurchase such unvested shares, and the repurchase option shall provide that upon termination of service by the stockholder, with or without cause, the Company or its assignee (to the extent permissible under applicable securities law qualification) retains the option to repurchase at cost any unvested shares held by such holder.
3.6 Director and Officer Insurance. As soon as practicable following the Closing (as defined in the Purchase Agreement), but in no event later then ninety (90) days thereafter, the Company shall add the Series B Director (as defined in the Company’s Amended and Restated Certificate as in effect on the date hereof) to the Company’s director and officer liability insurance policy.
3.7 Proprietary Information and Inventions Agreement. The Company shall require all employees and consultants to execute and deliver a Proprietary Information and Inventions Agreement substantially in a form approved by the Company’s counsel or Board of Directors.
3.8 Assignment of Right of First Refusal. In the event the Company elects not to exercise any right of first refusal or right of first offer the Company may have on a proposed transfer of any of the Company’s outstanding capital stock pursuant to the Company’s charter documents, by contract or otherwise, the Company shall, unless otherwise prohibited by applicable law, assign such right of first refusal or right of first offer to each Major Investor. In the event of such assignment, each Major Investor shall have a right to purchase its pro rata portion of the capital stock proposed to be transferred. Each Major Investor’s pro rata portion shall be equal to the product obtained by multiplying (i) the aggregate number of shares proposed to be transferred by (ii) a fraction, the numerator of which is the number of shares of Registrable Securities held by such Major Investor at the time of the proposed transfer and the denominator of which is the total number of Registrable Securities owned by all Major Investors at the time of such proposed transfer. Notwithstanding the foregoing, in the event that this Section 3.8 conflicts with the terms of that certain Amended and Restated Right of First Refusal by and between the Company and the other parties thereto of even date herewith (the “Co-Sale Agreement”), the terms of the Co-Sale Agreement shall govern.
3.9 Directors’ Liability and Indemnification. The Company’s Certificate of Incorporation and Bylaws shall provide (a) for elimination of the liability of directors to the maximum extent permitted by law and (b) for indemnification of directors for acts on behalf of the Company to the maximum extent permitted by law. In addition, the Company shall enter into and use its reasonable best efforts to at all times maintain indemnification agreements substantially in the form attached to the Purchase Agreement as an exhibit with each of its directors to indemnify such directors to the maximum extent permissible under applicable law.

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3.10 Qualified Small Business. The Company will use reasonable best efforts to comply with the reporting and recordkeeping requirements of Section 1202 of the Internal Revenue Code of 1986, as amended (the “Code”), any regulations promulgated thereunder and any similar state laws and regulations, and agrees not to repurchase any stock of the Company if such repurchase would cause the Shares not to so qualify as “Qualified Small Business Stock,” so long as the Company’s Board of Directors determines that it is in the best interests of and not unduly burdensome to the Company to comply with the provisions of Section 1202 of the Code.
3.11 Reimbursement of Board of Director Expenses. The Company shall reimburse each member of the Company’s Board of Directors for his or her reasonable out-of-pocket travel costs incurred in attending meetings of the Board of Directors and other meetings or events attended at the request of and on behalf of the Company.
3.12 Approval. (a) Without the prior approval of the Board of Directors, the Company shall not (i) spend more than two hundred fifty thousand dollar ($250,000) on any single item or series of related items, (ii) incur any debt or guarantee any liability in excess of one hundred thousand dollars ($100,000), (iii) make any loan, or (iv) enter into any agreement with any party affiliated with the Company or its officers, directors or stockholders; and (b) without the prior unanimous approval of the Board of Directors, the Company shall not make any voluntary petition for bankruptcy or assignment for the benefit of creditors.
3.13 Termination of Covenants. All covenants of the Company contained in Section 3 of this Agreement (other than the provisions of Section 3.3, 3.6 and 3.9) shall expire and terminate as to each Investor upon a Qualified Public Offering.
SECTION 4. RIGHTS OF FIRST REFUSAL.
4.1 Subsequent Offerings. Subject to applicable securities laws, each Major Investor shall have a right of first refusal to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 4.6 hereof. Each Investor’s pro rata share is equal to the ratio of (a) the number of shares of the Company’s Common Stock (including all shares of Common Stock issuable or issued upon conversion of the Shares or upon the exercise of outstanding warrants or options) of which such Investor is deemed to be a holder immediately prior to the issuance of such Equity Securities to (b) the total number of shares of the Company’s outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares or upon the exercise of any outstanding warrants or options) immediately prior to the issuance of the Equity Securities. The term “Equity Securities” shall mean (i) any Common Stock, Preferred Stock or other security of the Company, (ii) any security convertible into or exercisable or exchangeable for, with or without consideration, any Common Stock, Preferred Stock or other security of the Company (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security of the Company and (iv) any such warrant or right.

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4.2 Exercise of Rights. If the Company proposes to issue any Equity Securities, it shall give each Major Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each Major Investor shall have fifteen (15) days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Major Investor who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.
4.3 Issuance of Equity Securities to Other Persons. If not all of the Major Investors elect to purchase their pro rata share of the Equity Securities, then the Company shall promptly notify in writing the Major Investors who do so elect and shall offer such Major Investors the right to acquire such unsubscribed shares on a pro rata basis. The Major Investors shall have five (5) days after receipt of such notice to notify the Company of its election to purchase all or a portion thereof of the unsubscribed shares. The Company shall have ninety (90) days thereafter to sell the Equity Securities in respect of which the Major Investor’s rights were not exercised, at a price not lower and upon general terms and conditions not materially more favorable to the purchasers thereof than specified in the Company’s notice to the Major Investors pursuant to Section 4.2 hereof. If the Company has not sold such Equity Securities within ninety (90) days of the notice provided pursuant to Section 4.2, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Major Investors in the manner provided above.
4.4 Termination and Waiver of Rights of First Refusal. The rights of first refusal established by this Section 4 shall not apply to, and shall terminate upon a Qualified Public Offering. Notwithstanding Section 5.5 hereof, the rights of first refusal established by this Section 4 may be amended, or any provision waived with and only with the written consent of the Company and the Major Investors holding at least fifty-five percent (55%) of the Registrable Securities held by all Major Investors.
4.5 Assignment of Rights of First Refusal. The rights of first refusal of each Major Investor under this Section 4 may be assigned to the same parties and subject to the same restrictions as any transfer of registration rights pursuant to Section 2.9.
4.6 Excluded Securities. The rights of first refusal established by this Section 4 shall have no application to any of the following Equity Securities:
(a) up to an aggregate of 6,548,000 shares (provided, however, that such number shall be increased to reflect any shares of Common Stock (i) not actually issued pursuant to the rights, agreements, option or warrants (“Unexercised Options”) as a result of the termination of such Unexercised Options or (ii) reacquired by the Company from employees, directors or consultants at cost (or the lesser of cost or fair market value) pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company) of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the date hereof) previously issued or to be issued after the date hereof to employees, officers or directors of, or consultants or advisors to, the Company or any subsidiary pursuant to (x) the 2007 Stock Incentive Plan of the Company or (y) stock purchase or stock option plans or other arrangements that are approved by the Board of Directors (including at least a majority of the Preferred Directors (as defined in the Company’s Amended and Restated Certificate of Incorporation as in effect on the date hereof)) (the “Option Pool”);

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(b) stock issued or issuable pursuant to any rights or agreements, options, warrants or convertible securities outstanding as of the date of this Agreement; and stock issued pursuant to any such rights or agreements granted after the date of this Agreement, so long as the rights of first refusal established by this Section 4 were complied with, waived, or were inapplicable pursuant to any provision of this Section 4.6 with respect to the initial sale or grant by the Company of such rights or agreements;
(c) any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board of Directors (including at least a majority of the Preferred Directors);
(d) any Equity Securities actually issued in connection with any stock split, stock dividend or recapitalization by the Company;
(e) Equity Securities issued to third-party service providers in exchange for or as partial consideration for services rendered to the Company;
(f) any Equity Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement, or debt financing from a bank or similar financial or lending institution approved by the Board of Directors (including at least a majority of the Preferred Directors);
(g) any Equity Securities that are issued by the Company pursuant to a registration statement filed under the Securities Act;
(h) any Equity Securities issued in connection with strategic transactions involving the Company and other entities, including, without limitation (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that the issuance of shares therein has been approved by the Company’s Board of Directors (including at least a majority of the Preferred Directors); and
(i) any Equity Securities, issued or issuable hereafter that are (i) approved by a majority of the Board (including at least a majority of the Preferred Directors), and (ii) approved by the vote of the holders of at least fifty-five percent (55%) of the Preferred Stock, voting together as a single class.
Notwithstanding the foregoing, if the Company shall issue any shares of Common Stock and/or options, warrants or other Common Stock purchase rights to employees, officers or directors of, or consultants or advisors to, the Company or any subsidiary in excess of the Option Pool after the date hereof without the approval of the holders of at least fifty-five percent (55%) of the shares of Preferred Stock then outstanding (including a majority of the shares of Series B Preferred then outstanding), then such shares shall be subject to a right of first refusal by the Major Investors in accordance with this Section 4.

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SECTION 5. MISCELLANEOUS.
5.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California in all respects as such laws are applied to agreements among California residents entered into and to be performed entirely within California, without reference to conflicts of laws or principles thereof. The parties agree that any action brought by either party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in the County of Santa Clara, California.
5.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors, and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.
5.3 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Purchase Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and supersedes in its entirety the Prior Agreement, which shall have no further force or effect. No party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.
5.4 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
5.5 Amendment and Waiver.
(a) Except as otherwise expressly provided, this Agreement may be amended or modified, and the obligations of the Company and the rights of the Holders under this Agreement may be waived, only upon the written consent of the Company and the holders of at least fifty-five percent (55%) of the then-outstanding Registrable Securities.
(b) For the purposes of determining the number of Holders or Investors entitled to vote or exercise any rights hereunder, the Company shall be entitled to rely solely on the list of record holders of its stock as maintained by or on behalf of the Company.

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5.6 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party’s part of any breach, default or noncompliance under the Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.
5.7 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or Exhibit A hereto or at such other address or electronic mail address as such party may designate by ten (10) days advance written notice to the other parties hereto.
5.8 Attorneys’ Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.
5.9 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
5.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
5.11 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons or persons or entities under common management or control shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
5.12 Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.
5.13 Termination. This Agreement shall terminate and be of no further force or effect upon the earlier of (i) an Acquisition or (ii) the date three (3) years following the Closing of a Qualified Public Offering.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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In Witness Whereof, the parties hereto have executed this Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

COMPANY:			INVESTORS:

LendingClub Corporation			Norwest Venture Partners X, LP
			By:	Genesis VC Partners X, LLC, its General Partner

By:	/s/ Renaud Laplanche

	Name:	Renaud Laplanche
	Title:	President and CEO	By:	/s/ Jeffrey Crowe

				Name:	Jeffrey Crowe
				Title:	General Partner

Canaan VII L.P.
			By:	Canaan Partners VII LLC

			By:	/s/ Deepak Kamra

				Name:	Deepak Kamra
				Title:	Member/Manager

Morgenthaler Ventures IX, L.P.
			By:	Morgenthaler Management Partners IX, LLC, Its Managing Partner

			By:	/s/ Gary R. Little

				Name:	Gary R. Little
				Title:	Member

Daniel Ciporin

			By:	/s/ Daniel Ciporin

				Name:	Daniel Ciporin
				Title:	Venture Partner

Sagax Development Corp.

By:

Name:
Title:
Signature Page to
Amended and Restated Investor Rights Agreement

In Witness Whereof, the parties hereto have executed this Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

INVESTORS:

Bay Partners XI, L.P. By Bay Management Company XI, LLC, General Partner

By:	/s/ Salil Deshpande
Salil Deshpande, Manager

Bay Partners XI Parallel Fund, L.P. By Bay Management Company XI, LLC, General Partner

By:	/s/ Salil Deshpande
Salil Deshpande, Manager
Signature Page to
Amended and Restated Investor Rights Agreement

In Witness Whereof, the parties hereto have executed this Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

INVESTOR(S):

Pierre Latecoere

By:	/s/ Pierre Latecoere

	Name:	Pierre Latecoere
Title:
Signature Page to
Amended and Restated Investor Rights Agreement

In Witness Whereof, the parties hereto have executed this Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

INVESTOR(S):

Name

By:

Name:
Title:
Signature Page to
Amended and Restated Investor Rights Agreement

SCHEDULE OF INVESTORS
Norwest Venture Partners X, LP
Canaan VII L.P.
Morgenthaler Ventures, IX, LP
Bay Partners XI, L.P.
Bay Partners XI Parallel Fund, L.P.
Daniel Ciporin
Sagax Development Corp.
Michael Thomas
Jon Medved
Wilmont Living Trust
F&W Investments II LLC — Series 2008
Eric di Benedetto
Pierre Latecoere
Andrew J. Kurman
Bartek Ringwelski
The Scott and Lori Langmack Family Trust
SCHEDULE OF INVESTORS

EXHIBIT 10.21
Final Execution Version
LENDINGCLUB CORPORATION
AMENDED AND RESTATED
VOTING AGREEMENT
MARCH 13, 2009

LENDINGCLUB CORPORATION

AMENDED AND RESTATED VOTING AGREEMENT
This Amended and Restated Voting Agreement (the “Agreement”) is made and entered into as of this 13th day of March, 2009, by and among LendingClub Corporation, a Delaware corporation (the “Company”), those certain holders of the Company’s Common Stock listed on Exhibit A hereto (the “Key Holders”), the persons and entities listed on Exhibit B hereto (the “Investors”), and the persons and entities listed on Exhibit C hereto (the “Designated Common Stockholders”).
Witnesseth
Whereas, the Key Holders and the Designated Common Stockholders are the beneficial owners of an aggregate of 7,371,000 shares of the common stock of the Company (the “Common Stock”);
Whereas, certain Investors (the “Prior Investors”) are holders of outstanding shares of the Company’s Series A Preferred Stock (the “Series A Stock”) issued by the Company to such Prior Investors pursuant to the Series A Stock Purchase Agreement by and among the Company and the Prior Investors dated August 21, 2007, as amended from time to time, and have also been granted certain voting rights under that certain Voting Agreement by and among the Company, the Prior Investors, the Key Holders and the Designated Common Stockholders dated August 21, 2007 (the “Prior Agreement”);
Whereas, certain Investors (the “Series B Investors”) have agreed to purchase shares of the Company’s Series B Preferred Stock (the “Series B Stock” together with the Series A Stock, the “Preferred Stock”) pursuant to that certain Series B Preferred Stock Purchase Agreement (the “Purchase Agreement”) of even date herewith (the “Financing”);
Whereas, the obligations in the Purchase Agreement are conditioned upon the execution and delivery of this Agreement; and
Whereas, in connection with the consummation of the Financing, the Company, the Key Holders holding at least a majority of the Common Stock shares held by the Key Holders, and the Prior Investors holding at least a majority of the Series A Preferred Stock have agreed to amend and restate the Prior Agreement in its entirety and, together with the Series B Investors and the Designated Common Stockholders, to provide for the future voting of their shares of the Company’s capital stock as set forth below.
Now, Therefore, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT
1. Voting.
1.1 Key Holder Shares; Investor Shares; Designated Holder Shares.
(a) The Key Holders each agree to hold all shares of voting capital stock of the Company registered in their respective names or beneficially owned by them as of the date hereof and any and all other securities of the Company legally or beneficially acquired by each of the Key Holders after the date hereof (hereinafter collectively referred to as the “Key Holder Shares”) subject to, and to vote the Key Holder Shares in accordance with, the provisions of this Agreement.
(b) The Investors each agree to hold all shares of voting capital stock of the Company (including but not limited to all shares of Common Stock issued or issuable upon conversion of the Preferred Stock) registered in their respective names or beneficially owned by them as of the date hereof and any and all other securities of the Company legally or beneficially acquired by each of the Investors after the date hereof (hereinafter collectively referred to as the “Investor Shares”) subject to, and to vote the Investor Shares in accordance with, the provisions of this Agreement.
(c) The Designated Common Stockholders each agree to hold all shares of voting capital stock of the Company registered in their respective names or beneficially owned by them as of the date hereof and any and all other securities of the Company legally or beneficially acquired by each of the Designated Common Stockholders after the date hereof (hereinafter collectively referred to as the “Designated Holder Shares”) subject to, and to vote the Designated Holder Shares in accordance with, the provisions of this Agreement.
1.2 Election of Directors. On all matters relating to the election and removal of directors of the Company, the Key Holders, the Designated Common Stockholders and the Investors agree to vote all Key Holder Shares, Designated Holder Shares and Investor Shares held by them (or the holders thereof shall consent pursuant to an action by written consent of the holders of capital stock of the Company) so as to elect members of the Company’s Board of Directors as follows:
(a) At each election of or action by written consent to elect directors in which the holders of Preferred Stock, voting as a separate class, are entitled to elect directors of the Company, the Investors shall vote all of their respective Investor Shares so as to elect: (i) so long as Morgenthaler Ventures IX, LP (together with its affiliates, “Morgenthaler”) continues to own at least thirty percent (30%) of the shares of Preferred Stock owned by it on the date hereof, one individual designated by Morgenthaler, which individual shall serve as the Series B Director described in Section 2(e)(i) of the Amended and Restated Certificate of Incorporation of the Company (the “Restated Certificate”) and who shall initially be Rebecca Lynn, (ii) so long as Norwest Venture Partners X LP (together with its affiliates, “Norwest”) continues to own at least thirty percent (30%) of the shares of Preferred Stock owned by it on the date hereof, one individual designated by Norwest, which individual shall serve as one of the

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Series A Directors described in Section 2(e)(ii) of the Restated Certificate and who shall initially be Jeffrey Crowe and (iii) so long as Canaan VII L.P. (together with its affiliates, “Canaan”) continues to own at least thirty percent (30%) of the shares of Preferred Stock owned by it on the date hereof, one individual designated by Canaan, which individual shall serve as one of the Series A Directors described in Section 2(e)(ii) of the Restated Certificate and who shall initially be Daniel Ciporin. Any vote taken to remove any director elected pursuant to this Section 1.2(a), or to fill any vacancy created by the resignation, removal or death of a director elected pursuant to this Section 1.2(a), shall also be subject to the provisions of this Section 1.2(a). Upon the request of any party entitled to designate a director as provided in this Section 1.2(a), each Investor agrees to vote its Investor Shares for the removal of such director.
(b) At each election of directors in which the holders of Common Stock, voting as a separate class, are entitled to elect directors of the Company, the Key Holders, the Designated Common Stockholders and the Investors shall vote all of their respective Key Holder Shares, Designated Holder Shares and Investor Shares (to the extent such Investor Shares are shares of Common Stock) so as to elect the person serving as Chief Executive Officer of the Company, who as of the date of this Agreement is Renaud Laplanche. Any vote taken to remove the director elected pursuant to this Section 1.2(b), or to fill any vacancy created by the resignation, removal or death of a director elected pursuant to this Section 1.2(b), shall also be subject to the provisions of this Section 1.2(b). In the event that the person serving as the director to be elected as set forth in Section 1.2(b) ceases to serve as the Chief Executive Officer of the Company, the Key Holders, the Designated Common Stockholders and the Investors shall vote all of their respective Key Holder Shares, Designated Holder Shares and Investor Shares (to the extent such Investor Shares are shares of Common Stock) for the removal of such director at the request of a majority of the Board of Directors excluding the director to be removed.
(c) At each election of directors in which the holders of Common Stock and holders of Preferred Stock, voting together as a single class, including any Common Stock shares held by Investors, are entitled to elect directors of the Company, the Key Holders, the Designated Common Stockholders and Investors shall vote all of their respective Key Holder Shares, Designated Holder Shares and Investor Shares so as to elect one (1) individual designated by mutual consent of each of the other members of the Company’s Board of Directors, who shall be an industry representative not affiliated with the Company or any Investor. Any vote taken to remove any director elected pursuant to this Section 1.2(c), or to fill any vacancy created by the resignation, removal or death of a director elected pursuant to this Section 1.2(c), shall also be subject to the provisions of this Section 1.2(c).
1.3 No Liability for Election of Recommended Director. None of the parties hereto and no officer, director, stockholder, partner, employee or agent of any party makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Board of Directors by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.

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1.4 Legend.
(a) Concurrently with the execution of this Agreement, there shall be imprinted or otherwise placed, on certificates representing the Key Holder Shares and the Investor Shares the following restrictive legend (the “Legend”):
“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A VOTING AGREEMENT WHICH PLACES CERTAIN RESTRICTIONS ON THE VOTING OF THE SHARES REPRESENTED HEREBY. ANY PERSON ACCEPTING ANY INTEREST IN SUCH SHARES SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT. A COPY OF SUCH VOTING AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.”
(b) The Company agrees that, during the term of this Agreement, it will not remove, and will not permit to be removed (upon registration of transfer, reissuance of otherwise), the Legend from any such certificate and will place or cause to be placed the Legend on any new certificate issued to represent Key Holder Shares, Designated Holder Shares or Investor Shares theretofore represented by a certificate carrying the Legend. If at any time or from time to time any Key Holder, Designated Common Stockholder or Investor holds any certificate representing shares of the Company’s capital stock not bearing the aforementioned legend, such Key Holder, Designated Common Stockholder or Investor agrees to deliver such certificate to the Company promptly to have such legend placed on such certificate.
1.5 Successors. The provisions of this Agreement shall be binding upon the successors in interest to any of the Key Holder Shares, Designated Holder Shares or Investor Shares. The Company shall not permit the transfer of any of the Key Holder Shares, Designated Holder Shares or Investor Shares on its books or issue a new certificate representing any of the Key Holder Shares, Designated Holder Shares or Investor Shares unless and until the person to whom such security is to be transferred shall have executed a written agreement, substantially in the form of this Agreement, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person were a Key Holder, Designated Common Stockholder or Investor, as applicable.
1.6 Other Rights. Except as provided by this Agreement or any other agreement entered into in connection with the Financing, each Key Holder, Designated Common Stockholder and Investor shall exercise the full rights of a holder of capital stock of the Company with respect to the Key Holder Shares, Designated Holder Shares and the Investor Shares, respectively.
1.7 Change of Control.
(a) In the event that a sale of the Company of all or substantially all of the Company’s assets, whether by means of a merger, consolidation or sale of stock or assets, or otherwise (an “Approved Sale”) or any sale of equity or debt securities consummated principally for financing purposes (an “Approved Financing,” and either an Approved Financing or an Approved Sale being an “Approved Transaction”) is approved by (x) the Board of Directors, (y) holders of at least fifty-five percent (55%) of the then outstanding shares of Preferred Stock, and (z) holders of a majority of the then outstanding shares of Common Stock

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(such holders under “y” and “z” being the “Requisite Holders”), then (i) if the Approved Sale is structured as either an “Acquisition” or an “Asset Transfer,” as such terms are defined in the Restated Certificate, as in effect on the date hereof, each Key Holder, Investor and Designated Common Stockholder agrees to be present, in person or by proxy, at all meetings for the vote thereon, to vote all shares of capital stock held by such person for and raise no objections to such Approved Sale, and waive and refrain from exercising any dissenters rights, appraisal rights or similar rights in connection with such merger, consolidation or asset sale, (ii) if the Approved Sale is structured as a sale of the stock of the Company, each Key Holder, Investor and Designated Common Stockholder shall agree to sell all shares of the Company’s capital stock held by them on the terms and conditions approved by the Requisite Holders; provided in each case that such terms do not provide that such Key Holder, Investor or Designated Common Stockholder would receive as a result of such Approved Sale less than the amount that would be distributed to such Key Holder, Investor or Designated Common Stockholder in the event the proceeds of such Approved Sale of the Company were distributed in accordance with the liquidation preferences set forth in Restated Certificate, as amended from time to time, and (iii) if the Approved Transaction is an Approved Financing, each Designated Common Stockholder and Investor agrees to be present, in person or by proxy, at all meetings for any vote thereon, to vote (or execute a written consent with respect to) all shares of capital stock held by such person for all matters related to the approval and consummation of such Approved Financing.
(b) The Key Holders, Investors and Designated Common Stockholders shall each take all necessary and desirable actions approved by the Requisite Holders in connection with the consummation of the Approved Transaction, including the execution of such agreements and such instruments and other actions reasonably necessary to (i) provide the representations, warranties, indemnities, covenants, conditions, non-compete agreements, escrow agreements and other provisions and agreements relating to an Approved Sale; provided, however, that pursuant to the terms of such proposed transaction, the Key Holders, Designated Common Stockholders and Investors shall not be required to give any representations and warranties regarding the operations and conditions (financial and otherwise) of the Company and its business, assets and liabilities (unless such Key Holders, Designated Common Stockholders or Investors are officers of the Company and are giving such representations and warranties solely in such capacity as such officers and not in their capacity as a holder of the Company’s capital stock), and (ii) effectuate the allocation and distribution of the aggregate consideration upon an Approved Sale.
1.8 Irrevocable Proxy. To secure each Key Holder’s, each Investor’s and each Designated Common Stockholder’s obligations to vote the Key Holder Shares, the Investor Shares and the Designated Holder Shares in accordance with this Agreement, each Key Holder, each Investor and each Designated Common Stockholder hereby appoints the Chief Executive Officer and the Chairman of the Board of Directors, or their designees, as such Key Holder’s, Investor’s, or Designated Common Stockholder’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote all of such Key Holder’s Key Holder Shares, such Investor’s Investor Shares or such Designated Common Stockholder’s Designated Holder Shares as set forth in this Agreement and to execute all appropriate instruments consistent with this Agreement on behalf of such Key Holder, Investor, or Designated Common Stockholder if, and only if, such Key Holder, Investor or Designated

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Holder fails to vote all of such Key Holder’s Key Holder Shares, such Investor’s Investor Shares or such Designated Common Stockholder’s Designated Holder Shares, or execute such other instruments in accordance with the provisions of this Agreement within five (5) days after the Company’s or any other party’s written request for such Key Holder’s, Investor’s or Designated Common Stockholder’s written consent or signature. The proxy and power granted by each Key Holder, Investor, and Designated Common Stockholder pursuant to this Section 1.8 are coupled with an interest and are given to secure the performance of such party’s duties under this Agreement. Each such proxy and power will be irrevocable for the term hereof. The proxy and power, so long as any party hereto is an individual, will survive the death, incompetency and disability of such party or any other individual holder of the Shares and, so long as any party hereto is an entity, will survive the merger or reorganization of such party or any other entity holding any Investor Shares, Key Holder Shares or Designated Holder Shares.
2. Termination.
2.1 This Agreement shall continue in full force and effect from the date hereof through the earliest of the following dates, on which date it shall terminate in its entirety:
(a) a Qualified Public Offering (as defined in the Restated Certificate);
(b) ten (10) years from the date of this Agreement;
(c) the date of the closing of an Acquisition or Asset Transfer (as defined in the Restated Certificate); or
(d) the date as of which the parties hereto terminate this Agreement by written consent of the holders of at least fifty-five percent (55%) of the Investor Shares, the holders of a majority of the Key Holder Shares held by the Key Holders then providing services to the Company as officers or employees, the written consent of Morgenthaler so long as Morgenthaler is entitled to designate a director pursuant to Section 1.2(a)(i), the written consent of Norwest so long as Norwest is entitled to designate a director pursuant to Section 1.2(a)(ii) and the written consent of Canaan so long as Canaan is entitled to designate a director pursuant to Section 1.2(a)(iii).
3. Miscellaneous.
3.1 Ownership. Each Key Holder represents and warrants to the Investors and the Company that (a) such Key Holder now owns the Key Holder Shares listed on Exhibit A hereto, free and clear of liens or encumbrances, and has not, prior to or on the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than one which has expired or terminated prior to the date hereof, and (b) such Key Holder has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, such Key Holder enforceable in accordance with its terms. Each Investor represents and warrants to the Investors and the Company that (a) such Investor now owns, or will own upon the Closing (as defined in the Purchase Agreement), the Investor Shares listed on Exhibit B hereto, free and clear of liens or encumbrances, and has not, prior to or on the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than one which has expired or terminated prior to the date hereof, and (b) such Investor has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, such Investor enforceable in accordance with its terms.

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3.2 Further Action.
(a) If and whenever any Investor Shares, Key Holder Shares or Designated Holder Shares are sold, the Investor, the Key Holder or Designated Common Stockholder selling such Investor Shares, Key Holder Shares or Designated Holder Shares, as the case may be, or the personal representative thereof shall do all things and execute and deliver all documents and make all transfers, and cause any transferee of such Investor Shares, Key Holder Shares or Designated Holder Shares to do all things and execute and deliver all documents, as may be necessary to consummate such sale consistent with this Agreement and such that the transferee thereof agrees to be bound by this Agreement.
(b) The Company shall not issue shares of its Common Stock, or grant any option or warrant to purchase Common Stock, to any person or entity if such issuance or grant would result in such person or entity holding at least one half a percent (0.5%) of the Company’s outstanding voting capital stock of the Company (calculated on an as-converted to Common Stock basis) unless such person or entity becomes a party to this Agreement as a Designated Common Stockholder.
3.3 Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or his heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.
3.4 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware as such laws are applied to agreements among Delaware residents entered into and performed entirely within the State of Delaware, without reference to the conflict of laws provisions thereof. The parties agree that any action brought by either party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in the County of Santa Clara, California.

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3.5 Amendment or Waiver. This Agreement may be amended or modified (or provisions of this Agreement waived) only upon the written consent of (i) the Company, (ii) holders of at least fifty-five percent (55%) of the Preferred Stock and (iii) holders of a majority of the Key Holder Shares held by the Key Holders then providing services to the Company as officers or employees. Any amendment or waiver so effected shall be binding upon the Company, each of the parties hereto and any assignee of any such party; provided, however, that notwithstanding the foregoing, (w) Section 1.2(a) of this Agreement shall not be amended or waived without the written consent of Morgenthaler so long as such party is entitled to designate a director pursuant to Section 1.2(a)(i), (x) Section 1.2(a) of this Agreement shall not be amended or waived without the written consent of Norwest so long as such party is entitled to designate a director pursuant to Section 1.2(a)(ii) and the written consent of Canaan so long as such party is entitled to designate a director pursuant to Section 1.2(a)(iii), and (y) Section 1.7 of this Agreement shall not be amended in a manner that adversely affects the Key Holders in a manner different than the Investors without the consent of the holders of a majority of the Key Holder Shares held by the Key Holders then providing services to the Company as officers or employees. Notwithstanding the foregoing, no consent of any party hereto shall be necessary to include as a party to this Agreement any additional holders of Common Stock or Preferred Stock as “Key Holders,” “Investors” or “Designated Common Stockholders.”
3.6 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
3.7 Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors and administrators and other legal representatives.
3.8 Additional Shares. In the event that subsequent to the date of this Agreement any shares or other securities are issued on, or in exchange for, any of the Key Holder Shares, Designated Holder Shares or Investor Shares by reason of any stock dividend, stock split, combination of shares, reclassification or the like, such shares or securities shall be deemed to be Key Holder Shares, Designated Holder Shares or Investor Shares, as the case may be, for purposes of this Agreement.
3.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one instrument.
3.10 Waiver. No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.
3.11 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement by law, or otherwise afforded to any party, shall be cumulative and not alternative.

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3.12 Attorney’s Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.
3.13 Notices. All notices required in connection with this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written notification of receipt. All communications shall be sent to the holder appearing on the books of the Company or at such address as such party may designate by ten (10) days advance written notice to the other parties hereto.
3.14 Entire Agreement. This Agreement and the Exhibits hereto, along with the Purchase Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and supersedes in its entirety the Prior Agreement, which shall have no further force or effect. No party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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In Witness Whereof, the parties hereto have executed this Amended and Restated Voting Agreement as of the date first above written.

COMPANY:		INVESTORS:

LendingClub Corporation		Norwest Venture Partners X. LP

by: Genesis VC Partners X, LLC, its General Partner

By:	/s/ Renaud Laplanche	By:	/s/ Jeffrey M. Crowe

	Renaud Laplanche		Name:	Jeffrey M. Crowe
	President & CEO		Title:	General Partner

KEY HOLDER:		Canaan VII L.P.

By: Canaan Partners VII LLC

/s/ Renaud Laplanche		By:	/s/ Deepak Kamra

Renaud Laplanche			Name:	Deepak Kamra
			Title:	Member/Manager

Morgenthaler Ventures IX, L.P.

By: Morgenthaler Management Partners IX, LLC, Its Managing Partner

		By:	/s/ Gary R. Little

			Name:	Gary R. Little
			Title:	Member
Signature Page
First Amended and Restated Voting Agreement

In Witness Whereof, the parties hereto have executed this Amended and Restated Voting Agreement as of the date first above written.

INVESTORS:

Daniel Ciporin

By:	/s/ Daniel Ciporin

	Name:	Daniel Ciporin

	Title:	Venture Partner

Sagax Development Corp.

By:

Name:

Title:

Bay Partners XI, L.P.
By Bay Management Company XI, LLC, General Partner

By:	/s/ Salil Deshpande

Salil Deshpande, Manager

Bay Partners XI Parallel Fund, L.P.
By Bay Management Company XI, LLC, General Partner

By:	/s/ Salil Deshpande

Salil Deshpande, Manager
Signature Page
First Amended and Restated Voting Agreement

In Witness Whereof, the parties hereto have executed this Amended and Restated Voting Agreement as of the date first above written.

INVESTOR(S):

Pierre Latecoere

By:	/s/ Pierre Latecoere

	Name:	Pierre Latecoere
Title:
Signature Page
First Amended and Restated Voting Agreement

In Witness Whereof, the parties hereto have executed this Amended and Restated Voting Agreement as of the date first above written.

DESIGNATED COMMON STOCKHOLDERS:

Kirill Dmitriev

Bracket Media Group, LLC

John C. Levinson and Ellen G. Levinson

Christophe Laurent

Joaquin Delgado

John Donovan

Hom-Wijaya Family Trust

By:

Name:
Title:

Sagax Development Corp.

By:

Name:
Title:
Signature Page
First Amended and Restated Voting Agreement

Exhibit A
LIST OF KEY HOLDERS
Renaud Laplanche

Exhibit B

LIST OF INVESTORS
Norwest Venture Partners X, LP
Canaan VII L.P.
Morgenthaler Ventures, IX, LP
Bay Partners XI, L.P.
Bay Partners XI Parallel Fund, L.P.
Daniel Ciporin
Sagax Development Corp.
Michael Thomas
Jon Medved
Wilmont Living Trust
F&W Investments II LLC — Series 2008
Eric di Benedetto
Pierre Latecoere
Andrew J. Kurman
Bartek Ringwelski
The Scott and Lori Langmack Family Trust
Exhibit B
Amended and Restated Voting Agreement

Exhibit C
LIST OF DESIGNATED COMMON STOCKHOLDERS
Kirill Dmitriev
Bracket Media Group, LLC
John C. Levinson and Ellen G. Levinson
Christophe Laurent
Joaquin Delgado
John Donovan
Hom-Wijaya Family Trust
Sagax Development Corp.
Exhibit C
Amended and Restated Voting Agreement

EXHIBIT 10.22
Final Execution Version
LENDINGCLUB CORPORATION
AMENDED AND RESTATED
RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT
MARCH 13, 2009

LENDINGCLUB CORPORATION
AMENDED AND RESTATED
RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT
This Amended and Restated Right of First Refusal and Co-Sale Agreement (the “Agreement”) is made and entered into as of this 13th day of March, 2009, by and among LendingClub Corporation, a Delaware corporation (the “Company”), each of the persons and entities listed on Exhibit A hereto (the “Investors”) and each of the persons listed on Exhibit B hereto (each referred to herein as a “Key Holder” and collectively as the “Key Holders”).
Recitals
Whereas, the Key Holders are the beneficial owners of an aggregate of 4,355,000 shares of the Common Stock of the Company;
Whereas, certain Investors (the “Prior Investors”) are holders of outstanding shares of the Company’s Series A Preferred Stock (the “Series A Stock”) issued by the Company to such Prior Investors pursuant to the Series A Stock Purchase Agreement by and among the Company, the Prior Investors and the Key Holders dated August 21, 2007, as amended from time to time, and have also been granted certain first refusal and co-sale rights under that certain Right of First Refusal and Co-Sale Agreement by and among the Company and the Prior Investors dated August 21, 2007 (the “Prior Agreement”);
Whereas, certain Investors (the “Series B Investors”) have agreed to purchase shares of the Company’s Series B Preferred Stock (the “Series B Stock” and together with the Series A Stock, the “Preferred Stock”) pursuant to that certain Series B Preferred Stock Purchase Agreement (the “Purchase Agreement”) of even date herewith (the “Financing”);
Whereas, the Company, the Prior Investors, and the Key Holders hereby agree that the Prior Agreement shall be amended and restated pursuant to Section 6.3 of the Prior Agreement, in its entirety, by this Agreement, and the parties hereto desire to enter into this Agreement in order to grant the Investors certain rights of first refusal and co-sale;
Whereas, the obligations in the Purchase Agreement are conditioned upon the execution and delivery of this Agreement.
Now, Therefore, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree hereto as follows:
Agreement
1. Definitions.
1.1 “Key Holder Stock” shall mean shares of the Company’s capital stock now owned or subsequently acquired by the Key Holders by gift, purchase, dividend, option exercise or any other means whether or not such securities are only registered in a Key Holder’s name or beneficially or legally owned by such Key Holder, including any interest of a spouse in any of the Key Holder Stock, whether that interest is asserted pursuant to marital property laws or otherwise. The number of shares of Key Holder Stock owned by the Key Holders as of the date hereof is set forth on Exhibit B, which Exhibit may be amended from time to time by the Company to reflect changes in the number of shares owned by the Key Holders, but the failure to so amend shall have no effect on such Key Holder Stock being subject to this Agreement.

1.2 “Investor Stock” shall mean the shares of the Company’s Common Stock or Preferred Stock now owned or subsequently acquired by the Investors whether or not such securities are only registered in an Investor’s name or beneficially or otherwise legally owned by such Investor.
1.3 For purposes of this Agreement, the term “Transfer” shall include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by request, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of any of the Key Holder Stock.
2. Transfers by a Key Holder.
2.1 Notice of Transfer. If a Key Holder proposes to Transfer any shares of Key Holder Stock then the Key Holder shall promptly give written notice (the “Notice”) simultaneously to the Company and to each of the Investors at least thirty (30) days prior to the closing of such Transfer. The Notice shall describe in reasonable detail the proposed Transfer including, without limitation, the number of shares of Key Holder Stock to be transferred, the nature of such Transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee. In the event that the Transfer is being made pursuant to the provisions of Section 3.1, the Notice shall state under which clause of Section 3.1 the Transfer is being made.
2.2 Company Right of First Refusal. For a period of thirty (30) days following receipt of any Notice described in Section 2.1, the Company shall have the right to purchase all or a portion of the Key Holder Stock subject to such Notice on the same terms and conditions as set forth therein. The Company’s purchase right shall be exercised by written notice signed by an officer of the Company (the “Company Notice”) and delivered to the Key Holder within such thirty (30) day period. The Company shall effect the purchase of the Key Holder Stock, including payment of the purchase price, not more than ten (10) business days after delivery of the Company Notice, and at such time the Key Holder shall deliver to the Company the certificate(s) representing the Key Holder Stock to be purchased by the Company, each certificate to be properly endorsed for transfer. The Key Holder Stock so purchased shall thereupon be cancelled and cease to be issued and outstanding shares of the Company’s Common Stock.

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2.3 Investor Right of First Refusal.
(a) In the event that the Company does not elect to purchase all of the Key Holder Stock available pursuant to its rights under Section 2.2 within the period set forth therein, the Key Holder shall promptly give written notice (the “Second Notice”) to each of the Investors, which shall set forth the number of shares of Key Holder Stock not purchased by the Company and which shall include the terms of the Company Notice set forth in Section 2.1. Each Investor shall then have the right, exercisable upon written notice to the Key Holder (the “Investor Notice”) within ten (10) days after the receipt of the Second Notice, to purchase its pro rata share of the Key Holder Stock subject to the Second Notice and on the same terms and conditions as set forth therein. Except as set forth in Section 2.3(c), the Investors who so exercise their rights (the “Participating Investors”) shall effect the purchase of the Key Holder Stock, including payment of the purchase price, not more than five (5) days after delivery of the Investor Notice, and at such time the Key Holder shall deliver to the Participating Investors the certificate(s) representing the Key Holder Stock to be purchased by the Participating Investors, each certificate to be properly endorsed for transfer.
(b) Each Investor’s pro rata share shall be equal to the product obtained by multiplying (i) the aggregate number of shares of Key Holder Stock covered by the Investor Notice and (ii) a fraction, the numerator of which is the number of shares of Common Stock issued or issuable upon the conversion or exercise of Preferred Stock or other rights to acquire shares of Common Stock held by the Participating Investor at the time of the Notice, and the denominator of which is the total number of shares of Common Stock issued or issuable upon the conversion or exercise of Preferred Stock or other rights to acquire shares of Common Stock at the time of the Notice held by all Investors.
(c) In the event that not all of the Investors elect to purchase their pro rata share of the Key Holder Stock available pursuant to their rights under Section 2.3(a) within the time period set forth therein, then the Key Holder shall promptly give written notice to each of the Participating Investors (the “Overallotment Notice”), which shall set forth the number of shares of Key Holder Stock not purchased by the other Investors, and shall offer such Participating Investors the right to acquire such unsubscribed shares. Each Participating Investor shall have five (5) days after receipt of the Overallotment Notice to deliver a written notice to the Key Holder (the “Participating Investors Overallotment Notice”) indicating the number of unsubscribed shares that such Participating Investor desires to purchase, and each such Participating Investor shall be entitled to purchase such number of unsubscribed shares on the same terms and conditions as set forth in the Second Notice. In the event that the Participating Investors desire, in the aggregate, to purchase in excess of the total number of available unsubscribed shares, then the number of unsubscribed shares that each Participating Investor may purchase shall be reduced on a pro rata basis. For purposes of this Section 2.3(c) the denominator described in clause (ii) of subsection 2.3(b) above shall be the total number of shares of Common Stock issued or issuable upon the conversion or exercise of Preferred Stock or other rights to acquire shares of Common Stock held by the Participating Investors at the time of the Investor Notice. The Participating Investors shall then effect the purchase of the Key Holder Stock, including payment of the purchase price, not more than five (5) days after delivery of the Participating Investors Overallotment Notice, and at such time, the Key Holder shall deliver to the Investors the certificates representing the Key Holder Stock to be purchased by the Participating Investors, each certificate to be properly endorsed for transfer.

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2.4 Right of Co-Sale.
(a) In the event the Company and the Investors fail to exercise their respective rights to purchase all of the Key Holder Stock subject to Sections 2.2 and 2.3 hereof, following the exercise or expiration of the rights of purchase set forth in Section 2.2 and 2.3, then the Key Holder shall deliver to the Company and each Investor written notice (the “Co-Sale Notice”) that each Investor shall have the right, exercisable upon written notice to such Key Holder with a copy to the Company within fifteen (15) days after receipt of the Co-Sale Notice, to participate in such Transfer of Key Holder Stock on the same terms and conditions. Such notice shall indicate the maximum number of shares of Investor Stock determined under Section 2.4(b) that such Investor may elect to sell under his or her right to participate. To the extent one or more of the Investors exercise such right of participation in accordance with the terms and conditions set forth below, the number of shares of Key Holder Stock that such Key Holder may sell in the transaction shall be correspondingly reduced.
(b) Each Investor may sell all or any part of that number of shares equal to the product obtained by multiplying (i) the aggregate number of shares of Key Holder Stock covered by the Co-Sale Notice and not purchased by the Company or its assignees or Investors pursuant to Section 2.2 or 2.3 by (ii) a fraction the numerator of which is the number of shares of Common Stock issued or issuable upon the conversion or exercise of Preferred Stock or other rights to acquire shares of Common Stock held by such Investor at the time of the Notice and the denominator of which is the total number of shares of Common Stock held by such Key Holder (excluding shares purchased by the Company and/or Investors pursuant to Section 2.2 or 2.3) plus the number of shares of Common Stock issued or issuable upon the conversion or exercise of Preferred Stock or other rights to acquire shares of Common Stock held by all Investors at the time of the Notice. If not all of the Investors elect to sell their share of Common Stock proposed to be transferred within said fifteen (15) day period, then the Key Holder shall promptly notify in writing the Investors who do so elect and shall offer such Investors the additional right to participate in the sale of such additional shares of Key Holder Stock proposed to be transferred on the same percentage basis as set forth above in this subsection 2.4(b). The Investors shall have five (5) days after receipt of such notice to notify the Key Holder in writing with a copy to the Company of its election to sell all or a portion thereof of the unsubscribed shares.
(c) Each Investor who elects to participate in the Transfer pursuant to this Section 2.4 (a “Co-Sale Participant”) shall effect its participation in the Transfer by promptly delivering to such Key Holder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:
(i) the type and number of shares of Common Stock which such Co-Sale Participant elects to sell; or
(ii) that number of shares of Preferred Stock which is at such time convertible into the number of shares of Common Stock which such Co-Sale Participant elects to sell; provided, however, that if the prospective purchaser objects to the delivery of Preferred Stock in lieu of Common Stock, such Co-Sale Participant shall convert such Preferred Stock into Common Stock and deliver Common Stock as provided in Section 2.4(c)(i) above. The Company agrees to make any such conversion concurrent with and contingent upon the actual transfer of such shares to the purchaser.

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(d) The stock certificate or certificates that the Co-Sale Participant delivers to such Key Holder pursuant to Section 2.4(c) shall be transferred to the prospective purchaser in consummation of the sale of the Common Stock pursuant to the terms and conditions specified in the Co-Sale Notice, and the Key Holder shall concurrently therewith remit to such Co-Sale Participant that portion of the sale proceeds to which such Co-Sale Participant is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Co-Sale Participant exercising its rights of co-sale hereunder, such Key Holder shall not sell to such prospective purchaser or purchasers any Key Holder Stock unless and until, simultaneously with such sale, such Key Holder shall purchase such shares or other securities from such Co-Sale Participant on the same terms and conditions specified in the Co-Sale Notice.
(e) The exercise or non-exercise of the rights of any Investor hereunder to participate in one or more Transfers of Key Holder Stock made by any Key Holder shall not adversely affect his right to participate in subsequent Transfers of Key Holder Stock subject to Section 2.
(f) To the extent that the Investors do not elect to participate in the sale of the Key Holder Stock subject to the Co-Sale Notice, such Key Holder may, not later than sixty (60) days following delivery to the Company of the Co-Sale Notice, enter into an agreement providing for the closing of the Transfer of such Key Holder Stock covered by the Co-Sale Notice within thirty (30) days of such agreement on terms and conditions not materially more favorable to the transferor than those described in the Co-Sale Notice. Any proposed Transfer on terms and conditions materially more favorable than those described in the Co-Sale Notice, as well as any subsequent proposed Transfer of any of the Key Holder Stock by a Key Holder, shall again be subject to the first refusal and co-sale rights of the Company and/or Investors and shall require compliance by a Key Holder with the procedures described in this Section 2.
(g) The Key Holder hereby agrees that in the event that any of the holders of Common Stock listed on Schedule I attached hereto (each, a “Seed Investor”) who have previously been granted co-sale rights, wishes to exercise such right, the Key Holder hereby agrees that any such additional shares of Common Stock held by such Seed Investors will solely reduce the aggregate number of shares of Key Holder Stock that the Key Holder may sell after the participation of the Investors as set forth in this Section 2. For the avoidance of doubt, the number of shares of Common Stock issued or issuable upon the conversion or exercise of the Preferred Stock held by Co-Sale Participants shall not be reduced as a result of the inclusion of such Seed Investors in the Transfer.

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3. Exempt Transfers.
3.1 Notwithstanding the foregoing, the first refusal and co-sale rights of the Company and/or the Investors set forth in Section 2 above shall not apply to (i) any transfer or transfers by a Key Holder which in the aggregate, over the term of this Agreement, including any amendments hereto, amount to no more than five percent (5%) of the shares of Key Holder Stock held by a Key Holder as of the date hereof (as adjusted for stock splits, dividends and the like), (ii) any transfer without consideration to the Key Holder’s ancestors, descendants or spouse or to trusts for the benefit of such persons or the Key Holder, (iii) any transfer or transfers by a Key Holder to another Key Holder (the “Transferee-Key Holder”) so long as the Transferee-Key Holder is, at the time of the transfer, employed by or acting as a consultant or director of the Company; provided that in the event of any transfer made pursuant to one of the exemptions provided by clauses (i), (ii), and (iii), (A) the Key Holder shall inform the Investors of such pledge, transfer or gift prior to effecting it and (B) the pledgee, transferee or donee shall enter into a written agreement to be bound by and comply with all provisions of this Agreement, as if it were an original Key Holder hereunder, including without limitation Section 2. Such transferred Key Holder Stock shall remain “Key Holder Stock” hereunder, and such pledgee, transferee or donee shall be treated as the “Key Holder” for purposes of this Agreement, except that such transferee or donee may not transfer shares pursuant to Section 3.1(i) hereof.
3.2 Notwithstanding the foregoing, the provisions of Section 2 shall not apply to the sale of any Key Holder Stock to the public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).
3.3 This Agreement is subject to, and shall in no manner limit the right which the Company may have to repurchase securities from the Key Holder pursuant to (i) a stock restriction agreement or other agreement between the Company and the Key Holder and (ii) any right of first refusal set forth in the Bylaws of the Company.
4. Prohibited Transactions; Prohibited Transfers; Voidability.
4.1 Call Option. In the event of a prohibited transfer in violation of Section 2.3 hereof (a “Prohibited Transaction”), the Investors shall have the option to purchase from the pledgee, purchaser or transferee of the Key Holder Stock transferred in violation of Section 2.3, the number of shares that the Investors would have been entitled to purchase had such Prohibited Transaction been effected in accordance with Section 2.3 hereof, on the following terms and conditions:
(a) The price per share at which the shares are to be purchased by the Investor shall be equal to the price per share paid to such Key Holder by the third party purchaser or purchasers of such Key Holder Stock that is subject to the Prohibited Transaction; and
(b) the Key Holder effecting such Prohibited Transaction shall reimburse the Investor for any expenses, including legal fees and expenses, incurred in effecting such purchase.
4.2 Put Option.
(a) In the event that a Key Holder should sell any Key Holder Stock in contravention of the co-sale rights of each Investor under Section 2.4 of this Agreement (a “Prohibited Transfer”), each Investor, shall have the put option provided below, and such Key Holder shall be bound by the applicable provisions of such option.

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(b) In the event of a Prohibited Transfer, each Investor shall have the right to sell to such Key Holder the type and number of shares of Common Stock equal to the number of shares each Investor would have been entitled to transfer to the purchaser under Section 2.4 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:
(i) The price per share at which the shares are to be sold to the Key Holder shall be equal to the price per share paid by the purchaser to such Key Holder in such Prohibited Transfer. The Key Holder shall also reimburse each Investor for any and all fees and expenses, including legal fees and expenses, incurred in connection with the exercise or the attempted exercise of the Investor’s rights under Section 2.4.
(ii) Within ninety (90) days after the date on which an Investor received notice of the Prohibited Transfer, such Investor shall, if exercising the option created hereby, deliver to the Key Holder the certificate or certificates representing the shares to be sold, each certificate to be properly endorsed for transfer.
(iii) Such Key Holder shall, upon receipt of the certificate or certificates for the shares to be sold by an Investor, pursuant to this Section 4.2, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in Section 4.2(b)(i), in cash or by other means acceptable to the Investor.
4.3 Voidability of Transfer. Notwithstanding the foregoing, any purported Transfer by a Key Holder of Key Holder Stock in violation of Section 2 and/or Section 3 hereof shall be voidable at the option of the holders of a majority of the Investor Stock if the holders of a majority of the Investor Stock do not elect to exercise the call or put option set forth in this Section 4, and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the written consent of the holders of a majority of the Investor Stock.
4.4 Limitation of Remedies. In the event that any Investor chooses to exercise either of the options set forth in Sections 4.1 or 4.2 with respect to a particular Prohibited Transaction or Prohibited Transfer, and such election and option are fully complied with, such Investor shall be prohibited from exercising the other option, if applicable, and shall have no other remedies as may be available at law, in equity or hereunder, with respect to such Prohibited Transaction or Prohibited Transfer.
5. Legend.
5.1 Each certificate representing shares of Key Holder Stock now or hereafter owned by the Key Holder or issued to any person in connection with a Transfer pursuant to Section 3.1 hereof shall be endorsed with the following legend:
“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND IN SOME CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND AMONG THE STOCKHOLDER, THE CORPORATION AND CERTAIN HOLDERS OF STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.”

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5.2 The Key Holders agree that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 5.1 above to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed at the request of any Key Holder following termination of this Agreement.
6. Miscellaneous.
6.1 Conditions to Exercise of Rights. Exercise of the Investors’ rights under this Agreement shall be subject to and conditioned upon, and the Key Holders and the Company shall use their commercially reasonable efforts to assist each Investor in, compliance with applicable laws.
6.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California in all respects as applied to agreements among California residents entered into and performed entirely within California. The parties agree that any action brought by either party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in the County of Santa Clara, California.
6.3 Amendment. Any provision of this Agreement may be amended or modified and/or the observance thereof may be waived, or this Agreement terminated, only with the written consent of (i) the Company, (ii) as to the Investors, persons holding at least fifty-five percent (55%) of the Common Stock issued or issuable upon the conversion or exercise of Preferred Stock or other rights to acquire shares of Common Stock held by the Investors and their assignees pursuant to Section 6.4 hereof, and (iii) as to the Key Holders, only by the holders of a majority of the Key Holder Stock held by the Key Holders then providing services to the Company as an officer, employee or consultant; provided, that no consent of any Key Holder shall be necessary for any amendment and/or restatement which merely includes additional holders of Preferred Stock or other preferred stock of the Company as “Investors” as parties hereto or other employees of the Company as “Key Holders” and parties hereto and does not otherwise materially increase such Key Holders’ obligations hereunder other than the change in the number of shares determined by Section 2.3 and/or 2.4 hereof as a result of the addition of such additional holder. Any amendment or waiver effected in accordance with clauses (i), (ii), and (iii) of this Section 6.3 shall be binding upon each Investor, its successors and assigns, the Company and each of the Key Holders. No consent of any party hereto shall be necessary to include as a party to this Agreement any transferee required to become a party hereto pursuant to Section 3.1 hereof.

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6.4 Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors and administrators and other legal representatives.
6.5 Term. This Agreement shall continue in full force and effect from the date hereof through the earliest of the following dates, on which date it shall terminate in its entirety:
(a) a Qualified Public Offering (as defined in the Company’s Amended and Restated Certificate of Incorporation as in effect as of the date hereof (the “Restated Certificate”)); or
(b) the date of the closing of an Acquisition or Asset Transfer (each as defined in the Restated Certificate).
6.6 Ownership. Each Key Holder represents and warrant that he, she or it is the sole legal and beneficial owner of those shares of Key Holder Stock he or she currently holds subject to the Agreement and that no other person has any interest (other than a community property interest) in such shares.
6.7 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature page or Exhibits hereof or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.
6.8 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
6.9 Attorneys’ Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

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6.10 Entire Agreement. This Agreement and the Exhibits hereto, along with the Purchase Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and supersedes in its entirety the Prior Agreement, which shall have no further force or effect. No party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.
6.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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The foregoing Amended and Restated Right of First Refusal and Co-Sale Agreement is hereby executed as of the date first above written.

COMPANY:			INVESTORS:

LendingClub Corporation			Norwest Venture Partners X, LP
by: genesis vc partners x, llc, its general partner

By:	/s/ Renaud Laplanche		By:	/s/ Jeffrey M. Crowe

	Name:	Renaud Laplanche		Name:	Jeffrey M. Crowe
	Title:	President & CEO		Title:	General Partner

KEY HOLDER:			Canaan VII L.P.

/s/ Renaud Laplanche			By: Canaan Partners VII LLC
Renaud Laplanche

			By:	/s/ Deepak Kamra

				Name:	Deepak Kamra
				Title:	Member/Manager
Signature Page To
Amended and Restated Right of First Refusal and Co-Salf Agreement

The foregoing Amended and Restated Right of First Refusal and Co-Sale Agreement is hereby executed as of the date first above written.

Daniel Ciporin

By:	/s/ Daniel Ciporin

	Name:	Daniel Ciporin

Sagax Development Corp.

By:

Name:
Title:

Bay Partners XI, L.P.
By Bay Management Company XI, LLC, General Partner

By:	/s/ Salil Deshpande

Salil Deshpande, Manager

Bay Partners XI Parallel Fund, L.P.
By Bay Management Company XI, LLC, General Partner

By:	/s/ Salil Deshpande

Salil Deshpande, Manager
Signature Page To
Amended and Restated Right of First Refusal and Co-Salf Agreement

The foregoing Amended and Restated Right of First Refusal and Co-Sale Agreement is hereby executed as of the date first above written.

Morgenthaler Ventures IX, L.P.

By: Morgenthaler Management Partners IX, LLC, Its Managing Partner

By:	/s/ Gary R. Little

	Name:	Gary R. Little
	Title:	Member
Signature Page To
Amended and Restated Right of First Refusal and Co-Salf Agreement

The foregoing Amended and Restated Right of First Refusal and Co-Sale Agreement is hereby executed as of the date first above written.

Pierre Latecoere
By:	/s/ Pierre Latecoere
	Name:	Pierre Latecoere
Signature Page To
Amended and Restated Right of First Refusal and Co-Salf Agreement

Exhibit A
LIST OF INVESTORS
Norwest Venture Partners X, LP
Canaan VII L.P.
Morgenthaler Ventures, IX, LP
Bay Partners XI, L.P.
Bay Partners XI Parallel Fund, L.P.
Daniel Ciporin
Sagax Development Corp.
Michael Thomas
Jon Medved
Wilmont Living Trust
F&W Investments II LLC — Series 2008
Eric di Benedetto
Pierre Latecoere
Andrew J. Kurman
Bartek Ringwelski
The Scott and Lori Langmack Family Trust

Exhibit B
LIST OF KEY HOLDERS

Shares of
Name of Key Holder	Common Stock

Renaud Laplanche	4,355,000

Schedule I

LIST OF SEED INVESTORS
Names of Seed Investors

Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement of LendingClub Corporation on Form S-1 (File No. 333-151827) of our report dated as of June 16, 2009, with respect to our audits of the financial statements of LendingClub Corporation as of March 31, 2009 and 2008 and for the years then ended, which report is included in this Annual Report on Form 10-K of LendingClub Corporation for the year ended March 31, 2009.
ARMANINO McKENNA LLP
San Jose, California
June 16, 2009

Exhibit 31.1
Certification
I, Renaud Laplanche, certify that:
1.	I have reviewed this Annual Report on Form 10-K of LendingClub Corporation;
2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:
a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and
b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.
Date: June 16, 2009

/s/ Renaud Laplanche
Renaud Laplanche
Chief Executive Officer (principal executive officer)

Exhibit 31.2
Certification
I, Howard Solovei, certify that:
1.	I have reviewed this Annual Report on Form 10-K of LendingClub Corporation:
2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:
a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and
b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.
Date: June 16, 2009

/s/ Howard Solovei
Howard Solovei
Vice President, Finance and Administration (principal financial officer and principal accounting officer)

Exhibit 32.1
CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002
In connection with the Annual Report of LendingClub Corporation (the “Company”) on Form 10-K for the year ended March 31, 2009, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), each of the undersigned officers of the Company certifies, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to such officer’s knowledge:
1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.
Date: June 16, 2009

/s/ Renaud Laplanche
Renaud Laplanche
Chief Executive Officer (principal executive officer)

/s/ Howard Solovei
Howard Solovei
Vice President, Finance and Administration (principal financial officer and principal accounting officer)